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ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c -101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

ARDEN GROUP, INC. (Name of Registrant As Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ARDEN GROUP, INC.
2020 South Central Avenue
Compton, California 90220
(310) 638-2842

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.
JANUARY 29, 2014

Dear Stockholder:

        This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of Class A Common Stock of Arden Group, Inc., a Delaware corporation that we refer to as "Arden" or the "Company," in connection with the Agreement and Plan of Merger, dated as of December 20, 2013, by and among GRCY Holdings, Inc., a Delaware corporation that we refer to as "Parent," GRCY Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent that we refer to as "Merger Sub," and Arden. We refer to the Agreement and Plan of Merger, as it may be amended from time to time, as the "Merger Agreement" and to the merger of Merger Sub with and into Arden that is contemplated by the Merger Agreement as the "Merger." Upon completion of the Merger, each share of Class A Common Stock, par value $0.25 per share, of Arden ("Common Stock") issued and outstanding immediately prior to the effective time of the Merger (except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (the "DGCL") for such shares or (ii) owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent or Merger Sub) will be cancelled and converted automatically into the "Merger Consideration," which represents the right to receive $126.50 in cash, without interest and subject to any required withholding taxes. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

        If the Merger is completed, you will be entitled to receive $126.50 in cash, without interest and subject to any required tax withholdings, for each share of Common Stock owned by you (unless you have properly exercised and perfected your appraisal rights under Section 262 with respect to such share).

        The Company's board of directors (the "Board of Directors" or the "Board") determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and declared advisable the Merger Agreement.

        Under Section 251 of the DGCL and Arden's Restated Certificate of Incorporation, as amended to date, and Arden's Amended and Restated Bylaws, the adoption of the Merger Agreement by Arden stockholders required the affirmative vote or written consent of the holders (the "Principal Stockholders") of a majority of the outstanding shares of Common Stock. As of December 23, 2013, holders of 1,573,148 shares of our Common Stock, representing approximately 51.2% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Merger Agreement, had delivered or caused to be delivered to Arden a written consent adopting the Merger Agreement. Accordingly, effective as of December 23, 2013, the adoption of the Merger Agreement was approved by the requisite vote of the stockholders of Arden under the DGCL. No further approval of the stockholders of Arden is required to adopt the Merger Agreement. As a result, and pursuant to applicable law, Arden has not solicited and will not be soliciting your approval of the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement. The Principal Stockholders will receive the same Merger Consideration for their shares of Common Stock as our other stockholders, other than those who properly exercise, and do not withdraw or lose, appraisal rights, as described above in the first paragraph.

        This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the action by written consent to adopt the Merger Agreement taken by the Principal Stockholders as required by Section 228(e) of the DGCL.

        Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of shares of Common Stock who did not vote in favor of or consent to the Merger Agreement (i.e., stockholders other than the Principal Stockholders) will have the right to seek an appraisal for, and be paid the "fair value" of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or February 19, 2014, and precisely comply with other procedures set forth in Section 262, which are summarized in the accompanying information statement. A copy of Section 262 is attached to the accompanying information statement as Annex D. See "The Merger—Appraisal Rights" on page 44 of this information statement.

        This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262.

        We urge you to read the entire accompanying information statement carefully. Please do not send in your Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Common Stock and payment for your shares of Common Stock.

By order of the Board of Directors,

Laura Neumann, Chief Financial Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

        The information statement is dated January 29, 2014 and is first being mailed to stockholders on January 30, 2014.

iii

iv

ARDEN GROUP, INC.
2020 South Central Avenue
Compton, California 90220

INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as an Arden stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement, each of which you should read carefully.

        Unless otherwise indicated or the context requires otherwise, all references to "we," "our," "Arden" or the "Company" refer to Arden Group, Inc.; all references to "Parent" refer to GRCY Holdings, Inc., a Delaware corporation; all references to "Merger Sub" refer to GRCY Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent; all references to "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Arden, Parent and Merger Sub, as the same may be amended from time to time (a copy of the Merger Agreement, as currently in effect, is attached as Annex A to this information statement); all references to the "Merger" refer to the merger contemplated by the Merger Agreement; and all references to the "Principal Stockholders" refer collectively to the individual retirement account of Judith E. Briskin, the Bernard Briskin Separate Property Trust, the Briskin Community Property Trust, the Judith Briskin Separate Property Trust, the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013, Julie Ann Briskin and the Trust under the Will of Samuel Briskin for the benefit of Bernard Briskin. As of December 23, 2013, the Principal Stockholders beneficially owned an aggregate of 1,733,772 shares, or approximately 56% of the outstanding shares, of Arden's Class A Common Stock (the "Common Stock") and were the record holders of an aggregate of 1,573,148 shares, or approximately 51.2% of the outstanding shares, of Common Stock. The Principal Stockholders will receive the same consideration per share for their shares of Common Stock as our other stockholders, other than those who exercise and perfect appraisal rights. See "The Merger Agreement—Merger Consideration" on page 51 of this information statement.

Q.
WHAT IS THE PROPOSED TRANSACTION?

A.
The proposed transaction is the acquisition of Arden by Parent. The proposed transaction will be accomplished through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Arden, with Arden as the surviving corporation. As a result of the Merger, Arden will become a wholly-owned subsidiary of Parent and our Common Stock will cease to be listed on NASDAQ Stock Market and will no longer be publicly traded. Upon completion of the Merger, your shares will cease to evidence any ownership of Arden and will entitle the holder to receive $126.50 per share without interest and subject to any required withholding taxes (subject to the appraisal rights discussed below).

Q.
WHY DID THE BOARD OF DIRECTORS APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.
After careful consideration and evaluation of the Merger, our Board of Directors determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and declared advisable the Merger Agreement. To review our Board of Directors' reasons for such determination, see "The Merger—Reasons for the Merger" on page 23 of this information statement.

Q.
IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT THE MERGER AGREEMENT? WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER AGREEMENT?

A.
The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. The requisite stockholder approval under the General Corporation Law of the State of Delaware, which we refer to as the "DGCL", was obtained on December 23, 2013, the date as of which the Principal Stockholders had delivered or caused to be delivered to the Company written consents voting to adopt the Merger Agreement and the Merger in respect of approximately 51.2% of our outstanding Common Stock. Therefore, per applicable law, your vote is not required. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.
WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.
The DGCL and certain securities regulations require us to provide you with information regarding the Merger, even though your vote is not required to adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL.

Q.
IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMMON STOCK?

A.
In the Merger, other than shares for which appraisal rights have been exercised and perfected and other than shares owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub, each share of our Common Stock that is issued and outstanding will be converted into the right to receive $126.50 in cash, without interest and subject to any required withholding taxes, which we refer to as the "Merger Consideration." As a result of the Merger, upon the surrender of your shares of Common Stock, you will receive a total amount equal to the product obtained by multiplying the Merger Consideration by the number of shares of our Common Stock that you own as of the effective time of the Merger. In the event of a transfer of ownership of Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of our Common Stock may, subject to certain requirements, be paid to a person other than the person in whose name the Common Stock so surrendered is registered. See "The Merger—Conversion of Shares; Procedures for Exchange of Common Stock" on page 48 of this information statement.

Q.
WILL THE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE OR DECREASE IF ARDEN'S RESULTS OF OPERATIONS IMPROVE OR WORSEN OR IF THE PRICE OF ARDEN'S COMMON STOCK INCREASES OR REDUCES ABOVE OR BELOW THE CURRENT MERGER CONSIDERATION?

A.
No. The Merger Consideration is fixed at $126.50 in cash per share, without interest and subject to any required withholding taxes. The Merger Agreement does not contain any provision that would adjust the Merger Consideration (in either direction) based on fluctuations in the price of Arden's Common Stock or based on the results of operations of Arden prior to the consummation of the Merger.

Q.
IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.
Yes. Before completion of the Merger, Arden, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See "The Merger Agreement—Conditions to the Merger" on page 61 of this information statement.

Q.
AM I ENTITLED TO APPRAISAL RIGHTS?

A.
Yes. Under Section 262 of the DGCL (which we refer to as "Section 262"), Arden stockholders (other than the Principal Stockholders and the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub) are entitled to appraisal rights in connection with the Merger with respect to their shares. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or February 19, 2014, and precisely follow specific procedures to exercise your rights under Delaware law. See "The Merger—Appraisal Rights" on page 44 of this information statement.

Q.
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.
We are working to complete the Merger as quickly as possible, and in any event on or prior to May 15, 2014 (the end date under the Merger Agreement), subject to government regulatory review and clearance. However, there can be no assurance that the Merger will be completed by that date or at all.

Q.
WHAT HAPPENS IF THE CONDITIONS TO THE MERGER ARE NOT SATISFIED OR WAIVED BY MAY 15, 2014?

A.
Under the terms of the Merger Agreement, if the conditions to the Merger are not satisfied or waived by May 15, 2014 (except for those conditions that would be satisfied at the closing of the Merger), then either Parent or Arden may terminate the Merger Agreement, subject to certain restrictions. If the Merger is not completed for any reason, the stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be listed and traded on the NASDAQ Stock Market.

Q.
SHOULD I SURRENDER MY SHARES OF COMMON STOCK NOW?

A.
No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for Merger Consideration. If your shares of Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

Q.
WILL I OWE U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A.
The Merger will be a taxable transaction for U.S. holders (as determined for U.S. federal income tax purposes) of our Common Stock. As a result, if you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to United States federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration and (2) the adjusted tax basis of the shares of Common Stock you surrender in the Merger. See "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" on page 39 of this information statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.
WHERE CAN I FIND MORE INFORMATION ABOUT ARDEN?

A.
We file periodic reports and other information with the U.S. Securities and Exchange Commission, which we refer to as the "SEC." Some of these reports are attached as annexes to this information statement. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled "Where You Can Find More Information" on page 76 of this information statement.

Q.
WHO CAN HELP ANSWER MY QUESTIONS?

A.
If you have questions about the Merger after reading this information statement, please call Patricia Betance at Arden Group, Inc. at (310) 638-2842.

SUMMARY

        The following summary highlights selected information from this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement and the other documents to which this information statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Written Consents of Stockholders and the Fairness Opinion of Moelis & Company LLC that are attached to this information statement as Annexes A, B-1, B-2 and C, respectively. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to "Company," "Arden," "we," "our" and "us" refer to Arden Group, Inc., a Delaware corporation and, where appropriate, its subsidiaries; all references to "Parent" refer to GRCY Holdings, Inc., a Delaware corporation; all references to "Merger Sub" refer to GRCY Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent; all references to the "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Parent, Merger Sub and the Company, as it may be amended from time to time (a copy of the Merger Agreement, as currently in effect, is attached as Annex A to this information statement); all references to the "Merger" refer to the merger contemplated by the Merger Agreement; all references to the "Merger Consideration" refer to the right to receive $126.50 in cash per share, without interest and subject to any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement (other than shares held by stockholders who are entitled to demand and who properly demand and perfect appraisal under Section 262 for such shares and shares owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent or Merger Sub); all references to the "Board of Directors" or "Board" refer to the Company's Board of Directors; and all references to "Common Stock" refer to the Company's Class A Common Stock, par value $0.25 per share.

The Parties to the Merger (See Page 15)

  Arden (See Page 15)

        Arden is the parent company of Gelson's Markets, founded in 1951, which currently operates 17 full-service upscale grocery stores in Southern California. Gelson's Markets targets the consumer who values superior customer service, merchandise, presentation and selection in a one-stop setting. Gelson's Markets also operates a distribution center in the City of Commerce, California. Arden is also the ultimate parent of Mayfair Realty, Inc. which owns several real properties principally used in the business of Gelson's Markets. Arden's principal executive office is located at 2020 South Central Avenue, Compton, California 90220, and our telephone number is (310) 638-2842.

  Parent (See Page 15)

        GRCY Holdings, Inc. is a newly formed Delaware corporation. Parent has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. As of the closing, it is expected that affiliates of TPG Capital, L.P. will beneficially own a majority of Parent's equity. Parent's address is in care of TPG Capital Management, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

  Merger Sub (See Page 15)

        Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub's address is in care of TPG Capital Management, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

The Proposed Transaction

  •
  Pursuant to the Merger Agreement, Merger Sub will merge with and into Arden, with Arden continuing as the surviving corporation.

  •
  Upon completion of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub) will automatically be cancelled and will cease to exist and will be converted into the right to receive $126.50 in cash, without interest and subject to any required withholding taxes.

  •
  As a result of the Merger, Arden will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent.

What You will be Entitled to Receive Upon Completion of the Merger (See Page 51)

        At the effective time of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub) will be converted into the right to receive $126.50 in cash per share, without interest and subject to any required withholding taxes, which we refer to as the Merger Consideration. As a result of the Merger, upon surrender of your Common Stock you will receive a total amount equal to the product obtained by multiplying the per share Merger Consideration by the number of shares of our Common Stock that you own at the effective time of the Merger, less any amounts required by law to be withheld. We expect the Merger to be completed on or before May 15, 2014 (the end date under the Merger Agreement), subject to certain government regulatory reviews and approvals. However, there can be no assurance that the Merger will be completed by that date or at all.

Notice and Appraisal Rights (See Page 44)

        Under Section 228 of the DGCL, stockholders who (a) have not consented in writing to the Merger Agreement and (b) would have been entitled to notice of a meeting to vote on the Merger Agreement if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to adopt the Merger Agreement under the DGCL were delivered to the Company constitute the stockholders who are entitled to receive this information statement as notice of the adoption of the Merger Agreement under Section 228(e) of the DGCL. As of December 23, 2013, the date as of which the Company obtained the approval by irrevocable written consent of stockholders holding a majority of the outstanding shares of Common Stock and the relevant date for purposes of Section 228(e) of the DGCL, there were 3,071,000 shares of Common Stock outstanding and entitled to vote.

        Under Section 262(d)(2) of the DGCL, holders of Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The Board of Directors (through a committee thereof) has fixed January 28, 2014 as the record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights. As of such date, there were 3,071,000 shares of Common Stock outstanding.

        This notice will be sent both to record holders of our Common Stock as of December 23, 2013 and as of January 28, 2014.

Recommendation of Our Board of Directors (See Page 23)

        After careful consideration, our Board of Directors:

  •
  determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company's stockholders;.

  •
  approved, adopted and declared advisable the Merger Agreement; and

  •
  recommended that the Company's stockholders approve and adopt the Merger Agreement.

        For a discussion of the material factors considered by our Board of Directors in reaching their conclusion, see "The Merger—Reasons for the Merger" on page 23 of this information statement.

Opinion of the Financial Advisor of Arden (See Page 28)

        In connection with the Merger, the Board of Directors received a written opinion, dated December 20, 2013, from Arden's financial advisor, Moelis & Company LLC, referred to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received in the Merger by holders of our Common Stock (other than Bernard Briskin, NFS/SMTC IRA SBO Judith E. Briskin, the Bernard Briskin Separate Property Trust, the Briskin Community Property Trust, the Judith Briskin Separate Property Trust, the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013, Julie Ann Briskin, and the Trust under the Will of Samuel Briskin for the benefit of Bernard Briskin, collectively referred to as Excluded Holders). The full text of Moelis' written opinion dated December 20, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this information statement and is incorporated herein by reference. You are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of our Board of Directors (in its capacity as such) in its evaluation of the Merger. Moelis' opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Common Stock, other than the Excluded Holders, and does not address the Company's underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis' opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Merger or any other matter.

Financing (See Page 36)

        We estimate that the total amount of funds necessary for Parent to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $402 million. We expect this amount to be funded through a combination of the following:

  •
  equity financing to be provided or secured by TPG Partners VI, L.P. (referred to as "Guarantor") or other parties to whom it may assign a portion of its commitment;

  •
  debt financing to be provided or arranged, severally but not jointly, by the lenders identified below; and

  •
  cash on hand of the Company.

        Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Subject to specific conditions set forth in the Merger Agreement, Parent has represented to us that the equity financing and debt financing, when funded in accordance with the applicable commitment letters, will provide sufficient cash proceeds to satisfy Parent's and Merger Sub's obligations to pay the Merger Consideration and certain fees, expenses and other amounts set forth in the Merger Agreement. Although obtaining the equity financing and the debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee as described under "The Merger Agreement—Termination Fees and Expenses." Payment of such fee is guaranteed by the Guarantor as described below.

        Equity Financing.     Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the Guarantor, dated as of December 20, 2013, pursuant to which the Guarantor has committed, upon the terms and subject to the conditions set forth in the equity commitment letter, to purchase or cause to be purchased up to $170,000,000 of equity securities of Parent. The Guarantor may assign a portion of the equity commitment to other investors, although no assignment of the equity commitment to other investors will affect the Guarantor's commitment to make or secure capital contributions pursuant to the equity commitment letter.

        The equity commitment is conditioned on the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations to effect the consummation of the Merger as set forth in the Merger Agreement, the funding of the debt financing (as described immediately below) in accordance with its terms, and the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement. The Company is a third-party beneficiary of the equity commitment letter and has the right to seek specific performance solely in the limited circumstances in which the Company would be entitled by the Merger Agreement to seek specific performance of Parent's obligation to cause the equity financing contemplated by the equity commitment letter to be funded, as discussed under "The Merger Agreement—Remedies".

        Debt Financing.     Additionally, concurrently with the execution of the Merger Agreement, Merger Sub entered into a debt financing commitment letter with Bank of Montreal, which we refer to in this information statement as the "Senior Lender," for a $30,000,000 senior secured revolving facility and a $150,000,000 senior secured term facility as well as a debt financing commitment letter with Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VIB, L.P., and Crescent Mezzanine Partners VIC, L.P., which we collectively refer to in this information statement as the "Mezzanine Lender," for $75,000,000 of senior unsecured notes. Such financings are subject to certain conditions to closing. The Senior Lender and Mezzanine Lender are referred to collectively as the "Lenders" in this information statement. In addition to certain other conditions, the funding of these commitments is contingent on the closing of the Merger.

        M. Mark Albert, a member of our Board of Directors, is a managing director of Crescent Capital Group, LP, which is affiliated with the Mezzanine Lender. Mr. Albert recused himself from meetings and from all deliberations and actions of the Board of Directors from and after August 22, 2013, including the Board meeting held on that date. See "The Merger—Background".

        Limited Guarantee.     The Guarantor has agreed to guarantee the obligations of Parent to pay, under certain circumstances, Parent's termination fee under the Merger Agreement and certain expenses that the Company may incur, subject to the limitations set forth in the limited guarantee and the Merger Agreement. See "The Merger—Financing of the Merger".

Written Consents of Stockholders (See Page 57)

        Under Delaware law and Arden's Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, the adoption of the Merger Agreement by Arden's stockholders may be approved without a meeting by written consent of the stockholders holding a majority of the outstanding shares of Common Stock. As of December 23, 2013, the Principal Stockholders, which together owned of record, on that date, 1,573,148 shares, or approximately 51.2%, of the outstanding Common Stock entitled to vote on the adoption of the Merger Agreement, had delivered to the Company irrevocable written consents voting to adopt the Merger Agreement. A copy of such Written Consents of Stockholders are attached to this information statement as Annex B-1 and Annex B-2. As a result, on December 23, 2013, the Merger Agreement was adopted by the requisite vote of the stockholders of Arden in accordance with Section 251 of the DGCL and no further vote of Arden stockholders is necessary to adopt the Merger Agreement. Consequently, your vote is not required and is not being requested.

        Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Arden stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the Merger will not occur until that time has elapsed and the conditions to the Merger are satisfied or waived. We expect the Merger to be completed on or prior to May 15, 2014 (the end date under the Merger Agreement), subject to certain government regulatory reviews and approvals. However, there can be no assurance that the Merger will be completed by that date or at all.

        When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL (which we refer to as "Section 228(e)") requires that notice of the action be provided to those stockholders who did not execute and deliver a consent. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Interests of Directors and Executive Officers in the Merger (See Page 41)

        The following lists certain interests of our directors and executive officers relating to the Merger that may be different from the interests of our stockholders generally:

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  As previously disclosed, prior to entering into the Merger Agreement, the Board of Directors adopted resolutions providing for the accelerated vesting (in whole or in part) of previously disclosed phantom stock units of the Company held by non-employee directors and certain employees, including one named executive officer of the Company, upon the occurrence of a change in control. The Merger will result in a change in control for these purposes.

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  As previously disclosed, prior to entering into the Merger Agreement, the Board of Directors adopted resolutions providing for, solely with respect to certain of our employees and including one of our named executive officers, the right to receive certain retention and transaction bonuses and the right to receive certain severance payments in the event of a qualifying termination of employment following a change in control. The Merger will result in a change in control for these purposes.

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  The Merger Agreement requires the surviving corporation to honor the Company's and its subsidiaries' obligations (a) for indemnification, advancement of expenses and exculpation in the Company's and its subsidiaries' existing organizational documents and (b) under existing indemnification agreements with current and former directors and officers of the Company and its subsidiaries. Additionally, for six years from the effective date of the Merger, the surviving corporation and its subsidiaries are required to have in their organizational documents provisions for exculpation, advancement of expense and indemnification at least as favorable to the Company's and its subsidiaries' current and former officers and directors as the Company's and its subsidiaries' current organizational provisions. The Company is required to buy a six-year "tail" prepaid policy on the Company's current directors' and officers' liability insurance with coverage equivalent to that under the Company's existing policy.

        For the discussion of the phantom stock units, bonuses and indemnification rights described above, see "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 41 of this information statement.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (See Page 39)

        The Merger will be a taxable transaction to U.S. holders (as determined for U.S. federal income tax purposes) of our Common Stock. For U.S. federal income tax purposes, each of our stockholders who are U.S. holders generally will recognize taxable gain or loss as a result of the Merger measured, on a block by block basis, by the difference, if any, between the aggregate Merger Consideration received and the aggregate adjusted tax basis in that block of shares. That gain or loss will be a capital gain or loss if the shares are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares have been held for more than one year at the time of the completion of the Merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger.

The Merger Agreement

  Merger Consideration (See Page 51)

        At the effective time of the Merger, each issued and outstanding share of our Common Stock will automatically be cancelled and will cease to exist and each outstanding share (other than shares (i) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or any wholly-owned subsidiary of Parent, including Merger Sub) will be converted into the right to receive $126.50 in cash, without interest and subject to any required withholding taxes.

  Treatment of Phantom Stock Units (See Page 52)

        As previously disclosed, on July 12, 2013, the Board of Directors adopted by unanimous written consent the Company's Change in Control Protection Plan (referred to as the "CIC Plan" or the "Change in Control Protection Plan"). The CIC Plan provides, among other things, for acceleration of vesting of up to fifty percent (50%) of the phantom stock units held by certain employees immediately prior to the effective time of a change in control, and the remaining fifty percent (50%) of the phantom stock units to vest on (i) the first anniversary of the effective time of the Merger, or (ii) if earlier, upon a termination of employment under the circumstances described therein. On July 12, 2013, the Board of Directors also adopted amendments to the non-employee directors' phantom stock units to accelerate vesting in full of all unvested phantom stock units held by them upon the consummation of a change in control. The Merger will constitute a change in control under both the CIC Plan and the amendment to the non-employee directors' phantom stock units.

        At the effective time of the Merger, any outstanding phantom stock unit award of the Company (or portion thereof) that is then vested (whether or not by reason of the Merger) will automatically be cancelled and, in full consideration of such cancellation, will be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the base price set forth in the award agreement for such phantom stock units (as adjusted for any special dividends) (the "Base Price") multiplied by (ii) the number of vested phantom stock units subject to such award agreement, less any applicable income or employment tax withholding, which amount will be paid as soon as practicable, but in no event later than seven days following the effective time of the Merger, assuming, in the case of the employee phantom stock units, the necessary release of claims has been received from the employee obligated to tender such release of claims.

        At the effective time of the Merger, any outstanding phantom stock unit award of the Company (or portion thereof) that is then not vested, and that is identified on the Company Disclosure Schedule to the Merger Agreement as covered by the CIC Plan, shall, without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the Base Price multiplied by (ii) the number of unvested phantom stock units subject to such award agreement, less any applicable income or employment tax withholding, which amount will be due and payable on the first anniversary of the effective time of the Merger, provided that the holder thereof has remained continuously employed by the Company or its subsidiaries through such date. However, if such holder's employment is terminated by the Company other than for "Cause" or by such holder for "Good Reason," as such terms are defined in the CIC Plan, such amount will become due and payable as of the date of such holder's termination of employment. Such amount will be paid to the holder within seven days after the date upon which the amount becomes due, assuming, in each case, the necessary release of claims has been received from the employee obligated to tender such release of claims.

        At the effective time of the Merger, each outstanding phantom stock unit of the Company that is then not vested, and that is not identified on the Company Disclosure Schedule to the Merger Agreement as covered by the CIC Plan, will automatically be cancelled without consideration and the holder will cease to have any rights with respect to such phantom stock unit.

  Conditions to the Merger (See Page 61)

        As more fully described in this information statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of a number of conditions, including the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the Merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not be completed.

  No Solicitation of Other Offers (See Page 63)

        The Merger Agreement provides that Arden will not, and will cause its subsidiaries and any director, officer or employee of Arden or any of its subsidiaries or any investment banker, legal counsel, consultant, accountant or other advisor, agent, or representative of Arden or any of its subsidiaries not to, directly or indirectly:

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  solicit, initiate or take any other action knowingly to facilitate or encourage any takeover proposal;

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  have any discussions or participate in any discussions or negotiations regarding, or provide any non-public information concerning Arden or any of its subsidiaries that could reasonably be expected to lead to the making, submission or announcement of, or could reasonably be expected to encourage or assist, a takeover proposal;

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  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a confidentiality agreement) relating to a takeover proposal; or

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  otherwise knowingly facilitate an effort to make a takeover proposal.

        The restrictions summarized in the above paragraph with respect to unsolicited takeover proposals were subject to certain exceptions under the Merger Agreement, which were available to the Company only until the specified stockholder approval was obtained. Because the Principal Stockholders have delivered to the Company such approval, such exceptions are no longer available to the Company.

        The term "takeover proposal" means any offer or proposal (other than an offer or proposal from Parent or Merger Sub) relating to (a) any merger, consolidation, business combination, equity purchase, recapitalization, or other similar transaction involving Arden pursuant to which the stockholders of Arden immediately preceding that transaction would hold less than 80% of the voting equity interests in the surviving or resulting entity or the parent thereof; (b) any sale, lease, license, exchange, transfer or other disposition of assets or businesses that constitute or represent more than 20% of the fair market value of the assets of Arden and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Arden or; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner (as that term is defined under Rule 13d-3 of the Exchange Act) of more than 20% of the shares of our Common Stock.

        The term "superior proposal" means a written bona fide takeover proposal on terms that our Board of Directors (or any committee thereof) determines, in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel and taking into consideration such factors as it may deem relevant, (a) to be more favorable to the stockholders of Arden from a financial point of view than the Merger (taking into account any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and (b) to be reasonably likely to be consummated in accordance with its terms, taking into account any legal, financial, regulatory or other aspects of the proposal, including the person or group making the takeover proposal and any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms. For purposes of defining "superior proposal," each reference to "20%" in the definition above of a takeover proposal means "75%" and the reference to "80%" means "25%".

        The Principal Stockholders have delivered to the Company irrevocable written consents voting to adopt and approve the Merger Agreement and the Merger, and the Company may not terminate the Merger Agreement as a result of the receipt of a takeover proposal or a superior proposal.

  Termination of the Merger Agreement (See Page 65)

        The Merger Agreement may be terminated at any time prior to the completion of the Merger:

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  by mutual written consent of Arden and Parent;

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  by either Arden or Parent:

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  if the Merger is not consummated on or before May 15, 2014; or

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  if any governmental authority issues a final non-appealable order that prevents consummation of the Merger and the order, judgment, injunction, or determination has become final and non-appealable; or

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  by Parent:

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  if we breach or fail to perform, and do not timely cure, any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which would give rise to the failure of conditions set forth in the Merger Agreement and described under "The Merger Agreement—Conditions to the Merger—Conditions to Parent's and Merger Sub's Obligations";

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  if the Board of Directors of Arden or any committee thereof withdraws or amends in a manner adverse to Parent, or publicly proposes to do so, its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Arden's stockholders;

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    if a tender or exchange offer for Common Stock is commenced and Arden does not file a Schedule 14D-9 with the SEC recommending that Arden's stockholders reject such takeover proposal;

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    if Arden enters into a letter of intent or agreement relating to a takeover proposal; or

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    if written consents executed by certain of the Principal Stockholders had not been timely delivered to Parent and Arden after the execution of the Merger Agreement (which written consents were timely delivered) as required by the terms of a letter agreement executed concurrently with the Merger Agreement; or

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  by Arden:

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  if Parent or Merger Sub breaches or fails to perform, and does not timely cure such breach or failure to perform of, any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of conditions set forth in the Merger Agreement and described under "The Merger Agreement—Conditions to the Merger—Conditions to Arden's Obligations";

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  if prior to the receipt of the specified stockholder approval (which has been obtained), Arden (i) executes a letter of intent or agreement relating to a takeover proposal and (ii) pays to Parent the termination fee; or

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  if, after (i) a debt financing marketing period has ended, (ii) all of the closing conditions have been satisfied or waived (except those, by their nature, to be satisfied at closing), and (iii) the Merger is not consummated within three business days after notice thereof from Arden.

        Certain of the termination rights described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

  Termination Fees (See Page 66)

        In certain circumstances, the Board of Directors had the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior proposal, as further described in "The Merger Agreement—Termination of the Merger Agreement." In that event and in certain other specified circumstances, the Merger Agreement provides that we may be required to pay Parent a termination fee of $11,700,000 and/or expense reimbursement of up to $3,000,000. See "The Merger Agreement—Termination Fees and Expenses." As a result of the timely delivery to Arden and Parent of the specified written consent from the Principal Stockholders, certain rights of Parent to terminate the Merger Agreement as the result of a superior proposal and to seek a termination fee therefor are no longer operative.

        If the Merger Agreement is terminated under other circumstances, Parent may be obligated to pay the Company a reverse termination fee of $31,200,000 or $19,500,000 depending upon the circumstances. See "The Merger Agreement—Termination Fees and Expenses." The Guarantor has guaranteed the obligation of Parent to pay the applicable reverse termination fee pursuant to the limited guarantee.

  Appraisal Rights (See Page 44 and Page 53)

        Shares held by stockholders who have properly exercised appraisal rights under Section 262 (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the Merger Consideration. Instead, the holders of those shares, will have the right to have a court determine the "fair value" of their shares of Common Stock in accordance with Delaware law and be paid such value. The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow the provisions of Delaware law that grant appraisal rights and govern such procedures, which provisions are attached as Annex D to this information statement. We encourage you to read these provisions carefully and in their entirety.

   Regulatory Approvals (See Page 49)

        The Hart-Scott-Rodino Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On January 7, 2014, Arden and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination of the waiting period was granted on January 10, 2014.

        Under the Merger Agreement, both Arden and Parent have agreed to use reasonable best efforts to obtain all required governmental approvals and to avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the expiration of 20 days from the dissemination of this information statement to Arden's stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

  Market Price of Arden Common Stock (See Page 70)

        Our Common Stock is listed on the NASDAQ Stock Market under the trading symbol "ARDNA." The $126.50 cash consideration to be paid for each share of our Common Stock in the Merger represents an approximately 13.7% premium to the closing sale price of $111.25 of our Common Stock on July 12, 2013, the last trading day prior to our public announcement that we had initiated a process to explore and evaluate strategic alternatives, which could include a possible sale of the Company. The $126.50 cash consideration also represents an approximate premium of 20.3%, 25.8% and 30.4% to Arden's average closing prices for the three, six and 12-month periods ended July 12, 2013, respectively. On December 19, 2013, the day before the Board of Directors met to consider the Merger Agreement, the closing price of our Common Stock was $125.61 per share. On December 20, 2013, the closing price for our Common Stock was $128.70 per share. Following the close of the NASDAQ Stock Market on December 20, 2013, our Board of Directors approved the Merger Agreement, the Merger Agreement was executed, and the transaction was publicly announced. On January 27, 2014, the closing sale price of our Common Stock on the NASDAQ Stock Market was $126.12 per share.

  Litigation Related to the Merger (See Page 49)

        On December 30, 2013, a putative class action, entitled The George Leon Family Trust v. Arden Group, Inc., et al., Case No. BC531846, was filed against the Company, the members of its Board of Directors, TPG Capital, L.P., Parent and Merger Sub in the Superior Court of the State of California, County of Los Angeles. The complaint purports to be brought on behalf of all the Company's stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company's stockholders in approving the Merger Agreement and the Merger, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the

Merger and an award of attorneys' fees and expenses. All defendants intend to vigorously defend against this action.

        On January 13, 2014, a putative class action, entitled Diane Cook v. Arden Group, Inc., et al., Case No. BC533110, was filed against the Company, the members of its Board of Directors, TPG Capital, L.P., Parent and Merger Sub in the Superior Court of the State of California, County of Los Angeles. The complaint purports to be brought on behalf of all the Company's stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company's stockholders in approving the Merger Agreement and the Merger, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the Merger and an award of attorneys' fees and expenses. All defendants intend to vigorously defend against this action.

THE PARTIES TO THE MERGER

Arden

        Arden is the parent company of Gelson's Markets, founded in 1951, which currently operates 17 full-service upscale grocery stores in Southern California. Gelson's Markets targets the consumer who values superior customer service, merchandise, presentation and selection in a one-stop setting. Gelson's Markets also operates a distribution center in the City of Commerce, California. Arden is also the ultimate parent of Mayfair Realty, Inc. which owns several real properties principally used in the business of Gelson's Markets.

        For a more detailed description of our business, please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, a copy of which is attached hereto as Annex E.

        Arden was organized as a Delaware corporation in 1988. Our principal executive office is located at 2020 South Central Avenue, Compton, California 90220, and our telephone number is (310) 638-2842.

Parent

        GRCY Holdings, Inc. is a newly formed Delaware corporation. Parent has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. As of the closing, it is expected that affiliates of TPG Capital, L.P. will beneficially own a majority of Parent's equity. Parent's address is in care of TPG Capital Management, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

Merger Sub

        Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub's address is in care of TPG Capital Management, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

 THE MERGER

Background

        As part of the ongoing oversight and management of the Company, our Board of Directors, together with the senior management of Arden, regularly reviews and evaluates the Company's business, operations, financial performance, competitive environment, trends and changes in the food retail industry, and strategic opportunities and risks, with a view to maximizing stockholder value. In the recent past, such evaluations have resulted in, among other actions, the payment of a special cash dividend of $20.00 per share on December 18, 2012 to holders of the Common Stock (which had been preceded by special dividends to stockholders of $20.00 per share in 2004 and $25.00 per share in 2008), the announcement in March 2013 of the closure of the Gelson's Markets store location in Pasadena, California, the opening of a new store in Long Beach, California in November 2013 and the entering into of a lease for a new store in La Cañada Flintridge, California estimated to open in the first quarter of 2014.

        In the first half of 2013, the Board of Directors informally discussed the future of the Company and the advisability of seeking a sale of the Company or other strategic alternatives, including continuing as an independent company, distributing special dividends to stockholders, a stock split and financing assets to fund special dividends. The Board also had informal discussions with Moelis regarding a potential sale of the Company. On June 6, 2013, at a regularly scheduled meeting of the Company's Board of Directors, at which the Company's legal counsel, Reed Smith LLP, was present, the Board considered the increasing consolidation in the food retail industry and the relative benefits and risks of Arden remaining an independent public company versus seeking a sale of the Company.

        The Company and Moelis executed an engagement letter on June 26, 2013 pursuant to which Moelis was formally engaged to act as the Company's financial advisor in connection with the potential sale of the Company. The engagement letter was ratified by a unanimous written consent of the Board of Directors dated July 12, 2013. The Board of Directors decided to engage Moelis as the Company's financial advisor based on, among other things, Moelis' knowledge of the food retail industry and its relevant transaction experience.

        In June and early July 2013, the Company and the Board, with the assistance of Moelis, prepared to launch a process to solicit interest from potential buyers. Our Board of Directors and management worked with Moelis to identify a broad group of potential strategic and financial buyers believed likely to have an interest in acquiring the Company and the financial wherewithal to consummate a transaction.

        Prior to commencing the sale process, management of the Company prepared a Confidential Information Memorandum describing the Company's business, growth strategies, historical financial results and financial projections for the fiscal years ending December 2013 through 2018. The projections were prepared by the Company's management in June and July 2013 in connection with the Board's review of strategic alternatives, and included an accelerated store expansion strategy relative to the Company's historical new store growth strategy (the projections included 12 new store openings in the aggregate between 2014 and 2018, compared with, at that time, no new store openings by the Company since its store in Pasadena, California opened in 2001).

        On July 15, 2013, the Company publicly announced that the Board of Directors had initiated a process to explore and evaluate strategic alternatives, including a possible sale of the Company, and that Moelis had been retained as the Company's financial advisor. The Board of Directors authorized Moelis to initiate the first stage of the process by approaching the previously identified potential buyers. Arden's stock price closed at $130.05 on July 15, 2013, a 16.9% increase compared to the closing price of $111.25 on July 12, 2013.

        On July 16, 2013, Moelis began contacting the identified potential buyers. In addition, other parties were prompted by our public announcement on July 15, 2013 and contacted the Company or Moelis to express interest in the announced process. Over the course of the next several weeks following the initial outreach by Moelis to the identified potential buyers and certain other parties separately expressing interest, Moelis had preliminary conversations with 90 credible potential buyers, including 75 financial parties and 15 strategic parties. Of these 90 potential buyers, 44 parties signed a non-disclosure agreement with respect to a sale of the Company. These 44 parties included 40 financial parties and four strategic parties. The non-disclosure agreement contained usual and customary limitations regarding the potential buyers' use and disclosure of Arden's confidential information as well as terms preventing the potential buyers from discussing the proposed transaction with any unaffiliated co-investor without the Company's prior consent and limiting the potential buyers from acquiring or directing the vote of securities of Arden. Those terms generally included a provision that precluded potential buyers from asking Arden to amend or waive any of the provisions restricting potential buyers from acquiring or directing the vote of securities of Arden. Arden did not release any of the 44 parties from their obligations under the non-disclosure agreements. The non-disclosure agreement provisions were designed to provide the Board of Directors with control over the strategic alternatives review process, as well as any public disclosures with respect to such process, and afford the Board of Directors the ability to maximize stockholder value with respect to any proposals received during the course of such process.

        At the direction of the Board, Moelis provided a copy of the Confidential Information Memorandum to each of the parties who executed a non-disclosure agreement with the Company, which Confidential Information Memorandum contained general background, confidential non-public information and non-public projections.

        Between mid-July and mid-August 2013, the potential buyers who executed a non-disclosure agreement reviewed the information provided by the Company and interacted with Moelis to assess the proposed acquisition of the Company. During the weeks of August 2, 2013 and August 9, 2013, at the direction of the Board of Directors, Moelis sent instruction letters to the 40 remaining interested parties, requesting the submission of a non-binding indication of interest by August 21, 2013, which indications were requested to set forth such party's proposal to acquire 100% of the Company's outstanding equity interests.

        On August 7, 2013, following an Audit Committee meeting, M. Mark Albert, a member of our Board of Directors, informed one of the other Board members that he may seek to recuse himself from further Board and Board committee meetings because the firm with which he was (and is) a managing director may be interested in participating in the financing of a proposed acquisition of the Company.

        On August 21, 2013, eight of the potential buyers who executed a non-disclosure agreement with the Company submitted an indication of interest. Seven of the indications received were from financial parties and set forth non-binding bids to acquire 100% of the Company's outstanding equity interests for prices ranging from $110.00 to $150.00 per share in cash. The remaining indication of interest, received from a financial party, only proposed to acquire the Company's owned real estate, but not its operations. All of the non-binding indications of interest submitted on August 21, 2013, were expressly conditioned on the completion of due diligence and the negotiation of a satisfactory definitive acquisition agreement.

        On August 22, 2013, Mr. Albert formally recused himself from Board and Board committee meetings and from all further Board deliberations and actions. From and after the time of his recusal on August 22, 2013, Mr. Albert was not included on emails or information distributions to the Board regarding the Company, the bid process, or the terms, conditions or negotiations relating to the Merger Agreement or Merger and he did not attend the August 22, 2013 Board meeting or any Board or Board committee meetings thereafter.

        Our Board of Directors held a meeting on August 22, 2013, at which meeting the Company's legal counsel and representatives of Moelis were present. The purpose of the Board meeting was to discuss the eight indications of interest and determine how to proceed with the potential bidders. Representatives of Moelis reviewed the sale process and presented a summary of the eight initial indications of interest. After the presentation, the Moelis representatives were temporarily excused from the meeting and the Board discussed the various indications of interest, their fiduciary obligations and the fulfillment thereof. At the conclusion of this discussion, the Board invited the Moelis representatives back to the meeting. The Board of Directors, in the interest of obtaining the highest price reasonably available for the Company and maximizing competitive pressure to exact the highest bids from all remaining bidders, authorized the invitation to six bidders (including TPG and parties that submitted four of the other indications received on August 21, 2013, plus an additional opening for a financial party who was expected to submit an indication of interest subsequent to the Board meeting, subject to the proposed terms of such additional indication of interest) to participate in the second phase of the process, which would include meetings with management, store visits and access to more extensive confidential information regarding the Company to be provided through an online data room. The Board also determined to constitute a Transaction Committee, consisting of Kenneth A. Goldman (Chairman) and John G. Danhakl (the "Transaction Committee"), the purpose of which was to facilitate negotiations between the bidders and the Board of Directors. In particular, the Transaction Committee was tasked with, among other things: (a) making such investigation of any possible strategic alternative transaction, including a possible sale of the Company, as the Transaction Committee deems appropriate; (b) establishing, approving, modifying, monitoring and directing the process and procedures related to the investigation, negotiation, review and evaluation of any such possible transaction; (c) responding to any communications, inquiries or proposals regarding or that could lead to any such possible transaction; (d) reviewing, evaluating, investigating, pursuing and negotiating the terms and conditions of any such possible transaction; (e) recommending any possible transaction to the Board; (f) reviewing, analyzing, evaluating and monitoring all proceedings and activities of the Company related to the strategic review process; (g) keeping the Board regularly and reasonably informed as the Transaction Committee determines to be appropriate, and as the Board requests, of all proceedings and activities of the Company and the Transaction Committee related to the strategic review process; and (h) taking any such other action as the Transaction Committee may deem advisable in order for the Transaction Committee to discharge its duties.

        At the August 22, 2013 Board meeting, our Board also determined not to invite to continue in the process two of the eight parties who submitted an indication of interest based on the price range set forth in their indications of interest and the inclusion of certain terms that resulted in greater conditionality than the other indications of interest received. The Board of Directors further decided not to invite to continue in the process the party that was interested in purchasing only the Company's real estate because the Board determined that selling the Company's owned real estate apart from the Company's operations was less likely to maximize stockholder value relative to a sale of the entire Company.

        On August 30, 2013, an additional financial party that had previously executed a non-disclosure agreement with the Company submitted a non-binding indication of interest. However, on September 20, 2013, such party informed Moelis that, for internal reasons not related to the Company, it was no longer interested in a potential acquisition of the Company.

        On September 2, 2013, an additional party ("Strategic Party A") that had previously executed a non-disclosure agreement with the Company submitted a non-binding indication of interest and was invited by the Board to the next phase of the process.

        Between September 16, 2013 and October 14, 2013, the Company conducted extensive, in-person management presentations for each of the six bidders remaining in the process. On October 8, 2013, at the direction of the Transaction Committee, Moelis provided the potential bidders with an instruction letter outlining the process by which the parties were requested to submit final proposals to acquire the Company. Among other things, the instruction letter indicated that (a) the Company would be providing the bidders with a form of agreement and plan of merger and all bids were required to include therewith the agreement in a form that the bidder would be prepared to execute and (b) changes made to the form of agreement and plan of merger would be a factor in evaluating the offers. The instruction letter requested final bids be submitted by 4:00 p.m. (Central time) on November 13, 2013.

        Following these management presentations, three of the bidders decided they would not continue in the process, citing various concerns about the business including growth prospects in a highly competitive food retailing environment, a lack of historical growth to validate the Company's projected new store growth plan, and a unionized workforce and related potential multi-employer pension liabilities. In late October 2013, TPG also advised Moelis that TPG was no longer interested in acquiring the Company within the range that TPG had submitted in its previous non-binding indication of interest ($140.00 to $150.00 per share). However, following discussions with Moelis and one of the members of the Transaction Committee, TPG indicated to Moelis that TPG was willing to continue evaluating a potential acquisition of the Company at $120.00 to $125.00 per share. At the direction of the Transaction Committee, Moelis responded to TPG that prices per share from $125.00 to $130.00 would likely be competitive in the process. Following these discussions, on October 30, 2013, TPG affirmed to Moelis that it would continue to participate in the process.

        On October 23, 2013, the Company made available through the data room a draft form of agreement and plan of merger for consideration by the various bidders.

        On October 31, 2013, the Company made available through the data room a draft disclosure schedule to accompany the draft form of agreement and plan of merger.

        Also on October 31, 2013, following discussions with Moelis, our Board of Directors, through the Transaction Committee, authorized the extension of the bid date for final proposals to acquire the Company from November 13, 2013 to December 4, 2013. This extension was granted in order to provide the three remaining parties with additional time to finalize their due diligence, obtain acquisition financing to the extent necessary, and provide a mark-up of the Company's proposed agreement and plan of merger.

        In November 2013, the three remaining potential buyers, including TPG, Strategic Party A and another financial party ("Financial Party A"), continued to conduct extensive due diligence on the Company, including multiple meetings with management, store tours and business, financial, legal, accounting and other due diligence investigations of the Company. Each of the three remaining potential buyers submitted numerous requests for additional information. In response to these diligence requests, the Company provided access to extensive data through its online data room, and management conducted numerous meetings and conference calls with each of those potential buyers.

        In mid-November 2013, Strategic Party A, a non-U.S. based retailer, informed Moelis that, in order to submit a final proposal, it would require a financial partner with experience investing in the U.S. retail sector. After discussing the request and consulting with Moelis, the Transaction Committee agreed to permit Strategic Party A to discuss a potential acquisition of the Company with numerous U.S. based private equity firms (which did not include TPG or Financial Party A), each of which had significant experience investing in U.S. retail companies. On November 22, 2013 Strategic Party A informed Moelis that it had been unsuccessful in its efforts to obtain a private equity partner. In addition, on November 24, 2013, Strategic Party A communicated to Moelis certain business risks regarding the Company that had surfaced in its due diligence of the Company and in discussions with potential private equity partners including (i) the impact of unionized labor on the Company's future costs, operating flexibility and pension liabilities, (ii) the availability of new store locations in Southern California and potentially rising real estate costs, and (iii) the sustainability of the Company's current gross margins in a competitive retail environment. Further, Strategic Party A informed Moelis that it was struggling to complete an assessment of these risks in the timeframe provided, and, on December 1, 2013, indicated that as a result, it may not submit a final proposal by December 4, 2013. Strategic Party A gave no indication that, with additional time, it would be able to submit a proposal.

        During this same time, TPG and Financial Party A continued to prepare to submit final proposals to acquire the Company. On December 3, 2013, Financial Party A informed Moelis that it had completed its due diligence and had financing commitments in place, but that it did not intend to submit a proposal by the December 4, 2013 bid date. In multiple conversations with Moelis over the next several days, Financial Party A expressed an interest in acquiring the Company only at prices per share it described as being well below the then trading price of the Company's Common Stock (which closed at $127.04 on December 2, 2013), but did not propose any specific price per share at which it would be willing to acquire the Company. Further, Financial Party A verbally indicated that, based on its due diligence and experience investing in the food retail sector, Financial Party A would value the Company at multiples of EBITDA generally consistent with multiples paid for what it described as other conventional supermarkets in prior transactions in the industry.

        On December 4, 2013, TPG submitted its proposal to acquire the Company for $123.00 per share in cash. The proposal included committed debt and equity financing and a mark-up of the merger agreement, and was not subject to additional due diligence. Additionally, TPG's proposal provided that it would expire at 4:00 p.m. (Pacific time) on December 6, 2013 unless the Company and TPG entered into an exclusive negotiation by that time.

        On December 7, 2013, TPG, via an email to Moelis, extended the expiration of the proposal to 5:00 p.m. (Pacific time) on Sunday, December 8, 2013.

        On December 8, 2013, the Board of Directors, the Company's legal counsel and representatives of Moelis met telephonically to review the TPG proposal and discuss the status of the process. Representatives of Moelis presented a summary of the sale process, the material terms of the TPG proposal and a preliminary summary of certain financial and valuation metrics regarding the Company. After the Moelis representatives were excused from the meeting, the Company's outside legal counsel advised the directors of their fiduciary duties to the Company and its stockholders and the Board discussed the proposed terms of the transaction at length, in particular the price per share, the termination fees proposed in TPG's mark-up of the merger agreement, the ability of the parties to terminate the agreement and the proposed end date under the TPG proposal. The Board also discussed alternatives to a potential sale of the Company, including remaining as a standalone company, distributing special dividends to stockholders, a stock split and financing assets to fund special dividends. At the conclusion of this meeting, the Board of Directors asked the Moelis representatives to return to the telephonic meeting and instructed Moelis to contact TPG regarding its proposal, and seek improved terms including (i) a purchase price of $130.00 per share, (ii) a lower Company termination fee and higher termination fees payable by TPG to the Company, and (iii) a longer end date in the merger agreement than that proposed by TPG.

        Moelis delivered the Board's proposal to TPG on December 8, 2013. On December 9, 2013, following further negotiations and discussions with Moelis, TPG agreed to increase its offer to $126.50 per share and to the termination fees proposed by the Board, and informed Moelis that it was evaluating whether it could extend the proposed end date in the merger agreement. At the direction of the Board of Directors, Moelis subsequently proposed that TPG increase its bid to $127.00 per share. TPG replied that it would not bid higher than $126.50 per share but agreed to a longer end date in the merger agreement.

        On December 10, 2013, the Board of Directors held a telephonic meeting, attended by the Company's legal counsel and representatives of Moelis, to discuss the latest TPG proposal. After discussing the new terms and taking into account the various alternatives, including remaining as a standalone independent company, the Board agreed to TPG's request that the Company enter into exclusive negotiations towards the execution of a merger agreement with TPG based on the $126.50 purchase price per share and other improved terms.

        On December 12, 2013 the Company and TPG entered into an exclusivity agreement with a term of 10 days. Between December 11 and December 20, TPG and the Transaction Committee negotiated the terms of the proposed merger agreement and related definitive documentation.

        At 6:00 a.m. (Pacific time) on December 20, 2013, the Board of Directors held a telephonic Board meeting, which was attended by the Company's legal counsel and representatives of Moelis, during which the Board discussed the final terms of the proposed merger agreement and related definitive documentation. Before the Board considered the final terms, the Company's outside legal counsel reiterated the Board's fiduciary duties to the Company and its stockholders. Representatives of Moelis then reviewed its financial analysis of the Merger Consideration. As certain matters relating to the Company's obligations to seek the written consents of stockholders approving the Merger Agreement were not resolved prior to the Board meeting, the Board of Directors, after such presentation by representatives of Moelis and after reviewing the draft merger agreement and various materials and discussing the proposed terms of the merger transaction, adjourned the meeting but agreed to hold a subsequent meeting upon resolution of the outstanding issues.

        In the afternoon of December 20, 2013, the outstanding issues were resolved as between counsel to the Company and TPG and the draft merger agreement was appropriately revised. A revised draft of the merger agreement was then distributed to the Board members for their review and consideration. Following such distribution, the Board held another meeting to discuss the revised merger agreement. At that meeting, held in the afternoon of December 20, 2013, representatives of Moelis reiterated its financial analysis of the Merger Consideration and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated December 20, 2013, addressed to the Company's Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be received in the Merger by holders of the Company's Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders.

        At the second Board meeting held on December 20, 2013, the Board of Directors, among other things, (a) determined that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (b) approved, adopted and declared advisable the Merger Agreement, (c) authorized the officers of the Company to sign the Merger Agreement, which was executed by the Company and TPG on December 20, 2013, (d) directed that the Merger Agreement be submitted to the stockholders of the Company for the purpose of acting on the Merger Agreement by written consent in lieu of an annual or special meeting of stockholders for their approval and adoption in accordance with the applicable requirements of the DGCL and (e) recommended that the stockholders of the Company approve and adopt the Merger Agreement. The Board also approved a letter agreement from Mr. Briskin to the Company requiring certain shares held by certain of the Principal Stockholders in "street name" to be transferred to certificated form.

        On December 24, 2013, Strategic Party A asked the Company, through Moelis, for permission to contact TPG regarding Strategic Party A's interest in potentially co-investing in Parent. On January 8, 2014, the Company, through the Transaction Committee, agreed to allow Strategic Party A to discuss a potential co-investment in Parent with TPG.

Required Approval of the Merger; Written Consent

        Under Section 251 of the DGCL, the approval of Arden's Board of Directors and the affirmative vote of a majority of Arden's Common Stock outstanding and entitled to vote were required to approve and adopt the Merger Agreement and the Merger. Under Delaware law and Arden's Restated

Certificate of Incorporation, as amended to date, and Arden's Amended and Restated By-Laws, the approval of Arden's stockholders may be obtained by written consent of the stockholders holding a majority of the outstanding shares of Common Stock.

        Arden's Board of Directors approved the Merger Agreement on December 20, 2013. As of December 23, 2013, the Principal Stockholders, which collectively owned of record on such date 1,573,148 shares of Common Stock, representing approximately 51.2% of the total number of shares of Common Stock outstanding and entitled to vote on the adoption of the Merger Agreement, had delivered irrevocable written consents voting to adopt the Merger Agreement. Such written consents constituted the requisite stockholder vote for the adoption of the Merger Agreement under the DGCL. This means that the Merger can occur under applicable law without the necessity of a vote of any other Arden stockholders and, therefore and in accordance with Delaware law, there will not be a meeting of Arden stockholders at which you will be asked to vote on the adoption of the Merger Agreement.

        Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Arden stockholders. Therefore, notwithstanding the execution and delivery of irrevocable written consents from the Principal Stockholders, the Merger will not occur until that time has elapsed and the conditions to the Merger are satisfied or waived. We expect the Merger to close on or before May 15, 2014 (the end date under the Merger Agreement), subject to certain government regulatory reviews and approvals. However, there is no assurance that the Merger will close by that date or at all.

Notice and Appraisal Rights

        As noted above, under Delaware law and Arden's Restated Certificate of Incorporation, as amended to date, and Arden's Amended and Restated By-Laws, the approval of Arden's stockholders may be provided by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. Section 228 of the DGCL provides that an action taken by written consent is not effective unless written consents signed by a sufficient number of holders to take action are delivered to the Company's principal place of business. Section 228(e) provides that prompt notice of the taking of such action must be given to stockholders who have not consented in writing to an action taken by written consent and who would have been entitled to notice of a meeting to vote on such action if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to approve such action were delivered to the Company.

        On December 20, 2013, holders of 965,414 shares of our Common Stock executed an irrevocable written consent of stockholders, in the form attached hereto as Annex B-1, voting to adopt the Merger Agreement in accordance with Section 251 of the DGCL. On December 23, 2013, the holders of an additional 607,734 shares of our Common Stock executed a further irrevocable written consent, in the form attached hereto as Annex B-2, voting to adopt the Merger Agreement in accordance with Section 251 of the DGCL. All such consents were delivered to the Company by December 23, 2013. All holders who executed such consents were holders of record of our Common Stock on December 23, 2013. Thus, effective as of December 23, 2013, the Merger Agreement was approved by the holders of a majority of the shares of our Common Stock. You may be receiving this information statement because you owned shares of our Common Stock on December 23, 2013.

        This information statement, among other things, serves as notice of the approval of the Merger Agreement and the Merger under Section 228(e) of the DGCL. As of December 23, 2013, the relevant date for purposes of Section 228(e), there were 3,071,000 shares of Common Stock outstanding and entitled to vote.

        In addition, under Section 262(d)(2) of the DGCL, holders of Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The Board of Directors (through the Transaction Committee) has fixed January 28, 2014 as the record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights. As of such date, there were 3,071,000 shares of Common Stock outstanding and entitled to vote.

        This notice will be sent both to record holders of our Common Stock as of December 23, 2013 and as of January 28, 2014.

Recommendation of Our Board of Directors

        On December 20, 2013, at a special meeting of our Board of Directors, after careful consideration, our Board of Directors:

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  determined that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders;

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  approved, adopted and declared advisable the Merger Agreement; and

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  recommended that the Company's stockholders approve and adopt the Merger Agreement.

Reasons for the Merger

        The Board of Directors held a meeting on December 20, 2013 at which all members, other than M. Mark Albert, were present. Mr. Albert is a managing director of Crescent Capital Group, LP, which is affiliated with the Mezzanine Lender. Mr. Albert recused himself from meetings and from all deliberations and actions of the Board of Directors from and after August 22, 2013, including the Board meeting held that date and the Board meeting at which the Board voted on the Merger Agreement. See "The Merger—Background."

        At its December 20, 2013 meeting, the Board of Directors, by the vote of all members present at the meeting, determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, adopted, approved and declared advisable the Merger Agreement and recommended that the stockholders of the Company approve and adopt the Merger Agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

        In the course of evaluating alternatives, evaluating potential bidders, reviewing the Company's status and reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, our Board of Directors consulted with our senior management, outside legal advisors, and Moelis. In determining that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, our Board of Directors reviewed a significant amount of information and considered a number of substantive factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

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  Public Announcement.  The Board of Directors considered that, on July 15, 2013, the Company publicly announced that it had initiated a process to explore and evaluate strategic alternatives, including a possible sale of the Company.

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  Thorough Bidding Process.  The Board of Directors considered that it, with the assistance of senior management and Moelis, conducted a broad, lengthy and thorough bid process following the public announcement of the Company's decision to explore strategic alternatives, during which process 90 potential buyers were contacted, and that, following extensive due diligence and two rounds of bidding, the Merger Consideration to be paid by TPG reflected the highest value reasonably available for the Company's stockholders. The bidding process is more fully described under "The Merger—Background" beginning on page 16 of this information statement.

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  Historical Trading Price.  The Board of Directors considered the fact that there is not a significant volume of trading in our Common Stock and it is therefore relatively illiquid, which subjects our Common Stock price to a higher level of volatility than the shares of other companies whose stock is more widely traded. It further considered the fact that the $126.50 cash Merger Consideration represented an approximately 13.7% premium to the closing sale price of $111.25 of our Common Stock on July 12, 2013, the last trading day prior to the public announcement that the Board had initiated a process to explore and evaluate strategic alternatives, including a possible sale of the Company, and represented an approximate premium of 20.3%, 25.8% and 30.4% to Arden's average closing prices for the three, six and 12-month periods ended July 12, 2013, respectively. The Board of Directors also considered the fact that the closing sale price for our Common Stock on December 19, 2013, the day prior to the meeting at which the Board of Directors considered the Merger Agreement, was $125.61 per share. The Board of Directors further considered the fact that the Common Stock closed at $128.70 on December 20, 2013 prior to the Board's final consideration and approval later that day of the Merger Agreement and that the Merger Consideration represented a discount of approximately 1.7% to such closing price. The Board of Directors believed that the closing prices on December 19, 2013 and December 20, 2013 likely included a takeover premium as a result of the Company's public announcement of its strategic alternatives process on July 15, 2013.

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  Arm's-length Negotiation.  The Board of Directors considered that the Merger Agreement was the product of an arm's-length negotiation and the benefits that were obtained by the Company during its extensive negotiations with TPG, including an approximate 2.8% increase in TPG's offered price per share from its proposal submitted on December 4, 2013. The Board of Directors concluded that it had obtained the highest price per share that TPG was willing to pay, considering the extensive negotiations between the parties.

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  Cash Consideration.  The Board of Directors considered the fact that the Merger Consideration would be paid solely in cash which provides certainty and immediate liquidity and value to our stockholders. Additionally, the Board of Directors balanced the amount and liquidity of the Merger Consideration to be received by the Company's stockholders in the Merger against potential long-term business risks, including the risks inherent in executing the Company's growth plan as a continuing standalone company.

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  Maintain Regular Dividend for Fourth Quarter 2013.  The Merger Agreement permitted Arden to continue to pay to its stockholders the regular quarterly cash dividend of $0.25 per share for the fourth quarter of fiscal 2013, which dividend was paid January 17, 2014 to stockholders of record as of the close of business on December 27, 2013.

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  Merger Agreement.  The Board of Directors considered the terms of the Merger Agreement, including:

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  the representations, warranties and covenants of the parties, the conditions to the parties' obligations to complete the Merger and their right to terminate the Merger Agreement under certain circumstances;

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  the absence of a financing condition in the Merger Agreement;

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  the absence of a due diligence condition to closing;

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  the obligation of Parent to pay the Company a reverse termination fee of $31,200,000 if Parent or Merger Sub breaches or fails to perform its representations, warranties, covenants or agreements in the Merger Agreement (other than with respect to a failure to secure financing as described in the next bullet), which breach or failure to perform would result in a failure of certain closing conditions in the Merger Agreement to occur or the failure of the closing to occur, which breach or failure cannot be cured by Parent or Merger Sub by May 15, 2014 or, if capable of being cured, is not cured within a 20 business day period following notice thereof or any shorter period of time that remains between the date of such notice of such breach and May 15, 2014; provided, however, that, in such case, the Company is not then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement;

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    the obligation of Parent to pay the Company a reverse termination fee of $19,500,000 if the marketing period for Parent's debt financing has ended, the financing has not occurred, and certain closing conditions have been satisfied or waived by Parent and Merger Sub as of the date the closing was required by the Merger Agreement to have occurred, the Company has irrevocably confirmed by notice to Parent that all conditions of Parent have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any such unsatisfied conditions and the Merger is not consummated within three business days after the delivery of such notice; provided, no party may terminate the Merger Agreement prior to the end of the third business day following delivery of such notice;

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    the termination fee provisions under the Merger Agreement, pursuant to which the Company may be required to pay a termination fee of $11,700,000 and/or expenses of Parent in an amount of up to $3,000,000 and the circumstances under which the same would be payable were customary for transactions of this size and type, and the Board of Directors' belief that such termination fee, representing approximately 3% of the equity value of the transaction, was reasonable in the context of comparable transactions, particularly given the public announcement in July 2013 and the lengthy and thorough bid process described in "The Merger—Background";

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    their belief that the May 15, 2014 end date under the Merger Agreement permitted sufficient time to consummate the Merger; and

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    the limited guarantee by TPG of the Parent termination fees and certain expenses of the Company and the fact that the maximum payable under the TPG guarantee was believed to be sufficiently high under the circumstances presented.

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  Reputation of TPG Capital.  The Board of Directors considered the reputation and financial resources of TPG Capital, Inc., of which Parent is an affiliate.

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  Likelihood of Consummation.  The Board of Directors considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the indication by TPG that no further due diligence would be necessary, the relative likelihood of obtaining any required regulatory approvals, Parent's representation that it will have sufficient financial resources to pay the Merger Consideration and consummate the Merger, and the remedies available to us under the Merger Agreement and the limited guarantee in the event of various breaches by Parent.

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  Comparable Transactions and Industry Performance.  The Board of Directors took into account the terms of other selected merger and acquisition transactions in the supermarket industry and the recent decline of stock values of certain publicly-traded companies in the supermarket industry.

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  Arden's Current Financial Condition.  The Board of Directors considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends.

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  Arden's Prospects.  The Board of Directors considered our future prospects if we were to remain independent, including the increasingly competitive food retailing landscape in our markets and the business, financial and execution risks inherent in our business and growth strategies, including opening additional new stores, our relationships with customers and suppliers, our relationships with our employees and obligations related to our collective bargaining agreements (including an agreement expiring in March 2014 that covers a substantial portion of our store employees), and the risks associated with the financial investments necessary to continue to compete with significantly larger competitors.

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  Strategic Alternatives.  The Board of Directors considered the risks and uncertainties facing our stockholders which are associated with possible strategic alternatives to the Merger, including remaining independent and pursuing potential acquisitions, recapitalizations and/or a sale of the Company's real estate, the likelihood of accomplishing such alternatives and the value that might be ascribed thereto.

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  Availability of Appraisal Rights.  The Board of Directors considered the availability under Delaware law for dissenting stockholders to petition the Delaware Chancery Court for an independent determination of the "fair value" of their shares of Common Stock as an alternative to accepting the Merger Consideration.

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  Fairness Opinion.  The Board of Directors considered the financial analyses and oral opinion presented by Moelis at a Board meeting on December 20, 2013, which opinion was confirmed in a written opinion of Moelis, dated December 20, 2013, to the Board of Directors to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such opinion, the Merger was fair, from a financial point of view, to our stockholders (other than the Excluded Holders). The Moelis opinion is more fully described in "The Merger—Opinion of Arden's Financial Advisor" and the full text of the opinion is attached to this information statement as Annex C.

        In the course of reaching its determination, our Board of Directors also considered a number of potentially negative factors including, among others, the following:

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  "No Shop" Provisions and Stockholder Consent.  Although the Merger Agreement granted the Company certain rights with respect to responding to potential takeover bids from third parties, the Merger Agreement also required the Principal Stockholders to execute and deliver irrevocable written consents approving the transaction within the time frames therein specified (which consents have been executed and delivered as of the date of this information statement). The Board considered and understood that the right of the Company to so respond to potential takeover bids would terminate with the execution and delivery of the specified stockholder approval. However, based on the July 15, 2013 public announcement and the thorough bid process involving 90 credible potential buyers, the Board of Directors believed that the likelihood of further or higher bids emerging was low and the transaction with Parent represented the best offer the Company would receive at this time and under the present market circumstances.

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  Effect of Failure to Enter into a Strategic Transaction.  The Board considered the likely negative effects on the Company if the strategic review process produced no sale or other transaction.

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  No Participation in Future Gains.  After the effective time of the Merger, Arden will no longer be an independent public company and all of its stockholders, including the Principal Stockholders, will forgo any future increase in Arden's value that might result from its earnings or possible growth as an independent company.

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  Risks Associated with a Failure to Consummate the Merger.  The fact that there can be no assurance that all conditions to the parties' obligations to consummate the Merger will be satisfied and, as a result, there is the possibility that the Merger might not be completed. If the Merger is not completed, (i) we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price our Common Stock could decline significantly and (iii) the market's perception of our business and prospects could be adversely affected.

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  Regulatory Risk.  The Board of Directors considered the risks associated with the need to obtain certain regulatory approvals, including specifically the risks associated with compliance with the Hart-Scott-Rodino Act of 1976, as amended.

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  Financing Risk.  The Board of Directors considered the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if Parent fails to obtain sufficient financing, the Merger may not be consummated and our remedies in such event, including payment to us of a reverse termination fee as described elsewhere in this information statement, may not be sufficient to compensate us for potential damages we may suffer or incur under such circumstances.

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  Restrictions on the Operation of our Business.  The Board of Directors considered the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending Merger.

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  Risks Associated with Announcement and Pendency of the Merger.  The Board of Directors considered the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

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  Tax Treatment.  The Board of Directors considered the fact that an all cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes.

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  Interests of Executive Officers and Non-Employee Directors.  The Board of Directors considered the fact that our executive officers and non-employee directors may have interests in the transaction that are different from, or in addition to, those of our stockholders. These interests are more fully described under "The Merger—Interests of Directors and Executive Officers in the Merger."

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  Risk Factors.  The Board of Directors considered other risks and uncertainties as described below under "Special Note Regarding Forward-Looking Statements."

        The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board of Directors in its consideration of the Merger, but is merely a summary of the material factors considered by the Board of Directors in that regard. In view of the number and variety of factors and the amount of information considered, the Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board of Directors may have given different weights to different factors. Based on the totality of the information presented, the Board of Directors collectively reached the decision to adopt, approve and authorize the execution and delivery of the Merger Agreement and the consummation of the Merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Board of Directors felt were appropriate.

        The explanation of the Board's reasons for the Merger and other information presented in this section include certain statements that are forward-looking in nature and, therefore, should be read in light of the section titled "Special Note Regarding Forward-Looking Statements."

        OUR BOARD OF DIRECTORS DETERMINED THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDED THAT OUR STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

 Opinion of Arden's Financial Advisor

        At a meeting of the Company's Board of Directors on December 20, 2013, Moelis delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated December 20, 2013, addressed to the Company's Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received in the Merger by holders of the Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders.

        The full text of Moelis' written opinion dated December 20, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement and is incorporated herein by reference. You are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of the Company's Board of Directors (in its capacity as such) in its evaluation of the Merger. Moelis' opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Common Stock, other than the Excluded Holders, and does not address the Company's underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis' opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Merger or any other matter. Moelis' opinion was approved by a Moelis fairness opinion committee.

        In arriving at its opinion, Moelis, among other things:

  •
  reviewed certain publicly available business and financial information relating to the Company;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with Moelis by the Company's management;

  •
  conducted discussions with members of senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of the Company generally;

  •
  reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

  •
  reviewed the financial terms of certain other transactions that Moelis deemed relevant;

  •
  considered the results of efforts by or on behalf of the Company's Board of Directors, including by Moelis at the Company's Board of Directors' direction, to solicit indications of interest from third parties with respect to a possible acquisition of all of the Company;

  •
  reviewed a draft, dated December 18, 2013, of the Merger Agreement;

  •
  participated in certain discussions and negotiations among representatives of the Company and Parent and its advisors; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Company's Board of Directors, relied on such information being complete and accurate in all material respects. In addition, with the Company's consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Company's Board of Directors, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

        Moelis' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis' opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of the Company's Common Stock (other than the Excluded Holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. At the direction of the Company's Board of Directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the Merger Consideration to the extent expressly specified in Moelis' opinion. In rendering its opinion, Moelis assumed, with the consent of the Company's Board of Directors, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Except as described in this summary, the Company and its Board of Directors imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

        The following is a summary of the material financial analyses presented by Moelis to the Board of Directors of the Company at its meeting held on December 20, 2013, in connection with its opinion.

        Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis' analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis' analyses.

Financial Analyses of the Company

        Selected Public Companies Analysis.     Moelis reviewed financial and stock market information of the following selected publicly traded companies that share certain business characteristics similar to the Company:

Conventional Supermarkets:

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  Ingles Markets, Inc.

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  The Kroger Co.

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  Roundy's, Inc.

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  Safeway Inc.

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  Village Super Market, Inc.

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  Weis Markets, Inc.

Specialty Grocers:

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  Fairway Group Holdings Corp.

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  The Fresh Market, Inc.

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  Sprouts Farmers Market, Inc.

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  Whole Foods Market, Inc.

        Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company's diluted common equity based on its closing stock price on December 18, 2013, plus preferred stock, plus, as of the relevant company's most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of estimated EBITDA (defined as earnings before interest, taxes, depreciation, amortization, LIFO expense, stock-based compensation expense and non-recurring items, where applicable) for the last twelve months as of the most recently reported quarter end ("LTM EBITDA") and for projected calendar year 2014 ("2014P EBITDA"). Financial data for the selected companies was based on publicly available consensus research analysts' estimates, public filings and other publicly available information. The mean and median multiples for the selected companies that are denoted above as conventional supermarkets were 6.5x and 6.6x LTM EBITDA and 5.9x and 6.0x 2014P EBITDA, respectively. The mean and median multiples for the selected companies that are denoted above as specialty grocers were 19.4x and 16.6x LTM EBITDA and 14.8x and 11.5x 2014P EBITDA, respectively. Moelis then applied ranges of selected multiples derived from the selected companies of 6.5x to 8.5x in the case of LTM EBITDA and 6.0x to 8.0x in the case of 2014P EBITDA to corresponding financial data of the Company. Financial data for the Company was based on financial forecasts and other information and data provided by the Company's management. The selected multiple ranges reflect Moelis' judgment that the Company is more similar to conventional supermarkets than to specialty grocers taking into account, among other factors, the Company's historical and projected growth in store count and EBITDA, as well as its off-balance sheet obligations relating to its participation in certain underfunded multi-employer pension plans. This analysis indicated the following implied per share reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Reference Ranges Based On:

Enterprise Value as a Multiple of LTM EBITDA	Enterprise Value as a Multiple of 2014P EBITDA	Merger Consideration
$94.29 - $119.84	$96.64 - $125.10	$126.50

         Selected Precedent Transactions Analysis.     Moelis reviewed financial information of the following selected transactions in the food retailing industry announced between March 2004 and November 2013:

Date Announced	Target	Acquirer
11/13	Tops Holding II Corporation	Management Group
9/13	United Supermarkets, L.L.C.	Albertsons, LLC
7/13	Nash Finch Company	Spartan Stores Inc.
7/13	Harris Teeter Supermarkets, Inc.	The Kroger Co.
1/13	SUPERVALU Retail (New Albertson's Inc.)	Albertsons, LLC (Cerberus)
10/12	Smart & Final Inc.	Ares Management LLC
12/11	Winn-Dixie Stores Inc.	BI-LO, LLC
10/09	BJ's Wholesale Club Inc.	CVC Capital Partners Limited / Leonard Green & Partners, L.P.
10/07	Tops Markets, LLC	Morgan Stanley Private Equity
3/07	Pathmark Stores, Inc.	The Great Atlantic & Pacific Tea Company, Inc.
2/07	Wild Oats Market, Inc.	Whole Foods Market, Inc.
2/07	Smart & Final Inc.	Apollo Global Management, LLC
4/06	Marsh Supermarkets, Inc.	Sun Capital Partners, Inc.
1/06	Albertson's, Inc.	SUPERVALU Inc.
12/04	BI-LO, LLC / Bruno's	Lone Star Funds
3/04	Shaw's Supermarkets, Inc.	Albertson's, Inc.

        Moelis reviewed, among other things, transaction values of the selected transactions as a multiple, to the extent information was publicly available, of LTM EBITDA of the target company. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. The mean and median multiples for the selected transactions were 7.2x and 7.1x, respectively. Moelis then applied a range of selected multiples derived from the selected transactions of 6.5x to 8.5x to the Company's LTM EBITDA. Financial data for the Company was based on information and data provided by the Company's management. This analysis indicated the following implied per share reference range for the Company, as compared to the Merger Consideration:

Implied Per Share Reference Range	Merger Consideration
$94.29 - $119.84	$126.50

        Discounted Cash Flow Analysis.     Moelis performed a discounted cash flow ("DCF") analysis of the Company using a financial forecast and other information and data provided by the Company's management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the DCF analysis of the Company, Moelis utilized a range of discount rates of 9.00% to 10.25% to calculate estimated present values as of December 31, 2013 of (i) the Company's estimated after-tax unlevered free cash flows for the fiscal years ending December 2014 through December 2018, and (ii) estimated terminal values derived by applying a range of multiples of 6.5x to 7.5x to the Company's projected 2018 EBITDA (implying perpetuity growth rates of 1.4% to 3.6%). This analysis indicated the following implied per share reference range for the Company, as compared to the Merger Consideration:

Implied Per Share Reference Range	Merger Consideration
$117.61 - $136.75	$126.50

 Other Information

        Moelis also noted for the Company's Board of Directors certain additional factors that were not considered part of Moelis' financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the historical trading prices for the Company's Common Stock during the 3-year, 1-year, 6-month, 3-month and 1-month periods ended July 12, 2013 (the last trading day prior to the public announcement on July 15, 2013 by the Company of its commencement of a process to review strategic alternatives), which reflected average closing trading prices during such periods of $89.31, $96.98, $100.55, $105.13 and $110.52 per share, respectively, with the Merger Consideration implying premiums of 41.6%, 30.4%, 25.8%, 20.3% and 14.5% to such average closing trading prices, respectively.

Miscellaneous

        This summary of the analyses is not a complete description of Moelis' opinion or the analyses underlying, and factors considered in connection with, Moelis' opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis' opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

        No company or transaction used in the analyses described above is identical to the Company or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

        The Merger Consideration was determined through arms' length negotiations between the Company and Parent and was approved by the Board of Directors of the Company. Moelis did not recommend any specific consideration to the Company or its Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

        Moelis acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, currently estimated to be approximately $5.3 million in the aggregate, $750,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. The Company has also agreed to reimburse Moelis for direct and reasonable expenses Moelis has incurred in performing services arising out of its engagement. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Moelis' affiliates, employees, officers and partners may at any time own securities of the Company and affiliates of Parent. Moelis may provide investment banking and other services to the Company and Parent unrelated to the Merger in the future and may receive compensation for such services, although there were no such engagements as of the date of Moelis' opinion. In the past two years prior to the date of the opinion, Moelis Australia Advisory Pty Ltd. (which is 50% owned by Moelis) acted as (i) financial advisor to a company in which an affiliate of Parent has a significant minority stake in connection with a refinancing transaction and (ii) financial advisor to an affiliate of Parent in connection with its interests in a private company, and in each case Moelis received compensation for the rendering of such services which in the aggregate were less than the amount of Moelis' aggregate fee referred to above in connection with the Merger. In addition, Moelis disclosed to the members of the Board that Ken Moelis, the Chief Executive Officer of Moelis, owns 15,800 shares of the Company's Common Stock, which shares were acquired at varying times prior to the year 2000, and that no member of the Moelis fairness opinion committee or deal team held interests in the Company or the Guarantor as of the date of Moelis' opinion (excluding interests that may be held in accounts managed by third parties on a discretionary basis).

        The Company's Board of Directors selected Moelis as the Company's financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Summary of Arden's Projections

        Arden does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board of Directors' exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-merger basis in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. Arden is electing to provide the unaudited prospective financial information in this information statement to provide the stockholders of Arden access to certain non-public unaudited prospective financial information that was made available to Parent and to the Company's financial advisor in connection with the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that Arden or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Arden nor any of its affiliates assumes any responsibility for the accuracy of this information. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of Arden regarding the information included in the unaudited prospective financial information or the ultimate performance of Arden compared to the information included in the unaudited prospective financial information.

        The unaudited prospective financial information was not prepared with a view toward complying with Generally Accepted Accounting Principles ("GAAP"), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information present financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Arden has not prepared, and neither the Board of Directors nor the Company's financial advisor has considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

        There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither Arden's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of Arden's business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

        While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Arden's business, all of which are difficult to predict and many of which are beyond Arden's control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

        The following table presents a summary of the material unaudited prospective financial projections by management of Arden's stand-alone financial performance for the fiscal years 2014 through 2018. These financial projections were provided to and used by Moelis in performing certain analyses described in the section titled "The Merger—Opinion of Arden's Financial Advisor."

Financial Projections

	Fiscal Years Ending December
($ in millions)	2014E	2015E	2016E	2017E	2018E
Store Count	18	20	23	26	29
Existing Store Sales Growth(1)	3.0%	3.6%	3.1%	2.9%	2.9%
Total Sales	$493.4	$540.1	$592.2	$666.0	$742.8
Adjusted EBITDA Stand-alone(2)(3)	$45.6	$50.7	$54.9	$60.0	$67.0
Capital Expenditures	$15.7	$15.1	$25.8	$23.3	$23.3

(1)
Existing store sales growth represents sales growth at 16 of the Company's 17 currently existing stores. The Long Beach store was excluded because it did not open until November 2013.

(2)
Adjusted EBITDA Stand-alone represents earnings before interest, taxes, depreciation and amortization, SARs expense and LIFO expense. A separate calculation of Adjusted EBITDA excluding certain costs that could be eliminated in a sale of the Company was determined by adding back certain chairman and public company expenses, which resulted in Adjusted EBITDA of (in millions) $48.4 for 2014E, $53.6 for 2015E, $57.9 for 2016E, $63.2 for 2017E and $70.3 for 2018E.

(3)
Adjusted EBITDA Stand-alone and Adjusted EBITDA set forth in footnote 2 above are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

        The following table presents a summary of the material unaudited prospective financial projections by management of Arden's financial performance for the fiscal years 2014 through 2018 that were included in the Confidential Information Memorandum provided to the potential bidders who executed a non-disclosure agreement with the Company. These projections did not include projected results for the Company's planned new store in La Cañada Flintridge, the lease for which was signed in September 2013, projected results for which are included in the projections set forth above.

Financial Projections

	Fiscal Years Ending December
($ in millions)	2014E	2015E	2016E	2017E	2018E
Store Count	17	19	22	25	28
Existing Store Sales Growth(1)	3.0%	3.6%	3.1%	2.9%	2.9%
Total Sales	$477.9	$521.2	$572.8	$646.0	$722.2
Adjusted EBITDA in Sale(2)(3)	$47.7	$52.0	$56.2	$61.3	$68.4
Capital Expenditures	$11.7	$15.1	$26.6	$23.3	$23.3

(1)
Existing store sales growth represents sales growth at 16 of the Company's 17 currently existing stores. The Long Beach store was excluded because it did not open until November 2013.

(2)
Adjusted EBITDA in Sale represents earnings before interest, taxes, depreciation and amortization, SARs expense and LIFO expense and adds back certain chairman and public company expenses that could be eliminated in a sale of the Company. Adjusted EBITDA based on the Company remaining a stand-alone public company, including these chairman and public company expenses, would be (in millions) $44.9 for 2014E, $49.1 for 2015E, $53.1 for 2016E, $58.2 for 2017E and $65.1 for 2018E.

(3)
Adjusted EBITDA in Sale and Adjusted EBITDA set forth in footnote 2 above are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

        Based on Arden's material unaudited prospective financial projections of its stand-alone financial performance for the fiscal years 2014 through 2018, unlevered net income was calculated to be (in millions) $23.0 for 2014E, $25.2 for 2015E, $26.8 for 2016E, $28.7 for 2017E and $31.8 for 2018E. Unlevered net income was then adjusted to (a) add (i) depreciation and amortization/LIFO (in millions) of $8.3 for 2014E, $9.8 for 2015E, $11.4 for 2016E, $13.5 for 2017E and $15.5 for 2018E and (ii) balance sheet changes (in millions) of $0.3 for 2014E, $0.3 for 2015E, $0.4 for 2016E, $0.6 for 2017E and $0.7 for 2018E and (b) subtract capital expenditures (in millions) of $15.7 for 2014E, $15.1 for 2015E, $25.8 for 2016E, $23.3 for 2017E and $23.3 for 2018E resulting in unlevered free cash flow (in millions) of $15.9 for 2014E, $20.3 for 2015E, $12.9 for 2016E, $19.5 for 2017E and $24.6 for 2018E. Unlevered net income and unlevered free cash flow are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

        The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Arden, including the factors described under "Special Note Regarding Forward-Looking Statements" and other risk factors as disclosed in Arden's filings with the SEC that could cause actual results to differ materially from those shown above. Arden's most recent annual and quarterly reports on Forms 10-K and 10-Q are attached to this information statement as Annex E, Annex F, Annex G and Annex H. Stockholders are urged to review Arden's most recent SEC filings for a description of risk factors with respect to Arden's business. See "Special Note Regarding Forward-Looking Statements," "Additional Information" and "Where You Can Find More Information" elsewhere in this information statement. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might cause actual results to differ materially.

        For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Arden's unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

ARDEN HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

 Financing of the Merger

        We estimate that the total amount of funds necessary for Parent to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $402 million, including the funds needed to:

  •
  Pay our stockholders (and holders of our phantom stock units) the amounts that are due or may become due to them under the Merger Agreement, including amounts that may be payable by reason of the exercise and perfection of appraisal rights; and

  •
  Pay fees and expenses related to the Merger.

        We expect this amount to be funded through a combination of the following:

  •
  equity financing to be provided or secured by the Guarantor or other parties to whom it may assign a portion of its commitment;

  •
  debt financing to be provided or arranged, severally but not jointly, by the Lenders (as defined below); and

  •
  cash on hand of the Company.

        Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that (assuming the satisfaction of certain closing conditions and the accuracy of the Company's representations and warranties set forth in the Merger Agreement) the debt financing and equity financing (each described below), when funded in accordance with the applicable commitment letters, will provide Parent and Merger Sub with cash proceeds on the closing date of the Merger (after netting out applicable fees, expenses, original issue discount and similar premiums and charges) sufficient for the satisfaction of Parent's and Merger Sub's obligations to pay the aggregate Merger Consideration, certain applicable fees and expenses, and all other amounts required to be paid by Parent or Merger Sub on the closing date to consummate the transactions contemplated by the Merger Agreement. Although obtaining the equity financing and the debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee as described under "The Merger Agreement—Termination Fees and Expenses." Payment of such fee is guaranteed by the Guarantor as described below.

         Equity Financing.     Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the Guarantor dated as of December 20, 2013, pursuant to which the Guarantor has committed, upon the terms and subject to the conditions set forth in the equity commitment letter, to purchase up to $170,000,000 of equity securities of Parent. The Guarantor may assign a portion of equity to other investors, although no assignment of the equity commitment to other investors will affect the Guarantor's commitment to make or secure capital contributions pursuant to the equity commitment letter.

        The equity commitment is conditioned on the satisfaction or waiver of the conditions to Parent's obligation to effect the consummation of the Merger as set forth in the Merger Agreement. The Company is a third-party beneficiary of the equity commitment letter and has the right to seek specific performance solely in the limited circumstances in which the Company would be entitled by the Merger Agreement to seek specific performance of Parent's obligation to cause the equity financing contemplated by the equity commitment letter to be funded, as discussed under "The Merger Agreement—Remedies".

        Debt Financing.     Bank of Montreal (the "Senior Lender") has committed to provide a $30 million senior secured revolving credit facility and a $150 million senior secured term loan, on the terms and subject to the conditions set forth in a debt commitment letter (the "Senior Debt Commitment Letter"). The obligation of the Senior Lender to provide debt financing under the Senior Debt Commitment Letter is subject to a number of conditions, including without limitation, the following:

  •
  a condition that, since December 29, 2012, except (A) as set forth in the Company Disclosure Schedule (as defined in the Merger Agreement) or (B) disclosed in any Company SEC Reports (as defined in the Merger Agreement, but in any event excluding "risk factors" sections or any language in such reports that is predictive or forward-looking set forth in such Company SEC Reports) prior to the date of the Senior Debt Commitment Letter, there shall not have been any change in the financial condition, business, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, which, individually or taken as a whole, has had a Company Material Adverse Effect (as defined in the Merger Agreement);

  •
  execution and delivery by Merger Sub of definitive documentation with respect to the senior secured facilities consistent with the Senior Debt Commitment Letter;

  •
  the accuracy of certain specified representations and warranties in the loan documents and the Merger Agreement;

  •
  consummation of the equity contribution by the Guarantor substantially concurrently with the initial borrowing under the senior secured facilities;

  •
  all indebtedness of the Company and its subsidiaries under our existing unsecured revolving credit agreement (the "Existing Credit Agreement") shall have been paid in full and all commitments thereunder terminated substantially concurrently with the initial borrowing under the senior secured facilities;

  •
  either (1) all of our outstanding 7% Subordinated Income Debentures due September 1, 2014 (the "Existing Notes") shall have been redeemed or repaid in full or (2) notice for the redemption or repayment of all the Existing Notes shall have been given and proceeds sufficient to redeem or repay in full the Existing Notes shall have been deposited into an escrow arrangement reasonably satisfactory to the lead arrangers under the Senior Debt Commitment Letter;

  •
  consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments to the Merger Agreement or any waivers thereof in any material respect that are materially adverse to the initial lenders without the consent of the lead arrangers under the

    Senior Debt Commitment Letter (such consent not to be unreasonably withheld or delayed)), substantially concurrently with the initial borrowing under the senior secured facilities;

  •
  delivery of certain customary closing documents (including, among others, a solvency certificate), specified items of collateral and certain Company financial statements;

  •
  payment of applicable fees and expenses;

  •
  receipt of a customary confidential information memorandum for each of the facilities and other customary marketing materials to be used for the purpose of syndication; and

  •
  expiration of a fifteen (15) consecutive business day marketing period following the delivery of such confidential information memorandum and marketing materials.

        The final termination date for the Senior Debt Commitment Letter is May 20, 2014.

        Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VIB, L.P. and Crescent Mezzanine Partners VIC, L.P. (collectively, the "Mezzanine Lender") have committed to purchase $75,000,000 of senior unsecured notes of Merger Sub (which obligations will be assumed by the Company upon consummation of the Merger), on the terms and subject to the conditions set forth in a debt commitment letter (the "Mezzanine Debt Commitment Letter" and, together with the Senior Debt Commitment Letter, the "Debt Commitment Letters"). The obligation of the Mezzanine Lender to provide debt financing under the Mezzanine Debt Commitment Letter is subject to a number of conditions, including without limitation the following:

  •
  a condition that, since December 29, 2012, except (A) as set forth in the Company Disclosure Schedule or (B) disclosed in any Company SEC Reports (excluding "risk factors" sections or any language in such reports that is predictive or forward-looking set forth in such Company SEC Reports) prior to the date of the Mezzanine Debt Commitment Letter, there shall not have been any change in the financial condition, business, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, which, individually or taken as a whole, has had a Company Material Adverse Effect;

  •
  execution and delivery by Merger Sub of a note purchase agreement with respect to the senior unsecured notes consistent with the Mezzanine Debt Commitment Letter;

  •
  the accuracy of certain specified representations and warranties in the note purchase agreement and the Merger Agreement;

  •
  consummation of the equity contribution by the Guarantor and senior debt financing under the Senior Debt Commitment Letter or other facilities reasonably satisfactory to the Mezzanine Lender substantially concurrently with the initial borrowing of the senior unsecured notes;

  •
  all indebtedness of the Company and its subsidiaries under the Existing Credit Agreement shall have been paid in full and all commitments thereunder terminated substantially concurrently with the initial borrowing of the senior unsecured notes;

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  either (1) all of the Existing Notes shall have been redeemed or repaid in full or (2) notice for the redemption or repayment of all Existing Notes shall have been given and proceeds sufficient to redeem or repay in full all the Existing Notes shall have been deposited into an escrow arrangement reasonably satisfactory to the Mezzanine Lender;

  •
  consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments to the Merger Agreement or any waivers thereof in any material respect that are materially adverse to the initial purchasers of the senior unsecured notes without the consent of the Mezzanine Lender (such consent not to be unreasonably withheld or delayed)) substantially concurrently with the initial borrowing of the senior unsecured notes;

  •
  delivery of certain customary closing documents (including, among others, a solvency certificate) and certain Company financial statements; and

  •
  payment of applicable fees and expenses.

        The final termination date for the Mezzanine Debt Commitment Letter is May 20, 2014.

        M. Mark Albert, a member of our Board of Directors, is a managing director of Crescent Capital Group, LP, which is affiliated with the Mezzanine Lender. Mr. Albert recused himself from meetings and from all deliberations and actions of the Board of Directors and its committees from and after August 22, 2013. Such recusal included the vote concerning approval of the Merger Agreement. See "The Merger—Background". Mr. Albert did not attend the Board meeting held on August 22, 2013 or any Board or committee meetings held thereafter.

        Limited Guarantee.     Concurrently with the execution of the Merger Agreement, pursuant to the limited guarantee delivered by the Guarantor in favor of the Company, the Guarantor has agreed to guarantee the obligations of Parent to pay, under certain circumstances, the reverse termination fees of Parent under the Merger Agreement and certain expenses that the Company may incur, subject to the limitations set forth in the limited guarantee and the Merger Agreement, as described under "The Merger Agreement—Termination Fees and Expenses".

        The limited guarantee will terminate upon the earliest to occur of (i) the closing of the Merger, (ii) the termination of the Merger Agreement by mutual consent of the parties or in circumstances in which Parent or Merger Sub would not be obligated to make any payments of any guaranteed obligations, (iii) the date the guaranteed obligations payable under the limited guarantee have been paid in full and (iv) the first anniversary of December 20, 2013. However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guarantee, including a claim in excess of the guaranteed amounts, the limited guarantee will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guarantee must be returned to the Guarantor and the Guarantor will not have any liability under the limited guarantee, the Merger Agreement or any related documents.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

        The following is a summary of the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our Common Stock are converted into the right to receive the Merger Consideration in the Merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our Common Stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, financial institutions, tax-exempt organizations, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. expatriates, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction, and stockholders who acquired shares of Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

        For purposes of this summary, a "U.S. holder" is a holder of our Common Stock who is, for United States federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

  •
  A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

  •
  An estate whose income is subject to United States federal income tax regardless of its source; or

  •
  A trust (a) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) if the trust has a valid election in place to be treated as a U.S. person.

        This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder. It also does not address any aspect of state, local or non-U.S. tax laws.

        If our Common Stock is held by a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our Common Stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

        The receipt of the Merger Consideration for shares of our Common Stock in the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who surrenders shares of our Common Stock for cash in the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the Merger Consideration and the stockholder's adjusted tax basis in the shares of our Common Stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the Merger. Such gain or loss will be a long-term capital gain or loss provided that a stockholder's holding period for such shares is more than one year at the time of the completion of the Merger. Under current law, long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. In addition, the new Medicare tax of 3.8% is imposed on "net investment income," which includes capital gains income from passive investments, of taxpayers with adjusted gross income in excess of $200,000 ($250,000 for married individuals filing joint tax returns).

        Backup withholding of tax will apply to all cash payments to which a non-corporate stockholder or other payee is entitled pursuant to the Merger Agreement, unless such stockholder or other payee provides a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

        The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger, including the application of state, local and non-U.S. tax laws.

Interests of Directors and Executive Officers in the Merger

        Members of our Board of Directors and our executive officers have various interests in the Merger described in this section that may be different from, or in addition to, the interests of Arden and our stockholders generally.

        As previously disclosed, on July 12, 2013, the Board of Directors, by unanimous written consent, approved the Company's CIC Plan. The CIC Plan covers certain of the Company's employees, including Laura J. Neumann, the Chief Financial Officer of the Company. The CIC Plan provides for certain benefits thereunder, including without limitation severance payments, retention bonuses, medical plan transition assistance payments and the acceleration of phantom stock units. Each employee covered by the CIC Plan has his or her own individual agreement and not all employees covered by the CIC Plan are entitled to all benefits provided thereunder. Please see "The Merger Agreement—Treatment of Phantom Stock Units" and "—Phantom Stock Units to be Cashed Out in the Merger" below for a discussion of the treatment of outstanding unvested phantom stock units held by Ms. Neumann at the closing of the Merger. Please see "Security Ownership of Certain Beneficial Owners and Management" for details regarding the beneficial ownership by our named executive officers of securities of the Company. Please see "—Potential Severance Payable to Executive Officer" for details regarding the severance payments that may be payable to Ms. Neumann under the CIC Plan and "—Executive Retention and Bonus Arrangements with the Company" for details regarding the retention bonus that may be payable to Ms. Neumann under the CIC Plan. Bernard Briskin, Chairman of the Board, President and Chief Executive Officer is not covered by the CIC Plan and thus is not entitled to any benefits thereunder and does not have any phantom stock units.

        Please see "The Merger Agreement—Treatment of Phantom Stock Units" and "—Phantom Stock Units to be Cashed Out in the Merger" below for a discussion of the treatment of outstanding vested and unvested phantom stock units held by our non-employee directors at the closing of the Merger. Please see "Security Ownership of Certain Beneficial Owners and Management" for details regarding the beneficial ownership by our Board of Directors of securities of the Company.

  Phantom Stock Units to be Cashed Out in the Merger

        The table under this heading sets forth the cash proceeds that each of the Company's non-employee directors and named executive officers would receive in respect of phantom stock units held by such individuals that are vested as of the Merger (whether or not as a result of the Merger), or are converted into the right to receive cash proceeds in respect of unvested phantom stock units on the first anniversary of the effective time of the Merger (or earlier upon a qualifying termination, as described below). The figures in such table are based on outstanding phantom stock units as of December 28, 2013. Such cash proceeds are determined based on the product of (i) the excess, if any, of the Merger Consideration over the Base Price, multiplied by (ii) the number of applicable phantom stock units subject to such award agreement (but does not give effect to any applicable income or employment tax withholding).

        Any unvested phantom stock units held by non-employee directors will vest in full at the effective time of the Merger and will be paid as soon as practicable, and in no event later than seven days following the effective time of the Merger.

        Any phantom stock unit awards outstanding immediately prior to the effective time of the Merger that are held by employees whose awards are subject to the CIC Plan, including phantom stock units held by one of our named executive officers, will become 50% vested at the effective time of the

Merger. Cash proceeds in respect of such vested phantom stock units will be paid as soon as practicable, and in no event later than seven days following the effective time of the Merger, assuming, in each case, the necessary release of claims has been received from the employee obligated to tender such release of claims.

        Any phantom stock unit awards of the Company (or portion thereof) that are then not vested at the effective time of the Merger, and that are held by employees whose awards are subject to the CIC Plan, will automatically be converted into the right to receive cash proceeds equal to the product of (i) the excess, if any, of the Merger Consideration over the Base Price multiplied by (ii) the number of unvested phantom stock units subject to such award agreement, less any applicable income or employment tax withholding. Cash proceeds in respect of such unvested phantom stock units will become due and payable on the first anniversary of the effective time of the Merger, provided that the holder thereof has remained continuously employed by the Company or its subsidiaries through such date. However, if such holder's employment is terminated by the Company other than for "Cause" or by such holder for "Good Reason," as such terms are defined in the Change in Control Protection Plan, such amount will become due and payable as of the date of such holder's termination of employment. Such amount will be paid to the holder within seven days after the date upon which the amount becomes due, assuming, in each case, the necessary release of claims has been received from the employee obligated to tender such release of claims.

Name	Cash Payment for Vested Phantom Stock Units at Closing ($)	Cash Payment for Phantom Stock Units Upon Earlier of First Anniversary of the Merger or Qualifying Termination ($)
Non-Employee Directors:
M. Mark Albert	$529,250	N/A
Robert A. Davidow	$255,500	N/A
John G. Danhakl	$255,500	N/A
Kenneth A. Goldman	$255,500	N/A
Steven Romick	$255,500	N/A
Named Executive Officers:
Bernard Briskin, Chairman of the Board, President and Chief Executive Officer	N/A	N/A
Laura J. Neumann, Chief Financial Officer	$168,955	$168,955
All Directors and Named Executive Officers as a Group (7 Persons)	$1,720,205	$168,955

  Potential Severance Payable to Executive Officer

        Under the CIC Plan, 47 employees may be entitled to severance benefits, including Ms. Neumann, if the conditions for payment thereunder are triggered following the Merger. Assuming that severance amounts were to be paid under the CIC Plan to all 47 employees that may be entitled thereto, the total amount payable under the CIC Plan for severance payments would be approximately $6,200,103 (including the payment to Ms. Neumann described below).

        Under the terms of Ms. Neumann's agreement under the CIC Plan, if, while her agreement is in effect, there is a change in control of Arden and, within 30 days prior to the consummation of the change in control or within one year following the date thereof, she experiences a "covered termination," then Ms. Neumann would be entitled to receive severance pay in the amount of $210,120 and medical plan transition assistance in the amount of $6,000, in each case payable in one lump sum within 60 days of the termination of her employment. In addition, any unvested phantom stock units held by Ms. Neumann, if any, would immediately vest and become payable. If Ms. Neumann has been assigned a Company car as of the date of the change in control, the Company is required to transfer to Ms. Neumann title of such vehicle. As of the date of this information statement, Ms. Neumann does not have a Company car. A "covered termination" means termination of employment by the Company without "Cause" or termination of employment with the Company by Ms. Neumann for "Good Reason" as defined in the CIC Plan. The consummation of the Merger will constitute a change in control under the terms of the CIC Plan.

  Executive Retention and Bonus Arrangements with the Company

        In order to promote the retention of key Company employees during the period prior to and through the consummation of the Merger, the Company included in the CIC Plan cash retention bonuses for a total of 46 employees, including Ms. Neumann. Assuming all 46 employees entitled to retention bonuses satisfy the requirements to receive same, the total amount of the cash retention payments payable following the Merger would be approximately $1,594,979 (including the payment to Ms. Neumann). Under the terms of Ms. Neumann's CIC Plan agreement, if, while her agreement is in effect, there is a change in control of the Company and she remains employed through the consummation of the change in control, Ms. Neumann will be entitled to a retention bonus in the amount of $52,530, payable one-half within 30 days following the change in control and the remaining one-half on the 90th day following the change in control. If Ms. Neumann experiences a "covered termination" (as defined above) following the change of control, the remaining retention bonus would be payable on the earlier of the tenth day following such covered termination or the 90th day following the change in control. The consummation of the Merger will constitute a change in control for purposes of this retention bonus.

        On December 3, 2013, the Compensation Committee of the Board also approved a transaction bonus for five employees of the Company, including Ms. Neumann, which bonuses are subject to the closing of the Merger. If the Merger closes, a total of $500,000 would be payable to these employees, $50,000 of which would be payable to Ms. Neumann.

  Golden Parachute Compensation

        The following table shows the aggregate dollar value of the various elements of compensation that each of our named executive officers could receive from the Company and Parent in connection with the Merger, as required by Item 402(t) of Regulation S-K, assuming that the consummation of the Merger occurred on December 20, 2013:

Name	Cash ($)		Perquisites/Benefits ($)		Total ($)
Bernard Briskin, Chairman of the Board, President and Chief Executive Officer	$0		$0		$0
Laura J. Neumann, Chief Financial Officer(1)	$650,560	(2)	$6,000	(3)	$656,560	(2)(3)

(1)
The above table assumes that, following the change in control effected by the Merger, either the Company terminates the employment of Ms. Neumann without "Cause" or that Ms. Neumann terminates her employment for "Good Reason" as those terms are defined in the CIC Plan.

(2)
Includes a transaction bonus of $50,000, a severance payment of $210,120, a retention bonus of $52,530, and cash proceeds of $337,910 in respect of phantom stock units held by Ms. Neumann, all of which are payable by the Company.

(3)
Includes $6,000 for medical assistance payments payable by the Company.

        Bernard Briskin is not entitled to any compensation, whether present, deferred or contingent, which is based on, triggered by or otherwise related to the Merger or the Merger Agreement. Mr. Briskin does not hold any phantom stock units and is not covered by the CIC Plan. Mr. Briskin is employed by the Company and its subsidiaries pursuant to an employment agreement entered into in 1988 and amended in 1994, 1997 and 2008, the terms of which are not being amended or otherwise modified in connection with the proposed transaction.

  New Management Arrangements

        Other than the CIC Plan (and the benefits thereunder) and the transaction bonus described above, as of the date of this filing, neither the Company nor Parent has entered into any employment agreements with the Company's named executive officers in connection with the Merger and the Company has not amended or modified any employment agreements or other arrangements with management in connection with the Merger.

  Indemnification and Insurance

        The Merger Agreement provides that following the Merger, the surviving corporation and its subsidiaries will honor and fulfill, and Parent will cause the surviving corporation and its subsidiaries to honor and fulfill, in all respects, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing in favor of the current or former directors or officers of Arden and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) in effect on the date of the Merger Agreement and all indemnification agreements between Arden and its subsidiaries and their respective officers and directors. The Merger Agreement further provides that, for six years after the Merger, the surviving corporation and its subsidiaries will cause their certificate of incorporation (or equivalent organizational documents) and bylaws to contain provisions concerning the indemnification and exculpation of Arden's and its subsidiaries' current and former officers, directors and employees that are no less favorable than the provisions under Arden's and its subsidiaries' certificate of incorporation and bylaws (or comparable organizational documents) as of the date of the Merger Agreement. Prior to the Merger, Arden is to purchase a six-year "tail" directors' and officers' liability insurance policy for acts or omissions prior to the Merger.

Appraisal Rights

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which is attached as Annex D to this information statement and incorporated herein by reference, and which sets forth the statutory rights of appraisal and the procedures for effecting these rights. Holders of record of Common Stock intending to exercise appraisal rights should carefully review Annex D. Failure to precisely satisfy any of the statutory procedures and requirements set forth in Annex D may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex D should be reviewed carefully in their entirety by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

        Under the DGCL, a stockholder of record of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger and who otherwise complies with the statutory requirements of Section 262 of the DGCL ("Section 262") will be entitled to an appraisal by the Delaware Court of Chancery (the "Court") of the fair value of such shares of Common Stock. To exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures of Section 262 required to be followed by a stockholder to perfect appraisal rights. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Common Stock" are to the record holder or holders of shares of Common Stock.

        Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Court and to receive payment of the "fair value" of such shares of Common Stock. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

        Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

        Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective time of the merger or the surviving or resulting corporation, within 10 days after the effective time of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders, and must include in each such notice a copy of Section 262. This information statement constitutes notice to holders of the Common Stock concerning the availability of appraisal rights under Section 262 and Section 262 is annexed to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve such stockholder's right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        A stockholder of record of Common Stock electing to exercise appraisal rights must deliver to Arden a written demand for the appraisal of his, her or its shares of Common Stock within 20 days after the date of mailing of this information statement. Accordingly, this 20-day period will terminate on February 19, 2014. Such demand for appraisal will be sufficient if it reasonably informs Arden of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

        Only a stockholder of record of shares of our Common Stock at the effective time of the Merger is entitled to assert appraisal rights for the shares of Common Stock registered in her, his or its name. The demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

        A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        All written demands for appraisal of shares must be mailed or delivered to: Arden Group, Inc., 2020 South Central Avenue, Compton, California 90220, Attention: Patricia Betance.

        Within 120 days after the effective date of the Merger, Arden or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on Arden in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal for their shares. Stockholders seeking to exercise appraisal rights should not assume that Arden will file a petition with respect to the appraisal of the value of their shares or that Arden will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, it is the responsibility of each stockholder to initiate all necessary action to perfect such stockholder's appraisal rights within the time periods prescribed by Section 262.

        Within 120 days after the effective date of the Merger, any stockholder who has theretofore complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from Arden a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Arden or, if later, within 10 days after the expiration of the period for delivery to Arden of appraisal demands. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request such a statement from Arden and may also file a petition for appraisal.

        If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. If such petition is filed by Arden, the petition is required to be accompanied by such a duly verified list. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        After the Court determines which stockholders are entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the per share Merger Consideration they would be entitled to receive if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although Arden believes the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, Arden does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the per share Merger Consideration. In determining "fair value" of shares, the Court will take into account all relevant factors. In Weinberger v. UOP,  Inc., the Delaware Supreme Court stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court further stated that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in Court" should be considered in an appraisal proceeding. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        When the fair value is so determined, the Court shall direct the payment of the fair value of the shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to Arden by such dissenting stockholders of the certificates representing such shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys' or expert fees or expenses) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those shares (other than those payable to stockholders of record as of a date prior to the effective time of the Merger).

        If any stockholder who demands appraisal of their shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the shares of such stockholder will be converted into the right to receive the per share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to Arden a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the Merger requires the written approval of Arden, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger. Arden has no obligation or intention to file such a petition. Therefore, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        If you properly demand appraisal of your shares of Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in Section 262 of the DGCL, your shares of Common Stock will be converted into the right to receive the per share Merger Consideration to be paid pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

        If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

 Form of the Merger

        Subject to the terms and conditions of the Merger Agreement and in accordance with DGCL, at the effective date of the Merger, Merger Sub will merge with and into Arden. Arden will survive the Merger as a wholly-owned subsidiary of Parent.

Conversion of Shares; Procedures for Exchange of Common Stock

        The conversion of our Common Stock into the right to receive the Merger Consideration in cash, without interest and subject to any required withholding taxes, will occur automatically at the effective time of the Merger. Parent will designate a paying agent reasonably acceptable to Arden to make payment of the Merger Consideration as contemplated by the Merger Agreement. As soon as reasonably practicable after the completion of the Merger and not later than five (5) business days following the effective time of the Merger, the paying agent will send each stockholder (other than the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent and Merger Sub) who was, at the effective time of the Merger, a holder of record of our Common Stock, a letter of transmittal and instructions advising the holders how to surrender their shares of Common Stock in exchange for the Merger Consideration. The letter of transmittal will be accompanied by instructions for use by each such holder in surrendering his, her or its stock certificates or transferring book-entry shares, as applicable, in exchange for the Merger Consideration into which such shares will have been converted in the Merger (unless the holder exercises and perfects such holder's rights to appraisal). Stockholders should not return stock certificates or transfer book-entry shares before receiving the letter of transmittal.

        In the event of a transfer of ownership of shares of our Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for such shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

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  the certificate is properly endorsed or otherwise is in proper form for transfer or such book-entry shares will be properly transferred; and

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  the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

        The Merger Consideration paid upon surrender of shares of our Common Stock will be in full satisfaction of all rights relating to the shares of our Common Stock.

Delisting and Deregistration of Arden Common Stock

        If the Merger is completed, Arden's Common Stock will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Regulatory Approvals Required for the Merger

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Merger may not be completed until the Company and Parent have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On January 7, 2014, Arden and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination of the waiting period was granted on January 10, 2014.

        Under the Merger Agreement, both Arden and Parent have agreed to use commercially reasonable efforts to obtain all required governmental approvals and to avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the expiration of 20 days from the dissemination of this information statement to Arden's stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Litigation Related to the Merger

        On December 30, 2013, a putative class action, entitled The George Leon Family Trust v. Arden Group, Inc., et al., Case No. BC531846, was filed against the Company, the members of its Board of Directors, Parent, Merger Sub, and TPG Capital, L.P. in the Superior Court of Los Angeles County, State of California. The complaint purports to be brought on behalf of all the Company's stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company's stockholders in approving the Merger Agreement and the Merger, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the Merger and an award of attorneys' fees and expenses. All defendants intend to vigorously defend against this action.

        On January 13, 2014, a putative class action, entitled Diane Cook v. Arden Group, Inc., et al., Case No. BC533110, was filed against the Company, the members of its Board of Directors, TPG Capital, L.P., Parent and Merger Sub in the Superior Court of the State of California, County of Los Angeles. The complaint purports to be brought on behalf of all the Company's stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company's stockholders in approving the Merger Agreement and the Merger, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the Merger and an award of attorneys' fees and expenses. All defendants intend to vigorously defend against this action.

THE MERGER AGREEMENT

        This section of this information statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 76 of this information statement.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Matters may change from the state of affairs contemplated by the representations and warranties. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws. Accordingly, the representations and warranties of Arden contained in the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this information statement, the Company's periodic reports attached as annexes to this information statement, and reports, statements and filings that the Company publicly files with the SEC from time to time. Please refer to the sections entitled "Additional Information" on page 75 and "Where You Can Find More Information" on page 76 of this information statement.

The Merger

        Subject to the terms and conditions of the Merger Agreement, at the effective time Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into Arden, with Arden continuing as the surviving corporation. As a result of the Merger, Arden will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent. The Merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

Merger Consideration

        At the effective time of the Merger, each issued and outstanding share of our Common Stock will automatically be cancelled and will cease to exist and each outstanding share (other than shares (i) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or any wholly owned subsidiary of Parent, including Merger Sub) will be converted into the right to receive $126.50 in cash, without interest and subject to any required withholding taxes.

Directors and Officers; Certificate of Incorporation; Bylaws

        As of the effective time of the Merger, the board of directors of the surviving corporation will be the directors specified as such by the surviving corporation, each to hold office in accordance with the surviving corporation's certificate of incorporation and bylaws and until the earlier of his or her death, resignation or removal or until his or her respective successor is duly elected and qualified. As of the effective time of the Merger, the officers of the surviving corporation will be the individuals specified as such by the surviving corporation, until their respective successors are duly elected and qualified or until such officer's earlier death, resignation or removal.

        The certificate of incorporation of the surviving corporation will be amended in the Merger to be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until changed or amended in accordance with its terms and as provided by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation, until thereafter changed or amended in accordance with its terms and as provided by applicable law.

Treatment of Phantom Stock Units

        As previously disclosed, on July 12, 2013, the Board of Directors, by unanimous written consent, approved the Company's CIC Plan. The CIC Plan provides for acceleration of vesting of up to fifty percent (50%) of the phantom stock units held by certain employees immediately prior to the effective time of the Merger, and the remaining fifty percent (50%) of the phantom stock units on (i) the first anniversary of the effective time of the Merger or (ii) if earlier, upon a termination of employment under circumstances described therein. The Board also approved by such unanimous written consent amendments to the non-employee directors' phantom stock units to accelerate vesting of all unvested phantom stock units in the event of the consummation of a change in control, such as the Merger.

        At the effective time of the Merger, any outstanding phantom stock unit award of the Company (or portion thereof) that is then vested (whether or not by reason of the Merger) will automatically be cancelled and, in full consideration of such cancellation, will be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the Base Price multiplied by (ii) the number of vested phantom stock units subject to such award agreement, less any applicable income or employment tax withholding, which amount will be paid as soon as practicable, but in no event later than seven days following the effective time of the Merger, assuming, in the case of employees, the necessary release of claims has been received from the employee obligated to tender such release of claims.

        At the effective time of the Merger, any outstanding phantom stock unit award of the Company (or portion thereof) that is then not vested, and that is identified on the Company Disclosure Schedule to the Merger Agreement as covered by the CIC Plan, shall, without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the Base Price multiplied by (ii) the number of unvested phantom stock units subject to such award agreement, less any applicable income or employment tax withholding, which amount will be due and payable on the first anniversary of the effective time of the Merger, provided that the holder thereof has remained continuously employed by the Company or its subsidiaries through such date. However, if such holder's employment is terminated by the Company other than for "Cause" or by such holder for "Good Reason," as such terms are defined in the CIC Plan, such amount will become due and payable as of the date of such holder's termination of employment. Such amount will be paid to the holder within seven days after the date upon which the amount becomes due, assuming, in each case, the necessary release of claims has been received from the employee obligated to tender such release of claims.

        At the effective time of the Merger, each outstanding phantom stock unit of the Company that is then not vested, and that is not identified on the Company Disclosure Schedule to the Merger Agreement as covered by the CIC Plan, will automatically be cancelled without consideration and the holder will cease to have any rights with respect to such phantom stock unit.

Stockholders Seeking Appraisal

        The Merger Agreement provides that those stockholders who are entitled to demand, and properly demand and perfect, appraisal will not have the right to receive the Merger Consideration, but will receive payment in cash for the fair value of their shares of our Common Stock as determined in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our Common Stock (or if a court of competent jurisdiction shall have determined that such holder is not entitled to the appraisal), then his, her or its shares will be treated as if they had been converted into the Merger Consideration as of the effective time of the Merger without interest and the stockholder's right to appraisal will be extinguished. The Merger Agreement further provides that Arden is to give Parent prompt notice of demands for appraisal and is not to make a payment with respect to a demand for appraisal or settle any such demands without Parent's prior written consent.

        The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Additional details on appraisal rights are described above in "The Merger—Appraisal Rights."

Payment for the Shares

        At or prior to the effective time of the Merger, Parent will designate a paying agent reasonably acceptable to Arden to make payment of the Merger Consideration to our stockholders (other than shares held by stockholders who are entitled to demand and who properly demand and perfect appraisal under Section 262 for such shares and shares owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent or Merger Sub) as contemplated by the Merger Agreement. At the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the paying agent the funds sufficient to pay the Merger Consideration to the stockholders on a timely basis.

        As promptly as practicable after the effective time of the Merger and not later than five (5) business days following the effective time of the Merger, the paying agent will send those persons who hold of record shares of our Common Stock, as of the effective time of the Merger, a letter of transmittal and instructions advising them how to surrender their shares of Common Stock in exchange for the Merger Consideration. The paying agent will promptly pay those persons their Merger Consideration after they have (1) properly surrendered their shares of Common Stock or delivered an "agent's message" in the case of book-entry shares and (2) provided to the paying agent a properly completed letter of transmittal and any other documents reasonably required by the paying agent. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to any such holder will be reduced by any applicable withholding taxes. YOU SHOULD NOT SURRENDER YOUR SHARES OF COMMON STOCK WITHOUT A LETTER OF TRANSMITTAL.

        The letter of transmittal instructions will tell holders what to do if they have lost their certificate, or if it has been stolen or destroyed. Holders will have to provide an affidavit of that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by Arden to Parent and Merger Sub, including representations and warranties relating to:

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  the organization and corporate standing and power, and other corporate matters of Arden and our subsidiaries;

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  ownership of the Company's subsidiaries;

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  the capitalization of Arden and our subsidiaries;

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  the authorization, execution, delivery and enforceability of the Merger Agreement and the related transactions;

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  the absence of conflicts or violations under our organizational documents, contracts or law;

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  required consents and approvals;

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  our compliance with applicable laws and permits;

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  compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other anticorruption and trade laws;

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  the timely filing with the SEC of reports, schedules, forms, statements and other documents and the accuracy of the information in those documents;

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  the operation of the business in the ordinary course and the absence of certain changes or events since December 29, 2012;

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  the absence of material litigation;

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  our employee benefit plans, labor relations, and compliance with labor laws;

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  our real property and tangible assets;

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  our intellectual property;

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  tax matters;

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  our compliance with environmental laws and other environmental matters;

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  our material contracts;

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  our insurance policies;

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  matters regarding our products and services;

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  the inapplicability of state takeover statutes;

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  the brokers' and finders' fees and other expenses payable by us with respect to the Merger;

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  our receipt of a fairness opinion; and

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  acknowledgment of no implied representations and warranties.

        Many of the representations and warranties made by Arden are qualified by an extensive Company Disclosure Schedule to the Merger Agreement.

        The Merger Agreement also contains representations and warranties made by Parent and Merger Sub to Arden, including representations and warranties relating to:

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  organization and corporate standing and power, and other corporate matters;

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  provision of the organizational documents of both Parent and Merger Sub;

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  authorization, execution, delivery and enforceability of the Merger Agreement and related transactions;

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  the absence of conflicts or violations under organizational documents, contracts or law;

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  required consents and approvals;

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  the operations of Merger Sub;

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  the absence of material litigation;

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  availability of financing and debt and equity commitment letters;

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  the brokers' and finders' fees payable by Parent, Merger Sub, the Guarantor or any of their subsidiaries or representatives with respect to the Merger;

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  Parent's and Merger Sub's lack of ownership of our Common Stock and lack of it or its "associates" or "affiliates" status as an "interested stockholder" of the Company, as those terms are defined in Section 203 of the DGCL;

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  absence of certain agreements relating to the Common Stock, the Merger, employment with or operation of the surviving corporation, entitling a stockholder to a different amount of consideration per share, or certain voting agreements;

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  independent investigation by Parent and non-reliance on certain estimates, projections and other forecasts provided by Arden;

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  the solvency of Parent;

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  the Limited Guarantee (as described in "The Merger—Financing of the Merger—Limited Guarantee"); and

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  no ownership interest in any alcohol beverage manufacturer or wholesaler.

        The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

Conduct of Business Pending the Merger

        From the date of the Merger Agreement through the effective time of the Merger or, if earlier, the termination of the Merger Agreement, Arden has agreed to use commercially reasonable efforts to conduct its and its subsidiaries' businesses in the ordinary course and in a manner consistent with past practice in all material respects and to use (and cause its subsidiaries to use) reasonable best efforts consistent with past practice to preserve the respective business organizations, maintain current relationships and goodwill with customers, suppliers, distributors, executives and other key employees, and governmental authorities, with which the Company or any of its subsidiaries has material business relations, with exceptions for actions expressly contemplated in the Merger Agreement, required by applicable law, or for which prior written consent of Parent was received.

        In addition, during the same period, except as set forth in the Company Disclosure Schedule, as required by law, as expressly contemplated by the Merger Agreement, or with Parent's prior written consent, neither Arden nor any of its subsidiaries will:

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  amend its certificate of incorporation or bylaws (or equivalent organizational documents);

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  (i) transfer any shares of Common Stock owned by Arden's subsidiaries or (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize any such transactions, or redeem, purchase or otherwise acquire, any capital stock of the Company or any of its subsidiaries, (or securities convertible or exercisable for, or other rights of any kind to acquire, such capital stock), except (x) transactions between or among the Company and its subsidiaries (other than the transfer of any shares of Common Stock owned by any subsidiary of Arden), or (y) issuances required by employment agreements or Company benefit plans in effect on the date of the Merger Agreement to the extent disclosed to Parent;

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  sell, lease, license, convey, pledge, dispose of, or grant or permit an encumbrance on, or authorize any such transactions relating to, assets of the Company or its subsidiaries, having a value in excess of $300,000 in the aggregate; except for (i) the sale of inventory in the ordinary course of business, (ii) the sale of equipment that is replaced with equipment for a similar purpose in the business, (iii) certain permitted encumbrances, and (iv) any sale, pledge or disposition of securities between or among the company and its subsidiaries;

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  declare, set aside, make or pay any dividends or other distribution (whether payable in cash, stock or property or otherwise) in respect of, any of its capital stock or other equity interests or obligations exchangeable or convertible for such shares of its capital stock, voting securities or other equity interests;

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  reclassify, combine, split, adjust or subdivide any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, voting securities or other equity interests;

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  acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any business or person or division thereof or any other assets, other than certain acquisitions of inventory, replacement fixtures, or assets with a purchase price below $1,000,000 in the ordinary course of business;

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  other than pursuant to existing agreements, incur any indebtedness or issue any debt securities or assume, guarantee, endorse, or become responsible for, the obligations of any person or entity, or make any loans, advances or capital contributions to, or investments in, any person or entity that individually are in excess of $250,000 or in the aggregate are in excess of $500,000 or are not prepayable without fee or penalty;

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  make any capital expenditures, that individually are in excess of $250,000 or in the aggregate are in excess of $500,000, except capital expenditures included in the budget delivered to Parent (or fail to make such capital expenditures included in the budget and projected to be made before the closing);

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  except as required under applicable law or the terms of any benefit plan or collective bargaining agreement, (i) increase the compensation or benefits to any officers, employees, directors or individual independent contractors; (ii) grant, enter or amend any severance, retention or termination pay to, or any employment, independent contractor, bonus, or change in control agreement with, any current or former officers, employees, directors or individual independent contractors; (iii) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement with a labor union or other labor organization) or benefit plan for any current or former officers, employees, directors or individual independent contractors or any of their beneficiaries; (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan; (v) except as provided in the Merger Agreement, accelerate the vesting or payment of any compensation or benefit under any benefit plan; (vi) change any actuarial assumption used to calculate funding obligations with respect to any benefit plan, except to the extent required by applicable law, or change the manner in which contributions to any benefit plan are made or the basis on which such contributions are determined; or (vii) hire or terminate the employment (other than for cause) of any officers, employees, directors or individual independent contractors with an annual base salary of $150,000 or more;

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  settle, offer or propose to settle, release or forgive (i) any claim, litigation or arbitration in excess of $250,000 in the aggregate, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any action, or dispute that relates to the Merger, the financing, or other transactions under the Merger Agreement;

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  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by GAAP or applicable law or as advised by the Company's independent registered public accounting firm;

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  make changes to any material tax election, amend any tax return, take action with respect to certain tax liabilities or refunds, or materially change any method of tax accounting;

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  enter into, amend, modify, extend, terminate or waive, any material contract or lease;

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  cancel, delay or otherwise extend the payment date of any of its accounts payable, accelerate the collection of any of its accounts receivable or otherwise change any of its cash management practices, other than in the ordinary course of business consistent with past practice;

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  fail to make any filing, pay any fee, or take reasonable steps to maintain the ownership, effectiveness, validity, or enforceability of any material intellectual property right;

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  fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder;

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  approve or materially amend any annual budget of the Company or any of its subsidiaries;

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  fail to prepare and file any tax return, pay all taxes due and payable on such returns, or promptly notify Parent of any suit, claim, or action in respect of tax matters; or

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  fail to request certain information related to any multiemployer plan and deliver such information to Parent.

        Some of the foregoing restrictions are limited or contain various exceptions as set forth in the Company Disclosure Schedule to the Merger Agreement.

Stockholder Action by Written Consent

        Immediately after the execution of the Merger Agreement, Arden sought to obtain the irrevocable written consent of the Principal Stockholders adopting the Merger Agreement. As of December 23, 2013, the Principal Stockholders, which in the aggregate owned of record, as of that date, 1,573,148 shares, or approximately 51.2%, of the outstanding Common Stock entitled to vote on the adoption of the Merger Agreement, had delivered to the Company written consents adopting the Merger Agreement. The forms of such written consents of stockholders are attached to this information statement as Annex B-1 and Annex B-2.

        If the written consent attached here to as Annex B-1 had not been executed and delivered to Parent and Arden within twenty-four hours after the execution of the Merger Agreement, or the written consent attached hereto as Annex B-2 had not been delivered to Parent and immediately following the transfer of certain shares from "street name" to certificated shares, then Parent would have had the right to terminate the Merger Agreement. Each of such written consents was delivered within the timeframes required under the Merger Agreement.

Efforts to Complete the Merger

        Subject to the terms and conditions set forth in the Merger Agreement, we, Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain all necessary permits, consents, approvals, authorizations, qualifications and orders of governmental authorities. Furthermore, we and Parent have agreed to cooperate with each other to make any required applications or filings for governmental consents (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, governmental entities, if any). Parent, Merger Sub and we have agreed to cooperate to contest any action, whether administrative or judicial, and have vacated, lifted, reversed or overturned any order that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated by the Merger Agreement (except those actions which may arise from or out of a superior proposal accepted by Arden or the Board of Directors).

Directors' and Officers' Indemnification and Insurance

        The surviving corporation and its subsidiaries will honor the obligations of the Company and its subsidiaries under all indemnification, advancement of expenses and exculpation provisions in their respective current governing documents, and any indemnification agreements between or among the Company, its subsidiaries, and their respective current or former directors or officers. In addition, from the effective time of the Merger through the sixth anniversary of the effective time of the Merger, the surviving corporation and its subsidiaries will cause their respective governing documents to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to their respective current or former directors or officers as those contained in the governing documents of the Company and its subsidiaries as of the date of the Merger Agreement.

        Prior to the effective time of the Merger, the Company will purchase a six-year "tail" prepaid policy on the Company's current directors' and officers' liability insurance on terms with respect to the coverage and amounts that are equivalent to those of the Company's current directors' and officers' insurance policies, and the surviving corporation will honor such "tail" policy.

        In the event that Parent or the surviving corporation consolidates with or merges into any other person in a transaction in which Parent or the surviving corporation are not the surviving entities, or Parent or the surviving corporation transfers all or substantially all of their assets to another person, then Parent or the surviving corporation, as applicable, will provide that their respective successors and assigns assume the obligations with respect to director and officer indemnification and insurance set forth in the Merger Agreement.

        The indemnification obligations will survive the Merger. The current and former directors and officers of the Company and its subsidiaries will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and insurance and are express third-party beneficiaries of the Merger Agreement for this purpose.

 Obligations Relating to Financing

        Parent and Merger Sub will use their reasonable best efforts to obtain the equity and debt financing for the Merger on the terms and conditions described in the equity commitment letter and the Debt Commitment Letters, including (i) maintaining in effect the equity commitment letter and Debt Commitment Letters until the funding, (ii) negotiating definitive agreements with respect to the debt financing consistent in all material respects with (or not less favorable to Parent and Merger Sub than) the terms and conditions of each Debt Commitment Letter, and (iii) satisfying (or obtaining a waiver of) all conditions to the financing within their control. Parent and/or Merger Sub shall, if necessary, fully enforce the obligations of the Lenders (except Parent and Merger Sub are not required to commence any action against the Lenders).

        Parent and Merger Sub will not permit any amendment or modification to, or any waiver of, any material provision or remedy under, or replace, the equity commitment letter and the Debt Commitment Letters if such amendment, modification, waiver or replacement (i) adds any new (or modifies any existing) condition to the financing (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the financing), (ii) reduces the aggregate amount of the financing to be funded, unless the equity financing or debt financing is increased by a corresponding amount, (iii) adversely affects the ability of Parent to enforce its rights against other parties to the equity commitment letter, the Debt Commitment Letters or the definitive agreements related to the debt financing, to require such parties to provide the debt financing or equity financing, as applicable, or (iv) would reasonably be expected to prevent, impede or delay the consummation of the financing. Additionally, Parent and Merger Sub will not terminate the equity commitment letter or the Debt Commitment Letters unless such commitment letter is replaced with another commitment letter that would not result in any of the items described in the preceding sentence; provided that, the existence or exercise of "flex" provisions which do not permit a reduction in the aggregate amount of the financing, or an amendment or modification solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the foregoing) are understood to be exempt from the restrictions of the preceding sentence.

        In the event that any portion of the financing becomes unavailable, to the extent such portion of the financing is necessary to consummate the Merger, Parent has agreed to promptly notify the Company of such unavailability and to use reasonable best efforts to obtain alternative financing sufficient to replace such unavailable portion on terms that would not reasonably be expected to prevent, materially impede or materially delay the consummation of the financing, the Merger or other transactions contemplated by the Merger Agreement.

        Parent has agreed to give the Company prompt notice of (i) any material breach or default by any party to the equity commitment letter, the Debt Commitment Letters, or any definitive agreements related to the debt financing of which Parent or Merger Sub has knowledge, or any termination of the equity commitment letter or the Debt Commitment Letters of which Parent or Merger Sub has knowledge, and (ii) the receipt of any written notice or other written communication from a Lender or equity investor with respect to any actual or potential breach, default, termination or repudiation by any party to the equity commitment letter, the Debt Commitment Letters, or definitive agreements related to the debt financing, of any provision thereof, or any material dispute or disagreement among any party to the equity commitment letter, the Debt Commitment Letters or the definitive agreements related to the debt financing with respect to the obligation to fund the financing or the amount of financing to be funded, in each case that would reasonably be expected to result in Merger Sub not receiving the proceeds of the financing by the closing date. Parent has agreed to keep the Company reasonably informed of the status of its efforts to consummate the financing.

        None of the foregoing obligations (or other obligations in the Merger Agreement) of Parent and Merger Sub require, or should be deemed to require, Parent or Merger Sub to (i) seek equity financing from any source other than the Guarantor or in excess of that contemplated by the equity commitment letter, (ii) seek or accept debt financing on terms less favorable than those set forth in the Debt Commitment Letters (including the "flex" provisions) as of the date of the Merger Agreement, (iii) waive any term or condition of the Merger Agreement or (iv) pay any fees in excess of those contemplated by the financing commitments. Parent and Merger Sub obtaining the financing, or any alternative financing, is not a condition to the consummation of the Merger.

        The Company will use its reasonable best efforts to, and to cause its representatives to, cooperate with Parent in connection with the debt financing, including, subject to certain limitations, (i) participation at meetings, presentations, rating agency sessions and sessions with prospective financing sources, and due diligence sessions, (ii) reasonably assisting in the preparation of materials for rating agency presentations and bank books, lender and investor presentations, bank information memoranda, business projections, or other marketing documents, and identifying any portion of information that constitutes material, non-public information, (iii) reasonably cooperating with the marketing efforts for any portion of the financing, (iv) furnishing Parent, Merger Sub and their financing sources and potential lenders or investors with (x) the financial statements of the Company and its subsidiaries as contemplated by the Debt Commitment Letters, (y) information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured revolving and term loan financings; and (z) such other pertinent financial and other information as requested in order to consummate the debt financing or as is customary for the arrangement of loans, (v) facilitating the grant and perfection of security interests in collateral, or the execution and delivery of guarantees, mortgages, other certificates or documents that are a condition to the debt financing (or otherwise required by a Debt Commitment Letter), (vi) obtaining a certificate of the chief financial officer on behalf of the Company with respect to solvency matters and delivering customary authorization letters with respect to the bank information memoranda, (vii) furnishing documentation and other information required by a governmental authority under applicable "know your customer" and anti-money laundering rules and regulations, (viii) taking corporate actions reasonably necessary to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to the Company, (ix) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, note purchase agreements, pledge and security documents and other financing documents as may be reasonably requested by Parent, (x) reasonably cooperating to satisfy the conditions precedent in the commitment letters or any definitive document relating to the financing (xi) using reasonable best efforts to ensure that the financing sources (including the Lenders) benefit from existing lending relationships of the Company and its subsidiaries and (xii) obtaining consent letters, waivers, legal opinions, surveys, appraisals, environmental reports, title insurance and insurance certificates and endorsements, all at the expense of, and as reasonably requested by, Parent or Merger Sub on behalf of the financing sources. However, the Company and its subsidiaries are not required to enter into any of the foregoing agreements (other than customary representation and authorization letters in any marketing materials for the debt financing) unless it is contingent upon the closing of the Merger. Parent is required to reimburse the Company for all out-of-pocket expenses of the Company and its subsidiaries incurred by them in connection with such cooperation with Parent.

Litigation

        The Company and Parent are each required to give the other prompt notice of any action commenced or to our knowledge threatened which relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement provides that the Company is to give Parent a reasonable opportunity to participate in the defense or settlement of any stockholder action, and to keep Parent promptly informed of any developments regarding the same.

 Conditions to the Merger

        The consummation of the Merger is subject to certain customary closing conditions, as described further below.

        Conditions to Each Party's Obligations.     Each party's obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, which condition has been satisfied by the delivery to the Company of the consents of stockholders approving the adoption and approval of the Merger Agreement;

  •
  the waiting period (and any extensions thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been earlier terminated, which early termination was granted on January 10, 2014; and

  •
  no temporary, preliminary or permanent order, judgment, injunction, decision, or determination issued or enacted by a governmental authority that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger and related transactions will be in effect.

        Conditions to Parent's and Merger Sub's Obligations.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction by the applicable entity or waiver by Parent of the following conditions:

  •
  the representations and warranties of Arden in the Merger Agreement related to capitalization, authority relative to the Merger Agreement, vote required, compliance with the FCPA, Patriot Act and OFAC, and liability to brokers will be true and correct in all material respects; and the representations and warranties of Arden in the Merger Agreement related to absence of certain changes and anti-takeover provisions will be true and correct in all respects, each as of the closing date as though made on and as of the closing date under the Merger Agreement; provided that, if one or more inaccuracies in the representations and warranties related to capitalization or brokers would cause damages to (or another amount required to consummate the Merger to be paid by) Parent or Merger Sub of $1 million or more, such inaccuracy or inaccuracies will be considered material;

  •
  the representations and warranties of Arden in the Merger Agreement (other than those covered in the previous bullet point) will be true and correct, without giving effect to any qualifications as to materiality or material adverse effect (as defined below), in each case as of the date of the Merger Agreement and as of the closing of the Merger with the same effect as though made as of the closing of the Merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect (as defined below);

  •
  Arden will have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and

  •
  Parent will have received a certificate signed on behalf of Arden by an officer of Arden certifying satisfaction of each of above conditions.

        "Material adverse effect" means any circumstance, fact, event, change, effect, development or occurrence that individually or in the aggregate (x) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or (y) has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of Arden and its subsidiaries, taken as a whole; provided, however, that none of the following and no circumstance, fact, event, change, effect, development or occurrence directly or indirectly arising out of or resulting from the following will be (a) deemed to be or constitute a "material adverse effect," or (b) taken into account in determining whether a "material adverse effect" has occurred: (i) changes or modifications in GAAP or regulatory accounting requirements or changes in laws (or interpretations thereof), in each case after the date of the execution of the Merger Agreement, applicable to Arden or its subsidiaries; (ii) changes, effects or circumstances in the industries or markets in which Arden or its subsidiaries operates; (iii) changes in general business, economic, political or financial market conditions; (iv) changes in the financial, credit or securities markets in the U.S. or any other country or region in the world, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (v) the public disclosure of the Merger Agreement or the transactions contemplated thereby or the consummation of the transactions contemplated thereby or the announcement of the execution of the Merger Agreement, including, without limitation, any stockholder litigation relating to the Merger Agreement; (vi) any change in the price of the Common Stock or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in stock price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a material adverse effect has occurred); (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters; (viii) actions taken with the prior written consent of or at the written request of Parent or Merger Sub or the omission of an action that was explicitly required or permitted by Parent or Merger Sub pursuant to the Merger Agreement; (ix) the failure, in and of itself, by Arden or its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period or any change in any analyst's recommendation or rating with respect to Arden or its subsidiaries (it being understood that the underlying cause of such failure or change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a material adverse effect has occurred); (x) any change or prospective change in Arden's credit ratings (it being understood that the underlying cause of such change or prospective change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a material adverse effect has occurred); (xi) any change resulting or arising from the identity of Parent, Merger Sub or any of their respective affiliates; or (xii) except with regard to the representations and warranties related to no conflicts and required filings and consents, any loss of, or change in, the relationship of Arden or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing; except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii), to the extent the impact of such circumstance, fact, event, change, effect, development or occurrence is materially disproportionately adverse to Arden and its subsidiaries, taken as a whole, as compared to other companies in the same industries.

        Conditions to Arden's Obligations.     Arden's obligation to effect the Merger is further subject to the satisfaction by the applicable entity or waiver by Arden of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement related to authority relative to the Merger Agreement and operations of Merger Sub will be true and correct in all material respects, each as of the closing date as though made on and as of the closing date under the Merger Agreement;

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement (other than those covered in the previous bullet point) will be true and correct, without giving effect to any qualifications as to materiality, in each case as of the date of the Merger Agreement and as of the closing date with the same effect as though made as of the closing date under the Merger

    Agreement, except that the accuracy of representations and warranties expressly made as of a specified date, which will be true and correct as of such specified date, other than any failures to be true and correct which, individually or in the aggregate, has not prevented or materially adversely affected and would not reasonably be expected to prevent or materially adversely affect, individually or in the aggregate, the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement;

  •
  Parent and Merger Sub will have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the effective time of the Merger; and

  •
  Arden will have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent certifying satisfaction of each of above conditions.

No Solicitation of Other Offers

        The Merger Agreement provides that, prior to the earlier of the effective time of the Merger or the termination of the Merger Agreement, Arden will not, and will cause its subsidiaries and any director, officer or employee of Arden or any of its subsidiaries or any investment banker, legal counsel, consultant, accountant or other advisor, agent, or representative of Arden or any of its subsidiaries not to, directly or indirectly:

  •
  solicit, initiate or take any other action knowingly to facilitate or encourage any takeover proposal (as defined below);

  •
  engage in any discussions or participate in any discussions, inquiries or negotiations regarding a takeover proposal, or provide any non-public information concerning Arden or any of its subsidiaries that could reasonably be expected to lead to the making, submission or announcement of, or could reasonably be expected to encourage or assist, a takeover proposal;

  •
  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a confidentiality agreement) relating to a takeover proposal; or

  •
  otherwise knowingly facilitate an effort to make a takeover proposal;

        Provided, however, that at any time prior to obtaining the specified stockholder approval (which has now been obtained), Arden could have, and could have permitted and authorized its subsidiaries and its representatives and its subsidiaries' representatives, to:

  •
  grant a waiver, amendment or release under any standstill agreement that the Board of Directors believed in good faith would prohibit any Person or group of Persons from making a takeover proposal; and

  •
  following the receipt of a takeover proposal, contact the person or group making such takeover proposal to clarify and understand the terms and conditions thereof;

        Provided, further, that at any time prior to obtaining the specified stockholder approval (which has now been obtained), in response to a takeover proposal received after the execution of the Merger Agreement that the Board of Directors determined in good faith, based on information then available and after consultation with its outside legal counsel and its financial advisor, constituted a superior proposal (as defined below) or could reasonably have been expected to constitute a superior proposal, and which takeover proposal did not result from a breach of the non-solicitation covenant or any other provision of the Merger Agreement, Arden could have, and could have permitted and authorized its subsidiaries and its representatives and its subsidiaries' representatives to, in each case subject to compliance with the notice provision and the other provisions of the Merger Agreement:

  •
  furnish information with respect to Arden or any of its subsidiaries to the person making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less favorable to Arden than those contained in the confidentiality agreement between Arden and TPG Global, LLC (an affiliate of Parent); provided that all such information had been provided, or is concurrently provided, to Parent, and

  •
  engage or participate in discussions or negotiations with the person or group making such takeover proposal.

        At any time prior to obtaining the specified stockholder approval (which has now been obtained), the Board of Directors or any committee thereof could have terminated the Merger Agreement and entered into an alternative acquisition agreement with respect to a superior proposal, as long as Arden complied with certain terms of the Merger Agreement, including paying a termination fee to Parent. See "—Termination Fees and Expenses" below. In addition, at any time prior to obtaining the specified stockholder approval (which has now been obtained), the Board of Directors or any committee thereof could have (a) withheld, withdrawn, amended, qualified or modified in a manner adverse to Parent (or publicly proposed to do so) its determination that the Merger is fair to, and in the best interests of, the Company and its stockholders, its approval of the Merger, and its recommendation to the stockholders of the adoption of the Merger Agreement or (b) approved or recommended (or publicly proposed to do so) a takeover proposal or any letter of intent or agreement in principle with respect to a takeover proposal, in each case if the Board of Directors determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the Board of Directors' fiduciary duties. Prior to terminating the Merger Agreement and accepting a superior proposal or changing the recommendation of the Board of Directors as described in this paragraph, the Company would have had to deliver to Parent a notice including certain specified information and, at Parent's request, negotiate with Parent for three business days to obviate the need for the termination of the Merger Agreement or change in recommendation.

        The Company agrees to promptly notify Parent if, prior to the effective time of the Merger or termination of the Merger Agreement, the Company becomes aware that any written takeover proposal is received by, any non-public information is requested from, or any discussions, inquiries or negotiations are sought to be initiated or continued with, the Company or the Board of Directors, which notification must include certain specified information.

        Nothing in the provisions of the Merger Agreement relating to acquisition proposals prevents the Company from complying with its disclosure obligations under U.S. federal or state law with regard to a takeover proposal, including taking and disclosing to its stockholders a position contemplated by Rules 14e-2(a) or 14d-9 under the Exchange Act or Item 1012(a) under Regulation M-A or making any similar communications to our stockholders, or making any "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders.

        The term "takeover proposal" means any offer or proposal (other than an offer or proposal from Parent or Merger Sub) relating to (a) any merger, consolidation, business combination, equity purchase, recapitalization, or other similar transaction involving Arden pursued to which the stockholders of Arden immediately preceding that transaction would hold less than 80% of the voting equity interests in the surviving or resulting entity or the parent thereof; (b) any sale, lease, license, exchange, transfer or other disposition of assets or businesses that constitute or represent more than 20% of the fair market value of the assets of Arden and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Arden or; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner (as that term is defined under Rule 13d-3 of the Exchange Act) of more than 20% of the shares of our Common Stock.

        The term "superior proposal" means a written bona fide takeover proposal on terms that our Board of Directors (or any committee thereof) determines, in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel and taking into consideration such factors as it may deem relevant, (a) to be more favorable to the stockholders of Arden from a financial point of view than the Merger (taking into account any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and (b) to be reasonably likely to be consummated in accordance with its terms, taking into account any legal, financial, regulatory or other aspects of the proposal, including the person or group making the takeover proposal and any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms. For purposes of defining "superior proposal," each reference to "20%" in the definition above of a takeover proposal means "75%" and the reference to "80%" means "25%".

        Because the Principal Stockholders have delivered to the Company the specified stockholder approval of the Merger Agreement and the Merger, the Company may not terminate the Merger Agreement pursuant to receipt of a takeover proposal or superior proposal.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the completion of the Merger:

  •
  by mutual written consent of Arden and Parent;

  •
  by either Arden or Parent:

  •
  if the Merger is not consummated on or before May 15, 2014, except that this right is not available to any party if its failure to fulfill any obligation, under, or intentional breach of the Merger Agreement was a primary cause of, or resulted in, the failure of the Merger to occur by such date (so long as Parent complies with its obligations regarding the financing, the inability or unwillingness of the Lenders to provide debt financing contemplated by the Merger Agreement will not be considered a failure by Parent to fulfill its obligations for the purposes of this item); or

  •
  if any governmental authority issues or enters any order, judgment, injunction, or determination, that prevents consummation of the Merger and the order, judgment, injunction, or determination has become final and non-appealable, except that this right is not available to any party if its failure to fulfill any obligation under the Merger Agreement or intentional breach was a primary cause of the non-appealable order, judgment, injunction, or determination; or

  •
  by Parent:

  •
  if we breach or fail to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth under "The Merger Agreement—Conditions to the Merger—Conditions to Parent's and Merger Sub's Obligations" and (B) is incapable of being cured by May 15, 2014 or, if capable of being cured, is not cured by Arden by the date that is 20 business days after notice of such breach or failure (or May 15, 2014, if earlier);

  •
  if the Board of Directors of Arden or any committee thereof (A) withdraws or amends, qualifies or modifies in a manner adverse to Parent, or publicly proposes to do so, its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Arden's stockholders or (B) approves or recommends, or publicly proposes to approve or recommend, any takeover proposal (as defined elsewhere in this information statement);

    •
    if a tender or exchange offer for Common Stock is commenced, which constitutes a takeover proposal by a person or group not affiliated with Parent and, within 20 business days after the public announcement of such a takeover proposal, Arden has not filed a Schedule 14D-9 with the SEC recommending that Arden's stockholders reject such takeover proposal and not tender any shares into such tender or exchange offer;

    •
    if Arden enters into a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement (other than certain confidentiality agreements) relating to a takeover proposal;

    •
    if a written consent executed by certain of the Principal Stockholders had not been delivered to Parent and Arden twenty-four hours after the execution of the Merger Agreement (which written consent was delivered in such timeframe); or

    •
    if certain of the Principal Stockholders did not transfer from "street name" to certificated form certain shares of our Common Stock held by them and then immediately vote such shares, pursuant to a written consent in the form attached hereto as Annex B-2, in favor of adoption of the Merger Agreement (which actions were performed by such Principal Stockholders); or

  •
  by Arden:

  •
  if Parent or Merger Sub breaches or fails to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth under "The Merger Agreement—Conditions to the Merger—Conditions to Arden's Obligations" and (B) is incapable of being cured by May 15, 2014 or, if capable of being cured, is not cured by Parent or Merger Sub by the date that is 20 business days after notice of such breach or failure (or May 15, 2014, if earlier);

  •
  if prior to the receipt of the specified stockholder approval (which has been obtained), in accordance with the terms of the Merger Agreement, Arden (i) executed a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement (other than certain confidentiality agreements) relating to a takeover proposal and (ii) paid to Parent the termination fee; or

  •
  if, after (i) 20 business days (or a longer period in certain circumstances) since the date of the Merger Agreement and (ii) all of the closing conditions under the Merger Agreement have been satisfied or waived (except those, by their nature, to be satisfied at closing), the Merger is not consummated within 3 business days after notice thereof from Arden.

        Certain of the termination rights described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

Termination Fees and Expenses

  Company Termination Fee

        The Merger Agreement provides that Arden is to pay Parent a termination fee of $11,700,000 if:

  •
  (A) the Merger Agreement is terminated by (i) either party because the closing has not occurred on or before May 15, 2014, (ii) Parent for a breach of or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure cannot be cured or, if curable, is not cured prior to the earlier of (x) 20 business days after written notice thereof is given by Parent to the Company and (y) May 15, 2014, or (iii) Parent because a written consent executed by the Principal Stockholders was not delivered, or if certain of the Principal Stockholders did not transfer from "street name" to certificated form certain shares of our Common Stock held by them (which transfer was effected and which written consent was obtained upon delivery by the Principal Stockholders), (B) neither Parent nor Merger Sub has materially breached its representations or warranties under the Merger Agreement, (C) a takeover proposal has been made publicly and (D) within 12 months after such termination the Company has consummated or entered into a definitive agreement relating to such takeover proposal for the Company;

  •
  Parent terminates the Merger Agreement because, prior to the receipt of the specified stockholder approval (which has been obtained) (A) the Arden Board changes its recommendation of the Merger or notifies Parent of the intent to make such a change, (B) the Company does not recommend stockholders reject any tender or exchange offer that constitutes a takeover proposal within 20 business days after public announcement of such takeover proposal or (C) the Company enters into an alternative acquisition agreement; or

  •
  Arden terminates the Merger Agreement prior to the receipt of the specified stockholder approval (which has been obtained), in order to enter into a definitive agreement for a superior proposal.

  Parent Termination Fees

  •
  The Merger Agreement provides that Parent is to pay us a termination fee of $19,500,000 if we terminate the Merger Agreement following 20 business days (or a longer period in certain circumstances) after the date of the Merger Agreement, all of the closing conditions have been satisfied or waived (except those, by their nature, to be satisfied at closing), and the Merger is not consummated within 3 business days after notice thereof from Arden.

  •
  The Merger Agreement provides that Parent is to pay us a termination fee of $31,200,000 if (A) we terminate the Merger Agreement as a result of a breach of or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of Parent or Merger Sub or compliance by Parent or Merger Sub with their obligations under the Merger Agreement, and such breach or failure cannot be cured or, if curable, is not cured prior to the earlier of (x) 20 business days after written notice thereof is given by the Company to Parent and (y) May 15, 2014 and (B) we are not permitted to terminate the Merger Agreement pursuant to the immediately preceding bullet.

        The Guarantor has agreed to guarantee the obligations of Parent to pay the reverse termination fee pursuant to the terms of the limited guarantee.

  Reimbursement of Expenses

        Except as described in this paragraph, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expenses. We may be required to reimburse Parent for reasonably documented out-of-pocket fees and expenses incurred by Parent and its affiliates in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $3,000,000, if (i) Parent terminates the

Merger Agreement for a breach of or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure cannot be cured or, if curable, is not cured prior to the earlier of (x) 20 business days after written notice thereof is given by Parent to the Company and (y) May 15, 2014, or (ii) Parent terminates the Merger Agreement because irrevocable written consents executed by the Principal Stockholders (which were obtained upon delivery of the irrevocable written consents by the Principal Stockholders) have not been delivered to Parent and Arden, or certain Principal Stockholders did not transfer from "street name" to certificated form certain shares of our Common Stock held by them and then vote such shares, via written consent, in favor of adoption of the Merger Agreement (which actions were performed within the applicable timeframes). Parent may be required to reimburse us for all out-of-pocket expenses incurred by us or any of our subsidiaries in connection with our cooperation in the marketing of Parent's debt financing. Additionally, if the Company or Parent fails to pay an applicable termination fee when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other for such payment, such paying party may be required to pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such action together with interest as specified in the Merger Agreement. Under the limited guarantee, the Guarantor has agreed to guarantee the payment of Parent's potential expense obligations described in the last two sentences of this paragraph in an amount of up to $1,500,000 and the above-described termination fees.

Employee Matters

        The Merger Agreement provides that, following the effective time of the Merger, Parent will cause the surviving corporation to honor the collective bargaining agreements and certain other agreements disclosed by the Company. Additionally, for a period of one year following the effective time of the Merger, Parent will cause the surviving corporation to provide to each employee of the Company who is then an employee of the surviving corporation or any of its subsidiaries, and whose terms and conditions of employment are not governed by a collective bargaining agreement (each a "Non-Union Employee," and collectively, the "Non-Union Employees"), a base salary or wage rate at least equal to such Non-Union Employee's base salary or wage rate in effect as of immediately prior to the effective time of the Merger. Parent will also cause the surviving corporation to provide compensation and benefits (other than equity-based compensation) that are, in the aggregate for all such Non-Union Employees as a group, no less favorable than the compensation and benefits provided to such Non-Union Employees immediately prior to the effective time of the Merger.

        Following the completion of the Merger, each Non-Union Employee will be credited with his or her years of service with the Company, its subsidiaries and respective affiliates (and any service with a predecessor employer) before the closing date of the Merger for purposes of eligibility, determination of the level of benefits (other than defined benefit accruals) and vesting (including for purposes of accrual of vacation and other paid time off and severance benefits) under the compensation and benefit plans, programs, agreements and arrangements of Parent, the surviving corporation or any respective subsidiary or affiliate thereof providing benefits to Non-Union Employees after the closing date to the same extent as such Non-Union Employee was entitled before the closing date to credit for such service under any similar Company benefit plan (except to the extent such service credit would result in duplication of benefits).

        Parent will use commercially reasonable efforts to waive for the Non-Union Company Employees and their dependents all limitations as to preexisting condition exclusions and actively-at-work requirements under any new health, dental, vision or other welfare plans maintained by Parent (in each case, to the extent such conditions were waived or satisfied immediately prior to the closing of the Merger) and to cause any eligible expenses incurred by the Non-Union Employees and their dependents under any of the Company's benefit plans during the portion of the plan year prior to the effective time of the Merger to be taken into account under any such new plans for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements.

Amendment, Extension and Waiver

        The parties may amend provisions of the Merger Agreement at any time before the effective time of the Merger, except that (i) after the specified stockholder approval has been obtained (which approval has been obtained), no amendment that requires further approval by stockholders of Arden is permitted without the further approval of such stockholders and (ii) amendments to certain sections of the Merger Agreement that are adverse to Lenders, are to be approved by the Lenders. Any such amendment must be in writing and signed by each of the parties.

        At any time prior to the effective time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement, except that after the specified stockholder approval has been obtained (which approval has been obtained), no waiver that requires further approval by stockholders of Arden is permitted without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

Remedies

        The Company's right to receive the termination fee and certain expense reimbursements from Parent (or the Guarantor pursuant to the limited guarantee) is, subject to certain rights to equitable relief including specific performance, the sole and exclusive remedy of the Company against Parent, Merger Sub, the equity investor, the Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, general or limited partners, assignees or affiliates, and other related persons, for any loss suffered as a result of the failure of the Merger to be consummated or for a breach of the Merger Agreement. Upon payment of the applicable termination fee and certain expense reimbursements due by Parent, no such party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

        Parent's right to receive payment from the Company of the Parent's expenses or the termination fee payable by Arden will be, subject to certain rights to equitable relief including specific performance, the sole and exclusive remedy of Parent, Merger Sub, the equity investor and the Lenders against the Company and its subsidiaries, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates, and other related persons, for any loss suffered as a result of the failure of the merger to be consummated or for a breach of the Merger Agreement. Upon payment of such amount by the Company, no such party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby, the limited guarantee or the equity commitment letter.

        The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent's obligation to cause the equity financing to be funded will be subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Parent and Merger Sub to effect the Merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded or will be funded at the closing, and (iii) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then the closing would occur. While the Company may pursue both a grant of specific performance regarding the equity financing and the payment of the applicable Parent termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance regarding the equity financing and any money damages, including all or any portion of the applicable Parent termination fee.

MARKET PRICE OF OUR COMMON STOCK

General

        Our Restated Certificate of Incorporation, as amended to date, provides that we may issue up to 12,000,000 shares of stock, consisting of: (a) 10,000,000 shares of Class A Common Stock, par value $0.25 per share, (b) 1,500,000 shares of Class B Common Stock, par value $0.25 per share, and (c) 500,000 shares of Serial Preferred Stock, par value $15.00 per share. As of December 20, 2013, there were 3,071,000 shares of Class A Common Stock outstanding and no shares of Class B Common Stock or Serial Preferred Stock were outstanding.

Principal Trading Market; High and Low Sales Prices

        Our Common Stock is listed on the NASDAQ Stock Market under the symbol "ARDNA." On December 19, 2013, the day prior to the meeting at which the Board of Directors considered the Merger Agreement, the closing price on the NASDAQ Stock Market for our Common Stock was $125.61 per share. The closing sale price of our Common Stock on December 20, 2013, the last full trading day prior to the announcement of the Merger, was $128.70 per share. The $126.50 cash consideration to be paid for each share of our Common Stock in the Merger represents (a) an approximate 13.7% premium to the closing sale price of $111.25 of our Common Stock on July 12, 2013, the last trading day prior to the date that the Company publicly announced that it had initiated a process to explore and evaluate strategic alternatives, which could include a possible sale of the Company, (b) represents an approximate premium of 20.3%, 25.8% and 30.4% to Arden's average closing prices for the three, six and 12-month periods ended July 12, 2013, respectively, (c) a less than 1% premium from the closing price on December 19, 2013, and (d) an approximate 1.7% discount from the closing price on December 20, 2013. On January 27, 2014, the closing sale price of our Common Stock on the NASDAQ Stock Market was $126.12 per share. You are encouraged to obtain current market quotations for our Common Stock.

        The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share, as reported on the NASDAQ Stock Market, for our Common Stock.

	High		Low
Fiscal Year Ended December 29, 2012
First quarter	$92.55		$83.00
Second quarter	$92.00		$79.76
Third quarter	$98.00		$82.60
Fourth quarter	$113.90		$84.17
Fiscal Year Ended December 28, 2013
First quarter	$103.50		$89.22
Second quarter	$110.50		$93.16
Third quarter	$136.99		$109.67
Fourth quarter	$126.89	*	$126.00	*

*
As of December 27, 2013, the last trading day of the fiscal year ended December 28, 2013.

        There are no shares of Class B Common Stock or Serial Preferred Stock outstanding or listed for trading on any market. Following the Merger, there will be no further market for our Common Stock and our Common Stock will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Dividends

        In fiscal 2012 and 2013, we paid regular quarterly dividends of $0.25 per share for an aggregate annual payment of $3,071,000 and $3,071,000 respectively. In fiscal 2012, we also paid a special cash dividend of $20 per share for an aggregate of $61,420,000. Because under the Merger Agreement we are prohibited from declaring any dividends after the date thereof without Parent's prior written consent, we do not anticipate the payment of any dividend for the first or second quarter of fiscal 2014 (other than the regular quarterly dividend of $0.25 payable on January 17, 2014). Following consummation of the Merger, we will be a wholly-owned subsidiary of Parent. If the Merger is not consummated, the Company may reconsider the payment of dividends and any such determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including our credit facility and other indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Arden's common stock (as of December 28, 2013, unless otherwise indicated) for the following:

  •
  each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the outstanding shares of our common stock;

  •
  each of our non-employee directors;

  •
  each of our named executive officers; and

  •
  all directors, director nominees and current executive officers of Arden as a group.

        We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The percentages of beneficial ownership set forth below are based on 3,071,000 shares of our Class A Common Stock issued and outstanding as of December 28, 2013.

        Except as otherwise indicated, the address for each person listed below is c/o Arden Group, Inc., 2020 South Central Avenue, Compton, California 90220.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Bernard Briskin	1,733,772	(2)(3)	56.5%
Royce & Associates, LLC	271,489	(4)	8.8%
M. Mark Albert	0
John G. Danhakl	0
Robert A. Davidow	0
Kenneth A. Goldman	139,880	(5)	4.5%
Laura J. Neumann	200		(6)
Steven Romick	0
All Directors and Named Executive Officers as a Group (7 persons)	1,873,852	(2)(3)(4)	61.0%

(1)
Unless otherwise indicated to the contrary, all beneficial owners have sole investment and voting power. For purposes of this information statement, 1,357,200 treasury shares of Common Stock are not deemed to be outstanding.

(2)
This amount includes the following shares: (i) 186,096 shares held in trust (of which Mr. Briskin is a co-trustee) for the benefit of Mr. Briskin, his children, and grandchildren, (ii) 397,608 shares held in, or beneficially owned by, a charitable remainder unitrust (of which Mr. Briskin and his spouse are co-trustees), (iii) 92,687 shares held in a second charitable remainder trust (of which Mr. Briskin is the trustee), (iv) 278,063 shares held in a third charitable remainder unitrust (of which Mr. Briskin and his spouse are co-trustees) and (v) an aggregate of 87,921 shares held by Mr. Briskin's spouse or in her Individual Retirement Accounts for her benefit. Mr. Briskin disclaims any beneficial ownership of the shares set forth in clauses (ii), (iii), (iv), and (v) hereof and has no voting power with respect to these shares. Nothing herein should be construed as an admission that Mr. Briskin is in fact the beneficial owner of these shares. The trust agreement for each of the trusts listed in clauses (ii) through (iv) of the first sentence of this footnote provides for an independent trustee who has no powers thereunder other than the sole authority to authorize the sale or other dispositions of any assets contributed to such trusts by the grantor or grantors of such trusts. Steven Romick is acting as the independent trustee under each of such trusts.

(3)
This amount excludes 21,887 shares of Common Stock held by The Judy and Bernard Briskin Foundation of which Mr. Briskin serves as a co-trustee. Mr. Briskin disclaims any beneficial ownership with respect to these shares.

(4)
Based upon Schedule 13-G filed on January 6, 2014 with the Securities and Exchange Commission. The address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(5)
Of these shares, 51,040 are held in trust by Mr. Goldman, as trustee, for the grandchildren of Mr. and Mrs. Briskin and 88,840 are held by limited partnerships, of which Mr. Goldman is one of the general partners and the limited partners are trusts of which Mr. Goldman is the trustee and the beneficiaries are members of Mr. and Mrs. Briskin's family. Mr. Goldman disclaims beneficial ownership of these shares.

(6)
Did not exceed 1%. Shares are owned by Ms. Neumann's spouse with whom Ms. Neumann shares investment and voting power.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This information statement, and the documents to which we refer in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of net sales, EBITDA, net income or other financial items, the expected timing of the closing of the proposed Merger, the management of the Company and the Company's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, number of store openings, liquidity and capital resources and other financial and operating information. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "appears," "assume," "believe," "can," "continue," "could," "estimate," "expect," "future," "goals," "guidance," "intend," "may," "outlook," "plan," "potential," "predict," "project," "preliminary," "should," "targets" or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

        No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company's control. These factors include, without limitation: the results and impact of the Company's announcement of the proposed Merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; the outcome of any legal proceedings that may be instituted against Arden and others related to the Merger Agreement; the impact of the Merger on our ability to attract and retain key personnel, on our sales, and on our total costs and expenses; the diversion of management's attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that may be required to be paid even if the Merger is not completed; risks relating to our strategy; risks that consumer spending may decline; competition risks relating to changes in consumer preferences and economic conditions; risks relating to quality or health concerns about our merchandise or events that may affect our vendors; risks associated with owning or leasing real estate; the ability of our majority stockholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the SEC on March 11, 2013 and available at http://www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K.

        Any forward-looking statement made by us in this information statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

 ADDITIONAL INFORMATION

        The following documents that we previously filed with the SEC accompany this information statement, portions of which are referenced herein:

  •
  Annual Report on Form 10-K of the Company for the fiscal year ended December 29, 2012, filed with the SEC on March 11, 2013, including the financial statements and related notes thereto and the report of independent auditor, is attached to this information statement as Annex E.

  •
  Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 30, 2013, filed with the SEC on May 8, 2013, including the financial statements and related notes thereto, is attached to this information statement as Annex F.

  •
  Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 29, 2013, filed with the SEC on August 8, 2013, including the financial statements and related notes thereto, is attached to this information statement as Annex G.

  •
  Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended September 28, 2013, filed with the SEC on November 7, 2013, including the financial statements and related notes thereto, is attached to this information statement as Annex H.

        Such Annual Report and Quarterly Reports should be read in conjunction with this information statement.

        In addition, subsequent to the fiscal year ended December 29, 2012, the Company filed the following Current Reports on Form 8-K:

  •
  Current Report on Form 8-K dated and filed with the SEC on March 18, 2013.

  •
  Current Report on Form 8-K dated June 7, 2013, and filed with the SEC on June 10, 2013.

  •
  Current Report on Form 8-K dated and filed with the SEC on July 16, 2013.

  •
  Current Report on Form 8-K dated and filed with the SEC on July 18, 2013.

  •
  Current Report on Form 8-K dated and filed with the SEC on August 8, 2013.

  •
  Current Report on Form 8-K dated and filed with the SEC on September 30, 2013.

  •
  Current Report on Form 8-K dated and filed with the SEC on December 27, 2013.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC's public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company's SEC filings made electronically are available to the public at the SEC's website located at www.sec.gov. Stockholders can also obtain free copies of the Company's SEC filings through the "Investor Information" section of the Company's website at www.ardengroupinc.com. The Company's website address is being provided as an inactive textual reference only. The information provided on the Company's website, other than the copies of the documents listed or referenced above that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

        Pursuant to the rules of the SEC, services that deliver the Company's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company's information statement, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this information statement to any stockholder at a shared address to which a single copy of this information statement was delivered. Multiple stockholders sharing the same address may also notify the Company if they wish to receive separate copies of the Company's communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify the Company of their requests by calling or writing Arden Group, Inc., 2020 South Central Avenue, Compton, California 90220, telephone (310) 638-2842.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

GRCY HOLDINGS, INC.,

GRCY ACQUISITION, INC.

and

ARDEN GROUP, INC.

Dated as of December 20, 2013

i

ii

Page
ARTICLE X GENERAL PROVISIONS		A-59
Section 10.01	Non-Survival of Representations, Warranties, Covenants and Agreements	A-59
Section 10.02	Notices	A-59
Section 10.03	Severability	A-60
Section 10.04	Entire Agreement; Assignment	A-60
Section 10.05	Parties in Interest	A-60
Section 10.06	Specific Performance.	A-60
Section 10.07	Governing Law	A-61
Section 10.08	Counterparts	A-62
Section 10.09	Waiver of Jury Trial	A-62
Section 10.10	Acknowledgement by Parent and Merger Sub	A-63
Exhibits:
Exhibit A—Form of Certificate of Merger
Exhibit B—Certificate of Incorporation
Exhibit C—Letter Agreement
Exhibit D—Final Stockholders' Written Consent
Exhibit E—Initial Stockholders' Written Consent
Company Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2013 (this "Agreement"), among GRCY Holdings, Inc., a Delaware corporation ("Parent"), GRCY Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and Arden Group, Inc., a Delaware corporation (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (the "Merger");

        WHEREAS, the Company Board has (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (b) approved this Agreement and declared its advisability and (c) resolved to recommend the adoption of this Agreement, and directed that this Agreement be submitted for consideration, by the stockholders of the Company;

        WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the Transactions, including the Merger and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investor has entered into an Equity Commitment Letter with Parent; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the Equity Investor has executed and delivered a Limited Guarantee in favor of the Company.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

        Section 1.01    Certain Defined Terms.     For purposes of this Agreement:

          "2012 Balance Sheet" means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 29, 2012, including the notes thereto.

          "Acceptable Confidentiality Agreement" means an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

          "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to (a) any merger, consolidation, business combination, equity purchase, recapitalization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the voting equity interests in the surviving or resulting entity of such transaction or the parent of such surviving or resulting entity; (b) any sale, lease, license, exchange, transfer or other disposition of assets or businesses that constitute or represent more than 20% of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 20% of the Shares.

          "Action" means any litigation, suit, claim, complaint, action, proceeding or investigation.

          "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.

          "Alternative Acquisition Agreement" means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

          "Beneficial Owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

          "Business Day" means any day other than (i) a Saturday or Sunday and/or (ii) a day on which banks are required or authorized to close in the City of Los Angeles, State of California.

          "Change in Control Plan" means the Change in Control Protection Plan of the Company, adopted July 12, 2013.

          "Closing Date" means the date on which the Closing occurs.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended.

          "Company Board" means the board of directors of the Company.

          "Company Common Stock" means the Class A common stock, par value $0.25 per share, of the Company.

          "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

          "Company Financial Advisor" means Moelis & Company LLC.

          "Company Material Adverse Effect" means any circumstance, fact, event, change, effect, development or occurrence (any such item, an "Effect") that individually or in the aggregate with all other Effects (x) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or (y) has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following and no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly arising out of or resulting from any of the following shall be (a) deemed to be or constitute a "Company Material Adverse Effect," or (b) taken into account in determining whether a "Company Material Adverse Effect" has occurred: (i) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof), in each case after the date hereof, applicable to the Company or any of its Subsidiaries; (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates; (iii) changes in general business, economic, political or financial market conditions; (iv) changes in the financial, credit or securities markets in the U.S. or any other country or region in the world, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (v) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement, including, without limitation, any stockholder litigation relating to this Agreement; (vi) any change in the price of the Company Common Stock or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in stock price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters; (viii) actions taken with the prior written consent of or at the written request of Parent or Merger Sub or the omission of an action that was explicitly required or permitted by Parent or Merger Sub pursuant to this Agreement; (ix) the failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period or any change in any analyst's recommendation or rating with respect to the Company or any of its Subsidiaries (it being understood that the underlying cause of such failure or change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); (x) any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change or prospective change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); (xi) any change resulting or arising from the identity of Parent, Merger Sub or any of their respective Affiliates; or (xii) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing (provided that the provisions of this clause (xii) shall not apply to the representations and warranties set forth in Section 4.05); except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii), to the extent the impact of such Effect is materially disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

          "Company Permits" means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

          "Company Stockholder Approval" means the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares in accordance with the DGCL and the Company's certificate of incorporation and bylaws.

          "Compliant" means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading, (b) the financial statements included in the Required Information comply with the Company's representations and warranties in Section 4.07(b) of this Agreement (for avoidance of doubt, in the case of financial statements delivered by the Company after the date of this Agreement, as if such representations and warranties applied to such new financial statements) and (c) the Company's independent auditors have not withdrawn any audit opinion with respect to any financial statement contained in the Required Information.

          "Confidentiality Agreement" means the confidentiality agreement, dated July 23, 2013, between TPG Global, LLC and the Company.

          "Contract" shall mean any note, bond, mortgage, indenture, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation other than a Lease.

          "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "Encumbrances" means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

          "End Date" means May 15, 2014.

          "Environmental Laws" means any Law relating to: (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

          "Equity Commitment Letter" shall mean that certain equity financing commitment letter by and among the Equity Investor and Parent, pursuant to which (a) the Company is named as a third party beneficiary and (b) subject to the terms and conditions contained therein, the Equity Investor has committed to invest in Parent the amount set forth therein.

          "Equity Investor" shall mean TPG Partners VI, L.P.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity that would be treated as a single employer with the Company or any of its Subsidiaries under Subsections (b), (c), (m) or (o) of Section 414 of the Code or Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Expenses" means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Information Statement, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

          "FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder.

          "Final Stockholders' Written Consent" means the Stockholders' Written Consent set forth on Exhibit D hereto.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Authority" means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any self-regulatory organization or any court, tribunal, or mediator or judicial or arbitral body of competent jurisdiction including, for the avoidance of doubt, the California Department of Alcoholic Beverage Control.

          "Hazardous Substances" means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive materials but does not include products sold or used by the Company or its Subsidiaries in the ordinary course of business in the manner and in the quantities permitted by applicable Environmental Laws.

          "Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness (including in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Initial Stockholders' Written Consent" means the Stockholders' Written Consent set forth on Exhibit E hereto.

          "Knowledge of the Company" or "Company's Knowledge" means the actual (but not constructive or imputed) knowledge of the individuals named on Section 1.01 of the Company Disclosure Schedule with respect to the Company and its Subsidiaries.

          "Knowledge of Parent" or "Parent's Knowledge" means the actual (but not constructive or imputed) knowledge, as of the date of this Agreement, of any of the officers of Parent with respect to Parent and Merger Sub, without any requirement or implied requirement of verification or investigation concerning such knowledge.

          "Law" means any federal, national, foreign, supranational, state, administrative or other law (including common law), statute, ordinance, obligation, regulation, requirement, regulatory interpretation, rule, code or Order, of any type or nature, whether civil or criminal, however enacted, issued or otherwise established.

          "Lease" means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

          "Leased Real Property" means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

          "Letter Agreement" means a letter agreement executed in the form attached hereto as Exhibit C.

          "Limited Guarantee" means the limited guarantee in favor of the Company being executed concurrently herewith pursuant to which the Equity Investor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

          "Los Angeles Time" means the local time in Los Angeles, California on the date as of which a determination of time is being made.

          "Losses" means any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

          "Marketing Period" means the first (1st) period of twenty (20) consecutive Business Days commencing after the date hereof and ending prior to the End Date (inclusive of each day starting with the first (1st) day and through and ending with the last day of such period) in which (a) Parent shall have the Required Information and such Required Information is Compliant without requiring any updates, supplements or additional information (for the avoidance of doubt, if at any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period ceases to be Compliant or would not be Compliant at any time during the Marketing Period, then the Marketing Period shall be deemed not to have commenced), provided that, if the Company shall in good faith reasonably believe that it has delivered the Required Information to Parent, the Company may deliver to Parent written notice to that effect (stating when the Company believes it completed such delivery), in which case the Company shall be deemed to have delivered such Required Information on the date specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of such Required Information or such Required Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or the manner in which such Required Information is not Compliant) and, if the requirements set forth in clauses (b) and (c) immediately below are satisfied as of such date (without limitation of any of the provisions set forth herein that may deem the Marketing Period not to have commenced or otherwise restart the Marketing Period), the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent objects as set forth above, (b) the conditions set forth in Section 8.01 and Section 8.02 shall be satisfied or waived (where permissible) other than any conditions that by their terms are to be satisfied at the Closing (but subject to the satisfaction or waiver (where permissible) of those conditions at the Closing) and (c) no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 8.01 and Section 8.02 to fail to be satisfied assuming that the Closing were to occur at any time during such twenty (20) consecutive Business Day period; provided, that (i) if the Marketing Period has not been completed on or prior to December 20, 2013, the Marketing Period shall commence no earlier than January 6, 2014, (ii) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and (iii) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (A) Moss Adams LLP shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Moss Adams LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP.

          "NASDAQ" means the NASDAQ Global Market.

          "Order" means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

          "Owned Real Property" means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest.

          "Parent Board" means the board of directors of Parent.

          "Permitted Encumbrances" means: (a) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business relating to obligations as to which (x) there is no default on the part of the Company or any of its Subsidiaries and that are not, individually or in the aggregate, material or (y) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) leases or subleases that give any third party any right to occupy real property; (d) Encumbrances imposed by applicable Law for which the underlying arrangement is not in default or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (e) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (that are of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that are not violated by, do not materially interfere with, and do not adversely affect in any material respect the value or current anticipated use of the applicable property affected thereby; (h) Encumbrances securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (i) minor encroachments and irregularities which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the value, occupancy or current or anticipated use of such real property which they encumber; and (j) such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially and adversely affect the existing use of the property affected by such Encumbrance.

          "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

          "Phantom Stock Unit Right" or "Phantom Stock Unit Rights" means those phantom stock units that provide for cash payments based on Company Common Stock.

          "Principal Stockholders" means NFS/SMTC IRA SBO Judith E. Briskin, the Bernard Briskin Separate Property Trust, The Briskin Community Property Trust, the Judith Briskin Separate Property Trust, the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013, Julie Ann Briskin and the Trust under the Will of Samuel Briskin for the benefit of Bernard Briskin.

          "Real Property" means the Leased Real Property and the Owned Real Property.

          "Representatives" means a Person's officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

          "Required Information" means (a) all financial statements and other information of the Company and its Subsidiaries (including with respect to any acquired entities) contemplated by clauses (x) and (y) of Section 7.08(f)(iv) of this Agreement and (b) a public corporate credit rating and a public corporate family rating, as the case may be, for the Company and its Subsidiaries from each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, as the case may be, and public ratings for the term loan facility contemplated in connection with the Debt Financing from each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Service Provider" means each of the officers, employees, directors and natural person independent contractors of the Company and each of its Subsidiaries.

          "Stockholder Approval" means the approval of the stockholders of the Company evidenced by the delivery of the Initial Stockholders' Written Consent and the Letter Agreement pursuant to Section 7.02.

          "Subsidiary" or "Subsidiaries" of any specified Person means an Affiliate Controlled by such Person, directly or indirectly, through one or more intermediaries.

          "Superior Proposal" means a written bona fide Acquisition Proposal on terms that the Company Board (or any committee thereof) determines, in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel and taking into consideration such factors as the Company Board (or any committee thereof) may deem relevant, (A) to be more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and (B) to be reasonably likely to be consummated in accordance with its terms, taking into account any legal, financial, regulatory or other aspects of the proposal, including the Person or group making the Acquisition Proposal and any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms. For purposes of the definition of "Superior Proposal," each reference to "20%" in the definition of "Acquisition Proposal" shall be replaced with "75%" and the reference to "80%" in the definition of "Acquisition Proposal" shall be replaced with "25%".

          "Taxes" means (a) any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

          "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transactions" means the Merger, the Financing and the other transactions contemplated by this Agreement.

          "U.S." means the United States of America.

          "USA PATRIOT Act" means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

        Section 1.02    Other Defined Terms.     The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Bankruptcy and Equity Exception	Section 4.04(a)
Benefit Plans	Section 4.10(d)
Book-Entry Shares	Section 3.01(a)
Certificate of Merger	Section 2.02
Certificates	Section 3.01(a)
Change in the Company Recommendation	Section 7.03(c)
Change or Termination Notice	Section 7.03(d)(ii)
Closing	Section 2.02
Collective Bargaining Agreements	Section 7.15(a)
Commitment Letters	Section 5.07(a)
Company	Preamble
Company Class B Common Stock	Section 4.03(a)
Company Employees	Section 7.15(a)
Company Recommendation	Section 4.04(b)
Company Related Parties	Section 9.03(f)
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)(ii)
D&O Insurance	Section 7.05(b)
Debt Commitment Letter	Section 5.07(a)
Debt Financing	Section 5.07(a)
Debt Financing Commitments	Section 5.07(a)
Definitive Agreements	Section 7.08(a)
Dissenting Shares	Section 3.04
Dissenting Stockholder	Section 3.04
Effective Time	Section 2.02
Equity Financing	Section 5.07(b)
Equity Financing Commitments	Section 5.07(b)
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Fee Letter	Section 5.07(b)
Final Phantom Stock Unit Right Payment	Section 3.01(f)(ii)
Financing	Section 5.07(b)
Financing Commitments	Section 5.07(b)
Governmental Consents	Section 7.07(a)
HSR Act	Section 4.05(b)
Indemnified Parties	Section 7.05(a)
Information Statement	Section 7.01(a)
Intellectual Property Rights	Section 4.12
Lease Guarantees	Section 4.11(d)
Lender Designated Sections	Section 9.04
Lenders	Section 5.07(a)
Material Contract	Section 4.15(a)
Material Lease	Section 4.11(b)
Merger	Recitals
Merger Consideration	Section 3.01(a)
Merger Sub	Preamble

Defined Term	Location of Definition
Multiemployer Plan	Section 4.10(d)
New Plans	Section 7.15(b)
Non-Union Company Employees	Section 7.15(a)
Notice Period	Section 7.03(d)(ii)
Parent	Preamble
Parent Breach Termination Fee	Section 9.03(c)
Parent Non-Breach Termination Fee	Section 9.03(c)
Parent Related Parties	Section 9.03(f)
Paying Agent	Section 3.02(a)
Paying Agent Agreement	Section 3.02(a)
PII	Section 4.12(c)
Preliminary Information Statement	Section 7.01(a)
Registered Intellectual Property	Section 4.12(a)
Restraint	Section 8.01(b)
Restricted Financing Commitment Amendments	Section 7.08(b)
Serial Preferred Stock	Section 4.03(a)
Share and Shares	Section 3.01(a)
Phantom Stock Unit Right Payment	Section 3.01(f)(i)
Stockholders' Written Consent	Section 7.02
Suppliers	Section 4.15(c)
Surviving Corporation	Section 2.03

        Section 1.03    Interpretation; Headings.     Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

        Section 2.01    The Merger.     Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

        Section 2.02    Closing; Effective Time.     The closing of the Merger (the "Closing") shall take place at 7:00 a.m. (Los Angeles Time) at the offices of Reed Smith LLP, 1901 Avenue of the Stars, Suite 700, Los Angeles, California 90067 on the second (2nd) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent; provided that, if the Marketing Period has not ended at the time of the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), then, subject to the continued satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days' prior written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Parent's financing of the transactions contemplated by this Agreement), (b) the first (1st) Business Day after the final day of the Marketing Period or (c) such other date, time or place as agreed to in writing by Parent and the Company. At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, such Certificate of Merger to be in substantially the form attached hereto as Exhibit A (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger, being the "Effective Time").

        Section 2.03    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.04    Certificate of Incorporation; Bylaws.

          (a)   At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05(a) below.

          (b)   The parties hereto shall take all necessary action such that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws, subject to Section 7.05(a) below.

        Section 2.05    Directors and Officers.     As of the Effective Time, (a) the directors of the Surviving Corporation shall be the individuals specified as such by the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified and (b) the officers of the Surviving Corporation shall be the individuals specified as such by the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer's earlier death, resignation or removal.

 ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 3.01    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, the following shall occur:

          (a)    Merger Consideration; Conversion of Company Common Stock.    Except as provided in Section 3.01(d), each share of Company Common Stock (a "Share" and, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be converted automatically into and thereafter evidence the right of the holder to receive an amount in cash equal to One Hundred Twenty Six Dollars and Fifty Cents ($126.50) without interest (the "Merger Consideration"), and each holder of a certificate or certificates which immediately prior to the Effective Time represented such Shares ("Certificates") or book-entry shares which immediately prior to the Effective Time represented such Shares ("Book-Entry Shares") shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.02(a)(i) (or in the case of a lost, stolen or destroyed Certificate, Section 3.02(e)).

          (b)    Excluded Shares.    Each Share held (i) in the treasury of the Company or (ii) by Parent or any direct or indirect wholly owned Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time (collectively with those shares described in clause (d) below, the "Excluded Shares") shall be automatically cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (d)    Shares Owned by Subsidiaries.    Any Shares owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent: (i) be contributed to a parent company of Merger Sub immediately prior to the Merger in exchange for capital stock of such parent company, as designated by Parent in connection with the Merger and (ii) be treated as Excluded Shares pursuant to Section 3.01(b).

          (e)    Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

          (f)    Phantom Stock Unit Rights.

              (i)  At the Effective Time, any outstanding Phantom Stock Unit Right (or portion thereof) that is then vested (whether or not by reason of the Merger) shall, and without any action on the part of the holder thereof, be cancelled and, in full consideration of such cancellation, shall be converted into and thereafter evidence the right to receive an aggregate amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the base price set forth in the award agreement for the Phantom Stock Unit Right multiplied by (B) the number of vested Phantom Stock Unit Rights subject to such award agreement, less any applicable income or employment tax withholding ("Phantom Stock Unit

    Right Payment"). Each such outstanding vested Phantom Stock Unit Right, when converted in accordance with this Section 3.01(f)(i), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any such Phantom Stock Unit Right shall cease to have any rights with respect thereto, except the right to receive the payments set forth in this Section 3.01(f)(i). The Phantom Stock Unit Right Payment shall be paid by the Surviving Corporation within seven (7) days after the Effective Time through (x) its payroll system for employees and (y) its accounts payable system for non-employee directors.

             (ii)  At the Effective Time, any outstanding Phantom Stock Unit Right (or portion thereof) that is then not vested, and that is listed on Section 3.01(f)(ii) of the Company Disclosure Schedule, shall, without any action on the part of the holder thereof, be converted into and thereafter evidence the right to receive, without interest, an aggregate amount in cash equal to the product of (x) the excess, if any of the Merger Consideration over the base price set forth in the award agreement for the Phantom Stock Unit Right multiplied by (y) the number of unvested Phantom Stock Unit Rights subject to such award agreement, less any applicable income or employment tax withholding (the "Final Phantom Stock Unit Right Payment"), such amount to be due and payable on the first (1st) anniversary of the Effective Time, provided that the holder thereof has remained continuously employed by the Surviving Corporation or its Subsidiaries through such date; provided, however, that any portion of Final Phantom Stock Unit Right Payment not previously paid shall become due and payable upon a holder's termination of employment (a) by the Company other than for Cause or (b) by the holder for Good Reason (each as defined in the Change in Control Plan). Each such Phantom Stock Unit Right (or portion thereof), when converted in accordance with this Section 3.01(f)(ii), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any such Phantom Stock Unit Right shall cease to have any rights with respect thereto, except the right to receive the payments set forth in this Section 3.01(f)(ii). The Final Phantom Stock Unit Right Payment shall be paid by the Surviving Corporation through its payroll system to the holder of such converted Phantom Stock Unit Right as soon as reasonably practicable following the date on which such amount becomes due and payable under this Section 3.01(f)(ii), but in no event later than the seventh (7th) day after the date upon which the Final Phantom Stock Unit Right Payment becomes due, assuming, in each case, the necessary release has been received from the employee obligated to tender such release.

            (iii)  At the Effective Time, any outstanding Phantom Stock Unit Right (or portion thereof) that is not then vested and that is not listed on Section 3.01(f)(ii) of the Company Disclosure Schedule shall no longer be outstanding, shall automatically be cancelled without consideration and shall cease to exist and each holder of any such Phantom Stock Unit Right shall cease to have any rights with respect thereto.

            (iv)  At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and any necessary consents from the holders of the Phantom Stock Unit Rights) to effectuate the actions contemplated by this Section 3.01(f); provided that such resolutions and other actions shall expressly be conditioned upon the consummation of the transactions contemplated by this Agreement and shall be of no effect if this Agreement is terminated. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of this Section 3.01(f)(iv). For purposes of this Section 3.01(f)(iv), a reasonable opportunity shall mean at least three (3) Business Days prior to the adoption of the resolution or taking of the action.

          (g)    Non-Officer and Non-Director Stock Option Plan.    At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) to terminate the Non-Officer and Non-Director Stock Option Plan, as amended from time to time. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of this Section 3.01(g). For purposes of this Section 3.01(g), a reasonable opportunity shall mean at least three (3) Business Days prior to the adoption of the resolution or taking of the action.

        Section 3.02    Exchange of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, Parent shall designate a commercial bank or trust company which shall be reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the benefit of the holders of Shares and, at or before the Effective Time, Parent shall enter into an agreement with the Paying Agent in a form reasonably satisfactory to the Company (the "Paying Agent Agreement") providing for the obligations of the Paying Agent. At the Effective Time (or in the case of Section 3.04, when ascertained), Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make all payments which are then due or may become due under Section 3.01(a) and Section 3.04 (such aggregate cash amount being hereafter referred to as the "Exchange Fund"). The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason following the Effective Time (including investment losses or as a result of any Dissenting Stockholder effectively waiving, withdrawing or losing such stockholder's right to seek appraisal of its Dissenting Shares under the DGCL or if a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of DGCL) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Corporation shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest or other income from such investments shall be deemed to be the income of Parent (and so long as cash in the Exchange Fund is sufficient to fully satisfy all payment obligations to be made in cash by the Paying Agent under this Agreement, any such interest or other income shall be paid to Parent) and any Taxes resulting or arising from or out of such interest or other income shall be paid by Parent. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

          (i)    Payment Procedures.    As promptly as practicable after the Effective Time, but in any event within five (5) Business Days following the date of the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

           (ii)  Upon (A) surrender to the Paying Agent of a Certificate for cancellation (or, in the case of a lost, stolen or destroyed Certificate, upon delivery of the items contemplated by Section 3.02(e)), together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Paying Agent of an "agent's message" in the case of Book-Entry Shares, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly pay in accordance with the terms hereof and the Paying Agent Agreement, an amount of cash equal to the aggregate Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a) in respect of the Shares formerly represented by such holder's Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, an amount of cash equal to the aggregate Merger Consideration for such Shares may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 3.01(a) and this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration.

          (b)    No Further Rights in Company Common Stock.    The Merger Consideration paid in respect of the Shares upon the surrender for exchange of a Certificate or transfer of a Book-Entry Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificate or Book-Entry Share. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.

          (c)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to Section 3.01(a).

          (d)    No Liability.    None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (e)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 3.01(a).

          (f)    Required Withholding.    Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the

  Code, or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

        Section 3.03    Stock Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 3.01(a).

        Section 3.04    Appraisal Rights.     Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares ("Dissenting Shares") that are held by a stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a "Dissenting Stockholder") shall not be converted into the right to receive the Merger Consideration, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder's right to seek appraisal of such Dissenting Shares under the DGCL or if a court of competent jurisdiction shall have determined that such Dissenting Stockholder is not entitled to the appraisal provided by Section 262 of DGCL with respect to such Dissenting Shares, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration with respect to such Dissenting Shares. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect appraisal rights, shall have effectively withdrawn appraisal rights, or shall have lost the right to seek appraisal, in each case with respect to any Dissenting Shares, or if a court of competent jurisdiction shall have determined that such Dissenting Stockholder is not entitled to the appraisal provided by Section 262 of DGCL with respect to such Dissenting Shares, then (a) such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to this Agreement and (b) Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Merger Consideration so due and payable to such Persons in respect of such Dissenting Shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of Dissenting Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of the DGCL. Except with the prior written consent of Parent, or to the extent required by applicable Law, the Company shall not voluntarily make or agree to make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Parent and Merger Sub to enter into this Agreement, (a) except as set forth in the corresponding section of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) and (b) except as specifically disclosed in the Company SEC Reports prior to the date hereof (excluding "risk factors" sections or any language in such reports that is predictive or forward-looking, it being acknowledged and agreed that clause (b) shall not apply to any representations and warranties set forth in Sections 4.03, 4.04, 4.05 and 4.20), the Company hereby represents and warrants to Parent and Merger Sub the truth and the accuracy of the matters set forth in this Article IV.

        Section 4.01    Organization and Qualification; Subsidiaries.

          (a)   The Company and each of its Subsidiaries is a corporation or limited liability company duly incorporated or formed (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other foreign entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

          (b)   A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or formation (as applicable) of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule.

        Section 4.02    Certificate of Incorporation, Bylaws and Equivalent Documents.     The Company has heretofore made available to Parent a complete and correct copy of the certificate of incorporation and bylaws, or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation and bylaws, or equivalent organizational documents, are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

        Section 4.03    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) Ten Million (10,000,000) shares of Company Common Stock, (ii) One Hundred Twenty-Nine Thousand Two Hundred Sixty-Two (129,262) shares of Class B common stock, par value $0.25 per share ("Company Class B Common Stock") and (iii) Five Hundred Thousand (500,000) shares of Serial Preferred Stock, par value $15.00 per share ("Serial Preferred Stock"). There are (i) Three Million Seventy-One Thousand (3,071,000) shares of Company Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) an additional One Million Three Hundred Fifty-Seven Thousand Two Hundred (1,357,200) shares of Company Common Stock held by AMG Holdings, Inc., a wholly-owned Subsidiary of the Company, (iii) no shares of Company Class B Common Stock issued or outstanding, and (iv) no shares of Serial Preferred Stock issued or outstanding. There are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth in this Section 4.03 or Section 4.03(a) of the Company Disclosure Schedule, there are no outstanding (i) phantom stock unit agreements or stock appreciation rights or (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

          (b)   Each outstanding share of capital stock of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Encumbrances other than Permitted Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

          (c)   As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

          (d)   Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there is no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness disclosed in the Company's Form 10-Q filed with the SEC on November 7, 2013 or incurred thereafter in the ordinary course of business and (ii) the Company has no declared but unpaid dividends.

          (e)   Except as set forth in Section 4.03(e) of the Company Disclosure Schedule and except for the capital stock and voting securities of, and other equity interests in, the Company's Subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

          (f)    As of the date of this Agreement, there are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares or any other capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

        Section 4.04    Authority Relative to This Agreement; Vote Required.

          (a)   Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 of this Agreement, the Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval and the satisfaction of the other conditions hereunder, to perform its obligations hereunder and to consummate the Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 of this Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 of this Agreement and the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

          (b)   The Company Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held, and subject to the terms of this Agreement (including Section 7.03) not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) subject to the terms of this Agreement (including Section 7.03), recommended the adoption of this Agreement, and directed that this Agreement be submitted for consideration, by the stockholders of the Company (the "Company Recommendation").

        Section 4.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 and Section 5.15 of this Agreement, and assuming all consents, approvals, authorizations and other actions described in this Section 4.05 or in Section 4.05(b) of the Company Disclosure Schedule have been obtained or taken and all filings and obligations described in this Section 4.05 or in Section 4.05(b) of the Company Disclosure Schedule have been made or satisfied, and assuming receipt of the Company Stockholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in this Section 4.05 or in Section 4.05(a) of the Company Disclosure Schedule, violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract, Company Permit or Material Lease except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, termination rights or other occurrences which would not have a Company Material Adverse Effect.

          (b)   Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 and Section 5.15 of this Agreement, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for those consents, approvals, authorizations, permits or filings with, or notifications to, any Governmental Authority described in Section 4.05(b) of the Company Disclosure Schedule, (ii) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and/or the rules and regulations thereunder (including, but not limited to, the filing of the Information Statement, and the filing of one or more amendments to the Information Statement to respond to comments of the SEC, if any, on such documents), (iii) for compliance with the rules and regulations of NASDAQ, (iv) for the filing of the Certificate of Merger as required by the DGCL, (v) for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other antitrust Law, (vi) where the failure to obtain consents, approvals, authorizations or permits from a Governmental Agency, or to make filings or notifications to a Governmental Agency, would not have a Company Material Adverse Effect, and (vii) to the extent that any such consent, approval, authorization or permit of a Governmental Authority is required, or filing with or notification to any Governmental Authority is necessitated, by or arises from or out of the identity of, or facts and circumstances relating to, Parent, Merger Sub or any of their Affiliates or the Control of the Company and/or any of its Subsidiaries by Parent, Merger Sub or any of their Affiliates.

        Section 4.06    Permits; Compliance.

          (a)   Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Each Company Permit is valid and in full force and effect, except where the failure to be valid or in full force or effect would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and no Company Permit shall be terminated or materially impaired or become terminable, in whole or in part, as a result of the consummation of the Merger, except where the failure to possess, or the suspension, cancellation, termination or impairment of, any of the Company Permits would not have a Company Material Adverse Effect. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, has infringed or is in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any product, service, property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, infringements, breaches or violations that would not have a Company Material Adverse Effect. To the Company's Knowledge, except as set forth in Section 4.06(a) of the Company Disclosure Schedule, no event has occurred, or condition or state of facts exists, which constitutes, or after notice or lapse of time or both, would constitute, a breach or default in any material respect under any such Company Permit, or which permits, or after notice or lapse of time or both, would permit revocation or termination of any such Company Permit, or which would materially and adversely affect the rights of the Company or any of its Subsidiaries under any such Company Permit.

          (b)   None of the Company, its Subsidiaries or, to the Company's Knowledge, their respective employees and Representatives has given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any "foreign official," as defined in the FCPA, to persuade that official to help the Company, or any other Person, obtain or keep business or to secure some other improper advantage.

          (c)   To the extent applicable, the Company and each of its Subsidiaries is in compliance, in all material respects, with (i) the USA PATRIOT Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or a person on the list of "Specially Designated Nationals and Blocked Persons." Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the officers, directors, agents, or employees of the Company or any of its Subsidiaries, has violated or is in violation of any other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to the Company, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act", 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), in each case, other than any immaterial violations.

        Section 4.07    SEC Filings; Financial Statements.     Except as set forth in Section 4.07 of the Company Disclosure Schedule:

          (a)   The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC after January 1, 2011 (the forms, reports, statements,

  schedules and other documents filed after January 1, 2011 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the "Company SEC Reports"). Those Company SEC Reports which were filed prior to the date hereof (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirement of Sections 13(a) and 15(d) of the Exchange Act. Except as disclosed in Section 4.07(a) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports. Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, there has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on the SEC's Electronic Data Gathering and Retrieval database.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports filed prior to the date hereof was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, a Company Material Adverse Effect).

          (c)   Since January 1, 2010, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ.

          (d)   Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for liabilities and obligations (i) that are reflected, or for which reserves were established, on the 2012 Balance Sheet; (ii) incurred in the ordinary course of business consistent with past practice since December 29, 2012; and/or (iii) incurred in connection with this Agreement and/or the Transactions.

          (e)   After January 3, 2010, subject to applicable grace periods, the Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report filed prior to the date hereof. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed and maintained to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains internal control over financial reporting that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As used in this Section 4.07, the term "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

          (f)    The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects.

        Section 4.08    Absence of Certain Changes or Events.     Except as set forth in the Company SEC Reports filed prior to the date hereof (excluding "risk factors" sections or any language in such reports that is predictive or forward-looking) and/or Section 4.08 of the Company Disclosure Schedule, since December 29, 2012, (a) the Company and each of its Subsidiaries has conducted its respective business in all material respects (i) in the ordinary course and (ii) in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been any change in the financial condition, business, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, which, individually or taken as a whole, has had a Company Material Adverse Effect.

        Section 4.09    Absence of Litigation.     Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any product, service, property or asset of the Company or any of its Subsidiaries, before any Governmental Authority other than those that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any material product, service, property or asset of the Company or any of its Subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, material continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

        Section 4.10    Labor and Employment Matters.

          (a)   Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or other labor organization, and no such agreement is being negotiated by the Company or any of its Subsidiaries. Except (i) as set forth in Section 4.10(b) of the Company Disclosure Schedule, or (ii) as would not have a Company Material Adverse Effect (A) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining agreement or other agreement with a labor union or other labor organization, (B) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority, and (C) there is no labor dispute, grievance, work slowdown, picketing or strike pending, or to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries.

          (b)   Except (i) as set forth in Section 4.10(b) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, employment practices and terms and conditions of employment, including those related to wages, hours, the classification and payment of employees and independent contractors, immigration, collective bargaining and the payment and withholding of Taxes. As of the date hereof, to the Company's Knowledge, no current executive, or other key employee who earns an annualized base salary in excess of $150,000, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification Act or similar state Law.

          (c)   Except (i) as set forth in Section 4.10(c) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, (A) there is no investigation, audit or review pending, or to the Company's Knowledge, threatened, by or before any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment-related matters and (B) no current or former employee or independent contractor of the Company or any of its Subsidiaries has brought any Action (or, to the Knowledge of the Company, has threatened to bring any Action) against the Company or any of its Subsidiaries.

          (d)   Section 4.10(d) of the Company Disclosure Schedule sets forth (i) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other equity or equity-based, deferred compensation, retirement, welfare-benefit, severance, employment, bonus, incentive, retention, change of control, fringe benefit, or other employee benefit plan, program, policy, agreement or arrangement providing benefits or compensation to current or former Services Providers that is sponsored, maintained or contributed to or required to be contributed to the Company or any Subsidiary of the Company or under which the Company or any Subsidiary of the Company has or may have any liability, excluding any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA (each, a "Benefit Plan"), and (ii) each "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA to which the Company or any Subsidiary of the Company contributes or has an obligation to contribute or in respect of which the Company or any Subsidiary of the Company has any actual or contingent liability (a "Multiemployer Plan"). With respect to each Benefit Plan, the Company has made available to Parent each of the following documents, as applicable: (i) true and complete copies of each Benefit Plan, including all amendments thereto; (ii) copies of the most recently filed Form 5500 with schedules and annual report, if any, required under ERISA or the Code; (iii) the most recent financial statements; and (iv) the current Internal Revenue Service determination or opinion letter, if any. Except (i) as set forth in Section 4.10(d) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) (A) will result in any payment becoming due to any current or former Service Provider under any Benefit Plan; (B) will increase any benefits otherwise payable under any Benefit Plan; (C) will result in any acceleration of the time of payment or vesting of any benefits under any Benefit Plan; or (D) would result in the payment or series of payments of any "excess parachute payments" within the meaning of Section 280G of the Code. Except (i) as set forth in Section 4.10(d) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment becoming due from the Company or any Subsidiary of the Company to any Multiemployer Plan.

          (e)   There is no outstanding Order against the Benefit Plans that would have a Company Material Adverse Effect. Except (A) as set forth in Section 4.10(e) of the Company Disclosure Schedule or (B) as would not have a Company Material Adverse Effect, (1) each Benefit Plan has been maintained, funded, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, (2) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and (3) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Benefit Plan, and no Action is pending or, to the Company's Knowledge, is threatened with respect to any Benefit Plan.

          (f)    No Benefit Plan is subject to Title IV of ERISA and none of the Company or any Subsidiary of the Company or ERISA Affiliate has or is reasonably expected to have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any such Benefit Plan. Section 4.10(f) of the Company Disclosure Schedule sets forth the estimated withdrawal liability determined under ERISA Section 4211 of the Company and any of its Subsidiaries with respect to each Multiemployer Plan, as provided by each Multiemployer Plan to the Company or its Subsidiaries assuming a complete withdrawal during the Multiemployer Plan year set forth therein. Except as set forth on Section 4.10(f) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, with respect to each Multiemployer Plan, (i) all contributions required to have been made by the Company or a Subsidiary of the Company have been timely made as required by the terms of the collective bargaining agreements and applicable Law; (ii) to the Company's Knowledge (without any consultation obligation), no employer (a) has withdrawn since December 31, 2011, or (b) is reasonably expected to withdraw, from a Multiemployer Plan, where such withdrawal could reasonably be expected to result in a material increase in the withdrawal liability of the Company or a Subsidiary of the Company; (iii) none of the Company or any of its Subsidiaries has incurred a withdrawal liability as a result of a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA; and (iv) none of the Company or any of its Subsidiaries has received any written notification within the preceding three (3) years that any such plan is insolvent (within the meaning of Section 4245 of ERISA), is in reorganization (within the meaning of Section 4241 of ERISA), has initiated proceedings to terminate, or is considered to be in "endangered" or "critical" status under Section 432 of the Code. Except (i) as set forth in Section 4.10(f) of the Company Disclosure Schedule, or (ii) as would not have a Company Material Adverse Effect, no Benefit Plan provides health or welfare benefits to current or former Service Providers beyond their retirement or other termination of service, other than coverage mandated solely by applicable Law.

          (g)   Neither the Company nor any Subsidiary of the Company has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

        Section 4.11    Real Property; Title to Assets.

          (a)   Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Owned Real Property of the Company and/or its Subsidiaries. The Company or one of its Subsidiaries (i) has good, marketable and insurable fee simple title to each parcel of Owned Real Property listed in Section 4.11(a) of the Company Disclosure Schedule, free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) owns the buildings, structures, fixtures and improvements thereon free and clear of Encumbrances, except Permitted Encumbrances. The Owned Real Property, together with such buildings, structures , fixtures and improvements, constitutes all of the real property owned by the Company or any of its Subsidiaries. Except as to Permitted Encumbrances, with respect to each parcel of Owned Real Property, (i) except for leases of Owned Real Property as set forth on Section 4.11(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein and (iii) neither the Company nor any Subsidiary of the Company has received notice or has Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Owned Real Property or any material portion thereof.

          (b)   Section 4.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each Lease to which the Company and/or its Subsidiaries is a party or by which it is bound which is material to the business of the Company and/or any of its Subsidiaries or pursuant to which the Company and/or any of its Subsidiaries is obligated to pay rent in excess of $50,000 per year. The Company has made available to Parent true, correct and complete copies of all such Leases (and all material modifications, amendments and supplements thereto) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in each parcel of the Leased Real Property having an annual rent for the current term in excess of $200,000 ("Material Lease"), free and clear of all Encumbrances, except Permitted Encumbrances. Each Material Lease is valid and binding on the Company or its Subsidiary and, to the Knowledge of the Company, on the other parties thereto, is in full force and effect in accordance with its terms (and will continue to be valid, binding and in full force and effect in accordance with its terms following the consummation of the transactions contemplated by this Agreement).

          (c)   To the Knowledge of the Company, no party to any Lease described in Section 4.11(b) of the Company Disclosure Schedule has given written notice to the Company or any of its Subsidiaries of, or made a written claim against the Company or any of its Subsidiaries with respect to, any breach or default thereunder, which claim is pending as of the date of this Agreement nor has any event occurred which with notice or the passage of time or both, would give rise to such a default. Other than the Leases, there is no agreement, whether written or oral, granting to any Person, the rights to use or occupy any portion of the Leased Real Property and, except as to Permitted Encumbrances and as set forth in Section 4.11(b), there is not any Person (other than the Company or its Subsidiary) in possession or occupancy of any portion of the Leased Real Property. Neither the Company nor any Subsidiary of the Company has received written, or to the Company's Knowledge, oral notice or has Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Real Property or any material portion thereof. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise granted to any Person all or any portion of its respective interest in any of the Leases.

          (d)   Section 4.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Leases under which the Company or any of its Subsidiaries has guaranteed the obligations of the tenant under such Leases. True, correct and complete copies of all guarantees of the Leases by the Company or any of its Subsidiaries (the "Lease Guarantees") have been made available to Parent or its representative. The Company guarantees no leases except for those set forth on Section 4.11(d) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received notice or has Knowledge of any call or demand made against the Lease Guarantees.

          (e)   Except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (other than Owned Real Property, Leased Real Property and Intellectual Property, the representations and warranties with respect to which are set forth in Section 4.11(a), 4.11(b) and 4.12(a), respectively) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Encumbrances, except Permitted Encumbrances. The buildings, structures, fixtures and all tangible property and assets that are material to the business of the Company and its Subsidiaries, taken as a whole, are in satisfactory operating condition, subject to wear and tear in the ordinary course of business, except where the failure to be in such condition would not have a Company Material Adverse Effect.

        Section 4.12    Intellectual Property.

          (a)   Section 4.12(a) of the Company Disclosure Schedule sets forth a complete list of registered marks, registered copyrights, domain names, and registered designs ("Registered Intellectual Property") that are purported to be owned by the Company or any Subsidiary of the Company. The Registered Intellectual Property is exclusively owned by the Company or a Subsidiary of the Company free and clear of Encumbrances, other than Permitted Encumbrances, and are valid and enforceable. Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, there are no unregistered Intellectual Property Rights of the Company or its Subsidiaries that are material to the business of the Company or its Subsidiaries, which the Company or its Subsidiaries do not have the right to use free and clear of all liens other than Permitted Encumbrances.

          (b)   Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company and its Subsidiaries own, or have rights to use, all Intellectual Property Rights (as defined below) used in their business. "Intellectual Property Rights" means proprietary rights in trademarks, trademark applications, service marks, trade names, brands, trade secrets, data, know-how and confidential or proprietary information, inventions, proprietary works of authorship, including copyrights and proprietary designs, licenses, domain names, rights of privacy and publicity, and any other intellectual property rights, however denominated and similar rights. Neither the Company nor any of its Subsidiaries has received a written notice that any of the products, services, or other methods, systems or operations of or used by the Company or any of its Subsidiaries misappropriates, violates or infringes upon the Intellectual Property Rights of any Person. To the Knowledge of the Company, none of the Intellectual Property Rights that the Company owns or purports to own infringe on any intellectual property rights of others and there is no existing infringement by another Person of any of the Intellectual Property Rights.

          (c)   The Company and its Subsidiaries have taken reasonable steps to protect and maintain the confidential nature of all personally identifiable information ("PII") in their possession, custody or control, and, in any event, are in material compliance with all Laws, contractual agreements, and policies or statements published by the Company or the Company Subsidiary pertaining to PII. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice alleging, or, to the Knowledge of the Company, has experienced a breach of data privacy or data security, including the improper publication or misappropriation of PII.

          (d)   To the Knowledge of the Company, the computer software, hardware, telecommunications, and information technology systems of the Company and its Subsidiaries are adequate for the operation of the business of the Company and its Subsidiaries as currently practiced. Neither the Company nor any of its Subsidiaries has experienced a material disruption of the computer, software, hardware, telecommunications, hosting, data, or other information technology products or services that has not been reasonably resolved.

        Section 4.13    Taxes.

          (a)   Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.

          (b)   Except as disclosed in Section 4.13(a) of the Company Disclosure Schedule, all material Taxes of the Company and its Subsidiaries have been timely paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 29, 2012 other than in the ordinary course of business consistent with past practices in all material respects and the Company and its Subsidiaries have made estimated payments of such Taxes and/or taken reserves for such Taxes consistent with past practices in all material respects. There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for (i) Taxes not yet due and payable and (ii) Taxes that are being contested in good faith and for which reserves have been established in accordance with GAAP.

          (c)   Except as disclosed in Section 4.13(a) of the Company Disclosure Schedule, to the Knowledge of the Company, each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

          (d)   Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period, and no request for any such waiver or extension is currently pending. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently pending or in progress or, to the Knowledge of the Company, threatened in writing. No written claim that could result in the Company or any of its Subsidiaries being liable for a material amount of Taxes has been made within the last five (5) years by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No deficiency for any amount of Tax has been assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

          (e)   During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

          (f)    Neither the Company nor any of its Subsidiaries the stock of which has been acquired by the Company in the past three (3) years (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its Subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. None of the Company or any of its Subsidiaries (A) is or in the past three (3) years has been (x) party to or (y) bound by, or (B) has or in the past three (3) years has had any obligation under, any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnifications contained in credit or other commercial lending agreements, employment agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).

          (g)   No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by the Company or any of its Subsidiaries.

          (h)   Except as disclosed in Section 4.13(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it and neither the Company nor any of its Subsidiaries has any Knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries, which, in any such case, could affect a taxable period, or portions thereof, of the Company or any of its Subsidiaries that ends after the Closing Date.

          (i)    Except as disclosed in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material deferred intercompany gain or any material excess loss account in the stock of any Subsidiary, in either case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).

          (j)    Neither the Company nor any of its Subsidiaries have engaged in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4 in the past three (3) years and neither the Company nor any of its Subsidiaries has any Knowledge of having previously engaged in any such transaction.

        Section 4.14    Environmental Matters.     Except as set forth in Section 4.14 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries is, or, since January 1, 2011, has been, in violation in any respect of any Environmental Law; (b) none of the Company or any of its Subsidiaries has received any notice of any alleged liability under any Environmental Law (including with respect to exposure to Hazardous Substances), and to the Company's Knowledge, neither the Company nor any Subsidiary of the Company has incurred any such liability; (c) to the Company's Knowledge, no Hazardous Substances have been released at any real property now or formerly owned or operated by the Company or any current or former Subsidiary of the Company in a manner that could reasonably be expected to result in liability for the Company; (d) neither the execution of this Agreement nor the consummation of the Transactions will require any remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law; and (e) the Company has made available to Parent copies of all material documents, reports, correspondence and remediation estimates in the Company's possession related to the environmental condition of the Real Property or of any other real property formerly owned or operated in connection with the business of the Company or any Subsidiary of the Company.

        Notwithstanding any other provision of this Agreement, this Section 4.14 sets forth the sole and exclusive representations of the Company with respect to environmental matters.

        Section 4.15    Material Contracts.

          (a)   Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports prior to the date hereof and except as set forth in Section 4.15 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract currently in effect that:

              (i)  is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries;

             (ii)  would, individually or in the aggregate, prevent, delay or impair the Company's ability to consummate the Merger;

            (iii)  would materially restrict the ability of the Company or any of its Subsidiaries from conducting or competing in any material line of business or competing with any person in any material geographic area;

            (iv)  grants to any Person (other than the Company or any of its Subsidiaries) "most favored nation" status that applies to existing or future affiliates of the Company or any of its Subsidiaries;

             (v)  provides for "exclusivity" or any similar requirement in favor of any Person (other than the Company or any of its Subsidiaries);

            (vi)  is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, or mortgage, other than intercompany agreements;

           (vii)  is a Contract pursuant to which the Company or any of its Subsidiaries purchases services or supplies (other than inventory) from any third party and in respect of which the aggregate annual consideration payable by the Company or its Subsidiaries thereunder exceeds Five Hundred Thousand Dollars ($500,000);

          (viii)  is a joint venture contract, strategic cooperation or partnership arrangement (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies), or any other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

            (ix)  is between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act;

             (x)  is with a labor union, guild or other employee representative (including any collective bargaining agreement or works council agreement);

            (xi)  is between the Company or any of its Subsidiaries and Service Providers that provides for severance, retention, change of control or similar compensation or benefits;

           (xii)  is between the Company or any of its Subsidiaries and Service Providers that provides for annual base compensation equal to or in excess of $150,000;

          (xiii)  is with a Governmental Authority or pursuant to which the Company or any Subsidiary of the Company will be required after the date of this Agreement to pay consideration in excess of $1,000,000;

          (xiv)  involves the settlement of any litigation with respect to which, as of the date hereof, (i) any unpaid amount exceeds $100,000 or (ii) conditions precedent to the settlement have not been satisfied;

           (xv)  relates to the ownership, management or control of any Person in which the Company or any of its Subsidiaries owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company;

          (xvi)  is material to the business of the Company and its Subsidiaries, taken as a whole, and pursuant to which any of the Company or its Subsidiaries (i) licenses Intellectual Property Rights owned in whole or in part by Persons other than the Company and its Subsidiaries (other than standard form Contracts entered into in the ordinary course of business granting rights to use readily available shrink wrap or click wrap software or other agreements or commercially available software) and (ii) licenses to others the right to use any of the Company's Intellectual Property Rights; or

         (xvii)  is an outstanding Contract that is not included in subsections (i) through (xvi) above and in respect of which the aggregate annual consideration payable by or to the Company and/or its Subsidiaries thereunder exceeds Five Hundred Thousand Dollars ($500,000).

          Each such Contract described in clauses (i) through (xvii) above is referred to herein as a "Material Contract". Except for contracts (including all amendments, schedules, exhibits and modifications thereto) filed in unredacted form as exhibits to the Company SEC Reports prior to the date hereof, the Company has made available to Parent prior to the date of this Agreement complete and accurate copies (including all material amendments and modifications thereto in effect as of the date of this Agreement) of all Material Contracts in effect as of the date of this Agreement.

          (b)   As of the date hereof, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries that is a party thereto and, to the Company's Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or in default under, any Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; (iii) except as set forth in Section 4.15(b)(iii) of the Company Disclosure Schedule, the execution of this Agreement and the completion of the transactions contemplated herein will not result in the default under, breach of, expiration or early termination of, or modification of any Material Contract, or the imposition of any fees or charges under, the acceleration of any payment obligations under, or the repricing of rights, goods or services provided under such Material Contracts; and (iv) the Company and its Subsidiaries have not received any written, or to the Company's Knowledge, oral, claim or notice of default, termination or cancellation under any such Material Contract.

          (c)   Section 4.15(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest suppliers, vendors or purchasing agents ("Suppliers") of the Company and its Subsidiaries (determined on the basis of amounts paid by the Company and its Subsidiaries in the fiscal year ended December 29, 2012), together with such amounts paid during such period. Except in the ordinary course of business, no Supplier has reduced or otherwise discontinued, or, to the Knowledge of the Company, threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any of its Subsidiaries, except for such reduction or discontinuation as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.16    Insurance.     Except as would not have a Company Material Adverse Effect, (a) all insurance policies relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

        Section 4.17    Intentionally Omitted.

        Section 4.18    Product Liability.     Except as would not be reasonably expected to cause a Company Material Adverse Effect, the products and services of the Company and its Subsidiaries either (a) are designed, manufactured, supplied and advertised by third parties who are liable for any defects therein, or (b) have been designed, promoted and distributed by the Company or its Subsidiaries in a manner that is in compliance with Law.

        Section 4.19    Anti-Takeover Provisions.     Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.09 of this Agreement, the approval of this Agreement as provided in Section 4.04(b)(ii) above is sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to any of the Transactions. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law (with the exception of Section 203 of the DGCL) is applicable to the Company, its Subsidiaries, the Shares, the Merger or any of the other Transactions.

        Section 4.20    Brokers.     No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 4.21    Opinion of Financial Advisor.     The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than the Principal Stockholders, Parent, Merger Sub, any Subsidiary of the Company and holders of Shares that are Affiliates of Parent or Merger Sub), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

        Section 4.22    No Additional Representations.     Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges and agrees to the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01    Corporate Organization.     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

        Section 5.02    Certificate of Incorporation and Bylaws.     Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

        Section 5.03    Authority Relative to This Agreement.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Parent in accordance with Section 7.07(f), to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent in accordance with Section 7.07(f) and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid, legal and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (a)   The Parent Board and the board of directors of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board and the board of directors of Merger Sub to effect the Transactions. The board of directors of Merger Sub has approved this Agreement, the Merger and the other Transactions contemplated by this Agreement and declared their advisability and recommended the adoption of this Agreement by Parent.

        Section 5.04    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained or taken and all filings and obligations described in Section 5.04(b) have been made or satisfied, and subject to the adoption of this Agreement by Parent in accordance with Section 7.07(f), conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of Parent or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

          (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Transactions, by each of Parent and Merger Sub, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including, but not limited to, the filing of the Information Statement, and the filing of one or more amendments to the Information Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Certificate of Merger as required by the DGCL, (iv) compliance with the provisions of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.05    Operations of Merger Sub.     As of the date hereof, the authorized capital stock of Merger Sub consists of One Thousand (1,000) shares of common stock, par value $0.001 per share, One Thousand (1,000) shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right, or any other agreement pursuant to which any Person other than Parent may, directly or indirectly, acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purposes of this Agreement and the Merger, has not conducted any business prior to the date hereof and has not had, and prior to the Effective Time will not have had, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

        Section 5.06    Absence of Litigation.     As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority. As of the date hereof, neither Parent nor any of its Subsidiaries nor any material property or asset of Parent or any of its Subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

        Section 5.07    Financing.

          (a)   Parent or Merger Sub has received and accepted an executed commitment letter dated as of the date hereof from Bank of Montreal (the "BMO Commitment Letter") and an executed commitment letter dated as of the date hereof from Crescent (as defined therein) (the "Crescent Commitment Letter" and, together with the BMO Commitment Letter, the "Debt Commitment Letters" and, together with the Equity Commitment Letter, the "Commitment Letters") (the arrangers, lenders and/or purchasers party thereto, collectively, the "Lenders") pursuant to which certain Lenders have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the "Debt Financing Commitments"). The debt financing contemplated by the Debt Financing Commitments is collectively referred to in this Agreement as the "Debt Financing."

          (b)   Parent has received and accepted the Equity Commitment Letter from the Equity Investor pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the "Equity Financing Commitments" and, together with the Debt Financing Commitments, the "Financing Commitments"). The equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the "Equity Financing." The Equity Financing and the Debt Financing are collectively referred to as the "Financing." Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in each Debt Commitment Letter (each, a "Fee Letter" and together, the "Fee Letters") (except that the fee amounts and other commercially sensitive information set forth therein have been redacted). There are no agreements, side letters or arrangements, other than the Commitment Letters and the Fee Letters, to which Parent or Merger Sub is a party relating to any of the Financing Commitments that could affect the availability of the Financing.

          (c)   Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, except as expressly set forth in the applicable Commitment Letter and the applicable Fee Letter, as of the date hereof, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or the Equity Investor to provide the Equity Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing intended to be funded on the Closing Date. Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and the completion of the Marketing Period, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

          (d)   Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and the accuracy of the Company's representations and warranties, the Financing, when funded in accordance with the Commitment Letters, will provide Parent and Merger Sub with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Parent or Merger Sub) sufficient for the satisfaction of Parent's and Merger Sub's obligations to (i) pay the aggregate Merger Consideration, (ii) pay any fees and expenses of or payable by Parent or Merger Sub and/or the Surviving Corporation and its Subsidiaries, and (iii) pay all other amounts required to be paid by Parent or Merger Sub on the Closing Date to consummate the Transactions.

          (e)   As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and/or Merger Sub, as applicable, and, to the Knowledge of Parent and Merger Sub, of

  each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and the accuracy of the Company's representations and warranties, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Parent under the terms and conditions of the Commitment Letters. Parent and Merger Sub have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. None of the Commitment Letters has been modified, amended or altered as of the date hereof and none of the respective commitments under any of the Commitment Letters have been reduced, withdrawn or rescinded in any respect as of the date hereof.

          (f)    In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent, Merger Sub or any of its or their Affiliates or any other financing transaction be a condition to any of Parent's or Merger Sub's obligations hereunder.

          (g)   Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of limiting or prohibiting the right or ability of such Person to provide any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or any other transaction contemplated by this Agreement or any alternatives thereto.

        Section 5.08    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, the Equity Investor or any of their Subsidiaries or Representatives.

        Section 5.09    Ownership of Company Shares.     As of the date hereof, other than as a result of this Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their "affiliates" or "associates" is, or at any time during the last three (3) years has been, an "interested stockholder" of the Company, as such terms are defined in Section 203 of the DGCL.

        Section 5.10    Certain Actions.     Other than this Agreement, there are no Contracts (whether oral or written) between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates, on the one hand, and any Beneficial Owner of outstanding Shares or any member of the Company's management or the Company Board, on the other hand (a) relating in any way to the Shares, the Transactions and/or the employment or to the ownership or operations of the Company after the Effective Time, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

        Section 5.11    Independent Investigation.     Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries of the Company, which investigation, review and analysis was performed by Parent, Merger Sub and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on the accuracy or completeness of any information concerning the Company or its Subsidiaries or their respective financial condition, business, results of operation, assets or liabilities, furnished or made available to Parent and Merger Sub and each of their respective Representatives or on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives, other than the representations and warranties of the Company set forth in Article IV of this Agreement (as qualified by the Company Disclosure Schedule) and in any certificate delivered pursuant to the express terms of this Agreement.

        Section 5.12    Non-Reliance on Company Estimates.     The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges and agrees that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        Section 5.13    Solvency.     On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the Merger and the Financing) and assuming (x) the accuracy in all material respects of the representations and warranties of the Company and its Subsidiaries contained in Article IV hereof, (y) the satisfaction of the conditions in Section 8.01 and Section 8.02, and (z) any estimates, projections, or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, (a) the fair value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole; (b) the Surviving Corporation and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) the Surviving Corporation and its Subsidiaries will have adequate capital to carry on their respective businesses.

        Section 5.14    Limited Guarantee.     Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of the executed Limited Guarantee. The Limited Guarantee has been duly and validly authorized, validly executed and delivered, is in full force and effect and constitutes a legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Investor under the Limited Guarantee.

        Section 5.15    No Interests in Alcohol Beverage Manufacturer or Wholesaler.     None of Parent, Merger Sub or any other person or entity who will be deemed, following the consummation of the Merger, to hold any direct or indirect ownership, management, or other interest in the Company, has or holds (or will, at the Closing, be deemed to have or hold) any ownership or interest, directly or indirectly, in the business, property, license, or management of any alcoholic beverage producer, rectifier, importer, or wholesaler in California or elsewhere within the meaning of Section 25500 et seq. of the California Business and Professions Code and the rules and regulations promulgated thereunder.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01    Conduct of Business by the Company Pending the Merger.

          (a)   The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date on which this Agreement is terminated, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object in writing within three (3) Business Days after a written request for such approval is delivered to Parent by the Company), the Company shall use commercially reasonable efforts to carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company shall use, and shall cause each of its Subsidiaries to use, their reasonable best efforts, consistent with past practice, to preserve their business organization and maintain their current relationships and goodwill with customers, suppliers, distributors, executives and other key employees and Governmental Authorities with which the Company or any of its Subsidiaries has material business relations as of the date hereof.

          (b)   Except (i) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly contemplated or permitted by any other provision of this Agreement, or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Parent does not object in writing within three (3) Business Days after a written request for such approval is delivered to Parent by the Company, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time and the date on which this Agreement is terminated, directly or indirectly, do any of the following:

              (i)  amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

             (ii)  (A) transfer any Shares owned by any direct or indirect wholly-owned Subsidiary of the Company or (B) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for such capital stock, or any options, warrants or other rights of any kind to acquire any capital stock or such convertible or exchangeable securities, other than in connection with (x) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries (other than the transfer of any Shares owned by any direct or indirect wholly-owned Subsidiary of the Company), or (y) issuances required pursuant to employment agreements and Benefit Plans in effect on the date of this Agreement to the extent disclosed in the Company Disclosure Schedule;

            (iii)  (A) sell, lease, license, convey, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, lease, license, conveyance, pledge or disposition of, or granting or placing of an Encumbrance on, any assets of the Company or any of its Subsidiaries, in each case having a current value in excess of Three Hundred Thousand Dollars ($300,000) in the aggregate, except (w) the sale of inventory in the ordinary course of business, (x) the sale of equipment used in the business of the Company and/or its Subsidiaries provided that such equipment is replaced with equipment of or for a similar purpose or function, (y) Permitted Encumbrances, and/or (z) any sale, pledge or disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

            (iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of any of its capital stock;

             (v)  reclassify, combine, split, adjust or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, voting securities or other equity interests;

            (vi)  acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, other than (x) the acquisition of assets, including inventory, for sale or resale in the ordinary course of business; (y) the acquisition of assets for the replacement of worn or non-operational fixtures in the ordinary course of business; or (z) with a value or purchase price (including the value of assumed liabilities) not in excess of One Million Dollars ($1,000,000) in any transaction or a related series of transactions or acquisitions;

           (vii)  other than pursuant to any agreements existing as of the date hereof, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person which are (A) in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or Five Hundred Thousand ($500,000) in the aggregate or (B) not prepayable without fee or penalty;

          (viii)  (A) make any capital expenditure which is in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a series of capital expenditures which are, in the aggregate, in excess of Five Hundred Thousand ($500,000), except as set forth in the budget delivered to Parent prior to the date hereof or (B) fail to make any capital expenditure or commitment for capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a series of capital expenditures or commitments for capital expenditures which are, in the aggregate, in excess of Five Hundred Thousand ($500,000) contemplated in the budget delivered to Parent prior to the date hereof that is projected to occur prior to the Closing;

            (ix)  except as required under applicable Law or the terms of any Benefit Plan or Collective Bargaining Agreement in effect on the date hereof to the extent disclosed in the Company Disclosure Schedule, (A) increase the compensation payable or to become payable or the benefits provided to any Service Provider; (B) grant, enter into or amend any severance, retention or termination pay to, or enter into or amend any employment, independent contractor, bonus, change in control or severance agreement with, any current or former Service Provider; (C) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement with a labor union or other labor organization) or Benefit Plan for the benefit of any current or former Service Provider or any of their beneficiaries; (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan; (E) accelerate the vesting or payment of any compensation or benefit under any Benefit Plan other than to the extent required by the terms of this Agreement; (F) change any actuarial assumption used to calculate funding obligations with respect to any Benefit Plan, except to the extent required by applicable Law, or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined or (G) hire or terminate the employment (other than for cause) of any officer or any Service Provider with annualized base salary of $150,000 or more;

             (x)  settle, offer or propose to settle, release or forgive (A) any claim, litigation or arbitration in excess of $250,000 in the aggregate, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any Action or other claim or dispute that relates to the Transactions;

            (xi)  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable GAAP or applicable Law or changes required by the Financial Accounting Standards Board or as advised by the Company's independent registered public accounting firm;

           (xii)  make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, take any action to incur any material amount of taxable income as a result of any deferred intercompany gain or excess loss account described in Treasury Regulations under 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law) or materially change any method of Tax accounting;

          (xiii)  enter into, amend, modify, extend, or terminate (other than pursuant to an expiration in accordance with its terms), or waive any rights under, any Material Contract or Material Lease (or Contract or Lease that would be a Material Contract or Material Lease if such Contract or Lease had been entered into prior to the date hereof);

          (xiv)  cancel, delay or otherwise extend the payment date of any of its accounts payable, accelerate the collection of any of its accounts receivable or otherwise change any of its cash management practices, in each case other than in the ordinary course of business consistent with past practice;

           (xv)  fail to make any filing, pay any fee, or take any other reasonable step to maintain the ownership, effectiveness, validity, or enforceability of any material Intellectual Property Right;

          (xvi)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

         (xvii)  approve or materially amend any annual budget of the Company or any of its Subsidiaries.

          (c)   In addition, between the date of this Agreement and the earlier of the Effective Time and the date on which this Agreement is terminated, the Company and its Subsidiaries shall (i) prepare and timely file all Tax Returns required to be filed (taking into account any extensions of time within which such Tax Returns may be filed), (ii) timely pay all Taxes shown to be due and payable on such Tax Returns, and (iii) promptly notify Parent of any written notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters.

          (d)   Promptly, and in any event within five (5) Business Days following the date of this Agreement, the Company or its Subsidiaries, as applicable, shall request, with respect to each Multiemployer Plan, all information and documentation available to the Company or its Subsidiaries by reason of Sections 101(k) or 104(d) of ERISA, and shall use commercially reasonable efforts to obtain such information and documentation prior to the Effective Time. Any information or documentation obtained by reason of this Section 6.01(d) shall be provided to Parent no later than three (3) Business Days following receipt thereof by the Company or its Subsidiaries, as applicable.

        Section 6.02    Intentionally Omitted.

        Section 6.03    No Control of Other Party's Business.     Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01    Information Statement.

          (a)   As soon as reasonably practicable but, in any event, within eighteen (18) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (as amended or supplemented, the "Preliminary Information Statement") relating to this Agreement and the Transactions. The Company shall (i) respond to any comments of the SEC with respect to the Preliminary Information Statement; (ii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iii) cause a definitive Information Statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (as amended or supplemented, the "Information Statement"), to be mailed to the holders of Shares promptly after the date that the SEC confirms it has no further comments. The Company and Parent shall cooperate to: (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; and (B) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law.

          (b)   Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Preliminary Information Statement and the Information Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Information Statement and the Information Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Preliminary Information Statement and the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Information Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Preliminary Information Statement and the Information Statement promptly following request therefor from the Company.

          (c)   The Company will cause the information relating to the Company and its Subsidiaries supplied by it for inclusion in the Preliminary Information Statement and the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement.

        Section 7.02    Stockholders' Written Consent.     Immediately following the execution and delivery of this Agreement, the Company shall take, in accordance with applicable Law, including Section 228 and Section 262 of the DGCL, and its certificate of incorporation and bylaws, all action necessary to seek and obtain the Company Stockholder Approval by irrevocable written consent of the holders of a majority of the Shares (the "Stockholders' Written Consent") pursuant to the Initial Stockholders' Written Consent, the Letter Agreement and the Final Stockholders' Written Consent. As soon as practicable after receipt of each of the following, the Company will provide Parent with a facsimile copy of each of (a) the signed Initial Stockholders' Written Consent, (b) the signed Letter Agreement and (c) the signed Final Stockholders' Written Consent, in each case, certified as true and complete by an executive officer of the Company. If (i) the signed Initial Stockholders' Written Consent or the signed Letter Agreement is not delivered to the Company and Parent within twenty-four (24) hours after the execution of this Agreement or (ii) the obligations set forth in Section 1 of the Letter Agreement are not satisfied in accordance with the terms and conditions of the Letter Agreement, including the delivery of the Final Stockholders' Written Consent to the Company and Parent as provided therein, Parent shall have the right to terminate this Agreement as set forth in Section 9.01(c)(iii) .

        Section 7.03    No Solicitation of Transactions; Company Board Recommendation; Alternative Acquisition Agreement.

          (a)   From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause each of its Subsidiaries and its Subsidiaries' Representatives not to, directly or indirectly:

              (i)  solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal; or

             (ii)  engage in, continue or otherwise participate in any discussions, inquiries or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) that could reasonably be expected to lead to the making, submission or announcement of, or could reasonably be expected to encourage or assist, an Acquisition Proposal; or

            (iii)  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal; or

            (iv)  otherwise knowingly facilitate an effort to make an Acquisition Proposal.

          (b)   Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Stockholder Approval, the Company, its Subsidiaries, the Company's Representatives and its Subsidiaries' Representatives may:

              (i)  grant a waiver, amendment or release under any standstill agreement that the Company Board believes in good faith would prohibit any Person or group of Persons from making an Acquisition Proposal in the absence of such waiver, amendment or release;

             (ii)  following the receipt of an Acquisition Proposal, contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof;

            (iii)  following the receipt of an Acquisition Proposal, provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously or concurrently made available to Parent or its Representatives; provided further that the Company shall not, and shall not permit its Subsidiaries to, reimburse or agree to reimburse the expenses of any third party (other than the Representatives of the Company and the Company's Subsidiaries) in connection with an Acquisition Proposal; and/or

            (iv)  following the receipt of an Acquisition Proposal, engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

  provided that prior to taking any action described in Section 7.03(b)(iii) or Section 7.03(b)(iv), the Company Board (or any committee thereof) shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided further that no action shall be taken pursuant to this Section 7.03(b) in respect of any Acquisition Proposal made in violation of the terms hereof.

          (c)   Except as set forth in Section 7.03(d), neither the Company Board nor any committee thereof shall (i) (x) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Recommendation, (y) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any letter of intent or agreement in principle with respect to an Acquisition Proposal, or (z) agree or resolve to take, or publicly announce any intention to take, any of the actions set forth in clauses (x) through (z) above (any action described in this clause (c)(i), a "Change in the Company Recommendation"), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board (or any committee thereof) may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

              (i)  (1) with respect to a Change in the Company Recommendation as a result of an event, development or change in circumstances that first occurs, arises or becomes known after the date of this Agreement (other than the receipt, existence or terms of any Acquisition Proposal, which is subject to clause (2) below, or any matter relating thereto or consequence thereof), the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement, the Company Board (or any committee thereof) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal;

             (ii)  prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, (A) the Company shall have provided prior written notice (the "Change or Termination Notice") to Parent that the Company Board (or any committee thereof) has resolved to effect a Change in the Company Recommendation or to terminate this Agreement, describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and contain unredacted copies of all relevant documents including any financing commitments (other than redacted fee letters, which may be provided in lieu of unredacted fee letters) relating to such Acquisition Proposal), and (B) the Company shall cause its financial and legal advisors to, during the entirety of the period beginning at 5:00 p.m. Los Angeles Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Los Angeles Time or any day other than a Business Day, beginning at 9:00 a.m. Los Angeles Time on the next Business Day) and ending three (3) Business Days later at 5:00 p.m. Los Angeles Time negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to obviate the need for the Company Board to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement; provided that, in the event of any material amendment to the financial terms or any other material amendment of such Acquisition Proposal, a new Change of Termination Notice shall be provided by the Company to Parent, and the Company shall be required to comply again with the requirements of this Section 7.03(d)(ii) , except that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period (any notice period applicable pursuant to this Section 7.03(d)(ii), the "Notice Period");

            (iii)  after the Notice Period, the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that (1) with respect to a Change in the Company Recommendation, the failure to effect a Change in the Company Recommendation would still be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement, such Acquisition Proposal continues to constitute a Superior Proposal, and shall have provided to Parent a written summary of the basis of such determination, with reasonable advance notice to Parent;

            (iv)  in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a); and

             (v)  the Company shall have complied in all material respects with its obligations under this Section 7.03.

          (e)   Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or any committee thereof) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); provided that if such disclosure includes a Change in the Company Recommendation, has the substantive effect of withdrawing or adversely modifying the Company Recommendation or does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that nothing contained in this Agreement shall prohibit the Company or the Company Board from making a statement that the Company Board or any committee thereof has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act).

          (f)    The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if it becomes aware that any written Acquisition Proposal is received by, any non-public information is requested from, or any discussions, inquiries or negotiations are sought to be initiated or continued with, the Company or the Company Board (or any committee thereof) indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers and providing unredacted copies of all relevant documents including any financing commitments (other than redacted fee letters, which may be provided in lieu of unredacted fee letters) relating thereto, and thereafter shall keep Parent promptly informed of the status and terms of any such proposals or offers (including any amendments thereto that are material in any respect) and the status of any such discussions, inquiries or negotiations. None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement or Contract with any person to limit the Company's ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal, or otherwise to limit in any way the rights of Parent or Merger Sub pursuant to this Section 7.03.

        Section 7.04    Access to Information; Confidentiality.

          (a)   From the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent, Parent's Representatives and the Lenders and their Representatives (provided the Lenders have signed joinders acknowledging and agreeing that they agree to be bound by the terms of the Confidentiality Agreement applicable to "Representatives," as defined therein) reasonable access, during normal business hours and upon prior reasonable written notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (other than, subject to Section 7.03, any such matters that relate to the negotiation and execution of this Agreement or to transactions alternative to the transactions contemplated by this Agreement); and (ii) furnish Parent, Parent's Representatives and the Lenders and their Representatives (provided the Lenders have signed joinders acknowledging and agreeing that they agree to be bound by the terms of the Confidentiality Agreement applicable to "Representatives," as defined therein) with such information concerning its business, properties, contracts, assets, liabilities, personnel and other information as Parent or its Representatives may reasonably request in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would in the reasonable judgment of the Company, after consultation with outside counsel, jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, or violate any Law or Order (it being understood by the parties that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation, and shall, to the extent it does withhold access to, or fails to disclose, information in accordance with the foregoing proviso, give notice to Parent of the fact that it has done so) or unreasonably disrupt the business and operations of the Company.

          (b)   All information obtained by Parent pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement, except as otherwise contemplated by Section 7.08(f). Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives.

          (c)   No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 7.05    Directors' and Officers' Indemnification and Insurance.

          (a)   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any certificate of incorporation (or other equivalent organizational document) or bylaws (or other equivalent organizational document) of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation (or other equivalent organizational document) and bylaws of the Company and its Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

          (b)   Prior to the Effective Time, the Company shall purchase a six year "tail" prepaid policy on the Company's current directors' and officers' liability insurance ("D&O Insurance") on terms with respect to the coverage and amounts that are equivalent to those of the Company's current D&O Insurance. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder for so long as such "tail" policy shall be maintained in full force and effect.

          (c)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

          (d)   The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

          (e)   The agreements and covenants contained in this Section 7.05 shall not be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to or shall be construed to release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

        Section 7.06    Notification of Certain Matters.

          (a)   From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b)   From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

        Section 7.07    Reasonable Efforts; Further Action.

          (a)   Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including (i) using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials (collectively "Governmental Consents") and parties to Contracts that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such Governmental Consents, approvals, authorizations, qualifications and Orders and (ii) using reasonable best efforts to give applicable notice to third parties (other than Governmental Authorities) and thereafter will use reasonable best efforts to obtain at the earliest practicable date the third party consents set forth on Section 7.07 of the Company Disclosure Schedule; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 shall be prohibited by this sentence.

          (b)   Subject to the terms and conditions herein provided, the Company and Parent shall cooperate with each other in (1) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Authorities and (2) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Authority in connection with such applications or filings or the Merger. Without limiting the foregoing, each of Parent and the Company shall as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date hereof) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby. Each of the Company and Parent shall take all appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable after the date of such filing.

          (c)   Each party hereto shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filing or submissions under the HSR Act or other applicable antitrust, competition or fair trade Laws. Each party agrees to provide promptly to the other parties all information and assistance reasonably necessary in connection with preparing and submitting such filings and obtaining the relevant approvals, consents or expiration of waiting periods in relation to such filings.

          (d)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand shall, subject to applicable law, (i) permit counsel for the other party to review in advance and consider in good faith the views of the other party in connection with any proposed written communications with Governmental Authorities concerning the Transactions under the HSR Act or other applicable antitrust, competition or fair trade Laws, and (ii) provide counsel for the other party with copies of all filings made by such party to any antitrust, competition, or fair trade Governmental Authority and all correspondence between such party (and its advisors) and any antitrust, competition, or fair trade Governmental Authority, and any other information supplied by such party and such party's Affiliates to or received from any antitrust, competition, or fair trade Governmental Authority in connection with the proposed Transactions, provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Company and (B) as necessary to address reasonable privilege and confidentiality concerns.

          (e)   Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal except those Actions which may arise from or out of a Superior Proposal accepted by the Company or the Company Board.

          (f)    Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and deliver to the Company evidence of its irrevocable vote or action by written consent so approving and adopting this Agreement.

          (g)   Notwithstanding anything in this Agreement to the contrary, in no event will any party hereto or any of their Affiliates (including, after the Effective Time, the Surviving Corporation) be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or asset.

        Section 7.08    Obligations of Merger Sub and Parent Subsidiaries.

          (a)   Subject to the other provisions of this Agreement, and taking into account the anticipated timing of the Marketing Period, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters until the funding of the Financing at or prior to Closing, (ii) negotiate definitive agreements with respect to the Debt Financing (the "Definitive Agreements") consistent in all material respects with the terms and conditions contained in each Debt Commitment Letter (including any related "flex" provisions) or on other terms not less favorable to Parent and Merger Sub (as determined by Parent in good faith) than the terms and conditions (including the "flex" provisions) contemplated by the Debt Financing Commitments and (iii) satisfy (or obtain a waiver of) all conditions applicable to Parent and Merger Sub to obtaining the Financing that are within their control, and Parent and/or Merger Sub shall, if necessary, fully enforce the obligations of the other parties to the Financing Commitments and Definitive Agreements, if any; provided, that this covenant shall not require

  Parent or Merger Sub to commence any action against any of the other parties to the Debt Financing Commitments or Definitive Agreements, if any.

          (b)   Parent and Merger Sub shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), (i) permit any amendment or modification to, or any waiver of, any material provision or remedy under, or replace, any of the Commitment Letters if such amendment, modification, waiver, or replacement (A) would add any new (or modify any existing) condition to the Financing Commitments (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the Financing), (B) reduces the aggregate amount of the Financing intended to be funded on the Closing Date unless the Equity Financing or Debt Financing is increased by a corresponding amount (or Merger Sub may draw upon an available revolver to fund an amount equal to such reduction), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements, if any, to require such parties to provide the Debt Financing or Equity Financing, as applicable, or (D) would reasonably be expected to prevent, impede or delay the consummation of the Financing or (ii) terminate any Commitment Letter unless such Commitment Letter is replaced with another commitment letter that would not result in any of the items described in clause (i)(A) through (D) of this sentence (collectively, the "Restricted Financing Commitment Amendments") (provided that the existence or exercise of "flex" provisions which do not permit a reduction in the aggregate amount of the Financing shall not constitute a Restricted Financing Commitment Amendment; and provided, further, that Parent and/or Merger Sub may amend or modify, or waive any provision or remedy under, the Financing Commitments if such amendment, modification or waiver is not a Restricted Financing Commitment Amendment, it being understood that any amendment or modification solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities) shall not be a Restricted Financing Commitment Amendment). Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitments or the Equity Financing Commitments in accordance with this Section 7.08(b), the terms "Debt Financing Commitments" and "Equity Financing Commitments" shall mean, other than for purposes of representations and warranties made as of the date hereof in Section 5.07, the Debt Financing Commitments and the Equity Financing Commitments, respectively, as so amended, supplemented, modified or replaced.

          (c)   In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, to the extent such portion is necessary to consummate the Merger, Parent shall (i) promptly notify the Company of such unavailability and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable portion) from the same or other sources and on terms which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing, the Merger or the other Transactions. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 5.07, the terms "Debt Commitment Letter" and "Debt Financing Commitments" shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question) and all references to the Lenders shall include the persons providing or arranging such alternative debt financing. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 5.07, the terms "Equity Commitment Letter" and "Equity Financing Commitments" shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative equity financing arranged in compliance herewith (and any Equity Commitment Letter and Equity Financing Commitment remaining in effect at the time in question).

          (d)   Parent shall provide the Company with prompt written notice of (A) any material breach or default by any party to any Commitment Letters or the Definitive Agreements, if any, of which Parent or Merger Sub has Knowledge or any termination of any of the Commitment Letters of which Parent or Merger Sub has Knowledge, (B) the receipt of any written notice or other written communication from any Lender or Equity Investor with respect to (1) any actual or potential breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements, if any, of any provision thereof, and (2) any material dispute or disagreement between or among any parties to any of the Commitment Letters or the Definitive Agreements, if any, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in the case of clauses (1) and (2) that would reasonably be expected to result in Merger Sub not receiving the proceeds of the Financing on the Closing Date. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 7.08(d) shall not relieve Parent or Merger Sub of its respective obligation to consummate the transactions contemplated by this Agreement at the time specified in Section 2.02 whether or not the Financing is available, subject to the fulfillment or waiver of the conditions set forth in Article VIII.

          (e)   Nothing in this Section 7.08 or any other provisions of this Agreement shall require, and in no event shall the "reasonable best efforts" of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Equity Investor or in any amount in excess of that contemplated by the Equity Commitment Letter, (ii) seek or accept Debt Financing on terms less favorable than those set forth in the Debt Commitment Letters (including the "flex" provisions) provided on the date of this Agreement, (iii) waive any term or condition of this Agreement or (iv) pay any fees in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise). In the event Parent or Merger Sub is required pursuant to this Section 7.08 to provide any information that is subject to attorney-client or similar privilege, Parent or Merger Sub may withhold disclosure of such information to the same extent the Company may withhold disclosure of comparable information pursuant to Section 7.04(a) .

          (f)    Prior to the Closing, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Parent to the extent reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participation at reasonable times in a reasonable number of meetings, presentations, rating agency sessions and sessions with prospective financing sources (including the Lenders and/or investors in the Debt Financing), and due diligence sessions, including direct contact between senior management and the other representatives of the Company and its Subsidiaries, on the one hand, and the actual and potential financing sources and potential lenders or investors in the Debt Financing (including the Lenders), on the other hand (provided that any meeting, presentation or direct contact with the Chief Executive Officer of the Company, to the extent necessary, may, at his option, be via video conference), (ii) reasonably assisting Parent, Merger Sub and their financing sources (including the Lenders) in the preparation of materials for rating agency presentations and bank books, lender and investor presentations, bank information memoranda, business projections, or other marketing documents, in each case to the extent that it relates to Company or its Subsidiaries, customarily used to arrange the Financing contemplated by the Commitment Letters, and identifying any portion of the information that constitutes material, non-public information, (iii) reasonably cooperating with the marketing efforts of Parent and/or Merger Sub and their financing sources (including the Lenders) for any portion of the Financing, (iv) furnishing the Parent, Merger Sub and their financing sources and potential lenders or investors in the Debt Financing (including the Lenders) with (x) the financial statements regarding the Company and its Subsidiaries necessary to satisfy the condition set forth in paragraph 4 of Exhibit C to the BMO Debt Commitment Letter and paragraph 3 of Exhibit B to the Crescent

  Commitment Letter (or, in each case, the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to this Section 7.08), (y) all information contemplated by paragraph 8 of Exhibit C to the BMO Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 7.08) and (z) such other pertinent financial and other information as Parent, Merger Sub or financing sources (including the Lenders) shall request in order to consummate the Debt Financing or as is customary for the arrangement of loans contemplated by the Debt Financing, (v) facilitating the granting of security interests (and perfection thereof) in collateral, or the execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents to the extent constituting a condition to any Lender's obligation to fund any portion of the Debt Financing by the applicable Debt Commitment Letter (or otherwise required by such applicable Debt Commitment Letter), including obtaining releases of existing Liens; provided, that any grants of security interests or obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time, (vi) obtaining a certificate of the chief financial officer or person performing similar functions of the Company solely on behalf of the Company and not in such person's individual capacity in the form attached to each Debt Commitment Letter with respect to solvency matters and delivering customary authorization letters with respect to the bank information memoranda, (vii) furnishing all documentation and other information required by a Governmental Authority under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries, (viii) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, (ix) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, note purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, (x) reasonably cooperating in satisfying the conditions precedent set forth in the Commitment Letters or any definitive document relating to the Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries, (xi) using reasonable best efforts to ensure that the financing sources (including the Lenders) benefit from existing lending relationships of the Company and its Subsidiaries and (xii) to the extent constituting a condition to any Lender's obligation to fund any portion of the Debt Financing by the applicable Debt Commitment Letter (or otherwise required by such applicable Debt Commitment Letter), obtaining consent letters, waivers, legal opinions, surveys, appraisals, environmental reports, title insurance and insurance certificates and endorsements at the expense of, and as reasonably requested by, Parent or Merger Sub on behalf of the financing sources (including the Lenders); provided, that (i) in no event shall the Company or any of its Subsidiaries be required to enter into any agreement unless such agreement is contingent upon the Closing (other than customary representation and authorization letters in any marketing materials for the Debt Financing) and (ii) (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than those that are contingent upon the occurrence of the Effective Time or effective on or after the occurrence of the Effective Time) and (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing (other than customary representation and authorization letters in any marketing materials for the Debt Financing) and (C) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Merger Sub pursuant to the second succeeding sentence of this Section 7.08(f). Nothing contained in this Section 7.08(f) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for, from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 7.08(f) and any information utilized in connection therewith (other than (x) information provided by the Company or its Subsidiaries and (y) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries).

          (g)   The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries. The Company hereby expressly authorizes the use of the financial statements and other information provided hereunder for purposes of the Financing and is not aware of any limitation on the use of such financial statements required by any independent accountant, it being understood that such authorization shall not include circumstances (if any) that would require the delivery by Moss Adams LLP of a consent to the inclusion of its audit opinions under such financial statements.

          (h)   All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, Parent, Merger Sub and their representatives may provide such information to their financing sources (including the Lenders), potential sources of capital and to rating agencies and prospective lenders and investors during marketing of the Financing, subject to customary confidentiality arrangements with such Persons regarding such information.

          (i)    Notwithstanding anything herein to the contrary, the sole and exclusive remedy of the Company and any Company Related Party against Parent, the Debt Financing Sources and their respective Affiliates for any and all losses, claims, expenses, liabilities or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Debt Financing, the Debt Financing Commitments (and the termination thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis of such termination will be enforcement of specific performance against Parent and Merger Sub to the extent and only to the extent provided in Section 10.06 or termination of this Agreement and payment by Parent of the Parent Breach Termination Fee or Parent Non-Breach Termination Fee, as applicable, to the extent and only to the extent provided in Section 9.03 and none of the Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing Commitments or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amounts. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, the Company and any of its Affiliates or shareholders hereby waive any rights or claims against the Debt Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to the Company, any of its Subsidiaries or any of its Affiliates or shareholders and in no event shall the Company or any of its Affiliates or shareholders seek or obtain any other damages of any kind against any Debt Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby or thereby.

        Section 7.09    Public Announcements.     The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 7.09 shall terminate upon a Change in the Company Recommendation or termination of this Agreement.

        Section 7.10    Stock Exchange Delisting.     Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable (a) delisting from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time, and (b) deregistration under the Exchange Act by the Surviving Corporation as promptly as practicable after such delisting. The Surviving Corporation shall use its commercially reasonable efforts to cause the Shares to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

        Section 7.11    Section 16 Matters.     Prior to the Effective Time, the Company shall use reasonable best efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.12    Takeover Statute.     If the restrictions of any takeover statute are or may become applicable to the Merger or any of the other Transactions, the parties shall use their respective reasonable best efforts promptly (a) to take all action necessary so that no such restriction is or becomes applicable to the Merger or any of the other Transactions and (b) if any such restriction is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute on the Merger and the other Transactions.

        Section 7.13    Resignations.     To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and/or its Subsidiaries as may be designated by Parent.

        Section 7.14    Participation in Litigation.     Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Action commenced or, to the Company's Knowledge on the one hand or Parent's Knowledge on the other hand, threatened against such party which relates to this Agreement and the Transactions. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder Action against the Company and/or its directors relating to the Transactions, and shall keep Parent promptly informed of any developments regarding the same.

        Section 7.15    Employee Matters.

          (a)   From and after the Effective Time, Parent shall cause the Surviving Corporation to honor the agreements set forth on Section 4.10(a) of the Company Disclosure Schedule (collectively, the "Collective Bargaining Agreements"). During the one (1)-year period commencing with the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to each employee of the Company who is then an employee of the Surviving Corporation and to each employee of any of its Subsidiaries, in either case, whose terms and conditions of employment are not governed by any Collective Bargaining Agreements (each, a "Non-Union Company Employee" and together, the "Non-Union Company Employees") a base salary or wage rate at least equal to such Non-Union Company Employee's base salary or wage rate in effect as of immediately prior to the Effective Time and compensation and benefits (other than equity-based compensation) that are, in the aggregate for all such Non-Union Company Employees as a group, no less favorable than to the compensation and benefits being provided to Non-Union Company Employees immediately prior to the Effective Time. In addition, Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor the performance by the Surviving Corporation and its Subsidiaries, as applicable, of the terms of the Contracts set forth in Section 7.15(a) of the Company Disclosure Schedule.

          (b)   For purposes of eligibility, determination of level of benefits (other than defined benefit accruals) and vesting under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any Non-Union Company Employees after the Closing Date (the "New Plans"), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Non-Union Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing Date, to the same extent as such Non-Union Company Employee was entitled, before the Closing Date, to credit for such service under any similar Benefit Plan (except to the extent such service credit will result in the duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) each Non-Union Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Non-Union Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Non-Union Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (to the extent such conditions were waived or satisfied immediately prior to the Closing Date), and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Non-Union Company Employee and his or her covered dependents under a Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Non-Union Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (c)   The parties hereto acknowledge and agree that all provisions contained in this Section 7.15 are included for the sole benefit of the respective parties hereto and shall not create any right, including any third-party beneficiary right, (i) in any employee, former employee or any participant or any beneficiary thereof in any Benefit Plan, Multiemployer Plan or New Plan, or (ii) to employment or continued employment or any term or condition of employment with the Company, Parent, the Surviving Corporation or any respective Subsidiary or Affiliate thereof. Nothing in this Agreement, express or implied, shall (i) be construed as an amendment to or adoption of any Collective Bargaining Agreement, Benefit Plan, Multiemployer Plan or any other employee benefit or compensation plan, program or arrangement of the Company, Parent, or any Affiliate of either, or (ii) interfere with or limit the Parent's, the Surviving Corporation's or any of their Affiliates ability to amend, modify or terminate any Collective Bargaining Agreement, Benefit Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement or to terminate the employment of any employee of the Surviving Corporation or the

  Subsidiaries for any reason, provided that the Surviving Corporation and the Subsidiaries shall be subject to the provisions of Section 7.15(a).

        Section 7.16    FIRPTA Certificate.     On or prior to the Effective Time, the Company shall deliver to Parent a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2(c)(3), certifying that the consideration payable under this Agreement is exempt from withholding under Section 1445 of the Code.

ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.01    Conditions to the Obligations of Each Party.     The respective obligations of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect as of the Effective Time and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a "Restraint").

          (c)    HSR Waiting Period.    The waiting period under the HSR Act (and any extensions thereof) relating to the Merger shall have expired or been earlier terminated.

        Section 8.02    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

          (a)    Representations and Warranties.    (i) Except for the representations and warranties in Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement; Vote Required), Section 4.06(b) (FCPA), Section 4.06(c) (Patriot Act; OFAC), Section 4.08(b) (Absence of Certain Changes or Events), Section 4.19 (Anti-Takeover Provisions) and Section 4.20 (Brokers), the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date only); provided, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purpose of this condition, such representations and warranties of the Company shall be deemed to be true and correct where the failure of such representations and warranties of the Company to be so true and correct has not constituted and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties in Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement; Vote Required), Section 4.06(b) (FCPA), Section 4.06(c) (Patriot Act; OFAC) and Section 4.20 (Brokers) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties in Section 4.08(b) (Absence of Certain Changes or Events) and Section 4.19 (Anti-Takeover Provisions) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date. Solely for purposes of clause (ii) of the preceding sentence, if one or more inaccuracies in the representations and warranties set forth in Section 4.03 (Capitalization) or Section 4.20 (Brokers) would cause damages to Parent or Merger Sub of $1 million or more, or would cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Merger on the Closing Date and pay all fees in connection therewith to increase by $1 million or more, such inaccuracy or inaccuracies will be considered material.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company on behalf of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02 (b).

        Section 8.03    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

          (a)    Representations and Warranties.    (i) Except for the representations and warranties in Section 5.03 (Authority Relative to This Agreement) and Section 5.05 (Operations of Merger Sub) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date only); provided, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality, and instead, for purposes of this condition, such representations and warranties of Parent and Merger Sub shall be deemed to be true and correct where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not prevented or materially adversely affected and would not reasonably be expected to prevent or materially adversely affect, individually or in the aggregate, the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions; and (ii) the representations and warranties in Section 5.03 (Authority Relative to This Agreement) and Section 5.05 (Operations of Merger Sub) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

          (c)    Officer's Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent on behalf of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01    Termination.     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time as follows:

          (a)   by the mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board (or any committee thereof), respectively; or

          (b)   by either Parent or the Company if:

              (i)  the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or intentional breach has been the primary cause of or resulted in, the failure of the Effective Time to occur on or before the End Date; provided, further, however, that Parent's failure to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement solely as a result of the Lenders being unwilling or unable to provide the Debt Financing at or prior to the time the Closing was required to occur pursuant to the terms of this Agreement in circumstances under which Parent complied with its obligations under Section 7.08 shall not in any way limit its termination right pursuant to this Section 9.01(b)(i); provided, further, however, that nothing herein shall limit the Company's rights pursuant to Section 9.01(d)(iii) or Section 9.03(c); or

             (ii)  any Restraint having the effect set forth in Section 8.01(b) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been the primary cause of the issuance of such final, non-appealable Restraint; or

          (c)   by Parent:

              (i)  if the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (A) would result in a failure of the conditions set forth in Section 8.02(a) or Section 8.02(b) and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured (x) within twenty (20) Business Days following receipt of written notice by the Company from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent is not then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the failure of any condition set forth in Section 8.03 being satisfied; or

             (ii)  if (x) there shall have been a Change in the Company Recommendation, (y) there shall have been commenced a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) by a Person unaffiliated with Parent and, within twenty (20) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer or (z) the Company shall have entered into an Alternative Acquisition Agreement; or

            (iii)  if (x) the signed Initial Stockholders' Written Consent or the signed Letter Agreement has not been delivered to the Company and Parent within twenty-four (24) hours after the execution of this Agreement, or (y) the obligations set forth in Section 1 of the Letter Agreement are not satisfied in accordance with the terms and conditions of the Letter Agreement, including the delivery of the Final Stockholders' Written Consent to the Company and Parent as provided therein; or

          (d)   by the Company:

              (i)  if Parent or Merger Sub shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) or the failure of the Closing to occur, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured (x) within twenty (20) Business Days following receipt of written notice by Parent from the Company of such breach or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, however, that the Company is not then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the failure of any condition set forth in Section 8.02 being satisfied;

             (ii)  prior to obtaining the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement in accordance with Section 7.03(d), so long as the Company has complied with Section 7.03 and prior to or concurrent with such termination the Company pays to Parent the fee due under Section 9.03(a)(ii); or

            (iii)  if (A) the Marketing Period has ended and all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub as of the date the Closing was required by Section 2.02 to have occurred, (B) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (C) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; provided, that notwithstanding anything in Section 9.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement prior to the end of the third (3rd) Business Day following delivery of such notice.

        Section 9.02    Effect of Termination.     In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and, in reasonable detail, the reasons therefor and this Agreement shall forthwith become void, and there shall be no liability under this Agreement or in connection with the transactions contemplated hereby on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) that the Limited Guarantee, this Section 9.02 and Section 7.04(b), the expense reimbursement and indemnification provisions of Section 7.08(f), Section 9.03 and Article X hereof shall remain in full force and effect and (b) subject to Section 9.03(f) below, nothing in this Agreement shall relieve any party from liability for fraud or a knowing and intentional breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 9.03    Fees and Expenses.

          (a)   If this Agreement is validly terminated by

              (i)  Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii) then, in any such event, the Company shall reimburse Parent promptly, but in any event no later than five (5) Business Days after Parent terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii), for Parent's reasonably documented costs and expenses incurred in connection with this Agreement and the Transactions (but in no event shall such reimbursement exceed Three Million Dollars ($3,000,000)), such payment to be made in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent; it being understood that Parent shall provide to the Company, concurrently with its notice of termination pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii), a reasonably detailed description in writing of the costs and expenses for which reimbursement is to be made pursuant to this Section 9.03(a)(i); or

             (ii)  Parent, pursuant to Section 9.01(c)(ii), or by the Company, pursuant to Section 9.01(d)(ii), then, in any such event, the Company shall pay to Parent or its designee (A) promptly, but in any event no later than five (5) Business Days after Parent terminates this Agreement pursuant to Section 9.01(c)(ii), or (B) concurrently with the Company's termination of this Agreement pursuant to Section 9.01(d)(ii), an amount equal to Eleven Million Seven Hundred Thousand Dollars ($11,700,000) (the "Company Termination Fee"), such payment to be made in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent.

          (b)   In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.01(b)(i) or by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii), (ii) neither Parent nor Merger Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, (iii) after the date hereof and prior to the End Date a third party shall have publicly disclosed a bona fide Acquisition Proposal, and (iv) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to such publicly disclosed Acquisition Proposal or such publicly disclosed Acquisition Proposal is consummated, then, in any such case, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days after such transaction is consummated.

          (c)   If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) and at the time the Company is not permitted to terminate this Agreement pursuant to Section 9.01(d)(iii), then Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than three (3) Business Days) after the date of such termination a termination fee (the "Parent Breach Termination Fee") of an amount equal to Thirty One Million Two Hundred Thousand Dollars ($31,200,000), such payment to be made in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company. If this Agreement is terminated by the Company pursuant to Section 9.01(d)(iii), then Parent shall pay or cause to be paid to the Company or its designees, promptly (but in any event no later than three (3) Business Days) after the date of such termination, a termination fee (the "Parent Non-Breach Termination Fee") of an amount equal to Nineteen Million Five Hundred Thousand Dollars ($19,500,000), such payment to be made in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

          (d)   Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

          (e)   The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee, Parent Breach Termination Fee or Parent Non-Breach Termination Fee, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action together with interest on (i) the amount of the applicable termination fee and (ii) the aggregate amount of all such costs and expenses, in each case at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

          (f)    In no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Non-Breach Termination Fee or Parent Breach Termination Fee, as applicable, on more than one occasion, or both the Parent Non-Breach Termination Fee and Parent Breach Termination Fee. Notwithstanding anything to the contrary in this Agreement, (x) if the Company pays the Company Termination Fee, then any such payment shall be the sole and exclusive remedy of Parent, Merger Sub, the Equity Investor and the Lenders against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of the foregoing (collectively, the "Company Related Parties") and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated for any of its expense reimbursement obligations contained in Section 9.03(a)(i) to the extent obligated thereunder) and (y) other than the Company's right to receive specific performance in accordance with Section 10.06, the Company's right to receive payment from Parent of the Parent Breach Termination Fee or Parent Non-Breach Termination Fee, as applicable, pursuant to Section 9.03(c), shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the Equity Investor, the Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, general or limited partners, assignees or Affiliates and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, the "Parent Related Parties") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise and, upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated for any of its expense reimbursement and indemnification obligations contained in Section 7.08(f)).

        Section 9.04    Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or any committees thereof), at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law requires further approval by the stockholders of the Company without such approval having been obtained; provided, further, that Section 7.08(i), Section 9.03(f), this Section 9.04, Section 10.05, Section 10.06(b), Section 10.07 and Section 10.09 (such sections, the "Lender Designated Sections") shall not be amended in a manner adverse to the Lenders without the prior written consent of the Lenders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.05    Waiver.     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01    Non-Survival of Representations, Warranties, Covenants and Agreements.     The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.04(c), Section 7.05, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

        Section 10.02    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

          if to Parent or Merger Sub:

      c/o TPG Capital, L.P.
      345 California Street, Suite 3300
      San Francisco, California 94104
      Attention: Ronald Cami, Esq.
      Facsimile No.: (415) 743-1501
      Email: rcami@tpg.com

          with a copy to:

      Ropes & Gray LLP
      800 Boylston Street
      Boston, Massachusetts 02199
      Attention: Julie H. Jones, Esq.
                         Amanda McGrady Morrison, Esq.
      Facsimile No.: (617) 951-7050
      Email: julie.jones@ropesgray.com
                  amanda.morrison@ropesgray.com

          if to the Company:

      Arden Group, Inc.
      2020 South Central Avenue
      Compton, California 90220
      Attention: Laura Neumann
                         Brenda McDaniel
      Facsimile No.: (310) 632-5326; (310) 604-4896
      Email: lneumann@gelsons.com
                   bmcdaniel@gelsons.com

          with a copy to:

      Reed Smith LLP
      1901 Avenue of the Stars
      Suite 700
      Los Angeles, California 90067
      Attention: Irwin G. Barnet, Esq.
      Facsimile No.: (310) 734-5299
      Email: ibarnet@reedsmith.com

                                                           -and-

      Kenneth Goldman, Esq.
      10100 Santa Monica Boulevard
      Suite 300
      Los Angeles, California 90067
      Facsimile No.: (310) 772-2206
      Email: kgoldman@kaglegal.com

        Section 10.03    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04    Entire Agreement; Assignment.     This Agreement, the exhibits and schedules hereto (including the Company Disclosure Schedule), the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; and provided, further, that Parent and Merger Sub may assign all of their rights under this Agreement or any related documents to any Lender as collateral security.

        Section 10.05    Parties in Interest.     This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as set forth in or contemplated by the terms and provisions of Section 7.05 (which is intended to be for the benefit of the Persons covered thereby), (ii) after the Effective Time, the right of the stockholders of the Company to obtain the Merger Consideration under Article III hereof and (iii) with respect to the Lender Designated Sections, the Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, arrangers, general or limited partners, assignees or Affiliates.

        Section 10.06    Specific Performance.

          (a)   The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 9.01 it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.06, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity, except as otherwise provided in Section 10.06(d).

          (b)   Notwithstanding anything to the contrary in this Section 10.06, the right of the Company to obtain an injunction, or other appropriate form of equitable relief, to cause Parent and Merger Sub to cause the Equity Financing to be funded (but not the right of the Company to obtain an injunction, or other appropriate form of equitable relief, for any other reason) at any time shall be subject to the requirement that (i) the Marketing Period has ended and all the applicable conditions set forth in Section 8.01 and Section 8.02 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), (ii) the Debt Financing has been funded in accordance with the terms thereof or the Lenders have irrevocably confirmed to Parent in writing that the Debt Financing will be funded in accordance with the terms thereof at the Closing if the Equity Financing were to be funded at the Closing, and (iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, the Closing would occur.

          (c)   Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.06. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 10.06.

          (d)   For the avoidance of doubt, while the Company may pursue both a grant of specific performance with regard to the Equity Financing in accordance with Section 10.06(b) and the payment of the Parent Non-Breach Termination Fee or the Parent Breach Termination Fee, as applicable, under Section 9.03(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance with regard to the Equity Financing of the type contemplated by Section 10.06(b) and monetary damages, including all or any portion of the Parent Non-Breach Termination Fee or the Parent Breach Termination Fee, as applicable.

        Section 10.07    Governing Law.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.07, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 10.02 of this Agreement.

          (b)   Notwithstanding the foregoing, each of the parties hereby agrees that it will not bring or support any Action against the Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, arrangers, general or limited partners, assignees or Affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Financing Commitments or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, and that the provisions of Section 10.09 relating to the waiver of jury trial shall apply to any such Action. The Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, arrangers, general or limited partners, assignees or Affiliates are express third party beneficiaries of this Section 10.7(b).

        Section 10.08    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 10.09    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDERS AND ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE EQUITY HOLDERS, CONTROLLING PERSONS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, MEMBERS, MANAGERS, MANAGEMENT COMPANIES, ARRANGERS, GENERAL OR LIMITED PARTNERS, ASSIGNEES OR AFFILIATES. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

        Section 10.10    Acknowledgement by Parent and Merger Sub.     Parent and Merger Sub, being recently formed entities, acknowledge and agree that the due diligence, analysis, information gathering, meetings with the management of the Company and its Subsidiaries, data room materials and all other such information regarding the Company and its Subsidiaries and their respective businesses, assets, financial condition, liabilities, intellectual property, operations, agreements, litigation, Encumbrances, Company Permits and other similar information relating to the Company and/or its Subsidiaries, to the extent made known, provided, furnished or made available to, or prepared by or for the benefit of the Equity Investor and its Representatives shall be deemed provided, furnished, made available to, or prepared by or for the benefit of each of Parent and Merger Sub.

[Signature pages follow]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRCY HOLDINGS, INC.
By:	/s/ RONALD CAMI
	Name:	Ronald Cami
	Title:	Vice President
GRCY ACQUISITION, INC.
By:	/s/ RONALD CAMI
	Name:	Ronald Cami
	Title:	Vice President
[Signature Page to Merger Agreement]

ARDEN GROUP, INC.
By:	/s/ BERNARD BRISKIN
	Name:	Bernard Briskin
	Title:	Chairman of the Board, President and Chief Executive Officer
[Signature Page to Merger Agreement]

ANNEX B-1

WRITTEN CONSENT OF STOCKHOLDERS

OF

ARDEN GROUP, INC.

        The undersigned, being stockholders of Arden Group, Inc., a Delaware corporation (the "Company"), acting pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware ("DGCL"), hereby adopt the following recitals and resolutions by written consent in lieu of a meeting:

        WHEREAS, the Company has entered into the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 20, 2013 by and among the Company, GRCY Holdings, Inc., a Delaware corporation ("Parent"), and GRCY Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the "Merger");

        WHEREAS, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company will be entitled to receive $126.50 in cash without interest for each share of Class A common stock, par value $0.25 per share (the "Class A Common Stock"), of the Company held by them at the effective time of the Merger;

        WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the stockholders of the Company adopt the Merger Agreement (the "Recommendation"), and such Recommendation has not been withdrawn;

        WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of outstanding stock entitled to vote thereon is required pursuant to Section 251 of the DGCL before the Company may effect the Merger; and

        WHEREAS, the undersigned stockholders are the holders of a majority of the issued and outstanding shares of Class A Common Stock.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company, being the holders of a majority of the issued and outstanding shares of the Class A Common Stock , hereby approve and adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

B-1-1

        This written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This written consent shall be irrevocable. This written consent and all executed counterparts shall be filed with the minutes of the proceedings of the stockholders of the Company.

Bernard Briskin		December , 2013
Bernard Briskin, Co-Trustee of the Trust Under the Will of Samuel Briskin for the Benefit of Bernard Briskin		December , 2013
Kenneth A. Goldman, Co-Trustee of the Trust Under the Will of Samuel Briskin for the Benefit of Bernard Briskin		December , 2013
Julie Harelson, Co-Trustee of the Trust Under the Will of Samuel Briskin for the Benefit of Bernard Briskin		December , 2013
Bernard Briskin, Trustee of the Bernard Briskin Separate Property Trust		December , 2013
Bernard Briskin, Trustee of the Bernard Briskin Separate Property Trust		December , 2013
Judith E. Briskin, Trustee of the Judith Briskin Separate Property Trust		December , 2013
NFS/SMTC IRA SBO Judith E. Briskin
By:	Judith E. Briskin	December , 2013
Steven Romick, Independent Trustee of the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013		December , 2013

B-1-2

Steven Romick, Independent Trustee of the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Steven Romick, Independent Trustee of the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Julie Ann Briskin	December , 2013

[Signature Page to Written Consent of Stockholders]

B-1-3

Bernard Briskin, Co-Trustee of The Briskin Community Property Trust	December , 2013
Judith Briskin, Co-Trustee of The Briskin Community Property Trust	December , 2013
Bernard Briskin, Co-Trustee of the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Bernard Briskin, Trustee of the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Bernard Briskin, Co-Trustee of the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Judith Briskin, Co-Trustee of the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013
Judith Briskin, Co-Trustee of the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	December , 2013

        [Signature Page to Written Consent of Stockholders]

B-1-4

ANNEX B-2

WRITTEN CONSENT OF STOCKHOLDERS

OF

ARDEN GROUP, INC.

        The undersigned, being stockholders of Arden Group, Inc., a Delaware corporation (the "Company"), hereby adopt the following recitals and resolutions by written consent in lieu of a meeting:

        WHEREAS, the Company has entered into the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 20, 2013 by and among the Company, GRCY Holdings, Inc., a Delaware corporation ("Parent"), and GRCY Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the "Merger");

        WHEREAS, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company will be entitled to receive $126.50 in cash without interest for each share of Class A common stock, par value $0.25 per share (the "Class A Common Stock"), of the Company held by them at the effective time of the Merger;

        WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the stockholders of the Company adopt the Merger Agreement (the "Recommendation");

        WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of outstanding stock entitled to vote thereon is required pursuant to Section 251 of the DGCL before the Company may effect the Merger; and

        WHEREAS, the undersigned stockholders are the holders of 607,734 of the issued and outstanding shares of Class A Common Stock.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company, being the holders of 607,734 of the issued and outstanding shares of the Class A Common Stock , hereby approve and adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

B-2-1

        This written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This written consent shall be irrevocable. This written consent and all executed counterparts shall be filed with the minutes of the proceedings of the stockholders of the Company.

Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Steven Romick Title: Independent Trustee
Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Steven Romick Title: Independent Trustee
Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Steven Romick Title: Independent Trustee
Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Bernard Briskin Title: Co-Trustee
Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Judith Briskin Title: Co-Trustee
Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Bernard Briskin Title: Trustee

B-2-2

Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Bernard Briskin Title: Co-Trustee
Judith Briskin Charitable Remainder Unitrust dated December 13, 2013	Date:
By: Judith Briskin Title: Co-Trustee

B-2-3

ANNEX C

1999 AVENUE OF THE STARS 19th FLOOR LOS ANGELES, CALIFORNIA 90067 T 310.443.2300 F 310.443.8700

December 20, 2013

Board of Directors
Arden Group, Inc.
2020 South Central Avenue
Compton, CA 90220

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.25 per share ("Company Common Stock"), of Arden Group, Inc. (the "Company"), other than Bernard Briskin, NFS/SMTC IRA SBO Judith E. Briskin, the Bernard Briskin Separate Property Trust, The Briskin Community Property Trust, the Judith Briskin Separate Property Trust, the Bernard and Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Judith Briskin Charitable Remainder Unitrust dated December 13, 2013, the Bernard Briskin Charitable Remainder Unitrust dated December 13, 2013, Julie Ann Briskin, and the Trust under the Will of Samuel Briskin for the benefit of Bernard Briskin (collectively, "Excluded Holders"), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by the Company, GRCY Holdings, Inc. (the "Acquiror") and GRCY Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the "Transaction") and each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock (A) held (i) in the treasury of the Company or (ii) by the Acquiror or any direct or indirect wholly owned subsidiary of the Acquiror, which shall be automatically cancelled without any conversion, payment or distribution thereof, (B) owned by any direct or indirect wholly owned subsidiary of the Company, which shall, at the election of the Acquiror: (y) be contributed to a parent company of Acquisition Sub immediately prior to the Transaction in exchange for capital stock of such parent company, as designated by the Acquiror and (ii) be automatically cancelled without any conversion, payment or distribution thereof or (C) to which a holder properly demands appraisal pursuant to and in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $126.50 in cash (the "Consideration").

        We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror (or an affiliate of the Acquiror). We have provided investment banking and other services to an affiliate of the Acquiror unrelated to the Transaction and in the future may provide such services to the Acquiror or an affiliate of the Acquiror and have received and may receive compensation for such services. In the past two years prior to the date hereof, Moelis Australia Advisory Pty Ltd. (which is 50% owned by us) acted as (i) financial advisor to a company in which an affiliate of the Acquiror has a significant minority stake in connection with a refinancing transaction and (ii) financial advisor to an affiliate of the Acquiror in connection with the restructuring of its debt interests in a private company, and in each case we received compensation for the rendering of such services.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Board of Directors of the Company, including by us at the Board of Directors' direction, to solicit indications of interest from third parties with respect to a possible acquisition of all of the Company; (vii) reviewed a draft, dated December 18, 2013, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

C-2

        Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair from a financial point of view to such holders.

Very truly yours,
/s/ MOELIS & COMPANY LLC

C-3

ANNEX D

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 10-K

(Mark One)
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 29, 2012
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-9904

ARDEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3163136 (I.R.S. Employer Identification No.)

2020 South Central Avenue, Compton, California 90220
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (310) 638-2842

         Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	Name of each exchange on which registered
Class A Common Stock	NASDAQ Stock Market LLC

         Securities registered pursuant to Section 12(g) of the Act: None

         Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒

         Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by a check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐    No ☒

         The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant based on the price at which the Class A Common Stock last sold on June 29, 2012, the last business day of the registrant's most recently completed second fiscal quarter, was $100,489,903.

         The number of shares outstanding of the registrant's class of common stock as of March 1, 2013 was:

3,071,000 shares of Class A Common Stock

DOCUMENTS INCORPORATED BY REFERENCE

         The information required by Part III of this report is incorporated by reference from the Registrant's definitive Proxy Statement to be filed no later than April 29, 2013.

PART I

Item 1.    Business

General

        The Registrant, Arden Group, Inc. (Company or Arden), is a holding company which conducts operations through its wholly-owned subsidiary, Arden-Mayfair, Inc. (Arden-Mayfair) and Arden-Mayfair's wholly-owned subsidiary, Gelson's Markets (Gelson's) which operates supermarkets in Southern California. The Company also owns certain real estate properties through a subsidiary, Mayfair Realty, Inc. (Mayfair Realty) which is wholly-owned by the Company and Arden-Mayfair. The Company is a Delaware Corporation organized in 1988.

        Arden is headquartered at 2020 South Central Avenue, Compton, California 90220 and its telephone number is (310) 638-2842.

Market Operations

        As of December 29, 2012, Gelson's operated 17 full-service supermarkets in Southern California, which carry both perishable and dry grocery products. As described later in this Form 10-K under Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operation, in September 2012, the Company entered into a lease for a new supermarket location in Long Beach, California which the Company currently anticipates opening in late 2013. Gelson's offers a broad selection of local and national brands as well as a limited number of private label items. Gelson's targets the consumer who values superior customer service, merchandise, presentation and selection. Gelson's also operates a distribution center in the City of Commerce, California.

Store Formats and Business Strategy

        Gelson's business strategy is to offer a comfortable upscale shopping experience which is superior to its competitors in terms of customer service and merchandise quality, selection and presentation. The goal of this strategy is to continue to develop and maintain Gelson's loyal base of customers and appeal to potential new customers. Central elements of this strategy are as follows:

        Merchandise     The merchandise offerings in the markets are tailored in response to Gelson's customer profile. Gelson's stores, which range in size from approximately 18,000 to 40,000 square feet, typically carry a wide range of items, including traditional grocery categories such as dry groceries, produce, meat, seafood, bakery, dairy, wine and liquor, floral, sushi, vitamins and health and beauty aids. Gelson's perishables are typically premium products, which are rigorously maintained and culled as appropriate to assure quality and freshness. Gelson's merchandising includes specialty items such as imported foods, unusual delicatessen items and organic and natural food products.

        Service     Gelson's emphasizes customer service by offering a variety of service departments including meat, seafood, delicatessen, floral, sushi, cheese and bakery departments. All sushi and most bakery departments are operated by third parties. Some Gelson's stores include additional service departments such as fresh pizza, coffee bars, self-service hot and cold food cases, gelato bars and carving carts offering cooked poultry and meats. Additionally, selected stores offer banking and pharmacy services through third parties. Stores are staffed so that, even at peak times, customer checkout time is minimized. In addition to checkers, there are personnel assigned to bagging and assisting customers. All employees are encouraged to know customers by name and assist them whenever possible. All stores offer a Company charge card to qualified customers in addition to the option of paying for their purchases with cash, checks, credit or debit cards. Stores are typically open 14 to 17 hours per day, with hours of operation determined by local code, lease provisions or as appropriate for the business characteristics of each community.

         Presentation     All stores are maintained in accordance with extremely high standards. Personnel continually fill and face shelves with product. Produce and other perishables are trimmed and culled to maintain quality and appearance.

        Pricing     The pricing strategy at the stores is to be competitive primarily within their market niches, ranging from the more traditional to the more exotic, specialty or high-end retailers.

        Expansion and Store Development     Management regularly evaluates the feasibility of opening new stores in and outside its existing trade areas and remodeling existing stores in order to maximize the existing stores' appeal to consumers and their profit potential. In 2012, capital expenditures totaled $5,734,000.

        Advertising and Promotion     Gelson's advertises on a limited basis in newspapers and through its own newsletter. In the past, advertising has focused primarily on the promotion of events rather than prices; for example, Gelson's emphasizes special holiday selections, new products, specialty items, services and recipes. With the downturn in the economy, the Company redirected more of its advertising to focus on competitive pricing and direct mail of discount coupons as consumers have become more price conscious. In addition, Gelson's maintains a website at www.gelsons.com which allows customers to learn more about Gelson's and to read about food related topics that may be of interest to them. The website also provides an opportunity for customers to request a newsletter, offer feedback and to shop for selected items online. The Company reevaluates its strategy regularly in an effort to identify the most effective means of attracting and retaining customers.

Competition

        The retail grocery business is highly competitive. Competition in the supermarket business is based upon price, merchandise variety and quality, service and location. The number of stores, market share and brand awareness are also important competitive factors. Gelson's is in direct competition with numerous local outlets of regional and national supermarket chains (most of which have greater resources and a larger market share than Gelson's), independent grocery stores, convenience stores, specialty and gourmet markets and food and grocery departments in mass merchandise and club stores. The stores of the national and regional chains are generally larger than Gelson's stores which, in some cases, enables them to offer more products, and their greater resources allow them to conduct more comprehensive advertising campaigns. Competition also exists from other types of retailers with respect to particular products. Gelson's competes primarily by offering a combination of high-quality products and superior customer service. The Company also believes that Gelson's prime store locations and long-standing reputation add to its competitive strength.

        Certain competitors of Gelson's offer home delivery, in-store banks and pharmacies in addition to their existing retail store operations. Gelson's has, in the past, evaluated opportunities for home delivery, but has elected not to do so at this time. A few of Gelson's stores offer in-store banks and pharmacies; most of Gelson's stores are not large enough for such additional facilities.

Seasonality

        Gelson's business is somewhat seasonal with sales tending to increase during the last quarter of the year due to the holiday season and related specialty merchandise.

Support and Other Services

        Each store has an on-site stockroom, the size of which varies for each store. In addition, Gelson's operates a 127,000 square foot warehouse in the City of Commerce, California. The central warehouse distributes fresh produce, liquor, wine, floral and certain grocery items to the stores. The stores also receive meat, delicatessen, paper goods, health and beauty aids, hardware and supply items from the warehouse on a limited basis.

        The bulk of all merchandise purchasing takes place at Gelson's headquarters in Encino, California. Approximately 52% of the purchases for 2012 were distributed through the central warehouse; the remainder was delivered directly to the stores from manufacturers, distributors or wholesalers. The central purchasing and distribution operations are conducted based on electronic in-store ordering systems. Stores can place and receive orders up to six days per week. Perishables are ordered more frequently than other goods.

        The largest supplier for the stores is Unified Grocers, Inc. (Unified), a grocery wholesale cooperative, which has been a supplier to the Company for approximately 38 years and which accounted for approximately 14% of Gelson's purchases in fiscal 2012. No other supplier accounts for more than 4.1% of Gelson's purchases. The Company believes that there would be a negative short-term impact if the Company were to lose Unified as a supplier for Gelson's, but that such impact could possibly be mitigated by a combination of events, which could include purchasing certain items for direct store delivery and purchasing some products through other wholesalers. However, such a loss could have a short-term adverse effect on the performance of Gelson's.

Employees

        Gelson's had approximately 1,135 full-time and 953 part-time store, warehouse and office employees as of December 29, 2012. Most Gelson's employees are covered by union collective bargaining agreements that establish rates of pay, benefits, work rules and procedures for the orderly settlement of disputes. In general, these agreements have been negotiated on a local industry-wide basis.

        In addition to employees at Gelson's, Arden-Mayfair had approximately 63 employees at its executive and headquarters offices as of December 29, 2012, some of whom are covered by a collective bargaining agreement.

Governmental Regulation

        Gelson's is subject to regulation by a variety of governmental agencies, including the U.S. Food and Drug Administration, the California Department of Alcoholic Beverage Control, and state and local health departments. The Company believes that Gelson's store operations comply in all material respects with federal, state and local health, environmental and other laws and regulations. Although the Company cannot predict the effect of future laws or regulations on its operations, expenditures for continued compliance with current laws are not expected to have a material adverse impact on Gelson's competitive position or the Company's consolidated financial position, results of operations or cash flows.

Available Information

        The Company maintains a website at www.ardengroupinc.com. Access to the Company's Securities and Exchange Commission (SEC) filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 filings and all amendments to those reports, are available through our website free of charge, as soon as reasonably practicable after these reports are filed electronically with the SEC. In addition, the Company will provide free of charge upon written request to Assistant Secretary, Arden Group, Inc., P.O. Box 512256, Los Angeles, California 90051-0256 paper copies of the reports listed above.

Item 1A.    Risk Factors

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Item 1A, Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations, other parts of this report and other Company filings are forward-looking statements. These statements discuss, among other things, future sales, operating results, cash flows and financial condition. Forward-looking statements reflect the Company's current plans and expectations regarding important risk factors and are based on information currently known to the Company.

        The Company cautions readers that any forward-looking statements contained in this report or made by the management of the Company involve risks and uncertainties, and are subject to change based on various important factors. Such statements may be identified by such words as "anticipate," "expect," "may," "believe," "could," "estimate," "project," "maybe," "appears," "intend," "plan" and similar words or phrases. The Company does not undertake any obligation to update forward-looking statements. The factors listed below, among others, could affect the Company's financial results and could cause the Company's financial performance to differ materially from the expectations expressed in any forward-looking statement made by or on behalf of the Company:

Changes in Economic, Political or Social Conditions

        Our profitability may be impacted by both national and local economic conditions, particularly in Southern California. Changes in economic conditions such as recessionary cycles, increased levels of unemployment, higher consumer debt levels, inflation, higher interest rates, higher income, payroll and sales tax rates and increased energy costs may result in reduced consumer spending or influence our customers to shift their spending to our lower-priced competitors. The state of the economy, including its impact on the unemployment rate, the financial markets and the real estate markets, as well as the effects of budget uncertainties both nationally and in California, have and may continue to influence consumer spending patterns in the future. In addition, current market conditions have continued to limit the amount that the Company can charge for its products and the Company has continued to emphasize price specials and discount coupons in its advertising. If the Company's sales volume decreases or if the Company is unable to pass increased costs on to its customers, profit margins may be negatively affected. In addition, our business may be subject to interruption from acts of terrorism, national emergencies or natural disasters.

Competition in the Grocery Business

        The retail grocery business is intensely competitive with respect to price, food quality and selection, service and location. The Company is in direct competition with numerous local outlets of regional and national supermarket chains, independent grocery stores, convenience stores, specialty and gourmet markets and food and grocery departments in mass merchandise and club stores. There are a number of well established competitors with substantially greater financial, marketing and other resources than ours, many of which are also nonunion. The Company frequently faces the opening of a new or remodeled competitor's store in its trade area. Consequently, the Company also must continually maintain its existing stores in order to retain their appeal. An inability to successfully compete with other grocery retailers in our trade areas would prevent us from increasing or sustaining our revenues and profitability.

Opening & Remodeling Stores

        In order to remain competitive, the Company regularly remodels its stores and looks for opportunities to open new locations. While the Company puts considerable effort into identifying all of the costs and issues prior to the opening or remodeling of a store, the Company may encounter unforeseen circumstances which may result in delays and an unanticipated increase in related costs. The Company's projects could be negatively impacted by a number of issues ranging from construction overruns, governmental approvals, time delays, environmental, labor and supply issues, among other problems, during the construction or remodel of a store. In addition, remodeling or opening of a new location may not result in the level of sales increase and profitability anticipated by management.

Food and Drug Safety Concerns

        There is increasing governmental scrutiny and public awareness regarding food and drug safety. The Company could be adversely affected if consumers lose confidence in the safety and quality of the Company's food and drug products. Any events that give rise to actual or potential food contamination, drug contamination, environmental claims or food-borne illness could result in product liability claims and a loss of consumer confidence. In addition, adverse publicity about these types of concerns whether valid or not, may discourage consumers from buying the Company's products or cause production and delivery disruptions, which could have an adverse effect on the Company's sales and results of operations.

New Labor Contracts and Labor Stoppages

        The majority of our employees belong to unions with which we have labor agreements which establish rates of pay, benefits, work rules and procedures for the orderly settlement of disputes. In order to continue to attract and retain quality personnel, we may accept terms that increase our operating costs which, in turn, may negatively impact our profitability. If contract negotiations for future union contract renewals are not successful, the union could recommend that our employees vote to strike our stores, distribution center and offices.

        The majority of Gelson's employees are members of the United Food & Commercial Workers International Union (UFCW). In September 2011, the UFCW completed negotiation of a new contract with the three major grocery retailers in our trade area—Vons, Ralphs and Albertsons grocery chains (Majors). The wage rates agreed to by these three competitors were somewhat less than the Company agreed to for certain job classifications and experience levels during our UFCW negotiations which were completed in October 2011. This could affect our ability to compete with grocery retailers whose labor costs are less than our own. Our contract with the UFCW expires March 2, 2014, the same as the Majors' contract.

Cost of Providing Employee Benefits

        The Company provides health insurance for the majority of its non-union employees, for which the employees pay a portion. Health care costs have increased significantly in recent years. If this trend continues, it could have a negative impact on the Company's profitability. The status of the recent health care reform makes it more difficult than ever to predict the impact on health care costs in the near future.

        The Company also contributes to several multi-employer union health care plans in accordance with the Company's various collective bargaining agreements. All employers who participate in a multi-employer plan are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plan. The Company's contributions under the UFCW health care plan are scheduled to increase every March through the term of the current agreement which expires on March 2, 2014. Contributions to the UFCW health care plan have increased substantially in recent years. The same issues that impact the cost of providing health care to our non-union employees, as discussed above, may also impact the cost of providing health care to our union employees.

        The Company participates in various multi-employer union pension plans. Adverse economic and financial market developments have significantly impacted the funded status of pension plans on a worldwide basis in recent years. Currently, the Company's contributions under the UFCW pension plan are already established in accordance with the terms of the current agreement which expires on March 8, 2014. However, the most recently available certified zone status provided by the plan trust indicates that the plan was in critical status as defined by the Pension Protection Act of 2006 for the year ended March 31, 2011. A rehabilitation plan has been implemented and includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024. If the funded status of the plan deteriorates or if the rehabilitation plan is unsuccessful or if any of the participating employers in the plans withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company may be required to make additional contributions in the future. Each of these scenarios, as well as those discussed above relative to health care, would negatively impact the Company's financial condition and results of operations.

Retention of Key Personnel

        Our success is dependent on our key employees. We must continue to attract, retain and motivate a sufficient number of qualified management and operating personnel including the replacement of senior management upon retirement. Individuals of this caliber could be in short supply and this shortage may limit our ability to hire and retain qualified personnel, and thus, may hinder our ability to operate effectively.

Changes in Laws or Regulations or Failure to Comply

        We are subject to various federal, state and local laws, regulations and licensing requirements which regulate health and sanitation standards, food labeling and handling, the sale of alcoholic beverages, employment practices, working conditions, citizenship requirements and public accommodations. Changes to such laws or regulations may adversely affect our profitability by increasing our costs or affecting the sale of certain items. In addition, we must comply with state and local fire, zoning, land use and environmental regulations. Failure to comply with these regulations could adversely affect the costs and the operation of our existing stores or could delay or prevent the opening of a new store.

Changes in Accounting Standards, Policies and Practices

        The issuance of new pronouncements or changes to existing accounting policies and practices could have a significant impact on our reported results or change the way we account for various transactions. New policies and changes to existing rules may adversely affect our reported financial results.

Availability and Retention of Retail Space

        We currently lease the majority of our store locations. Typically, our supermarket leases have initial 20 year lease terms and may include options for up to an additional 20 years. The average term remaining on our supermarket leases, including renewal options, is approximately 17 years. Our revenues and profitability could be negatively impacted if we are unable to renew any of these leases at reasonable rates.

        Our continued growth depends to a significant degree on our ability to open or acquire new stores in existing and new trade areas and to operate these stores successfully. Our expansion strategy is dependent on finding suitable locations, and we face intense competition from other retailers for such sites. We may not be able to find suitable locations that meet our demographic and operational requirements at a reasonable cost. The most recent opening of a Gelson's store occurred in September 2001 when the Company opened its location in Pasadena, California. In September 2012, the Company

entered into a lease for a new supermarket location in Long Beach, California which the Company currently anticipates opening in late 2013.

The Ability of our Vendors to Supply Products and Services in a Timely Manner

        Our business is dependent on our ability to purchase products from a large wholesaler and numerous smaller vendors in a timely manner and at competitive prices. The largest supplier for our stores is Unified, a grocery wholesale cooperative, which has provided product for our stores for approximately 38 years. We currently procure approximately 14% of our product from Unified. Any disruption in the business of Unified or any of our other principal suppliers could negatively impact our sales and profitability on a short-term basis. Even where we have access to alternative sources of supply, the failure of a major supplier to fulfill our orders could temporarily disrupt store level merchandise selection.

Ability to Control Insurance Coverage Costs and Claims Experience

        We use a combination of insurance and self-insurance plans to provide for coverage associated with losses related to workers' compensation, general and auto liability, property damage, directors and officers liability, fiduciary, employment practices liability, business interruption, crime, earthquake and health care. If insurance costs increase, it could have a negative impact on our profitability if we are not able to offset the effect of such increases with plan modifications, cost control measures, sales increases or by improving our operating efficiency.

        We are self-insured for general and auto liability and, in some prior years, we were self-insured for workers' compensation as well. We have stop-loss insurance coverage on each of these self-insured plans to limit our exposure on a per claim basis and are insured for covered costs in excess of per claim limits. The Company devotes substantial time and effort to maintaining a safe environment in our stores, warehouse and offices. However, the cost of both insured and self-insured plans is highly dependent upon legal and legislative trends, the inflation rate of premiums and our ability to manage claims.

The Outcome of Current and Future Legal Proceedings

        From time to time we are the subject of complaints or litigation from customers alleging injury, food quality or operational concerns. We may be adversely affected by publicity resulting from such allegations, regardless of whether such allegations are valid or whether we are liable. We are also subject to complaints or allegations from former or current employees, claims concerning hazardous substances on our current or previously owned or leased properties, class action suits concerning warning labels and other claims. A lawsuit or claim could result in a decision against us that could have an adverse effect on our business if not covered by insurance. Additionally, the cost of defending ourselves against lawsuits and claims, regardless of merit, could have a negative impact on our profitability.

Information Technology Systems

        Our business is increasingly dependent on information technology systems that are complex and critical to continuing operations. If we were to experience difficulties maintaining or updating existing systems or implementing new systems, we could incur significant losses due to disruptions in our operations.

        Through our sales and marketing activities, we collect and store some personal information that our customers provide to us. We also gather and retain information about our associates in the normal course of business. Under certain circumstances, we may share information with vendors that assist us in conducting our business, with third parties as required by law, and/or with third parties with the permission of the individual. Although we have implemented procedures to protect that information, we cannot be certain that all of our systems are entirely free from vulnerability to penetration. Computer hackers may attempt to penetrate our or our vendors' network security and, if successful, misappropriate confidential customer or business information. In addition, an employee, contractor, or other third party with whom we do business may attempt to circumvent our security measures in order to obtain information or inadvertently cause a breach involving the information. Loss of customer or business information could disrupt our operations, damage our reputation, and expose us to claims from customers, financial institutions, regulatory authorities, payment card associations, associates, and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, compliance with tougher privacy and information security laws and standards may result in additional expense due to increased investment in technology and the development of new operational processes.

Impact of Local Projects in the Vicinity of our Supermarkets

        From time to time, local events or projects take place in the vicinity of our stores that may have a negative impact on our sales and profitability.

Stock Price Volatility

        The market price of our Class A Common Stock (Class A) could be subject to significant fluctuation in response to various market factors and events including general economic and market conditions, variations in our earnings or other financial results, publicity regarding the Company or its competitors and the grocery business in general. The stock market in recent years has experienced extreme price and volume fluctuations that have sometimes been unrelated or disproportionate to the operating performance of companies. Furthermore, there is not a significant volume of trading in our Class A which subjects our stock price to a higher level of volatility and may adversely impact the liquidity of the stock. Fluctuations in our Class A price also impact compensation expense as it relates to our outstanding stock appreciation rights (SARs). See Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations for further information.

Item 1B.    Unresolved Staff Comments

        None.

Item 2.    Properties

        The Company's wholly-owned subsidiary, Mayfair Realty, currently owns two freestanding Gelson's supermarket properties and a shopping center in which a Gelson's Market is located. The shopping center owned by Mayfair Realty, located in Calabasas, California, consists of approximately 58,000 leasable square feet, approximately 18,000 square feet of which is leased to various tenants and approximately 40,000 square feet of which is leased to Gelson's. The remaining 14 supermarkets and the warehouse and distribution facilities which service the markets are leased from third parties. In September 2012, the Company entered into a lease for a new supermarket location in Long Beach, California which the Company currently anticipates opening in late 2013. Gelson's corporate offices in Encino, California and the Company's executive office in Beverly Hills, California are also leased from third parties. Typically, supermarkets have initial 20 year lease terms and may include options for up to an additional 20 years. These leases often require the payment of percentage rent on sales in excess of certain levels in addition to minimum rent. The average term remaining on Gelson's supermarket leases, including renewal options, is approximately 17 years. The Gelson's supermarkets range in size from approximately 18,000 to 40,000 square feet. Gelson's warehouse and distribution facilities in the City of Commerce, California are leased and contain approximately 127,000 square feet and the term of that lease, including renewal options, expires in June 2026. Mayfair Realty also owns a 30,000 square foot office building in Compton, California which serves as the Company's headquarters. The Company also owns (through Mayfair Realty) or leases several parcels adjacent to or near its stores which are used for additional parking.

Item 3.    Legal Proceedings

        The Company and certain of its subsidiaries are involved in a number of pending legal and/or administrative proceedings. Such proceedings are not expected individually or in the aggregate to have a material adverse impact upon either the Company's consolidated financial position, results of operations or cash flows. See the discussion of Commitments and Contingent Liabilities in Note 17 of Notes to Consolidated Financial Statements.

Item 4.    Mine Safety Disclosures

        Not applicable.

PART II

Item 5.    Market for the Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

(a)
The Company's Class A is traded in the NASDAQ Global Market under the symbol ARDNA. During the past two years, the range of high and low sales prices for each quarterly period was, according to NASDAQ, the following:

	2012		2011
	High	Low	High	Low
1st Quarter	$92.55	$83.00	$84.96	$74.15
2nd Quarter	92.00	79.76	94.36	74.15
3rd Quarter	98.00	82.60	97.46	74.08
4th Quarter	113.90	84.17	96.64	75.91
(b)
As of December 29, 2012, there were 709 holders of record of the Company's Class A, with aggregate holdings of 3,071,000 shares of Class A. This does not include 1,357,200 shares of the Company's Class A owned by AMG Holdings, Inc., a wholly-owned second-tier subsidiary of the Company.

(c)
The Company declared regular quarterly dividends of $0.25 per share of Class A during fiscal 2012 and 2011. The Company currently anticipates payment of comparable Class A quarterly dividends in future quarters.

On November 20, 2012, the Company's Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its outstanding Class A payable on December 18, 2012 to stockholders of record at the close of business on December 3, 2012. The aggregate amount of the special dividend was approximately $61,420,000.

Stock Performance Chart

        The following graph compares the cumulative stockholder return on the Company's Class A with the cumulative total return of the S&P 500 Index and the S&P Food Retail Index for the five-year period ending December 31, 2012. The graph assumes that $100 was invested on December 31, 2007, in the Class A and in each of the above-mentioned indices with all dividends reinvested. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

Comparison of Five-Year Cumulative Total Return

	12/07	12/08	12/09	12/10	12/11	12/12
Arden Group, Inc.	100.00	104.62	79.49	69.35	76.56	93.19
S&P 500 Index	100.00	64.55	79.14	91.06	92.98	106.07
S&P Food Retail Index	100.00	70.65	65.01	76.47	85.55	94.61

Item 6.    Selected Financial Data

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

(In Thousands, Except Share and Per Share Data)

All years are 52 weeks except 2008 which is 53 weeks.

	2012	2011	2010	2009	2008
Operations for the Year:
Sales(1)	$439,038	$429,483	$417,065	$431,170	$479,117
Gross profit	167,874	160,939	159,559	166,239	184,500
Operating income	31,575	26,122	30,143	36,036	40,319
Other income (expense), net	84	2,301	188	253	1,188
Income tax provision	12,740	11,418	12,246	14,665	16,840

Net income	$18,919	$17,005	$18,085	$21,624	$24,667

Net income per common share:
Basic and diluted	$6.16	$5.50	$5.72	$6.84	$7.80
Financial Position at Year-End:
Total assets	$90,047	$135,063	$127,884	$115,097	$99,810
Working capital	14,334	60,039	51,062	33,925	13,847
Long-term debt	1,228	1,228	1,228	1,228	1,228
Stockholders' equity	46,194	91,759	84,527	69,610	51,160
Capital expenditures	5,734	4,292	2,597	2,890	5,159
Other Operating and Financial Data:
Number of stores at end of fiscal year	17	18	18	18	18
Sales increase (decrease)(1):
Total stores	2.3%	3.0%	(3.1)%	(10.1)%	(1.4)%
Same stores	4.3%	3.0%	(3.1)%	(10.1)%	(1.4)%
Depreciation and amortization	$4,953	$4,975	$5,307	$5,599	$6,110
Regular dividends declared per common share	$1.00	$1.00	$1.00	$1.00	$1.00
Special dividend declared per common share	$20.00				$25.00
Weighted average common shares outstanding:
Basic and diluted	3,071,000	3,094,020	3,161,098	3,161,098	3,161,098

(1)
Same store sales increases or decreases are calculated by comparing year-over-year sales for stores that were open in both years. If a store was not open for the entire year in both years being compared, then the store is not included in the same store analysis. No stores were opened during any of the periods presented. The Northridge store was closed on February 25, 2012, and therefore, is excluded from the same store sales calculation for 2012. Fiscal 2008 was a 53-week year. No adjustment was made to remove the additional week for comparison purposes. Store sales used to calculate sales increases or decreases, above, do not include revenue from leases, subleases, licensing arrangements and finance charges and, therefore, may not agree to total year-over-year sales increases or decreases as disclosed in Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, other parts of this report and other Company filings are forward-looking statements. These statements discuss, among other things, future sales, operating results, cash flows and financial condition. Forward-looking statements reflect the Company's current plans and expectations regarding important risk factors and are based on information currently available to us. The Company cautions readers that any forward-looking statements contained in this report or made by the management of the Company involve risks and uncertainties, and are subject to change based on various important factors. Such statements may be identified by such words as "anticipate," "expect," "may," "believe," "could," "estimate," "project," "maybe," "appears," "intend," "plan" and similar words or phrases. The Company does not undertake any obligation to update forward-looking statements.

Overview

        Arden is a holding company which conducts operations through its first and second tier wholly-owned subsidiaries, Arden-Mayfair and Gelson's, respectively, as well as owning and managing its owned real estate through Mayfair Realty which is wholly-owned by the Company and Arden-Mayfair. As of December 29, 2012, Gelson's operated 17 full-service supermarkets in Southern California. As described below, on February 25, 2012, the Gelson's store in Northridge was closed. Gelson's caters to those customers who expect superior quality, service and merchandise selection. In addition to the customary supermarket offerings, Gelson's offers specialty items such as imported foods, unusual delicatessen items, prepared foods and organic and natural food products. Gelson's stores include the typical service departments such as meat, seafood, service deli, floral, sushi, cheese and bakery. In addition, some stores offer further services including fresh pizza, coffee bars, self-service hot and cold food cases, gelato bars and carving carts offering cooked poultry and meats.

        The Company's management focuses on a number of performance indicators in evaluating financial condition and results of operations. Same store sales, gross profit and labor costs are some of the key factors that management considers. Both sales and gross profit are significantly influenced by competition in our trade area. Gelson's faces competition from regional and national supermarket chains (most of which have greater resources and a larger market share than Gelson's), stores specializing in natural and organic foods, specialty and gourmet markets and grocery departments in mass merchandise and club stores. Weak economic conditions have led to even greater competition in the grocery industry in recent years. As discretionary income has declined, some consumers have reduced their spending and are making more price conscious decisions which has caused us to compete for fewer customer dollars and offer more promotional discounts as our competitors have also done.

        Labor and other related payroll costs are the second largest expense (after product cost) incurred by Gelson's, and thus is a financial measure which is monitored by management. As of the fiscal 2012 year-end, Gelson's had approximately 1,135 full-time and 953 part-time store, warehouse and office employees. The majority of Gelson's employees are members of the UFCW. Gelson's current contract with the UFCW, which expires on March 2, 2014 provided for bonuses in lieu of wage increases within 30 days following ratification in October 2011 and again in March 2013 for employees at certain experience levels. The contract also provided for wage increases for certain classes of employees in March 2012. The agreement that the Majors reached with the UFCW in 2007 provided for hourly wage rates based on job classification and experience that, in some cases, were less than those agreed to by Gelson's. Since Gelson's agreed to increase hourly wage rates by the same amount as the Majors in the recent negotiations, Gelson's continues to pay higher hourly wages rates for some job classifications and experience levels. In addition, certain of the Company's warehouse and office employees are members of the International Brotherhood of Teamsters (Teamsters Union). The

Company's contract with the Teamsters Union was renewed in 2010 for a five-year period expiring September 20, 2015 on terms similar to those reached by the major retailers and wholesaler in our trade area.

        The Company contributes to multi-employer health care and pension plan trusts on behalf of its employees who are members of the UFCW. All employers who participate in the UFCW multi-employer plans are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plans. The Company's health and welfare contribution rate increased effective the beginning of March 2010, February 2011, September 2011 and March 2012 in accordance with the UFCW collective bargaining agreement. As a result, average weekly health and welfare expense increased on these dates by approximately $74,000, $11,000, $28,000 and $15,000, respectively. An additional health and welfare increase of approximately $15,000 per week became effective at the beginning of March 2013. One-time surcharges of approximately $136,000, $136,000 and $272,000 were also paid or are due in March 2012, March 2013 and February 2014, respectively. With respect to the pension plan, the Company's contribution rate increased effective the beginning of January 2012 and October 2012 increasing average weekly expense by approximately $5,000 with each increase. The pension contribution rate is scheduled to increase again at the beginning of October 2013 and is expected once again to increase expense by approximately $5,000 per week. The increase in health and welfare and pension costs, as well as the labor cost issue discussed above, has negatively impacted the Company's profitability and will continue to unless the Company is able to offset the increased expense through a combination of sales growth, increased gross margin, reduced labor hours and cost savings in other areas. In addition, the most recently available certified zone status provided by the pension plan trust indicates that the pension plan was in critical status as defined by the Pension Protection Act of 2006 for the year ended March 31, 2011. A rehabilitation plan has been implemented by the plan trustee which includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024. However, if the funded status of the plan deteriorates or if the rehabilitation plan is unsuccessful or if any of the participating employers in the plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company may be required to make additional contributions which could also negatively impact the Company's financial condition and results of operations.

        Another component of labor related expense is the cost of workers' compensation. For some years prior to July 1, 2006, the Company is primarily self-insured through the use of a high deductible policy which provides the Company with stop-loss coverage to limit its exposure on a per claim basis and provides coverage for qualifying costs in excess of per claim limits. Since July 1, 2006, the Company has purchased fully insured guaranteed cost workers' compensation insurance to replace the high deductible program. The guaranteed cost program eliminates the Company's risk against claims occurring after June 30, 2006 and has resulted in lower workers' compensation expense compared to the high deductible program. The Company continues to maintain an accrual for workers' compensation claims incurred prior to July 2006 under the high deductible program. That accrual is based on both undeveloped reported claims and an estimate of claims incurred but not reported. While the Company devotes substantial time and commitment to maintaining a safe work environment, the ultimate cost of workers' compensation is highly dependent upon legal and legislative trends, the inflation rate of health care costs and the Company's ability to manage claims.

        In the past, the Company's quarterly results have reflected significant fluctuations in operating income as a result of adjustments recorded to reflect the change in the fair value of SARs that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A, as determined in accordance with the SARs agreement, on the date of exercise over the fair market value of such share on the date granted. Fluctuations in the market price of the Company's

Class A from the end of the previous fiscal year impact the recognition or reversal of SARs compensation expense in the year being reported upon. Since the Company cannot predict future fluctuations in the market price of its stock, it also cannot forecast future SARs compensation expense adjustments and the extent to which operating income will be impacted.

        On November 20, 2012, the Company's Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its outstanding Class A payable on December 18, 2012 to stockholders of record at the close of business on December 3, 2012. The aggregate amount of the special dividend was approximately $61,420,000. The Board of Directors also approved a $20 antidilution adjustment reducing the exercise price of all outstanding SARs issued prior to November 20, 2012 to account for the anticipated effect of the special dividend on the Company's Class A share price.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Gelson's decision to close the store was based on the lack of profitability of the Northridge location for the past several years. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Other closing costs totaled approximately $393,000. All anticipated exit activity costs have been recorded on the Consolidated Statement of Comprehensive Income in the line item titled Loss from Exit Activity and are net of the reversal of a deferred rent liability of $331,000 previously recorded for the Northridge location.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's plans to extensively remodel the site and currently anticipates opening a new Gelson's supermarket at that location in late 2013. The development and actual opening of the location, and the costs of remodeling, are subject to necessary governmental approvals among other things.

Results of Operations

2012 Compared to 2011

        Total sales, including revenue from licensing arrangements, subleases, leases and finance charges, were $439,038,000 in 2012. This represents an increase of 2.2% from 2011, when sales were $429,483,000. Same store sales from the Company's 17 supermarkets (which excludes the Northridge location which was closed February 25, 2012), were $433,279,000 during 2012 compared to $415,286,000 in 2011. The 4.3% increase in same store sales is partially the result of an increase in the number of transactions and inflation, and reflects improvement in the economic environment in our local trade area despite intense competition and cautious consumer purchasing behavior.

        The Company's gross profit as a percent of sales was 38.2% in 2012 compared to 37.5% in 2011. The increase in gross profit as a percent of sales reflects a reduction in shrink and a change in sales mix towards higher gross margin items partially offset by the impact of an aggressive marketing and retail pricing strategy implemented by the Company in an effort to retain and increase sales. In calculating gross profit, the Company deducts product costs, net of discounts and allowances, and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as selling, general and administrative (SG&A) expense.

        SG&A expense, excluding the Loss from Exit Activity discussed above, as a percent of sales was 30.6% in 2012 compared to 31.4% in 2011. The decrease in SG&A expense as a percent of sales is due to an increase in sales without a comparable increase in expense, as well as the closing of the Northridge location partially offset by an increase in the health and welfare and pension contribution rates as discussed above.

        The Company contributes to several multi-employer union pension and health care plans. Pension and health care payments are determined based on straight-time hours worked and the contribution rate as stipulated in the Company's various collective bargaining agreements. The Company recognized union pension expense of $4,920,000 in 2012 compared to $4,572,000 in 2011. Union health care expense was $15,546,000 in 2012 compared to $13,849,000 in 2011. Health care and pension costs increased due to higher contribution rates as discussed above.

        Authoritative guidance requires the Company to measure and recognize compensation expense based on the fair value of SARs. The fair value must be remeasured each reporting period until the award is settled and compensation expense must be recognized or reversed each reporting period to reflect changes in fair value and vesting. In 2012, the Company recognized $423,000 of SARs compensation expense compared to $488,000 in 2011. Compensation expense is included in SG&A expense on the Consolidated Statements of Comprehensive Income. As of December 29, 2012, assuming no change in the SARs fair value, there was approximately $1,306,000 of total unrecognized compensation cost related to outstanding SARs which is expected to be recognized over a weighted average period of 3.7 years. The total intrinsic value of SARs exercised during 2012 and 2011 was $0. Intrinsic value represents the amount by which the fair value of SARs exceeds the grant price.

        During 2012, the Company procured approximately 14% of its product through Unified, a grocery wholesale cooperative. As a member-patron, the Company is required to provide Unified with certain minimum deposits in order to purchase product from the cooperative. As of December 29, 2012, the Company had approximately $1,360,000 on deposit with Unified, in addition to approximately $694,000 related to ownership of equity shares in Unified. There is no established public trading market for Unified's shares and the Company accounts for its investment under the cost method. In 2012 and 2011, the Company recorded approximately $8,700 and $7,200, respectively, in patronage dividend income received from Unified in cash as a reduction of cost of sales.

        Interest and dividend income, net of interest expense, was $84,000 in 2012 compared to $58,000 for 2011. The increase is due to higher levels of cash available for investment partially offset by lower rates of return in 2012 compared to the prior year. The Company anticipates that interest income will be lower in 2013 due to a reduction in cash available for investment as a result of the special dividend. Other income (expense) in 2011 reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land owned by the Company.

2011 Compared to 2010

        Sales from the Company's 18 supermarkets operated in 2011 and 2010 (all of which are located in Southern California), including revenue from licensing arrangements, subleases, leases and finance charges, were $429,483,000 in 2011. This represents an increase of 3.0% from 2010, when sales were $417,065,000. Sales were positively impacted by inflation as well as an increase in the number of transactions in 2011 compared to 2010. Increased sales reflect improvement in the economic environment in our local trade areas despite intense competition and cautious consumer purchasing behavior.

        The Company's gross profit as a percent of sales was 37.5% in 2011 compared to 38.3% in 2010. The decrease in gross profit as a percent of sales reflects an aggressive marketing and retail pricing strategy implemented by the Company in an effort to retain and increase sales. In calculating gross profit, the Company deducts product costs, net of discounts and allowances, and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense as a percent of sales was 31.4% in 2011 compared to 31.0% in 2010. The increase in SG&A expense as a percent of sales is partially due to the increase in the health and welfare contribution rate as discussed above, as well as a UFCW ratification bonus paid in November 2011 and an increase in SARs compensation expense. In 2011, the Company recognized $488,000 of SARs compensation expense due to an increase in the fair value of SARs since the beginning of the year and additional vesting. In comparison, during 2010, the Company reversed $394,000 of SARs compensation expense recognized in prior periods. In addition, fiscal 2010 reflects a gain of $570,000 from the early termination of a lease by the landlord of a property that was being leased by AMG Holdings, Inc., a wholly-owned subsidiary of Arden-Mayfair.

        The Company contributes to several multi-employer union pension and health care plans. Pension and health care payments are determined based on straight-time hours worked and the contribution rate as stipulated in the Company's various collective bargaining agreements. The Company recognized union pension expense of $4,572,000 in 2011 compared to $4,558,000 in 2010. Union health care expense was $13,849,000 in 2011 compared to $11,934,000 in 2010. Health care costs increased due to higher contribution rates as discussed above and an increase in the number of hours eligible for contributions.

        During 2011, the Company procured approximately 14% of its product through Unified, a grocery wholesale cooperative. As a member-patron, the Company is required to provide Unified with certain minimum deposits in order to purchase product from the cooperative. As of December 31, 2011, the Company had approximately $1,360,000 on deposit with Unified, in addition to approximately $694,000 related to ownership of equity shares in Unified. There is no established public trading market for Unified's shares and the Company accounts for its investment under the cost method. In 2011 and 2010, the Company recorded approximately $7,200 and $1,000, respectively, in patronage dividend income received in cash as a reduction of cost of sales.

        Interest and dividend income, net of interest expense, was $58,000 in 2011 compared to $254,000 for 2010. The decrease is due to lower rates of return on investments partially offset by higher levels of cash available for investment in 2011 compared to the prior year. Other income (expense) in 2011 reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land owned by the Company.

Liquidity and Capital Resources

        The Company's current cash position, including investments and net cash provided by operating activities, are the primary sources of funds available to meet the Company's capital expenditure and liquidity requirements. The Company's cash position, including investments, at December 29, 2012 was $17,796,000. The Company's cash position was reduced by approximately $61,420,000 on December 18, 2012 when the Company paid a special cash dividend of twenty dollars ($20) per share on the Company's Class A. Cash not required for the immediate needs of the Company is temporarily invested in U.S. Treasuries, certificates of deposit, money market funds, commercial paper, mutual funds and corporate and government securities. The Company is continually investigating opportunities for the use of these funds including new locations and the expansion and remodel of existing stores. In September 2012, Gelson's entered into a lease for a Gelson's supermarket location in Long Beach, California. Gelson's plans to extensively remodel the site and currently anticipates opening a new supermarket at that location in late 2013.

        The Company has an unsecured revolving line of credit facility available for standby letters of credit, funding operations and expansion. The credit agreement provides for borrowings and/or letters of credit up to an aggregate principal amount at any one time of $25,000,000 and expires on June 1, 2014. There were no outstanding borrowings against the revolving line of credit as of December 29, 2012. The Company currently maintains four standby letters of credit aggregating $7,644,000 as of December 29, 2012 in connection with lease and self-insurance requirements.

        The Company's working capital was $14,334,000 as of December 29, 2012 compared to $60,039,000 as of December 31, 2011. The decline in working capital resulted from the special dividend paid in December 2012 as discussed above. The Company believes that its current working capital, as well as future cash flow, is sufficient to meet its ongoing needs during fiscal 2013. Net cash provided by operating activities during fiscal 2012 totaled $27,259,000 compared to $18,368,000 in the same period of 2011. The increase in net cash provided by operating activities most notably reflects an increase in net income plus non-cash expenses and a decrease in income taxes paid compared to the prior year.

        Net cash provided by investing activities was $22,594,000 in 2012. Investing activities included a net sale of investments of $28,304,000 and proceeds received from the sale of property, plant and equipment of $24,000 partially offset by capital expenditures of $5,734,000. Net cash used in financing activities consisted solely of dividends, both regular and special, paid during 2012 totaling $64,491,000.

        The Company's current ratio was 1.43 as of December 29, 2012 compared to 2.93 as of December 31, 2011. The Company's total liabilities to equity ratio increased to .95 as of December 29, 2012 from .47 as of December 31, 2011. Each of these ratios was significantly impacted by the payment of the special dividend totaling $61,420,000 as discussed above.

        The following table sets forth the Company's contractual cash obligations and commercial commitments as of December 29, 2012:

	Contractual Cash Obligations (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
7% Subordinated Income Debentures
Due September 2014 Including Interest	$1,400	$86	$1,314	$0	$0
Operating Leases	117,006	10,931	22,070	19,482	64,523

Total Contractual Cash Obligations(1)	$118,406	$11,017	$23,384	$19,482	$64,523

	Other Commercial Commitments (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Standby Letters of Credit(2)	$7,644	$7,644	$0	$0	$0

(1)
Other Contractual Cash Obligations

The Company had the following other contractual cash obligations at December 29, 2012. The Company is unable to include these liabilities in the tabular disclosure of contractual cash obligations as the exact timing and amount of payments is unknown.

Self-Insurance Reserves

The Company is primarily self-insured for losses related to general and auto liability claims and for all open years prior to July 1, 2006 for workers' compensation. The Company maintains stop-loss insurance coverage to limit its loss exposure on a per claim basis. Effective July 1, 2006, the Company purchased a fully insured guaranteed cost workers' compensation insurance policy for losses occurring after June 30, 2006. This policy replaced the high deductible program for workers' compensation. Liabilities associated with the risks that are retained by the Company under the high deductible programs are estimated, in part, by considering historical claims experience and regression analysis. Accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. While the ultimate amount of claims incurred is dependent on future developments, in management's opinion recorded reserves are adequate to cover the future payment of claims. The Company's liability reserve for unpaid and incurred but not reported claims at December 29, 2012 was approximately $1,967,000.

  Employment Agreement

  Bernard Briskin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company has an employment agreement with the Company that provides for annual retirement compensation for the remainder of his lifetime equal to 25% of his average base salary and bonus earned in the last three fiscal years prior to his retirement. The Company had accrued $1,244,000 under the terms of the employment agreement as of December 29, 2012. Over the past four years (2009 through 2012), Mr. Briskin has volunteered to substantially reduce the formula bonus otherwise payable to him for those years pursuant to the terms of his employment agreement; however, the full amount of the formula bonus to which he was entitled prior to the reduction was used to compute his retirement compensation in accordance with his employment agreement.

  Property, Plant and Equipment Purchases

  The Company has an ongoing program to remodel existing supermarkets and to add new stores. During 2012, total capital expenditures were $5,734,000. As of December 29, 2012, management had authorized future expenditures on incomplete projects for the purchase of property, plant and equipment which totaled approximately $11,098,000 which includes remodeling expenditures required under our lease agreements for the new store in Long Beach, California, as discussed above, and our existing store in Sherman Oaks, California.

(2)
Standby Letters of Credit

All of the Company's letters of credit renew automatically each year unless the issuer notifies the Company otherwise. The amount of each outstanding letter of credit pursuant to the Company's workers' compensation and general and auto liability insurance programs will be adjusted annually based upon the outstanding claim reserves as of the renewal date. Each letter of credit obligation related to insurance will cease when all claims for the particular policy year are closed or the Company negotiates a release. The amount of another letter of credit related to one of the Company's leases is adjusted periodically in accordance with the lease.

        The Company has a stock repurchase program, authorized by the Board of Directors, to purchase shares of its Class A in the open market or in private transactions from time to time. The timing, volume and price of purchases are at the discretion of the management of the Company. In April 2011, the Company purchased and retired 90,098 shares of its Class A for an aggregate purchase price of approximately $6,684,000 in an unsolicited private transaction. After taking into account this purchase and purchases in prior years, up to 132,806 shares of Class A remain authorized for repurchase. No stock was repurchased under this program in 2012 or 2010.

        During 2012, 2011 and 2010, the Company paid regular quarterly dividends of $0.25 per share of Class A for a total of approximately $3,071,000, $3,116,000 and $3,161,000, respectively. On November 20, 2012, the Company's Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its outstanding Class A payable on December 18, 2012 to stockholders of record at the close of business on December 3, 2012. The aggregate amount of the special dividend was approximately $61,420,000. The Board of Directors also approved a $20 antidilution adjustment reducing the exercise price of all outstanding SARs issued prior to November 20, 2012 to account for the anticipated effect of the special dividend on the Company's Class A share price.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management has established accounting policies that they believe are appropriate in order to reflect the accurate reporting of the Company's operating results, financial position and cash flows. The Company applies these accounting policies in a consistent manner. Management bases their estimates on historical experience, current and expected economic conditions and various other factors that management believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about various aspects of the Company's business, including the carrying values of assets and liabilities that are not readily apparent from other sources. The Company reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Future events and their effects cannot be determined with absolute certainty, and therefore actual results may differ from estimates.

        Management believes that the following accounting policies are the most critical in the preparation of the Company's financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Inventories and Cost of Sales

        Supermarket nonperishable inventories are recorded using the retail method and are stated at the lower of cost or market, with cost determined using the last-in, first-out (LIFO) method. Perishable inventories are valued at the lower of cost on a first-in, first-out (FIFO) basis or market. Under the retail inventory method, cost of sales is determined by applying a cost-to-retail ratio to sales for the period to determine cost of sales. Cost of sales is then deducted from beginning inventory plus purchases to arrive at ending inventory. The Company performs physical inventories of nonperishable items at all of its locations three times per year, at which time ending inventory and cost of sales are adjusted to reflect actual inventory on hand and cost of sales. Physical inventories of perishable products are conducted at the end of each fiscal month.

        Approximately 87.5% and 88.0% of the Company's inventories were valued using the LIFO method as of December 29, 2012 and December 31, 2011, respectively. The LIFO method assumes that the cost of the most recently purchased items are the first to be sold, and thus, are used to measure cost of sales, leaving the earlier costs residing in the ending inventory valuation. The Company uses the Link-Chain, Dollar-Value method for purposes of calculating its LIFO charge or credit each year for nonperishable inventories. This method requires management to compute a cumulative price index which represents the change in inventory cost since the base year (i.e., the beginning of the year in which LIFO was first elected) compared to the current cost of inventory. The cumulative index is then applied to the current cost of inventory to determine the value of inventory at base year costs. This computation is performed separately for each of the Company's individual LIFO pools (i.e., groupings of similar items such as basic grocery, housewares, alcoholic beverages, etc.). The LIFO method requires management to make assumptions and to apply judgment regarding inventory mix and factors related to the computation of price indices which could impact the ending inventory valuation as well as cost of sales. If the FIFO method had been used for nonperishable inventories instead of the LIFO method, total inventory as of December 29, 2012 and December 31, 2011 would have been higher by approximately $7,474,000 and $6,897,000, respectively.

        The Company evaluates inventory shortages throughout the year based on actual physical counts at its stores and warehouse. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages from the last physical count to the financial statement date. Although the Company has sufficient historical data to record reasonable estimates of inventory shortages, actual results could differ. As of December 29, 2012, a difference between actual and estimated shortages of, for example, 25 basis points would have an annual impact of approximately $604,000 on cost of sales.

Impairment of Long-Lived Assets

        The Company monitors the carrying value of long-lived assets for potential impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Impairment is recognized when estimated future cash flows (undiscounted and before interest charges) are less than carrying value. The factor that most significantly affects the impairment calculation is management's estimate of future cash flows which is inherently uncertain and relies on various assumptions regarding current and future economic and market conditions and the availability of capital. The Company's cash flow projection looks several years into the future and includes assumptions such as the rate of inflation/deflation, the strength of the economy, competition in our trade area, the ability to secure subtenants and the Company's ability to negotiate early termination agreements. If impairment analysis assumptions change, then an adjustment to the carrying value of the Company's long-lived assets could occur. To the extent that an asset is impaired, the excess of the carrying amount of the asset over its estimated fair value is charged against earnings. No asset impairment charges or adjustments were recognized during fiscal 2012, 2011 or 2010.

Workers' Compensation and General and Auto Liability Insurance

        The Company is primarily self-insured (i) for losses for all years related to general and auto liability claims and (ii) for some years prior to July 1, 2006 for workers' compensation. Where primarily self-insured, the Company purchases stop-loss insurance coverage to limit its loss exposure on a per claim basis. Related accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. The amount of reserves for reported claims are determined by a third party administrator claims representative who considers the individual facts of each claim including severity in arriving at an estimate of the Company's total exposure. In addition, the Company analyzes its historical paid and incurred loss trends in order to further develop an estimate of its ultimate cost of undeveloped reported claims and claims incurred but not reported. Such estimates and historical trends are not an absolute indication of future results, and the Company reevaluates these reserves quarterly based on the most current information available. The ultimate cost of claims are impacted by numerous variables including the frequency and severity of claims, legal and legislative trends, changes in benefit levels, the rate of inflation and claim settlement patterns.

        Since July 1, 2006, the Company has purchased fully insured guaranteed cost workers' compensation insurance thereby limiting its exposure for workers' compensation to the cost of the related insurance premium. The Company's self-insured workers' compensation accrual for claims incurred prior to July 2006 decreased from $1,585,000 at the beginning of fiscal 2012 to $1,429,000 at the end of the year as a result of payments of $144,000 and reserve adjustments of $12,000. The Company expects the workers' compensation reserve to continue to decline as it continues to pay down and close outstanding workers' compensation claims which occurred prior to July 1, 2006. The Company's reserves for general and auto liability claims decreased by approximately $883,000 during fiscal 2012. The net decrease reflects payments of $682,000 and a net accrual reversal of $201,000.

 Vendor Allowances

        The Company receives a variety of allowances from its vendors whose products are sold in Gelson's stores. Typically, the vendors are paying the Company to promote their products. The promotion may be a temporary price reduction, a feature in a print advertisement or newsletter, placement of the vendor's product in a preferred location in a store or introduction of a new product. The promotions range from approximately two weeks to six months and are recognized as a reduction of cost of sales as they are earned.

        Vendor funds that have been earned as a result of completing the required performance under the terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. The amount and timing of recognition of vendor allowances as a reduction of cost of sales, as well as the amount of vendor funds remaining in ending inventory, requires management judgment and estimates. Management estimates current year purchase volume based on projected and historical data. In turn, the estimated purchase volume is used to determine the amount of vendor allowances to recognize each period. The Company does not expect that there will be a significant change in the annual level of vendor support; however, a one percent change in total vendor funds earned would likewise impact gross profit by approximately .03% as a percent of sales.

Stock Appreciation Rights

        Outstanding SARs are revalued at the end of each quarter using the Black-Scholes option-pricing model which incorporates various highly subjective assumptions, including expected term, expected volatility, expected dividend yield and a risk-free interest rate. The fair value of SARs, as determined using the Black-Scholes option-pricing model, does not necessarily reflect the amount that will be paid out in accordance with the SARs agreement on the date of exercise. In addition, changes in the market price of the Company's Class A can and have significantly impacted the recognition or reversal of SARs expense.

Recent Accounting Standards

        In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS)." This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level three fair value measurements. This pronouncement is effective for reporting periods beginning on or after December 15, 2011. The adoption of ASU 2011-04 did not have any impact on the Company's consolidated financial position or results of operations.

        In February 2013, the FASB issued ASU 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, the amendment requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP. The pronouncement is effective for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 is not expected to have a significant impact on the Company's consolidated financial statements.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risks

        The Company currently has no outstanding bank debt or fixture financing. If the Company should borrow in the future, the Company could then be exposed to market risk related to interest fluctuations.

        A change in market prices exposes the Company to market risk related to its investments. As of December 29, 2012, all investments were classified as available-for-sale securities and totaled $1,759,000. A hypothetical 10% drop in the market value of these investments would result in a $176,000 unrealized loss and a corresponding decrease in the fair value of these instruments. This hypothetical drop would not affect cash flow and would not have an impact on earnings until the Company sold the investments.

        The Company has employed what it believes to be a conservative investment strategy. The Company chooses what it believes are low risk investments with high credit, quality institutions.

Item 8.    Financial Statements and Supplementary Data

        See Index to Consolidated Financial Statements.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 9A.    Controls and Procedures

Evaluation of Disclosure Controls and Procedures

        An evaluation was carried out by the Company's Chief Executive Officer and the Chief Financial Officer of the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of December 29, 2012. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that these disclosure controls and procedures were effective.

Changes in Internal Control over Financial Reporting

        Management, with the participation of the Chief Executive Officer and the Chief Financial Officer of the Company, has evaluated any changes in the Company's internal control over financial reporting that occurred during the most recent fiscal quarter. Based on that evaluation, management, the Chief Executive Officer and the Chief Financial Officer of the Company have concluded that there has been no change in the Company's internal control over financial reporting during the Company's fiscal quarter ended December 29, 2012 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

Item 9B.    Other Information

        None.

PART III

Item 10.    Directors, Executive Officers and Corporate Governance

        The information required by this Item 10 is incorporated by reference from the Company's definitive Proxy Statement for the 2013 Annual Meeting of Stockholders to be filed no later than 120 days after the end of the Company's 2012 fiscal year with the SEC pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (2013 Proxy Statement).

Item 11.    Executive Compensation

        The information required by this Item 11 is incorporated by reference from the 2013 Proxy Statement.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The information required by this Item 12 is incorporated by reference from the 2013 Proxy Statement.

Item 13.    Certain Relationships, Related Transactions and Director Independence

        The information required by this Item 13 is incorporated by reference from the 2013 Proxy Statement.

Item 14.    Principal Accountant Fees and Services

        The information required by this Item 14 is incorporated by reference from the 2013 Proxy Statement.

PART IV

Item 15.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits and Financial Statements and Schedules

  (1)
  Financial Statements

  See Index to Consolidated Financial Statements

  (2)
  Financial Statement Schedules—None

  (3)
  Exhibits

  See Index to Exhibits

  (b)
  Exhibits

  See Index to Exhibits

  (c)
  Other Financial Schedules—None

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

        ARDEN GROUP, INC.

Date
By	/s/ BERNARD BRISKIN Bernard Briskin, Chairman of the Board, President and Chief Executive Officer	3/11/13

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Date

/s/ BERNARD BRISKIN Bernard Briskin, Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	3/11/13
/s/ LAURA J. NEUMANN Laura J. Neumann, Chief Financial Officer (Principal Financial and Principal Accounting Officer)	3/11/13
/s/ M. MARK ALBERT M. Mark Albert, Director	3/11/13
/s/ JOHN G. DANHAKL John G. Danhakl, Director	3/11/13
/s/ ROBERT A. DAVIDOW Robert A. Davidow, Director	3/11/13
/s/ KENNETH A. GOLDMAN Kenneth A. Goldman, Director	3/11/13
/s/ STEVEN ROMICK Steven Romick, Director	3/11/13

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

        The financial statements include the Company's subsidiaries (Arden-Mayfair, Inc. and Mayfair Realty, Inc.) and the subsidiaries of Arden-Mayfair, Inc.

        Schedules are omitted because of the absence of the conditions under which they are required.

Management's Report on Internal Control over Financial Reporting

        The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

        The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 29, 2012. In making the assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on that assessment, management concluded that, as of December 29, 2012, the Company's internal control over financial reporting is effective based on those criteria.

        The effectiveness of the Company's internal control over financial reporting as of December 29, 2012 has been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which appears on page 32.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Arden Group, Inc. and Consolidated Subsidiaries

        We have audited the accompanying consolidated balance sheets of Arden Group, Inc. and Consolidated Subsidiaries (the Company) as of December 29, 2012 and December 31, 2011, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 29, 2012. We also have audited the Company's internal control over financial reporting as of December 29, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also include performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arden Group, Inc. and Consolidated Subsidiaries, as of December 29, 2012 and December 31, 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 2012, in conformity with generally accepted accounting principles in the United States of America. Also in our opinion, Arden Group, Inc. and Consolidated Subsidiaries, maintained, in all material respects, effective internal control over financial reporting as of December 29, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Moss Adams LLP
Los Angeles, California
March 11, 2013

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)	December 29, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$16,037	$30,675
Investments	1,759	30,413
Accounts receivable, net of allowance for doubtful accounts of $187 and $226 as of December 29, 2012 and December 31, 2011, respectively	4,882	4,908
Income taxes receivable	0	1,522
Inventories, net	19,689	19,008
Deferred income taxes	1,364	1,451
Other current assets	3,581	3,147
Total current assets	47,312	91,124
Property, plant and equipment, net	38,074	37,475
Deferred income taxes	1,761	3,531
Other assets	2,900	2,933
Total assets	$90,047	$135,063
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$16,335	$14,694
Income taxes payable	481	0
Other current liabilities	16,162	16,391
Total current liabilities	32,978	31,085
Long-term debt	1,228	1,228
Deferred rent	5,527	6,287
Other liabilities	4,120	4,704
Total liabilities	43,853	43,304
Commitments and contingent liabilities (Notes 14 and 17)
Stockholders' equity:
Common Stock, Class A, $0.25 par value; authorized 10,000,000 shares; 3,071,000 and 3,071,000 shares issued and outstanding as of December 29, 2012 and December 31, 2011, respectively, excluding 1,357,200 treasury shares	1,107	1,107
Capital surplus	5,271	5,271
Unrealized gain (loss) on investments, net of tax	1	(6)
Retained earnings	43,568	89,140
	49,947	95,512
Treasury stock, 1,357,200 shares at cost	(3,753)	(3,753)
Total stockholders' equity	46,194	91,759
Total liabilities and stockholders' equity	$90,047	$135,063

The accompanying notes are an integral part of these consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except Share and Per Share Data)	Fifty-Two Weeks Ended December 29, 2012	Fifty-Two Weeks Ended December 31, 2011	Fifty-Two Weeks Ended January 1, 2011
Sales	$439,038	$429,483	$417,065
Cost of sales	271,164	268,544	257,506
Gross profit	167,874	160,939	159,559
Selling, general and administrative expense	134,387	134,817	129,416
Loss from exit activity	1,912	0	0
Operating income	31,575	26,122	30,143
Interest and dividend income	167	134	338
Other income (expense), net	0	2,243	(66)
Interest expense	(83)	(76)	(84)
Income before income taxes	31,659	28,423	30,331
Income tax provision	12,740	11,418	12,246
Net income	$18,919	$17,005	$18,085
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) from available-for-sale securities:
Net unrealized holding gain (loss) arising during the period	7	5	(45)
Reclassification adjustment for realized loss included in net income	0	0	38
Net unrealized gain (loss), net of income tax expense (benefit) of $5 for 2012, $3 for 2011 and ($4) for 2010	7	5	(7)
Comprehensive income	$18,926	$17,010	$18,078

Net income per common share:
Basic and diluted	$6.16	$5.50	$5.72
Weighted average common shares outstanding:
Basic and diluted	3,071,000	3,094,020	3,161,098

The accompanying notes are an integral part of these consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock Class A
				Unrealized Gain (Loss) on Investments		Treasury Stock
			Capital Surplus		Retained Earnings			Total Stockholders' Equity
(In Thousands, Except Share Data)	Shares	Amount				Shares	Amount
Balance, January 2, 2010	4,518,298	$1,129	$5,378	$(4)	$66,860	1,357,200	$(3,753)	$69,610
Net unrealized loss	0	0	0	(7)	0	0	0	(7)
Dividends declared	0	0	0	0	(3,161)	0	0	(3,161)
Net income	0	0	0	0	18,085	0	0	18,085

Balance, January 1, 2011	4,518,298	1,129	5,378	(11)	81,784	1,357,200	(3,753)	84,527
Purchase and retirement of common stock	(90,098)	(22)	(107)	0	(6,555)	0	0	(6,684)
Net unrealized gain	0	0	0	5	0	0	0	5
Dividends declared	0	0	0	0	(3,094)	0	0	(3,094)
Net income	0	0	0	0	17,005	0	0	17,005

Balance, December 31, 2011	4,428,200	1,107	5,271	(6)	89,140	1,357,200	(3,753)	91,759

Net unrealized gain	0	0	0	7	0	0	0	7
Dividends declared	0	0	0	0	(64,491)	0	0	(64,491)
Net income	0	0	0	0	18,919	0	0	18,919

Balance, December 29, 2012	4,428,200	$1,107	$5,271	$1	$43,568	1,357,200	$(3,753)	$46,194

The accompanying notes are an integral part of these consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)	Fifty-Two Weeks Ended December 29, 2012	Fifty-Two Weeks Ended December 31, 2011	Fifty-Two Weeks Ended January 1, 2011
Cash flows from operating activities:
Cash received from customers	$438,864	$429,179	$417,580
Cash paid to suppliers and employees	(403,243)	(398,850)	(384,624)
Interest and dividends received	608	587	1,580
Interest paid	(86)	(87)	(94)
Income taxes paid	(8,884)	(12,461)	(11,354)

Net cash provided by operating activities	27,259	18,368	23,088

Cash flows from investing activities:
Capital expenditures	(5,734)	(4,292)	(2,597)
Purchases of investments	(104,286)	(66,204)	(29,861)
Sales of investments	132,590	37,823	51,926
Proceeds from the sale of property, plant and equipment	24	2,189	16

Net cash provided by (used in) investing activities	22,594	(30,484)	19,484

Cash flows from financing activities:
Purchase and retirement of Company stock	0	(6,684)	0
Cash dividends paid	(64,491)	(3,116)	(3,161)

Net cash used in financing activities	(64,491)	(9,800)	(3,161)

Net increase (decrease) in cash and cash equivalents	(14,638)	(21,916)	39,411
Cash and cash equivalents at beginning of year	30,675	52,591	13,180

Cash and cash equivalents at end of year	$16,037	$30,675	$52,591

The accompanying notes are an integral part of these consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In Thousands)	Fifty-Two Weeks Ended December 29, 2012	Fifty-Two Weeks Ended December 31, 2011	Fifty-Two Weeks Ended January 1, 2011
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net income	$18,919	$17,005	$18,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,953	4,975	5,307
Provision for losses on accounts receivable	53	111	44
Deferred income taxes	1,857	1,108	1,126
Net (gain) loss from the disposal of property, plant and equipment	158	(2,100)	8
Realized (gain) loss on investments, net	0	(114)	66
Amortization of premium on investments	362	457	960
Stock appreciation rights compensation expense (income)	423	488	(394)
Changes in assets and liabilities net of effects from noncash investing and financing activities:
(Increase) decrease in assets:
Accounts receivable	(27)	(439)	799
Inventories	(681)	(832)	(1,302)
Other current assets	(434)	(309)	95
Other assets	33	62	27
Increase (decrease) in liabilities:
Accounts payable, trade and other current liabilities	1,072	716	(1,090)
Federal and state income taxes payable	1,999	(2,151)	(234)
Deferred rent	(760)	(49)	(61)
Other liabilities	(668)	(560)	(348)

Net cash provided by operating activities	$27,259	$18,368	$23,088

The accompanying notes are an integral part of these consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation and Business Description

        The consolidated financial statements of Arden Group, Inc. (Company or Arden) include the accounts of the Company and its direct and indirect subsidiaries. Arden is a holding company which conducts operations through its wholly-owned subsidiary, Arden-Mayfair, Inc. (Arden-Mayfair) and Arden-Mayfair's wholly-owned subsidiary, Gelson's Markets (Gelson's) which operates 17 supermarkets in Southern California. The Company and Arden-Mayfair also own certain real estate properties through a wholly-owned subsidiary, Mayfair Realty, Inc. All intercompany accounts and transactions are eliminated in consolidation.

Fiscal Year

        The Company operates on a fiscal year ending on the Saturday closest to December 31. Fiscal years for the consolidated financial statements included herein ended on December 29, 2012 (fiscal 2012—52 weeks), December 31, 2011 (fiscal 2011—52 weeks) and January 1, 2011 (fiscal 2010—52 weeks).

        The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements.

Reclassifications

        Certain amounts in prior periods have been reclassified to conform to the current period financial statement presentation.

Cash and Cash Equivalents

        The Consolidated Statements of Cash Flows classify changes in cash and cash equivalents (short-term, highly liquid investments with maturity of three months or less at the date of purchase) according to operating, investing or financing activities. The Company places its temporary cash investments with what it believes to be high credit, quality financial institutions.

Investments

        The Company invests in marketable securities including U.S. Treasuries, certificates of deposit, money market funds, commercial paper, mutual funds and corporate and government securities. Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. The Company reviews its investment portfolio on a quarterly basis to determine if market declines below book value may be other-than-temporary. Any decline that is determined to be other-than-temporary is recorded as a loss on the Consolidated Statements of Comprehensive Income in accordance with authoritative guidance.

        Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities that the Company does not intend to hold to maturity and equity securities are classified as available-for-sale. As of December 29, 2012, all marketable securities were classified as available-for-sale. Investments are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of investments sold is determined based on the Specific Identification method.

Accounts Receivable

        The Company monitors Gelson's charge card and vendor receivables on an ongoing basis and has not experienced significant losses related to its receivables. At December 29, 2012, the Company believes that it did not have significant credit risk concentrations.

Inventories

        Supermarket nonperishable inventories are recorded using the retail method and are stated at the lower of cost or market, with cost determined using the last-in, first-out (LIFO) method. Perishable inventories are valued at the lower of cost on a first-in, first-out (FIFO) basis or market.

        Inventory reserves are maintained for dry goods at historical run rates that are adjusted annually and trued up at each physical count (three times per year) to ensure adequacy of the reserve. Inventories of perishable items are taken at the end of every month and balances are adjusted accordingly with the offset recorded in cost of sales.

Property, Plant and Equipment

        Property, plant and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of individual assets or classes of assets as follows:

Buildings and improvements (in years)	5 to 20
Store fixtures and office equipment (in years)	3 to 8
Transportation equipment (in years)	3 to 5
Machinery and equipment (in years)	3 to 8

        Leasehold interests and improvements to leased properties are amortized over their estimated useful lives or lease period, whichever is shorter.

        Leased property meeting certain capital lease criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the shorter of the estimated useful life or the initial lease term. There were no capitalized leases at December 29, 2012 and December 31, 2011.

        Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives are capitalized. Replacements are capitalized and the property, plant and equipment accounts are relieved of the items being replaced. The related costs and accumulated depreciation of disposed assets are eliminated and any gain or loss on disposition is included in selling, general and administrative (SG&A) expense on the Consolidated Statements of Comprehensive Income.

Impairment of Long-Lived Assets

        The Company monitors the carrying value of long-lived assets for potential impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Impairment is recognized when estimated future cash flows (undiscounted and before interest charges) are less than carrying value. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future economic and market conditions and the availability of capital. If impairment analysis assumptions change, then an adjustment to the carrying value of the Company's long-lived assets could occur. To the extent that an asset is impaired, the excess of the carrying amount of the asset over its estimated fair value is charged against earnings. No impairments were recorded in 2012, 2011 or 2010.

Workers' Compensation and General and Auto Liability Costs

        The Company is primarily self-insured through the use of a high deductible policy for losses related to workers' compensation for claims incurred prior to July 1, 2006, as well as all general and auto liability claims. The Company maintains stop-loss coverage to limit its loss exposure on a per claim basis and is insured for covered costs in excess of per claim limits. Since July 1, 2006, the Company has purchased fully insured guaranteed cost workers' compensation insurance to replace the high deductible program. The Company continues to maintain an accrual for workers' compensation claims incurred prior to July 2006 under the high deductible program which is based on undeveloped reported claims and an estimate of claims incurred but not reported. The Company's workers' compensation and general and auto liability reserves for unpaid and incurred but not reported claims at December 29, 2012 and December 31, 2011 were approximately $1,967,000 and $3,006,000, respectively. While the ultimate amount of claims incurred are dependent on future developments, the recorded reserves reflect management's best estimate of claims to be incurred.

Revenue Recognition

        The Company recognizes revenue at the time of sale. Discounts given to customers are recorded at the point of sale as a reduction of revenues. The Company maintains a bad debt allowance for receivables from vendors and Gelson's charge card users. Valuation reserves are adjusted periodically based on historical recovery rates. The Company records income from licensing arrangements, subleases, leases and finance charges as they are earned. Income from all licensing arrangements, rental income and finance charges represents approximately 1% or less of sales for all periods presented and, therefore, is not disclosed separately on the Consolidated Statements of Comprehensive Income.

        Gelson's sells gift cards to its customers in its retail stores. The gift cards do not have an expiration date and Gelson's does not charge an administrative fee on unused gift cards. The Company records unredeemed gift cards in Accounts Payable, Trade on its Consolidated Balance Sheets. The Company recognizes revenue when the gift cards are redeemed or when the likelihood of the gift cards being redeemed is remote and there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (gift card breakage). Based on an analysis of historical redemption patterns, the Company determined the appropriate gift card breakage rate is three years. During 2012, 2011 and 2010, the Company recorded $40,000, $52,000 and $43,000 of revenue related to gift card breakage, respectively. Gift card breakage is included in Sales on the Consolidated Statements of Comprehensive Income.

Cost of Sales

        Cost of sales includes product costs, net of discounts and allowances, and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Warehouse and transportation costs include receiving costs, internal transfer costs, labor, building rent, utilities, depreciation, repairs and maintenance and fuel for the Company's distribution center. Purchasing costs include both labor and administrative expense associated with the purchase of the Company's products. Advertising costs, net of vendor reimbursements, are expensed as incurred and include the cost of the Gelson's newsletter, newspaper ads and other print advertising. Occupancy costs consist of rent, common area charges (where applicable), depreciation and utilities related to Gelson's operations. The following table summarizes warehouse, transportation, purchasing, net advertising and occupancy costs for 2012, 2011 and 2010.

(In Thousands)	2012	2011	2010
Warehouse and transportation	$7,305	$6,885	$7,092
Purchasing	2,789	2,733	2,728
Advertising	1,904	2,150	1,876
Occupancy	21,566	22,620	22,232

	$33,564	$34,388	$33,928

Fair Value Measurements

        Fair value is defined as the amount that would be received upon sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The authoritative guidance establishes a fair value hierarchy which prioritizes the types of inputs to valuation techniques that companies may use to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1). The next highest priority is given to inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly (Level 2). The lowest priority is given to unobservable inputs in which there is little or no market data available and which require the reporting entity to develop its own assumptions (Level 3). The fair value of the Company's financial assets and liabilities measured on a recurring basis includes investments which appear under Assets on the Consolidated Balance Sheets. See Note 2 for a disaggregation of the Company's investments including the input level used to determine fair value for each type of investment.

        The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments. The fair value of the Company's long-term debt closely approximates its carrying value. The Company estimates the fair value of long-term debt based upon the net present value of the future cash flows using those interest rates that are currently available to the Company for the issuance of debt with similar terms and remaining maturities.

Vendor Allowances

        The Company receives a variety of allowances from its vendors whose products are sold in Gelson's stores. Typically, the vendors are paying the Company to promote their products. The promotion may be a temporary price reduction, a feature in a print advertisement or newsletter, placement of the vendor's product in a preferred location in a store or introduction of a new product. The promotions range from approximately two weeks to six months and are recognized as a reduction of cost of sales as they are earned.

        Occasionally, the Company receives rebate allowances in the form of upfront lump-sum payments from vendors. Under the terms of these long-term agreements (which typically extend for several months or years), the Company earns the rebates as it purchases product from the vendor. The upfront payments are recorded as a liability when they are received and are recorded as a reduction of inventory cost as the product is purchased. In the event the Company does not purchase the minimum amount of product specified in the agreement, the upfront payments must be returned on a pro rata basis to the vendor. If the contract does not specify that the rebate is earned as product is purchased, then the upfront payments are recorded as a liability when received and recognized as a reduction of cost of sales on a pro rata basis as the product is sold.

Stock Appreciation Rights

        The Company has outstanding stock appreciation rights (SARs) that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A Common Stock (Class A), as determined in accordance with the SARs agreement, on the date of exercise over the fair market value of such share on the date granted. All currently outstanding SARs vest 25% each year beginning at the end of the third year and expire seven years from the date of grant.

        The fair value of each SAR is estimated at the end of each reporting period using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates various highly subjective assumptions, including expected term, expected volatility, expected dividend yield and a risk-free interest rate. The Company has reviewed its historical pattern of SARs exercises and has determined that meaningful differences in SARs exercise activity exist between employees and non-employee directors. Consequently, the Company has categorized SARs into two groups for valuation purposes, as well as separate groups based on grant date. Expected volatility was determined based on historical volatility using weekly data. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected SARs life assumed at the date of grant less the time that has elapsed since the grant date. The expected term was calculated based on historical experience. Authoritative guidance also requires that a forfeiture assumption be applied to awards that are classified as liabilities such as SARs. However, cash-settled SARs are remeasured at fair value at the end of each reporting period and, therefore, the impact of actual forfeitures will be reflected at each remeasurement date.

        The assumptions used in the Black-Scholes option-pricing model as of December 29, 2012 were as follows:

Dividend yield	.98% - 1.06%
Expected volatility	28.2% - 37.2%
Risk-free interest rate	.3% - .8%
Expected average term (in years)	5.29 - 5.45

        See Notes 9 and 10 for further information related to SARs.

Rental Expense and Income

        Rental payments on operating leases are recorded over the lease term as they become payable or receivable except for rental payments on leases with scheduled rent increases which are recognized on a straight-line basis over the term of the lease.

Income Taxes

        Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The realization of deferred tax assets is contingent upon the Company's ability to generate future taxable income. See Note 13 for further information.

Common Stock and Net Income Per Share

        Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is determined by dividing net income by the weighted average number of common and potential common shares outstanding during the period. There were no potential common shares outstanding during the periods presented and, therefore, basic and diluted net income per common share are the same.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions for the reporting period and as of the financial statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Impact of Recently Issued Accounting Standards

        In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS)." This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level three fair value measurements. This pronouncement is effective for reporting periods beginning on or after December 15, 2011. The adoption of ASU 2011-04 did not have any impact on the Company's consolidated financial position or results of operations.

        In February 2013, the FASB issued ASU 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, the amendment requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP. The pronouncement is effective for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 is not expected to have a significant impact on the Company's consolidated financial statements.

2. Investments

        Marketable securities are shown on the accompanying Consolidated Balance Sheets at their fair value.

(In Thousands)	Cost	Unrealized Gain (Loss)	Fair Value
As of December 29, 2012:
Debt Securities
Corporate	$1,756	$3	$1,759

Total	$1,756	$3	$1,759

As of December 31, 2011:
Commercial Paper	$9,790	$0	$9,790
Debt Securities
Corporate	14,491	(11)	14,480
Mutual Funds	6,141	2	6,143

Total	$30,422	$(9)	$30,413

        All of the investments listed in the table above were valued using Level 1 inputs as described in Note 1 under the subheading Fair Value Measurements. Realized net gain (loss) from the sale of investments were $0, $114,000 and $(66,000) in 2012, 2011 and 2010, respectively. Realized net gain or loss from the sale of investments is included in other income (expense), net on the Consolidated Statements of Comprehensive Income. No debt security held as of December 29, 2012 had a date to maturity beyond May 1, 2013.

3. Accounts Receivable, Net

(In Thousands)	December 29, 2012	December 31, 2011
Accounts receivable, trade	$1,957	$2,090
Other accounts receivable	3,112	3,044

	5,069	5,134
Less: Allowance for doubtful accounts	(187)	(226)

	$4,882	$4,908

        The provision for doubtful accounts in 2012, 2011 and 2010 was approximately $53,000, $111,000 and $44,000, respectively.

4. Inventories

        Inventories valued by the LIFO method totaled $16,828,000 at December 29, 2012 and $16,353,000 at December 31, 2011. Inventory balances would have been $7,474,000 and $6,897,000 higher at the end of 2012 and 2011, respectively, if they had been stated at the lower of FIFO cost or market.

5. Significant Supplier

        During 2012, the Company procured approximately 14% of its product through Unified Grocers, Inc. (Unified), a grocery wholesale cooperative. As a member-patron, the Company is required to provide Unified with certain minimum deposits in order to purchase product from the cooperative. As of December 29, 2012, the Company had approximately $1,360,000 on deposit with Unified in addition to approximately $694,000 related to ownership of equity shares in Unified. There is no established public trading market for Unified's shares. The deposit and equity ownership are recorded in other assets on the Consolidated Balance Sheets.

        Unified pays dividends annually in December of each year. Dividends are paid in arrears and are based on a percentage of the Company's qualifying purchases from Unified, which percentage is typically established by Unified at or after the end of each year. The Company accrues patronage dividend income as a reduction of cost of sales ratably throughout the year based on a review of prior dividend history, projected purchase volume and an estimate of Unified's current year patronage earnings. The accrual is adjusted each year, as needed, based on the actual amount received from Unified in December.

 6. Property, Plant and Equipment

(In Thousands)	December 29, 2012	December 31, 2011
Land	$8,584	$8,584
Buildings and improvements	9,836	9,836
Store fixtures and office equipment	45,379	48,845
Transportation equipment	4,242	4,159
Machinery and equipment	2,036	2,053
Leasehold improvements	49,754	51,483
Leasehold interests	4,538	4,538
Assets under construction	2,213	1,581

	126,582	131,079
Accumulated depreciation and amortization	(88,508)	(93,604)

	$38,074	$37,475

        Depreciation and amortization expense was $4,953,000, $4,975,000 and $5,307,000 in 2012, 2011 and 2010, respectively.

7. Other Current Liabilities

(In Thousands)	December 29, 2012	December 31, 2011
Employee compensated absences	$5,303	$5,163
Taxes (excluding income taxes)	2,733	2,809
Employee benefits	2,324	2,054
Payroll	1,243	1,742
Bank card fees	820	654
Dividends payable	768	768
Other	2,971	3,201

	$16,162	$16,391

8. Long-Term Debt

	Current		Non-Current
(In Thousands)	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
7% Subordinated Income Debentures due September 1, 2014	$0	$0	$1,228	$1,228

        The Company has an unsecured revolving line of credit facility available for standby letters of credit, funding operations and expansion. The credit agreement provides for borrowings and/or letters of credit up to an aggregate principal amount at any one time of $25,000,000 and expires on June 1, 2014. Borrowings bear interest at the adjusted London Interbank Offer Rate (LIBOR) plus a margin or at the bank's prime rate minus a margin. In either case, the margin is dependent upon the Company's Leverage Ratio as defined in the credit agreement. At the end of 2012, there were no amounts borrowed against the line of credit. The Company currently maintains four standby letters of credit aggregating $7,644,000 in connection with lease and self-insurance requirements.

        Debentures:    The indenture relating to the 7% Subordinated Income Debentures (7% Debentures), due September 1, 2014, provides for interest payable semi-annually on March 1 and

September 1 to the extent that current annual net income is sufficient therefor, or at the discretion of the Company, out of available retained earnings. All interest due and payable as of December 29, 2012 was paid. The 7% Debentures are recorded at face value which approximates its fair value.

9. Capital Stock

        The Company is authorized to issue 10,000,000 shares of Class A, par value $0.25 per share. At December 29, 2012 and December 31, 2011, the number of shares issued were 4,428,200 including 1,357,200 treasury shares. The Company has a stock repurchase program, authorized by the Board of Directors, to purchase shares of its Class A in the open market or in private transactions from time to time. The timing, volume and price of purchases are at the discretion of the management of the Company. In April 2011, the Company purchased and retired 90,098 shares of its Class A for an aggregate purchase price of approximately $6,684,000 in an unsolicited private transaction. After taking into account this purchase and purchases in prior years, up to 132,806 shares of Class A remain authorized for repurchase. No stock was repurchased under this program in 2012 or 2010.

        During 2012, 2011 and 2010, the Company paid regular quarterly dividends of $0.25 per share of Class A for a total of approximately $3,071,000, $3,116,000 and $3,161,000, respectively. On November 20, 2012, the Company's Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its outstanding Class A payable on December 18, 2012 to stockholders of record at the close of business on December 3, 2012. The aggregate amount of the special cash dividend was approximately $61,420,000. The Board of Directors also approved a $20 antidilution adjustment reducing the exercise price of all outstanding SARs issued prior to November 20, 2012 to account for the anticipated effect of the special cash dividend on the Company's Class A share price. On January 18, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share of Class A, aggregating approximately $768,000, to stockholders of record on December 28, 2012.

10. Stock Appreciation Rights

        The Company has granted SARs covering shares of the Company's Class A to non-employee directors and certain employees of the Company and its subsidiaries. Each SAR entitles the holder to receive upon exercise thereof the excess of the fair market value of a share of Class A, as determined in accordance with the SARs agreement, on the date of exercise over the fair market value of such share on the date granted. All currently outstanding SARs vest 25% each year beginning at the end of the third year and expire seven years from the date of grant. SARs transactions during the past three years are summarized below.

	SARs(1)
	Officers and Employees		Non-Employee Directors
	SARs	Weighted Average Price	SARs	Weighted Average Price
Outstanding as of 1/2/10	68,125	$123.38	42,500	$121.96
Granted	67,500	$87.38	42,500	$90.00
Exchanged	56,500	$126.44	42,500	$121.96
Forfeited	1,000	$90.00	0	$0.00

Outstanding as of 1/1/11	78,125	$90.48	42,500	$90.00
Granted	6,000	$73.10	0	$0.00

Outstanding as of 12/31/11	84,125	$89.24	42,500	$90.00
Granted	19,000	$95.82	0	$0.00
Expired	1,125	$101.03	0	$0.00
Forfeited	7,000	$126.44	0	$0.00

Outstanding as of 12/29/12	95,000	$87.68	42,500	$90.00

Exercisable as of 12/29/12	875		0

        The following table summarizes information about the Company's SARs outstanding at December 29, 2012:

	SARs Outstanding(1)
				SARs Exercisable(1)
		Weighted Average Remaining Contractual Life (years)
Exercise Price(1)	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
SARs—Officers & Employees
$74.98	3,500	3.9	$74.98	875	$74.98
$90.00	56,500	4.1	$90.00	0
$75.22	7,500	4.6	$75.22	0
$63.50	2,500	4.8	$63.50	0
$73.10	6,000	5.9	$73.10	0
$95.82	19,000	6.9	$95.82	0

	95,000	4.8	$87.68	875	$74.98
SARs—Non-Employee Directors
$90.00	42,500	4.1	$90.00	0

(1)
Exercise price reflects a $20 antidilution adjustment. See Note 9 above.

        SARs compensation expense is included in SG&A expense on the Consolidated Statements of Comprehensive Income. Authoritative guidance requires the Company to remeasure the fair value of SARs each reporting period until the award is settled. Compensation expense must be recognized or reversed each reporting period for changes in fair value and vesting. During 2012, the Company recorded $423,000 of SARs compensation expense due to an increase in the fair value of SARs during the year and additional vesting. The Company recognized $488,000 of SARs compensation expense in 2011 and reversed $394,000 in 2010.

        As of December 29, 2012, assuming no change in the SARs fair value, there was approximately $1,306,000 of total unrecognized compensation cost related to outstanding SARs which is expected to be recognized over a weighted average period of 3.7 years. The total intrinsic value of SARs exercised during 2012, 2011 and 2010 was $0. The intrinsic value of total and fully vested SARs as of December 29, 2012 was approximately $615,000 and $15,000, respectively. Intrinsic value represents the amount by which the current value of the Company's underlying Class A exceeds the grant price.

11. Retirement Plans

        The Company contributes to multi-employer union pension plans, administered by various trustees, which may be deemed to be defined benefit plans. Contributions to these plans are based upon negotiated labor contracts. All employers who participate in these multi-employer plans are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plans. In addition to these contributions, if any of the participating employers in the plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company could be required to make additional contributions. In other words, the Company could be responsible for contributions related to the employees of non-related companies. This is a risk associated with multi-employer plans compared to single-employer plans. In addition, assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If Gelson's stops participating in any of its multi-employer plans, Gelson's may be required to pay those plans a withdrawal liability which is based on the underfunded status of the plan. The Company's total contributions to all multi-employer union pension plans for 2012, 2011 and 2010 were approximately $4,920,000, $4,572,000 and $4,558,000, respectively.

        The Company is a party to four different union multi-employer pension plans, the most significant of which is the Southern California United Food & Commercial Workers Unions & Food Employers Joint Pension Trust Fund (Employer Identification Number 95-1939092)—Plan #001 (UFCW Plan). The expiration date of the Pension Agreement related to the UFCW Plan is March 8, 2014. The Company's contributions to the UFCW Plan for 2012, 2011 and 2010 totaled approximately $4,182,000, $3,890,000 and $3,875,000, respectively. The Company's contributions represent less than 5% of total contributions from all employers to the UFCW Plan based on the Form 5500 for the plan year ended March 31, 2011. The most recently available certified zone status provided by the plan trust indicates that the UFCW Plan was in critical status as defined by the Pension Protection Act of 2006 for the year ended March 31, 2011. A rehabilitation plan has been implemented by the plan trustee which includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024. Information related to the impact of utilization of extended amortization periods on zone status is not available. The Company has not been required to pay a surcharge to the UFCW Plan; however, if the certified zone status of the plan deteriorates or the proposed rehabilitation plan is unsuccessful, then the Company could be required to make additional contributions. In 2011 and 2010, the Company paid a contribution rate of $1.20 per straight-time hour worked as defined by the Pension Agreement. In January 2012, the rate increased to $1.283 per hour and in October 2012, it increased again to $1.354 per hour.

        The Arden Group, Inc. 401(k) Retirement Savings Plan (401(k) Plan) covers all non-union employees of the Company and its subsidiaries who have attained the age of 18 and have completed the applicable service requirement, as well as retirees and employees who have terminated but remain participants in the 401(k) Plan. On the first of the month following the completion of one month of service, the 401(k) Plan provides that, with certain limitations, a qualifying employee may elect to contribute up to 100% of such employee's annual compensation to the 401(k) Plan up to a maximum of $17,000 in 2012 on a tax-deferred basis. In addition, employees over the age of 50 may elect to make catch up contributions up to a maximum of $5,500 in 2012. The Company made discretionary contributions to the 401(k) Plan of $508,000, $337,000 and $302,000 for 2012, 2011 and 2010, respectively.

        Bernard Briskin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company has an employment agreement with the Company dating back to 1988. The employment agreement with Mr. Briskin provides for annual post-employment compensation equal to 25% of his average base salary and bonus earned in the last three fiscal years prior to the cessation of his employment with the Company. The officer is entitled to monthly payments during his lifetime beginning with the termination of his employment for any reason other than his breach of the employment agreement or termination for cause. The Company accrued $9,000 toward this obligation during 2012. During 2011 and 2010 the Company reversed a portion of the accrual and recognized income of approximately $278,000 and $360,000, respectively. The decrease in the accrual was primarily due to a change in estimate based on the refining of the assumptions and underlying data, including the estimated payout term. For purposes of this calculation, Mr. Briskin's average base salary and bonus are based on the amount to which he was contractually entitled without regard to any voluntary reductions as discussed in Note 17. This accrual is recorded in other liabilities on the Consolidated Balance Sheets and totaled approximately $1,244,000 as of December 29, 2012.

12. Multi-Employer Union Health Care Plans

        The Company contributes to multi-employer union health care plans, administered by various trustees, in accordance with the provisions of various labor contracts. Contributions to these plans are generally based on the number of straight-time hours worked. The Company's expense for these plans totaled $15,546,000, $13,849,000 and $11,934,000 for 2012, 2011 and 2010, respectively. The majority of Gelson's employees are members of the United Food & Commercial Workers International Union (UFCW). The Company contributes to a multi-employer health and welfare trust fund on behalf of its employees who are members of the UFCW. The Company's health and welfare contribution rate increased effective the beginning of March 2010, February 2011, September 2011 and March 2012 in accordance with the UFCW collective bargaining agreement. As a result, average weekly health and welfare expense increased on these dates by approximately $74,000, $11,000, $28,000 and $15,000, respectively. In addition, the Company paid a surcharge of approximately $136,000 in March 2012. Except as discussed above, there were no employer withdrawals, shortfall contributions, maintenance of benefit clauses or other material changes that affected the comparability of employer and multi-employer contributions from year to year.

13. Income Taxes

        The composition of the federal and state income tax provision (benefit) is as follows:

(In Thousands)	2012	2011	2010
Current:
Federal	$8,398	$7,956	$8,683
State	2,485	2,354	2,437

Total current tax provision	10,883	10,310	11,120

Deferred:
Federal	1,578	974	907
State	279	134	219

Total deferred tax provision	1,857	1,108	1,126

Total income tax provision	$12,740	$11,418	$12,246

        The Company's deferred tax assets (liabilities) were attributable to the following:

(In Thousands)	December 29, 2012	December 31, 2011
Deferred tax assets:
Deferred rent	$2,252	$2,561
Property, plant and equipment	45	1,175
Self-insured reserves	433	990
Accrued expenses	1,164	1,236
Accrued vacation	1,132	1,122
State income taxes	884	827
Other	434	417

Deferred tax assets	6,344	8,328

Deferred tax liabilities:
Deferred gain on debenture exchange	(1,728)	(1,889)
Inventory	(1,096)	(1,090)
Other	(395)	(367)

Deferred tax liabilities	(3,219)	(3,346)

Deferred income taxes, net	$3,125	$4,982

        Reconciliation of the statutory federal rate and effective rate is as follows:

	2012		2011		2010
(In Thousands, Except Percentage Amounts)	Amount	Rate	Amount	Rate	Amount	Rate
Federal tax at statutory rate	$11,081	35.0%	$9,948	35.0%	$10,616	35.0%
State income taxes, net of federal tax benefit	1,819	5.7%	1,633	5.8%	1,743	5.8%
Other	(160)	(.5)%	(163)	(.6)%	(113)	(.4)%

	$12,740	40.2%	$11,418	40.2%	$12,246	40.4%

        The Company accounts for uncertainty in income taxes in accordance with the authoritative guidance issued by the FASB. This guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 29, 2012 and December 31, 2011, the Company had no unrecognized tax benefits. The Company does not believe that the unrecognized tax benefit will change significantly within the 2013 fiscal year.

        The Company recognizes interest and penalties related to uncertain tax positions in interest expense and SG&A expense, respectively, in the Consolidated Statements of Comprehensive Income. A reversal of interest recognized in prior periods of $3,000, $10,000 and $11,000 was recorded in 2012, 2011 and 2010, respectively. No penalties were recognized during 2012, 2011 or 2010. As of December 29, 2012 and December 31, 2011, the Company had approximately $0 and $3,000 accrued for interest, respectively, and no accrual for penalties at the end of either period. The interest accrual was net of the applicable federal and state tax savings which would have resulted if the interest had been paid out.

        The Company files income tax returns in the U.S. federal jurisdiction and the California state jurisdiction. The Company is no longer subject to federal and state tax examinations for years before 2009 and 2008, respectively.

 14. Leases

        The principal kinds of property leased by the Company and its subsidiaries are supermarket land and buildings. The most significant obligations assumed under the lease terms, other than rental payments, are the upkeep of the facilities, utilities, insurance and property taxes. Most supermarket leases contain contingent percentage rental provisions based on sales volume, as well as renewal options. The Company's decision to exercise renewal options is primarily dependent upon the level of business conducted at the location and the profitability thereof.

        All leases and subleases with an initial term greater than one year are accounted for as either capital leases, operating leases or subleases, as appropriate, in accordance with authoritative guidance.

        Assets Under Capital Leases: Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease. There were no capital leases outstanding as of December 29, 2012 or December 31, 2011.

        Operating Leases and Subleases: The Company is obligated under operating leases, primarily for land and buildings, which expire at various dates through 2041. Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year at December 29, 2012 are as follows:

(In Thousands)	Commitments	Deduct Sublease Rentals	Net Rental Commitments
2013	$10,931	$300	$10,631
2014	11,270	263	11,007
2015	10,800	206	10,594
2016	9,809	212	9,597
2017	9,673	218	9,455
Thereafter	64,523	36	64,487

	$117,006	$1,235	$115,771

        Rent expense under operating leases was as follows:

(In Thousands)	2012	2011	2010
Minimum rent	$11,551	$11,613	$11,574
Contingent percentage rent	1,038	940	845

	12,589	12,553	12,419
Sublease rentals	(1,525)	(1,563)	(1,886)

	$11,064	$10,990	$10,533

15. Exit Activity

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Gelson's decision to close the store was based on the lack of profitability of the Northridge location for the past several years. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs of approximately $393,000 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. All exit activity costs have been recorded on the Consolidated Statement of Comprehensive Income for 2012 in the line item titled Loss from Exit Activity and are net of the reversal of a deferred rent liability of $331,000 previously recorded for the Northridge location.

16. Related Party Transactions

        A director of the Company is an attorney who performs legal services for the Company.

17. Commitments and Contingent Liabilities

        The Company has an employment agreement with Mr. Briskin which currently expires on January 1, 2015. In addition to a base salary, the agreement provides for a formula bonus based on pre-tax earnings. No maximum compensation limit exists. Total salary and bonus expensed in 2012, 2011 and 2010 was approximately $957,000, $1,165,000 and $1,199,000, respectively. The unpaid bonus at year end is recorded in other current liabilities on the Consolidated Balance Sheets. Mr. Briskin is contractually entitled to a salary increase each year effective on January 1. In 2012, Mr. Briskin offered to take a reduced salary increase and in 2011, he offered to forego any salary increase. He was not eligible for a salary increase in 2010 as there was not an increase in the applicable consumer price index as specified in his employment agreement. In addition, for fiscal 2012, 2011 and 2010, Mr. Briskin voluntarily reduced his bonus by 75%, 50% and 50%, respectively. Mr. Briskin is also entitled to monthly retirement payments during his lifetime beginning with the termination of his employment for any reason other than his breach of the employment agreement or termination for cause. The Company has accrued its obligation under the terms of the employment agreement as discussed in Note 11.

        The Company is primarily self-insured for losses related to general and auto liability claims and, for certain years prior to July 1, 2006, for workers' compensation as well. The Company purchased a fully insured guaranteed cost workers' compensation insurance policy for losses occurring after June 30, 2006. This policy replaced the Company's previous high deductible program for workers' compensation and is currently effective through June 30, 2013. For workers' compensation claims prior to July 1, 2006, the Company maintains stop-loss coverage to limit its loss exposure on a per claim basis. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience and regression analysis. Accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. While the ultimate amount of claims incurred are dependent on future developments, the reserve represents the Company's best estimate of future payments related to claims. The Company's workers' compensation and general and auto liability reserves for unpaid claims and incurred but not reported claims at December 29, 2012 and December 31, 2011 were approximately $1,967,000 and $3,006,000, respectively, and are recorded in other current liabilities and other liabilities on the Consolidated Balance Sheets.

        As of December 29, 2012, management had authorized future expenditures on incomplete projects for the construction and purchase of property, plant and equipment which totaled approximately $11,098,000. This includes remodeling expenditures required under a lease agreement for a store in Long Beach, California which the Company currently anticipates opening in late 2013, as well as remodeling costs required under our Sherman Oaks, California lease agreement.

        The Company and its subsidiaries are subject to a myriad of environmental laws, regulations and lease covenants with its landlords regarding, among other things, air, water and land use, products for sale, and the use, storage and disposal of hazardous materials. The Company believes it substantially complies, and has in the past substantially complied, with federal, state and local environmental laws and regulations and private covenants. The Company cannot, at this time, estimate the expense it ultimately may incur in connection with any current or future violations; however, it believes any such claims will not have a material adverse impact on either the Company's consolidated financial position, results of operations or cash flows.

        The Company or its subsidiaries are defendants in a number of cases currently in litigation, being vigorously defended, in which the complainants seek monetary damages. As of the date hereof, no estimate of potential liability, if any, is possible. Based upon current information, management, after consultation with legal counsel defending the Company's interests in the cases, believes the ultimate disposition thereof will have no material effect upon either the Company's consolidated financial position, results of operations or cash flows.

18. Selected Quarterly Financial Data (Unaudited)

				Basic and Diluted Net Income Per Share(1)
		Gross Profit	Net Income
(In Thousands, Except Per Share Data)	Sales
Quarter
2011
First	$104,194	$40,288	$5,669	$1.79
Second	106,080	39,935	3,644	1.19
Third	104,706	38,657	3,361	1.09
Fourth	114,503	42,059	4,331	1.41
2012
First	$107,227	$40,781	$2,916	$.95
Second	107,699	40,927	4,895	1.59
Third	108,150	41,754	5,075	1.65
Fourth	115,962	44,412	6,033	1.97

(1)
Earnings per share is calculated using the weighted average outstanding shares for the quarter.

19. Subsequent Events

        On January 18, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share on its Class A totaling approximately $768,000 to stockholders of record on December 28, 2012.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

INDEX TO EXHIBITS

Exhibit
3.1.1		Restated Certificate of Incorporation of Arden Group, Inc. dated November 7, 1988, filed as Exhibit 3.1 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 31, 1988 and incorporated herein by reference.
3.1.2
Certificate of Amendment of Restated Certificate of Incorporation of Arden Group, Inc. dated June 17, 1998, filed as Exhibit 3.1.2 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended January 2, 1999 and incorporated herein by reference.
3.1.3
Certificate of Retirement of Class B Common Stock of Arden Group, Inc. dated August 23, 2012, filed as Exhibit 3.1.3 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended September 29, 2012 and incorporated herein by reference.
3.2.1
Amended and Restated By-Laws of Arden Group, Inc. as amended as of November 6, 2001, filed as Exhibit 3.2.2 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 29, 2001 and incorporated herein by reference.
4.1
Indenture dated as of September 1, 1964, between Arden Farms Co. and Security First National Bank, as Trustee, pertaining to 6% Subordinated Income Debentures, due September 1, 2014, filed as Exhibit 4.2 to Registration Statement on Form S-1 of Arden Group, Inc. and Arden-Mayfair, Inc., Registration No. 2-58687, and incorporated herein by reference.
4.1.1
First Supplemental Indenture dated as of November 7, 1978, to Indenture which is Exhibit 4.1, filed as Exhibit 7 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 30, 1978 and incorporated herein by reference.
4.1.2
Second Supplemental Indenture dated as of November 7, 1978, to Indenture which is Exhibit 4.1, filed as Exhibit 8 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 30, 1978 and incorporated herein by reference.
4.1.3
Third Supplemental Indenture dated April 24, 1981, to Indenture which is Exhibit 4.1, filed as Exhibit 4.2.3 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended April 4, 1981 and incorporated herein by reference.
10.1	*
Employment Agreement dated May 13, 1988, by and among Arden Group, Inc., Arden-Mayfair, Inc., Telautograph Corporation and Gelson's Markets and Bernard Briskin, filed as Exhibit 10 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended July 2, 1988 and incorporated herein by reference.
10.2	*
Amendment to Employment Agreement dated April 27, 1994, by and between Arden Group, Inc., Arden-Mayfair, Inc., AMG Holdings, Inc. and Gelson's Markets and Bernard Briskin, filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended April 2, 1994 and incorporated herein by reference.
10.3	*
Second Amendment to Employment Agreement as of January 1, 1997, by and between Arden Group, Inc., Arden-Mayfair, Inc., AMG Holdings, Inc. and Gelson's Markets and Bernard Briskin, filed as Exhibit 10.9 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended January 3, 1998 and incorporated herein by reference.

Exhibit
10.4	*	Third Amendment to Employment Agreement as of December 31, 2008, by and between Arden Group, Inc., Arden-Mayfair, Inc., AMG Holdings, Inc. and Gelson's Markets and Bernard Briskin, filed as Exhibit 10.4 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended January 3, 2009 and incorporated herein by reference.
10.5	*
Form of Indemnification Agreement between the Registrant and the Directors and certain officers, filed as Exhibit 10.13 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 29, 1990 and incorporated herein by reference.
10.6	*
Arden Group, Inc., Non-Officer and Non-Director Stock Option Plan filed as Exhibit 10.15 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 28, 2002 and incorporated herein by reference.
10.7	*	Form of Stock Option Plan Agreement filed as Exhibit 10.15.1 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended December 28, 2002 and incorporated herein by reference.
10.8	*
Form of Non-Employee Director Phantom Stock Unit Agreement with each of M. Mark Albert, John G. Danhakl, Robert A. Davidow, Kenneth A. Goldman and Steven Romick dated January 15, 2010, filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended April 3, 2010 and incorporated herein by reference.
10.9	*
Employee Phantom Stock Unit Agreement with Laura J. Neumann dated January 15, 2010, filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q of Arden Group, Inc. for the quarter ended April 3, 2010 and incorporated herein by reference.
10.10	*
Employee Phantom Stock Unit Agreement with Laura J. Neumann dated August 10, 2010, filed as Exhibit 10.10 to the Annual Report on Form 10-K of Arden Group, Inc. for the fiscal year ended January 1, 2011 and incorporated herein by reference.
10.11
Credit Agreement dated as of November 1, 2011, among Arden Group, Inc., as borrower, the guarantors party thereto and Wells Fargo Bank, National Association, filed as Exhibit 10.1 to the Current Report on Form 8-K of Arden Group, Inc. filed with the Securities and Exchange Commission on November 21, 2011 and incorporated herein by reference.
10.12	*	Employee Phantom Stock Unit Agreement with Laura J. Neumann dated December 3, 2012.
21.		Subsidiaries of Registrant.
23.1		Consent of Independent Registered Public Accounting Firm.
31.1		Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2		Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1		Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2		Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	**	XBRL Instance

Exhibit
101.SCH	**	XBRL Taxonomy Extension Schema
101.CAL	**	XBRL Taxonomy Extension Calculation
101.DEF	**	XBRL Taxonomy Extension Definition
101.LAB	**	XBRL Taxonomy Extension Labels
101.PRE	**	XBRL Taxonomy Extension Presentation

*
Indicates management contracts or compensatory plans or arrangements required to be filed as an exhibit to this report.

**
XBRL information is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

 EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bernard Briskin, certify that:

1.
I have reviewed this annual report on Form 10-K of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 11, 2013	/s/ BERNARD BRISKIN
	Signature:	Bernard Briskin
	Title:	Chief Executive Officer

 EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Laura J. Neumann, certify that:

1.
I have reviewed this annual report on Form 10-K of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 11, 2013	/s/ LAURA J. NEUMANN
	Signature:	Laura J. Neumann
	Title:	Chief Financial Officer

 EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Bernard Briskin, Chief Executive Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the annual report on Form 10-K of the Company for the year ended December 29, 2012, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ BERNARD BRISKIN
Name:	Bernard Briskin
Title:	Chief Executive Officer
Date:	March 11, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

 EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Laura J. Neumann, Chief Financial Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the annual report on Form 10-K of the Company for the year ended December 29, 2012, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LAURA J. NEUMANN
Name:	Laura J. Neumann
Title:	Chief Financial Officer
Date:	March 11, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

ANNEX F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 30, 2013
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-9904

ARDEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3163136 (I.R.S. Employer Identification No.)

2020 South Central Avenue, Compton, California 90220
(Address of principal executive offices including zip code)

Registrant's telephone number, including area code (310) 638-2842

No Change
Former name, former address and former fiscal year, if changed since last report.

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

         The number of shares outstanding of the registrant's class of common stock as of May 3, 2013 was:

3,071,000 shares of Class A Common Stock

PART I. FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Thousands, Except Share and Per Share Data)	March 30, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$14,355	$16,037
Investments	12,326	1,759
Accounts receivable, net of allowance for doubtful accounts, of $193 and $187 as of March 30, 2013 and December 29, 2012, respectively	4,877	4,882
Inventories, net	16,837	19,689
Deferred income taxes	1,371	1,364
Other current assets	3,810	3,581

Total current assets	53,576	47,312
Property, plant and equipment, net	38,564	38,074
Deferred income taxes	1,761	1,761
Other assets	2,907	2,900

Total assets	$96,808	$90,047

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$15,465	$16,335
Income taxes payable	2,880	481
Other current liabilities	18,067	16,162

Total current liabilities	36,412	32,978
Long-term debt	1,228	1,228
Deferred rent	5,512	5,527
Other liabilities	3,887	4,120

Total liabilities	47,039	43,853

Commitments and contingent liabilities (Note 6)
Stockholders' equity:
Common Stock, Class A, $.25 par value; authorized 10,000,000 shares; 3,071,000 shares issued and outstanding as of March 30, 2013 and December 29, 2012, respectively, excluding 1,357,200 treasury shares	1,107	1,107
Capital surplus	5,271	5,271
Unrealized gain (loss) on investments, net of tax	(10)	1
Retained earnings	47,154	43,568

	53,522	49,947
Treasury stock, 1,357,200 shares at cost	(3,753)	(3,753)

Total stockholders' equity	49,769	46,194

Total liabilities and stockholders' equity	$96,808	$90,047

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Thirteen Weeks Ended
(In Thousands, Except Share and Per Share Data)	March 30, 2013	March 31, 2012
Sales	$113,655	$107,227
Cost of sales	70,006	66,446

Gross profit	43,649	40,781
Selling, general and administrative expense	35,936	34,042
Loss from exit activity	370	1,842

Operating income	7,343	4,897
Interest and dividend income	10	45
Interest expense	(22)	(22)
Other income (expense), net	17	0

Income before income taxes	7,348	4,920
Income tax provision	2,994	2,004

Net income	$4,354	$2,916

Other comprehensive gain (loss), net of tax:
Net unrealized holding gain (loss) from available-for-sale securities, net of income tax expense (benefit) of $(7) and $1 for 2013 and 2012, respectively	(11)	2

Comprehensive income	$4,343	$2,918

Basic and diluted net income per common share	$1.42	$0.95
Basic and diluted weighted average common shares outstanding	3,071,000	3,071,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Thirteen Weeks Ended
(In Thousands)	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Cash received from customers	$113,736	$107,981
Cash paid to suppliers and employees	(101,670)	(98,199)
Interest and dividends received	12	287
Interest paid	(43)	(43)
Income taxes paid	(595)	0
Cash paid for exit activity	0	(219)

Net cash provided by operating activities	11,440	9,807

Cash flows from investing activities:
Capital expenditures	(1,737)	(1,166)
Purchases of investments	(10,638)	(41,745)
Sales of investments	20	22,913
Proceeds from the sale of property, plant and equipment	1	20

Net cash used in investing activities	(12,354)	(19,978)

Cash flows from financing activities:
Cash dividends paid	(768)	(768)

Net cash used in financing activities	(768)	(768)

Net decrease in cash and cash equivalents	(1,682)	(10,939)
Cash and cash equivalents at beginning of period	16,037	30,675

Cash and cash equivalents at end of period	$14,355	$19,736

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net income	$4,354	$2,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,161	1,265
Provision for losses on accounts receivable	14	31
Net loss from the disposal of property, plant and equipment	85	39
Realized gain on investments, net	(17)	0
Amortization of premium on investments	62	80
Stock appreciation rights compensation expense (income)	440	(264)
Change in assets and liabilities net of effects from noncash investing and financing activities:
(Increase) decrease in assets:
Accounts receivable	(9)	893
Inventories	2,852	2,715
Other current assets	(229)	(157)
Other assets	(19)	10
Increase (decrease) in liabilities:
Accounts payable, trade and other current liabilities	567	1,037
Income taxes payable	2,399	2,004
Deferred rent	(15)	(408)
Other liabilities	(205)	(354)

Net cash provided by operating activities	$11,440	$9,807

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        The condensed consolidated financial statements of Arden Group, Inc. (Company or Arden) include the accounts of the Company and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. The Company currently operates 17 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson's Markets (Gelson's) which carries both perishable and other grocery products.

        The accompanying condensed consolidated financial statements for the thirteen weeks ended March 30, 2013 and March 31, 2012 have been prepared in accordance with the instructions to Form 10-Q, Article 10 of Regulation S-X and generally accepted accounting principles in the United States (GAAP) for interim financial information. These financial statements have not been audited by an independent registered public accounting firm but include all adjustments which, in the opinion of management of the Company, are necessary for a fair statement of the financial position and the results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to Securities and Exchange Commission (SEC) regulations. Accordingly, the accompanying condensed consolidated financial statements should be read in conjunction with the Company's fiscal 2012 Annual Report on Form 10-K. The results of operations for the thirteen week period ended March 30, 2013 are not necessarily indicative of the results to be expected for the full year ending December 28, 2013.

Revenue Recognition

        The Company recognizes revenue at the time of sale. Revenue is recorded net of sales tax. Discounts given to customers are recorded at the point of sale as a reduction of revenue. The Company maintains a bad debt allowance for receivables from vendors and Gelson's charge card users. Valuation reserves are adjusted periodically based on historical recovery rates. The Company records income from licensing arrangements, subleases, leases and finance charges as they are earned. Income from all licensing arrangements, rental income and finance charges represents less than 1% of sales for all periods presented and, therefore, is not disclosed separately on the Condensed Consolidated Statements of Comprehensive Income.

Cost of Sales

        Cost of sales includes product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Warehouse and transportation costs include receiving costs, internal transfer costs, labor, building rent, utilities, depreciation, repairs and maintenance and fuel for the Company's distribution center. Purchasing costs include both labor and administrative expense associated with the purchase of the Company's products for resale. Advertising costs, net of vendor reimbursements, are expensed as incurred. Occupancy costs consist of rent, common area charges (where applicable), depreciation and utilities related to Gelson's operations. The following table summarizes warehouse, transportation, purchasing, advertising, net of vendor reimbursements, and occupancy costs for the thirteen weeks ended March 30, 2013 and March 31, 2012:

	Thirteen Weeks Ended
(In Thousands)	March 30, 2013	March 31, 2012
Warehouse and transportation	$1,830	$1,744
Purchasing	716	696
Advertising	423	438
Occupancy	5,391	5,183

	$8,360	$8,061

Fair Value Measurements

        The fair value of the Company's financial assets and liabilities which are measured on a recurring basis includes Investments which appear under Assets on the Condensed Consolidated Balance Sheets. As of March 30, 2013 and December 29, 2012, all of the Company's investments were valued using Level 1 inputs as the investment portfolio consists of investment securities that are actively traded in the marketplace. Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.

        The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments. The fair value of the Company's long-term debt closely approximates its carrying value. The Company estimates the fair value of long-term debt based upon the net present value of the future cash flows using those interest rates that are currently available to the Company for the issuance of debt with similar terms and remaining maturities.

Vendor Allowances

        The Company receives a variety of allowances from its vendors whose products are sold in Gelson's stores. Typically, the vendors are paying the Company to promote their products. The promotion may be a temporary price reduction, a feature in a print advertisement or newsletter, placement of the vendor's product in a preferred location in a store or introduction of a new product. The promotions range from approximately two weeks to six months and are recognized as a reduction of cost of sales as they are earned.

        Occasionally, the Company receives allowances in the form of upfront lump-sum payments from vendors. Under the terms of these long-term agreements (which typically extend for several months or years), the Company earns these allowances as it purchases product from the vendor. The upfront payments are recorded as a liability when they are received and are recorded as a reduction of inventory cost as the product is purchased. In the event the Company does not purchase the minimum amount of product specified in the agreement, the upfront payments must be returned on a pro rata basis to the vendor. If the contract does not specify that the rebate is earned as product is purchased, then the upfront payments are recorded as a liability when received and recognized as a reduction of cost of sales on a pro rata basis as the product is sold.

2. Multi-Employer Pension and Health Care Plans

        The Company contributes to several multi-employer union pension and health care plans, administered by various trustees, in accordance with the provisions of various labor contracts. Pension and health care costs are generally based on the number of straight-time hours worked and the contribution rate per hour as stipulated in the Company's various collective bargaining agreements. Union pension and health care plan expense totaled approximately $5,351,000 and $5,155,000 in the first quarter of 2013 and 2012, respectively.

        The Arden Group, Inc. 401(k) Retirement Savings Plan (Plan) covers all non-union employees of the Company and its subsidiaries who have attained the age of 18 and have completed the applicable service requirement. The Plan provides that, with certain limitations, an employee with at least one month of service may elect to contribute up to 100% of such employee's annual compensation to the Plan up to a maximum of $17,500 in 2013 on a tax-deferred basis, in addition to catch up contributions up to a maximum of $5,500 for employees over the age of 50. Employees are eligible to participate in the Company's discretionary contributions beginning on January 1 or July 1 following the completion of one year of service. The Company accrued $142,000 and $96,000 during the first quarter of 2013 and 2012, respectively, for anticipated contributions.

3. Stock Appreciation Rights

        The Company has outstanding stock appreciation rights (SARs) that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A Common Stock (Class A), as determined in accordance with the SARs agreement, on the date of exercise over the grant price. All currently outstanding SARs vest 25% each year beginning at the end of the third year and expire seven years from the date of grant.

        The fair value of each SAR is estimated on the date of grant and, subsequently, at the end of each reporting period using the Black-Scholes option-pricing model which relies on the use of various highly subjective assumptions. The assumptions used in the Black-Scholes option-pricing model for the first quarter ended March 30, 2013 were as follows:

Dividend yield	.89% - .98%
Expected volatility	27.4% - 35.6%
Risk-free interest rate	.3% - .8%
Expected average term (years)	5.29 - 5.45

        SARs compensation expense must be recognized each reporting period for changes in fair value and vesting. During the first quarter of 2013, the Company recognized $440,000 of SARs compensation expense reflecting an increase in the fair value of SARs during the quarter and additional vesting. During the first quarter of 2012, the Company reversed $264,000 of SARs compensation expense recognized in prior periods. SARs compensation expense is recorded in Selling, General and Administrative (SG&A) Expense on the Condensed Consolidated Statements of Comprehensive Income. During the first quarter of 2013, no SARs units were granted, exercised, forfeited or expired. As of March 30, 2013, assuming no forfeitures or change in the SARs fair value, there was approximately $1,346,000 of total unrecognized compensation cost related to SARs which is expected to be recognized over a weighted average period of approximately 3.5 years. As of March 30, 2013, there were 137,500 SARs units outstanding. On November 20, 2012, the Board of Directors approved a $20 antidilution adjustment reducing the exercise price of all outstanding SARs issued prior to November 20, 2012 to account for a special cash dividend declared on the same date.

4. Net Income Per Common Share

        Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is determined by dividing net income by the weighted average number of common and potential common shares outstanding during the period. There were no potential common shares outstanding during the periods presented and, therefore, basic and diluted net income per common share are the same.

5. Store Openings and Closings

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs of approximately $393,000 during fiscal 2012 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Anticipated exit activity costs were recorded on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss from Exit Activity. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's plans to extensively remodel the site and currently anticipates opening a new Gelson's supermarket at that location in late 2013. The development and actual opening of the location, and the costs of remodeling, are subject to normal construction uncertainties and the ability to obtain necessary governmental approvals among other things.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. Gelson's intends to close the Pasadena store on or about July 21, 2013. Gelson's plans to transfer some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. The Company accrued $370,000 in March 2013 for anticipated closing costs to transfer excess product and supplies to other Gelson's locations, to shut down and relocate or dispose of equipment and to maintain the store after the closure until Gelson's vacates the property. These closing costs are included in the Loss from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income. Currently active employees at the Pasadena location will be offered employment at other Gelson's locations.

6. Commitments and Contingent Liabilities

        The Company and its subsidiaries are subject to a myriad of environmental laws, regulations and lease covenants with its landlords regarding air, water and land use, products for sale, and the use, storage and disposal of hazardous materials. The Company believes it substantially complies, and has in the past substantially complied, with applicable federal, state and local environmental laws and regulations and private covenants. The Company cannot, at this time, estimate the expense it ultimately may incur in connection with any current or future violations; however, it believes any such claims will not have a material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        The Company and its subsidiaries are defendants in a number of cases currently in litigation, being vigorously defended, in which the complainants seek monetary damages. As of the date hereof, no estimate of potential liability, if any, is possible. Based upon current information, management, after consultation with legal counsel defending the Company's interests in the cases, believes the ultimate disposition thereof will have no material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. The terms of the lease require Gelson's to extensively remodel the existing store in 2013. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location as well.

7. Recent Accounting Standards

        In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, the amendment requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP. The pronouncement is effective for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 in the first quarter of 2013 had no impact on the Company's consolidated financial statements.

8. Subsequent Events

        On April 19, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share on Class A totaling approximately $768,000 to stockholders of record on March 29, 2013.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, other parts of this report and other Company filings are forward-looking statements. These statements discuss, among other things, future sales, operating results, cash flows and financial condition. Such statements may be identified by such words as "anticipate," "expect," "may," "believe," "could," "estimate," "project," "maybe," "appears," "intend," "plan" and similar words or phrases. Forward-looking statements reflect the Company's current plans and expectations regarding important risk factors and are based on information currently available to us. The Company cautions readers that any forward-looking statements contained in this report or made by the management of the Company involve risks and uncertainties, and are subject to change based on various important factors. In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, "Item 1A. Risk Factors," in the Company's Annual Report on Form 10-K for the year ended December 29, 2012. The risks described in the Company's Annual Report on Form 10-K are not the only risks it faces. Additional risks and uncertainties not currently known to the Company or that it currently deems to be not material could also have an adverse effect on the Company's future sales, operating results, cash flows or financial position. The Company does not undertake any obligation to update forward-looking statements.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management has established accounting policies that they believe are appropriate in order to reflect the accurate reporting of the Company's operating results, financial position and cash flows. The Company applies these accounting policies in a consistent manner. Management bases their estimates on historical experience, current and expected economic conditions and various other factors that management believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about various aspects of the Company's business, including the carrying values of assets and liabilities that are not readily apparent from other sources. The Company reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Future events and their effects cannot be determined with absolute certainty, and therefore actual results may differ from estimates. As discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012, management considers its policies on accounting for inventories and cost of sales, impairment of long-lived assets, insurance reserves, vendor allowances and share-based compensation to be the most critical in the preparation of the Company's financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Overview

        Arden is a holding company which conducts operations through its first and second tier wholly-owned subsidiaries, Arden-Mayfair, Inc. and Gelson's, respectively, as well as owning and managing its own real estate through Mayfair Realty, Inc. which is wholly-owned by the Company and Arden-Mayfair, Inc. As of December 31, 2011, Gelson's operated 18 full-service supermarkets in Southern California. As described below, on February 25, 2012, the Gelson's store in Northridge was closed, reducing the number of supermarkets operated by Gelson's to 17.

        Gelson's caters to those customers who expect superior quality, service and merchandise selection. In addition to the customary supermarket offerings, Gelson's offers specialty items such as imported foods, unusual delicatessen items, prepared foods and organic and natural food products. Gelson's stores include the typical service departments such as meat, seafood, service deli, floral, sushi, cheese and bakery. In addition, some stores offer further services including fresh pizza, coffee bars, self-service hot and cold food cases, gelato bars and carving carts offering cooked meats.

        The Company's management focuses on a number of performance indicators in evaluating financial condition and results of operations. Same store sales, gross profit and labor costs are some of the key factors that management considers. Both sales and gross profit are significantly influenced by competition in our trade area. Gelson's faces competition from regional and national supermarket chains (most of which have greater resources and a larger market share than Gelson's), stores specializing in natural and organic foods, specialty and gourmet markets and grocery departments in mass merchandise and club stores. Weak economic conditions have led to even greater competition in the grocery industry in recent years. As discretionary income has declined, some consumers have reduced their spending and are making more price conscious decisions which has caused us to compete for fewer customer dollars and offer more promotional discounts as our competitors have also done.

        Labor and other related payroll costs are the second largest expense (after product cost) incurred by Gelson's and thus is a financial measure which is closely monitored by management. As of fiscal 2012 year-end, Gelson's had approximately 1,135 full-time and 953 part-time store, warehouse and office employees. The majority of Gelson's employees are members of the United Food & Commercial Workers International Union (UFCW). Gelson's current contract with the UFCW, which expires on March 2, 2014, provided for bonuses in lieu of wage increases within 30 days following ratification in October 2011 and again in March 2013 for employees at certain experience levels. The contract also provided for wage increases for certain classes of employees in March 2012. The agreement that the three major grocery retailers in our trade area—Vons, Ralphs and Albertsons grocery chains (Majors)—reached with the UFCW provides for hourly wage rates based on job classification and experience that, in some cases, are less than those agreed to by Gelson's.

        The Company contributes to multi-employer health care and pension plan trusts on behalf of its employees who are members of the UFCW. All employers who participate in the UFCW multi-employer plans are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plans. The Company's health and welfare contribution rate increased effective the beginning of March 2012 and March 2013 in accordance with the UFCW collective bargaining agreement. As a result, average weekly health and welfare expense increased on each of these dates by approximately $15,000. A one-time surcharge of approximately $136,000 was paid in both March 2012 and March 2013 and an additional surcharge of $272,000 is due in February 2014. With respect to the pension plan, a rate increase became effective October 2012 resulting in an increase in expense of approximately $5,000 per week. The increase in health and welfare and pension costs, as well as the labor cost issue discussed above, has negatively impacted the Company's profitability and will continue to unless the Company is able to continue offsetting the increased expense through a combination of sales growth, increased gross margin, reduced labor hours and cost savings in other areas. In addition, the most recently available certified zone status provided by the pension plan trust indicates that the pension plan was in critical status (less than 65 percent funded) as defined by the Pension Protection Act of 2006 for the year ended March 31, 2011. A rehabilitation plan has been implemented by the plan trustee which includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024. However, if the funded status of the plan deteriorates or if the rehabilitation plan is unsuccessful or if any of the participating employers in the plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company may be required to negotiate with the union for additional contributions in the future.

        The Company's current and prior quarterly results have frequently reflected fluctuations in operating income as a result of adjustments recorded to reflect the change in the fair value of SARs that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A, as determined in accordance with the SARs agreement, on the date of exercise over the grant price. Fluctuations in the market price of the Company's Class A impact the recognition or reversal of SARs compensation expense in the period being reported upon. Since the Company cannot predict future fluctuations in the market price of its stock, it also cannot forecast future SARs compensation expense adjustments and the extent to which operating income will be impacted. Volatility in the stock market makes this difficult to predict.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Other closing costs totaled approximately $393,000 during fiscal 2012. Anticipated exit activity costs were recorded on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss from Exit Activity. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location. Overall such closing costs in the first quarter of 2012 amounted to $1,842,000.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's plans to extensively remodel the site and anticipates opening a new Gelson's supermarket at that location in late 2013. The development and actual opening of the location, and the costs of remodeling, are subject to normal construction uncertainties and the ability to obtain necessary governmental approvals among other things.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. Gelson's intends to close the Pasadena store on or about July 21, 2013. Gelson's plans to transfer some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. The Company accrued $370,000 in March 2013 for anticipated closing costs to transfer excess product and supplies to other Gelson's locations, to shut down and relocate or dispose of equipment and to maintain the store after the closure until Gelson's vacates the property. These closing costs are included in the Loss from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income.

Results of Operations

First Quarter Analysis

        Same store sales from the Company's 17 supermarkets (which excludes the Northridge location which was closed February 25, 2012 and also excludes revenue from licensing arrangements, subleases, leases and finance charges), were $112,613,000 during the first quarter of 2013 compared to $104,527,000 in the first quarter of 2012. The 7.7% increase in sales reflects to some extent a shift in holiday sales, as well as inflation and an increase in the number of transactions in the first quarter of

2013 compared to the same period of the prior year. Sales in the first quarter of 2013 included sales from Easter and Passover which did not occur until the second quarter of 2012.

        The Company's gross profit as a percent of sales was 38.4% in the first quarter of 2013 compared to 38.0% in the same period of 2012. Gross profit as a percent of sales was negatively impacted in the first quarter of 2012 as a result of the closing of the Northridge store and the sale of product at lower retail prices during the related closeout sale. The increase in gross profit as a percent of sales in the first quarter of 2013 is somewhat offset by the continued impact of an aggressive marketing and retail pricing strategy implemented by Gelson's in an effort to retain and increase sales. In calculating gross profit, the Company deducts product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense, excluding the Loss from Exit Activities discussed above, as a percent of sales was 31.6% in the first quarter of 2013 compared to 31.7% in the same period of 2012. The decrease in SG&A expense as a percent of sales is due to an increase in sales without a comparable increase in expense, as well as the closing of the Northridge location which did not operate profitably. The decrease in SG&A expense was partially offset by an increase in the health and welfare and pension contribution rates and the payment of the UFCW bonus of approximately $768,000 in March 2013 as discussed above, as well as an increase in SARs compensation expense. The Company recorded SARs compensation expense of $440,000 in the first quarter of 2013 as the result of an increase in SARs fair value since the beginning of the quarter and additional vesting. In comparison, during the first quarter of 2012, the Company reversed $264,000 of SARs compensation expense recognized in prior periods.

CAPITAL EXPENDITURES/LIQUIDITY

        The Company's current cash position, including short-term investments and net cash provided by operating activities, is the primary source of funds available to meet the Company's capital expenditure and liquidity requirements. The Company's cash position, including short-term investments, at the end of the first quarter of 2013 was $26,681,000. During the thirteen weeks ended March 30, 2013, the Company generated $11,440,000 of cash from operating activities compared to $9,807,000 in the same period of 2012. The increase in cash from operating activities reflects an increase in operating income.

        Cash not required for the immediate needs of the Company is temporarily invested in U.S. Treasuries, certificates of deposit, money market funds, commercial paper, mutual funds and corporate and government securities. The Company is continually investigating opportunities for the use of these funds including new locations and the expansion and remodel of existing stores. In September 2012, Gelson's entered into a lease for a Gelson's supermarket location in Long Beach, California. Gelson's plans to extensively remodel the site and anticipates opening a new supermarket at that location in late 2013. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location as well.

        The Company has an unsecured revolving line of credit facility available for standby letters of credit, funding operations and expansion. The credit agreement provides for borrowings and/or letters of credit up to an aggregate principal amount at any one time of $25,000,000 and expires on June 1, 2014. There were no outstanding borrowings against the revolving line of credit as of March 30, 2013. The Company currently maintains four standby letters of credit aggregating $7,644,000 as of March 30, 2013 in connection with lease and self-insurance requirements.

        The following table sets forth the Company's contractual cash obligations and commercial commitments as of March 30, 2013:

	Contractual Cash Obligations (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
7% Subordinated Income Debentures Due September 2014 Including Interest	$1,357	$86	$1,271	$0	$0
Operating Leases	145,820	11,046	22,045	19,739	92,990
Total Contractual Cash Obligations(1)	$147,177	$11,132	$23,316	$19,739	$92,990

	Other Commercial Commitments (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Standby Letters of Credit(2)	$7,644	$7,644	$0	$0	$0

(1)
Other Contractual Obligations

The Company had the following other contractual cash obligations at March 30, 2013. The Company is unable to include these liabilities in the tabular disclosure of contractual cash obligations as the exact timing and amount of payments are unknown.

  Self-Insurance Reserves

  The Company is primarily self-insured for losses related to general and auto liability claims and for all open years prior to July 1, 2006 for workers' compensation. The Company maintains stop-loss coverage to limit its loss exposure on a per claim basis. Effective July 1, 2006, the Company purchased a fully insured guaranteed cost workers' compensation insurance policy for losses occurring after June 30, 2006. This policy replaced the high deductible program for workers' compensation. Liabilities associated with the risks that are retained by the Company under the high deductible programs are estimated, in part, by considering historical claims experience and regression analysis. Accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. While the ultimate amount of claims incurred is dependent on future developments, in management's opinion recorded reserves are adequate to cover the future payment of claims. The Company's reserve for unpaid and incurred but not reported claims at March 30, 2013 was approximately $1,628,000.

  Property, Plant and Equipment Purchases

  The Company has an ongoing program to remodel existing supermarkets and to add new stores. During the first quarter of 2013, capital expenditures were $1,737,000. As of March 30, 2013, management had authorized future expenditures on incomplete projects for the purchase and remodel of property, plant and equipment which totaled approximately $9,816,000 which includes remodeling expenditures required under our lease agreement for the new store in Long Beach, California, as discussed above.

(2)
Standby Letters of Credit

The Company's letters of credit renew automatically each year unless the issuer notifies the Company otherwise. The amount of each outstanding letter of credit held pursuant to the Company's workers' compensation and general and auto liability insurance programs is adjusted annually based upon the outstanding claim reserves as of the renewal date. Each letter of credit obligation related to insurance will cease when all claims for the particular policy year are closed or the Company negotiates a release. The amount of another letter of credit related to one of the Company's leases is adjusted periodically in accordance with the lease.

          The Company has a stock repurchase program, authorized by the Board of Directors, to purchase shares of its Class A in the open market or in private transactions from time to time. The timing, volume and price of purchases are at the discretion of the management of the Company. There are currently 132,806 shares of Class A authorized for repurchase. No stock was repurchased under this program during the first quarter of 2013.

          On April 19, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share of Class A totaling approximately $768,000 to stockholders of record as of March 29, 2013.

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The Company currently has no outstanding bank debt or fixture financing. If the Company should borrow in the future, the Company could then be exposed to market risk related to interest fluctuations.

          A change in market prices exposes the Company to market risk related to its investments. As of March 30, 2013, all investments were classified as available-for-sale securities and totaled $12,326,000. A hypothetical 10% drop in the market value of these investments would result in a $1,233,000 unrealized loss and a corresponding decrease in the fair value of these instruments. This hypothetical drop would not affect cash flow and would not have an impact on earnings until the Company sold the investments.

          The Company has employed what it believes to be a conservative investment strategy. The Company chooses what it believes are low risk investments with high credit, quality institutions.

ITEM 4.    CONTROLS AND PROCEDURES

          An evaluation was carried out by the Company's Chief Executive Officer and the Chief Financial Officer of the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of March 30, 2013. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that these disclosure controls and procedures were effective.

          Management, with the participation of the Chief Executive Officer and the Chief Financial Officer of the Company, has evaluated any changes in the Company's internal control over financial reporting that occurred during the most recent fiscal quarter. Based on that evaluation, management, the Chief Executive Officer and the Chief Financial Officer of the Company have concluded that there has been no change in the Company's internal control over financial reporting during the Company's fiscal quarter ended March 30, 2013 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

 PART II. OTHER INFORMATION

ITEM 1A.    RISK FACTORS

          There have been no material changes in our risk factors from those disclosed in our 2012 Annual Report on Form 10-K.

ITEM 6.    EXHIBITS

31.1		Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2		Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1		Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2		Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	*	XBRL Instance
101.SCH	*	XBRL Taxonomy Extension Schema
101.CAL	*	XBRL Taxonomy Extension Calculation
101.DEF	*	XBRL Taxonomy Extension Definition
101.LAB	*	XBRL Taxonomy Extension Labels
101.PRE	*	XBRL Taxonomy Extension Presentation

*
XBRL information is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEN GROUP, INC. Registrant
Date: May 8, 2013	/s/ LAURA J. NEUMANN Laura J. Neumann Chief Financial Officer (Authorized Signatory)

 EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bernard Briskin, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 8, 2013	/s/ BERNARD BRISKIN
	Signature:	Bernard Briskin
	Title:	Chief Executive Officer

 EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Laura J. Neumann, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 8, 2013	/s/ LAURA J. NEUMANN
	Signature:	Laura J. Neumann
	Title:	Chief Financial Officer

 EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Bernard Briskin, Chief Executive Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended March 30, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ BERNARD BRISKIN
Name:	Bernard Briskin
Title:	Chief Executive Officer
Date:	May 8, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

 EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Laura J. Neumann, Chief Financial Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended March 30, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LAURA J. NEUMANN
Name:	Laura J. Neumann
Title:	Chief Financial Officer
Date:	May 8, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

ANNEX G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 29, 2013
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-9904

ARDEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3163136 (I.R.S. Employer Identification No.)

2020 South Central Avenue, Compton, California 90220
(Address of principal executive offices including zip code)

Registrant's telephone number, including area code (310) 638-2842

No Change
Former name, former address and former fiscal year, if changed since last report.

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

         The number of shares outstanding of the registrant's class of common stock as of August 2, 2013 was:

3,071,000 shares of Class A Common Stock

PART I. FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Thousands, Except Share and Per Share Data)	June 29, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$10,926	$16,037
Investments	15,548	1,759
Accounts receivable, net of allowance for doubtful accounts, of $185 and $187 as of June 29, 2013 and December 29, 2012, respectively	4,192	4,882
Income taxes receivable	1,898	0
Inventories, net	15,860	19,689
Deferred income taxes	1,369	1,364
Other current assets	2,336	3,581

Total current assets	52,129	47,312
Property, plant and equipment, net	40,693	38,074
Deferred income taxes	1,761	1,761
Other assets	2,896	2,900

Total assets	$97,479	$90,047

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$14,962	$16,335
Income taxes payable	0	481
Other current liabilities	17,537	16,162

Total current liabilities	32,499	32,978
Long-term debt	1,228	1,228
Deferred rent	5,640	5,527
Other liabilities	4,260	4,120

Total liabilities	43,627	43,853

Commitments and contingent liabilities (Note 6)
Stockholders' equity:
Common Stock, Class A, $0.25 par value; authorized 10,000,000 shares; 3,071,000 shares issued and outstanding as of June 29, 2013 and December 29, 2012, respectively, excluding 1,357,200 treasury shares	1,107	1,107
Capital surplus	5,271	5,271
Unrealized gain (loss) on investments, net of tax	(5)	1
Retained earnings	51,232	43,568

	57,605	49,947
Treasury stock, 1,357,200 shares at cost	(3,753)	(3,753)

Total stockholders' equity	53,852	46,194

Total liabilities and stockholders' equity	$97,479	$90,047

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME

(UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In Thousands, Except Share and Per Share Data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sales	$111,031	$107,699	$224,686	$214,926
Cost of sales	68,761	66,772	138,767	133,218

Gross profit	42,270	40,927	85,919	81,708
Selling, general and administrative expenses	34,285	32,627	70,221	66,669
Loss (gain) from exit activity	(200)	64	170	1,906

Operating income	8,185	8,236	15,528	13,133
Interest and dividend income	14	46	24	91
Interest expense	(21)	(21)	(43)	(43)
Other income (expense), net	0	0	17	0

Income before income taxes	8,178	8,261	15,526	13,181
Income tax provision	3,332	3,366	6,326	5,370

Net income	$4,846	$4,895	$9,200	$7,811

Other comprehensive gain (loss), net of tax:
Net unrealized holding gain (loss) from available-for-sale securities, net of income tax expense (benefit) of $2 and ($5) for 2013 and ($3) and ($2) for 2012, respectively	5	(5)	(6)	(3)

Comprehensive income	$4,851	$4,890	$9,194	$7,808

Basic and diluted net income per common share	$1.58	$1.59	$3.00	$2.54
Basic and diluted weighted average common shares outstanding	3,071,000	3,071,000	3,071,000	3,071,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Twenty-Six Weeks Ended
(In Thousands)	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Cash received from customers	$225,418	$215,636
Cash paid to suppliers and employees	(201,291)	(194,550)
Interest and dividends received	80	229
Interest paid	(43)	(43)
Income taxes paid	(8,705)	(3,914)
Cash paid for exit activity	(130)	(2,240)

Net cash provided by operating activities	15,329	15,118

Cash flows from investing activities:
Capital expenditures	(5,115)	(1,792)
Purchases of investments	(15,639)	(81,981)
Sales of investments	1,745	51,902
Proceeds from the sale of property, plant and equipment	105	20

Net cash used in investing activities	(18,904)	(31,851)

Cash flows from financing activities:
Cash dividends paid	(1,536)	(1,536)

Net cash used in financing activities	(1,536)	(1,536)

Net decrease in cash and cash equivalents	(5,111)	(18,269)
Cash and cash equivalents at beginning of period	16,037	30,675

Cash and cash equivalents at end of period	$10,926	$12,406

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(UNAUDITED)

	Twenty-Six Weeks Ended
(In Thousands)	June 29, 2013	June 30, 2012
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net income	$9,200	$7,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,322	2,523
Provision for losses on accounts receivable	14	22
Net loss from the disposal of property, plant and equipment	69	131
Realized gain on investments, net	(17)	0
Amortization of premium on investments	123	155
Stock appreciation rights compensation expense (income)	1,110	(434)
Change in assets and liabilities net of effects from noncash investing and financing activities:
(Increase) decrease in assets:
Accounts receivable	676	683
Inventories	3,829	3,467
Other current assets	1,245	663
Other assets	(8)	13
Increase (decrease) in liabilities:
Accounts payable, trade and other current liabilities	(743)	(10)
Income taxes payable	(2,379)	1,456
Deferred rent	113	(494)
Other liabilities	(225)	(868)

Net cash provided by operating activities	$15,329	$15,118

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The condensed consolidated financial statements of Arden Group, Inc. (Company or Arden) include the accounts of the Company and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. The Company currently operates 16 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson's Markets (Gelson's) which carries both perishable and other grocery products.

        The accompanying condensed consolidated financial statements for the thirteen and twenty-six weeks ended June 29, 2013 and June 30, 2012 have been prepared in accordance with the instructions to Form 10-Q, Article 10 of Regulation S-X and generally accepted accounting principles in the United States (GAAP) for interim financial information. These financial statements have not been audited by an independent registered public accounting firm but include all adjustments which, in the opinion of management of the Company, are necessary for a fair statement of the financial position and the results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to Securities and Exchange Commission (SEC) regulations. Accordingly, the accompanying condensed consolidated financial statements should be read in conjunction with the Company's fiscal 2012 Annual Report on Form 10-K. The results of operations for the twenty-six week period ended June 29, 2013 are not necessarily indicative of the results to be expected for the full year ending December 28, 2013.

  Revenue Recognition

        The Company recognizes revenue at the time of sale. Revenue is recorded net of sales tax. Discounts given to customers are recorded at the point of sale as a reduction of revenue. The Company maintains a bad debt allowance for receivables from vendors and Gelson's charge card users. Valuation reserves are adjusted periodically based on historical recovery rates. The Company records income from licensing arrangements, subleases, leases and finance charges as they are earned. Income from all licensing arrangements, rental income and finance charges represents less than 1% of sales for all periods presented and, therefore, is not disclosed separately on the Condensed Consolidated Statements of Comprehensive Income.

  Cost of Sales

        Cost of sales includes product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Warehouse and transportation costs include receiving costs, internal transfer costs, labor, building rent, utilities, depreciation, repairs and maintenance and fuel for the Company's distribution center. Purchasing costs include both labor and administrative expense associated with the purchase of the Company's products for resale. Advertising costs, net of vendor reimbursements, are expensed as incurred. Occupancy costs consist of rent, common area charges (where applicable), depreciation and utilities related to Gelson's operations. The following table summarizes warehouse, transportation, purchasing, advertising, net of vendor reimbursements, and occupancy costs for the thirteen and twenty-six weeks ended June 29, 2013 and June 30, 2012:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Warehouse and Transportation	$1,866	$1,708	$3,696	$3,452
Purchasing	741	692	1,457	1,388
Advertising	340	548	763	986
Occupancy	5,600	5,418	10,991	10,601

	$8,547	$8,366	$16,907	$16,427

  Fair Value Measurements

        The fair value of the Company's financial assets and liabilities which are measured on a recurring basis includes Investments which appear under Assets on the Condensed Consolidated Balance Sheets. As of June 29, 2013 and December 29, 2012, all of the Company's investments were valued using Level 1 inputs as the investment portfolio consists of investment securities that are actively traded in the marketplace. Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.

        The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments. The fair value of the Company's long-term debt closely approximates its carrying value. The Company estimates the fair value of long-term debt based upon the net present value of the future cash flows using those interest rates that are currently available to the Company for the issuance of debt with similar terms and remaining maturities.

  Vendor Allowances

        The Company receives a variety of allowances from its vendors whose products are sold in Gelson's stores. Typically, the vendors are paying the Company to promote their products. The promotion may be a temporary price reduction, a feature in a print advertisement or newsletter, placement of the vendor's product in a preferred location in a store or introduction of a new product. The promotions range from approximately two weeks to six months and are recognized as a reduction of cost of sales as they are earned.

        Occasionally, the Company receives allowances in the form of upfront lump-sum payments from vendors. Under the terms of these long-term agreements (which typically extend for several months or years), the Company earns these allowances as it purchases product from the vendor. The upfront payments are recorded as a liability when they are received and are recorded as a reduction of inventory cost as the product is purchased. In the event the Company does not purchase the minimum amount of product specified in the agreement, the upfront payments must be returned on a pro rata basis to the vendor. If the contract does not specify that the rebate is earned as product is purchased, then the upfront payments are recorded as a liability when received and recognized as a reduction of cost of sales on a pro rata basis as the product is sold.

2. Multi-Employer Pension and Health Care Plans

        The Company contributes to several multi-employer union pension and health care plans, administered by various trustees, in accordance with the provisions of various labor contracts. Pension and health care costs are generally based on the number of straight-time hours worked and the contribution rate per hour as stipulated in the Company's various collective bargaining agreements. Union pension and health care plan expense totaled approximately $5,325,000 and $5,111,000 in the second quarter of 2013 and 2012, respectively. Contributions were approximately $10,676,000 for the first half of 2013 compared to $10,266,000 in the same period of the prior year.

        The Arden Group, Inc. 401(k) Plan (Plan) covers all non-union employees of the Company and its subsidiaries who have attained the age of 18 and have completed the applicable service requirement. The Plan provides that, with certain limitations, an employee with at least one month of service may elect to contribute up to 100% of such employee's annual compensation to the Plan up to a maximum of $17,500 in 2013 on a tax-deferred basis, in addition to catch up contributions up to a maximum of $5,500 for employees over the age of 50. Employees are eligible to participate in the Company's discretionary contributions beginning on January 1 or July 1 following the completion of one year of service. The Company accrued $132,000 and $90,000 during the second quarter of 2013 and 2012, respectively, for anticipated contributions. The Company accrued $273,000 and $186,000 during the first half of 2013 and 2012, respectively.

3. Stock Appreciation Rights

        The Company has outstanding stock appreciation rights (SARs) that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A Common Stock (Class A), as determined in accordance with the SARs agreement, on the date of exercise over the grant price. All currently outstanding SARs vest 25% each year beginning at the end of the third year and expire seven years from the date of grant.

        The fair value of each SAR is estimated on the date of grant and, subsequently, at the end of each reporting period using the Black-Scholes option-pricing model which relies on the use of various highly subjective assumptions. The assumptions used in the Black-Scholes option-pricing model for the second quarter ended June 29, 2013 were as follows:

Dividend yield	.85% - .92%
Expected volatility	26.5% - 34.7%
Risk-free interest rate	.3% - 1.4%
Expected average term (years)	5.29 - 5.45

        SARs compensation expense must be recognized each reporting period for changes in fair value and vesting. During the second quarter of 2013, the Company recognized $670,000 of SARs compensation expense reflecting an increase in the fair value of SARs during the quarter and additional vesting. During the second quarter of 2012, the Company reversed $170,000 of SARs compensation expense recognized in prior periods. On a year-to-date basis, the Company recognized SARs compensation expense of $1,110,000 for the first half of 2013 compared to the reversal of SARs compensation expense of $434,000 during the first half of the prior year. SARs compensation expense is recorded in Selling, General and Administrative (SG&A) Expense on the Condensed Consolidated Statements of Comprehensive Income. During the second quarter of 2013, 875 SARs units were exercised with an intrinsic value of approximately $8,181. Intrinsic value represents the amount by which the fair value of SARs on the date of exercise exceeds the base price. There were no SARs units granted, forfeited or expired during the second quarter of 2013. As of June 29, 2013, assuming no forfeitures or change in the SARs fair value, there was approximately $1,468,000 of total unrecognized compensation cost related to SARs which is expected to be recognized over a weighted average period of approximately 3.2 years. As of June 29, 2013, there were 136,625 SARs units outstanding.

 4. Net Income Per Common Share

        Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is determined by dividing net income by the weighted average number of common and potential common shares outstanding during the period. There were no potential common shares outstanding during the periods presented and, therefore, basic and diluted net income per common share are the same.

5. Store Openings and Closings

        In September 2012, Gelson's entered into a lease for a supermarket location in the marina area of Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's is in the process of extensively remodeling the site and currently anticipates opening a new Gelson's supermarket at that location in late 2013. The development and actual opening of the location, and the costs of remodeling, are subject to normal construction uncertainties and the ability to obtain necessary governmental approvals among other things.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs of approximately $393,000 during fiscal 2012 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Anticipated exit activity costs were recorded on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss (Gain) from Exit Activity during 2012. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. The store was closed on June 15, 2013, and Gelson's rent and all other obligations under the lease agreement ended July 21, 2013. Gelson's transferred some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. Gelson's has recorded closing costs of approximately $170,000 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or dispose of equipment and to maintain the store until Gelson's was released from its lease obligation. These closing costs are included in the Loss (Gain) from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income. Active employees at the time of closure of the Pasadena store were offered employment at other Gelson's locations.

6. Commitments and Contingent Liabilities

        The Company and its subsidiaries are subject to a myriad of environmental laws, regulations and lease covenants with its landlords regarding air, water and land use, products for sale, and the use, storage and disposal of hazardous materials. The Company believes it substantially complies, and has in the past substantially complied, with applicable federal, state and local environmental laws and regulations and private covenants. The Company cannot, at this time, estimate the expense it ultimately may incur in connection with any current or future violations; however, it believes any such claims will not have a material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        The Company and its subsidiaries are defendants in a number of cases currently in litigation, being vigorously defended, in which the complainants seek monetary damages. As of the date hereof, no estimate of potential liability, if any, is possible. Based upon current information, management, after consultation with legal counsel defending the Company's interests in the cases, believes the ultimate disposition thereof will have no material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. The terms of the lease require Gelson's to extensively remodel the existing store in 2013. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location.

7. Recent Accounting Standards

        In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, the amendment requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP. The pronouncement was effective for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 in the first quarter of 2013 had no impact on the Company's consolidated financial statements.

8. Subsequent Events

        On July 19, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share on Class A totaling approximately $768,000 to stockholders of record on June 28, 2013.

        On July 15, 2013, the Company announced that its Board of Directors had initiated a process to explore and evaluate strategic alternatives, which may include a possible sale of the Company. The Company has retained Moelis & Company as its exclusive financial advisor to assist the Company in connection with the strategic review process. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no defined timeline for this strategic review. There can be no assurance that the review of strategic alternatives will result in the consummation of any transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Company's Board of Directors has determined that further disclosure is appropriate or required.

        In connection with the decision to explore strategic alternatives, the Board of Directors adopted the Arden Group, Inc. Change in Control Protection Plan (CIC Plan) to ensure a smooth transition in the event a qualifying change in control is consummated (Change in Control). Under the CIC Plan, certain employees of Arden and Gelson's are eligible to receive various retention and/or severance benefits upon or after a Change in Control. Employees eligible to participate in the CIC Plan must enter into a letter agreement with the Company that sets forth the terms, conditions and amount of the participant's CIC Plan benefits. Subject to the terms and conditions of the CIC Plan, upon a Change in Control, a participant under the CIC Plan who remains employed through the date of the Change in Control or who is terminated without cause or resigns for good reason prior thereto would be eligible to receive retention payments and, for one year thereafter if terminated without cause, would receive specified severance benefits. The Company's obligation to provide each of the retention and/or severance benefits under the CIC Plan is conditioned upon the participant providing a general release of claims and complying with certain nondisclosure covenants.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, other parts of this report and other Company filings are forward-looking statements. These statements discuss, among other things, future sales, operating results, cash flows and financial condition. Such statements may be identified by such words as "anticipate," "expect," "may," "believe," "could," "estimate," "project," "maybe," "appears," "intend," "plan" and similar words or phrases. Forward-looking statements reflect the Company's current plans and expectations regarding important risk factors and are based on information currently available to us. The Company cautions readers that any forward-looking statements contained in this report or made by the management of the Company involve risks and uncertainties, and are subject to change based on various important factors. In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, "Item 1A. Risk Factors," in the Company's Annual Report on Form 10-K for the year ended December 29, 2012. The risks described in the Company's Annual Report on Form 10-K are not the only risks it faces. Additional risks and uncertainties not currently known to the Company or that it currently deems to be not material could also have an adverse effect on the Company's future sales, operating results, cash flows or financial position. The Company does not undertake any obligation to update forward-looking statements.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management has established accounting policies that they believe are appropriate in order to reflect the accurate reporting of the Company's operating results, financial position and cash flows. The Company applies these accounting policies in a consistent manner. Management bases their estimates on historical experience, current and expected economic conditions and various other factors that management believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about various aspects of the Company's business, including the carrying values of assets and liabilities that are not readily apparent from other sources. The Company reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Future events and their effects cannot be determined with absolute certainty, and therefore actual results may differ from estimates. As discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012, management considers its policies on accounting for inventories and cost of sales, impairment of long-lived assets, insurance reserves, vendor allowances and share-based compensation to be the most critical in the preparation of the Company's financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Overview

        Arden is a holding company which conducts operations through its first and second tier wholly-owned subsidiaries, Arden-Mayfair, Inc. and Gelson's, respectively, as well as owning and managing its own real estate through Mayfair Realty, Inc. which is wholly-owned by the Company and Arden-Mayfair, Inc. As of December 31, 2011, Gelson's operated 18 full-service supermarkets in Southern California. As described below, on February 25, 2012 and June 15, 2013, the Gelson's stores in Northridge and Pasadena, respectively, were closed, reducing the number of supermarkets operated by

Gelson's to 16. The Company is currently remodeling a site in Long Beach which it currently anticipates opening in late 2013 which will increase store count to 17.

        Gelson's caters to those customers who expect superior quality, service and merchandise selection. In addition to the customary supermarket offerings, Gelson's offers specialty items such as imported foods, unusual delicatessen items, prepared foods and organic and natural food products. Gelson's stores include the typical service departments such as meat, seafood, service deli, floral, sushi, cheese and bakery. In addition, some stores offer further services including fresh pizza, coffee bars, self-service hot and cold food cases, gelato bars and carving carts offering cooked meats.

        The Company's management focuses on a number of performance indicators in evaluating financial condition and results of operations. Same store sales, transaction count, gross profit and labor costs are some of the key factors that management considers. Both sales and gross profit are significantly influenced by competition in our trade area. Gelson's faces competition from regional and national supermarket chains (most of which have greater resources and a larger market share than Gelson's), stores specializing in natural and organic foods, specialty and gourmet markets and grocery departments in mass merchandise and club stores. Weak economic conditions have led to an even more competitive market in the grocery industry in recent years. As discretionary income declined, some consumers have reduced their spending and are making more price conscious decisions which has caused us to compete for fewer customer dollars and offer more promotional discounts as our competitors have also done.

        Labor and other related payroll costs are the second largest expense (after product cost) incurred by Gelson's and thus is a financial measure which is closely monitored by management. As of fiscal 2012 year-end, Gelson's had approximately 1,135 full-time and 953 part-time store, warehouse and office employees. The majority of Gelson's employees are members of the United Food & Commercial Workers International Union (UFCW). Gelson's current contract with the UFCW, which expires on March 2, 2014, provided for bonuses in lieu of wage increases within 30 days following ratification in October 2011 and again in March 2013 for employees at certain experience levels. The contract also provided for wage increases for certain classes of employees in March 2012. The agreement that the three major grocery retailers in our trade area—Vons, Ralphs and Albertsons grocery chains (Majors)—reached with the UFCW provides for hourly wage rates based on job classification and experience that, in some cases, are less than those agreed to by Gelson's.

        The Company contributes to multi-employer health care and pension plan trusts on behalf of its employees who are members of the UFCW. All employers who participate in the UFCW multi-employer plans are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plans. The Company's health and welfare contribution rate increased effective the beginning of March 2012 and March 2013 in accordance with the UFCW collective bargaining agreement. As a result, average weekly health and welfare expense increased on each of these dates by approximately $15,000. A one-time surcharge of approximately $136,000 was paid in both March 2012 and March 2013 and an additional surcharge of $272,000 is due in February 2014. With respect to the pension plan, a rate increase became effective October 2012 resulting in an increase in expense of approximately $5,000 per week. A similar increase in pension contribution rates is scheduled effective October 2013. The increase in health and welfare and pension costs, as well as the labor cost issue discussed above, has negatively impacted the Company's profitability and will continue to unless the Company is able to continue offsetting the increased expense through a combination of sales growth, increased gross margin, reduced labor hours and cost savings in other areas. In addition, the most recently available certified zone status provided by the pension plan trust indicates that the pension plan was in critical status (less than 65 percent funded) as defined by the Pension Protection Act of 2006 for the year ended March 31, 2011. A rehabilitation plan has been implemented by the plan trustee which includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024.

However, if the funded status of the plan deteriorates or if the rehabilitation plan is unsuccessful or if any of the participating employers in the plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company may be required to negotiate with the union for additional contributions in the future.

        The Company's current and prior quarterly results have frequently reflected fluctuations in operating income as a result of adjustments recorded to reflect the change in the fair value of SARs that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A, as determined in accordance with the SARs agreement, on the date of exercise over the grant price. Fluctuations in the market price of the Company's Class A impact the recognition or reversal of SARs compensation expense in the period being reported upon. Since the Company cannot predict future fluctuations in the market price of its stock, it also cannot forecast future SARs compensation expense adjustments and the extent to which operating income will be impacted. Volatility in the stock market makes this difficult to predict.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Other closing costs totaled approximately $393,000 during fiscal 2012. Anticipated exit activity costs were recorded on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss (Gain) from Exit Activity during 2012. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location. Overall such closing costs in the first half of 2012 amounted to $1,906,000.

        In September 2012, Gelson's entered into a lease for a supermarket location in the marina area of Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's is in the process of extensively remodeling the site and currently anticipates opening a new Gelson's supermarket at that location in late 2013. The development and actual opening of the location, and the costs of remodeling, are subject to normal construction uncertainties and the ability to obtain necessary governmental approvals among other things.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. The store was closed on June 15, 2013 and Gelson's rent and all other obligations under the lease agreement ended July 21, 2013. Gelson's transferred some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. Gelson's has recorded closing costs of approximately $170,000 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or dispose of equipment and to maintain the store until Gelson's was released from its lease obligation. These closing costs are included in the Loss (Gain) from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income. Active employees at the time of closure of the Pasadena store were offered employment at other Gelson's locations.

        On July 15, 2013, the Company announced that its Board of Directors had initiated a process to explore and evaluate strategic alternatives, which may include a possible sale of the Company. The Company has retained Moelis & Company as its exclusive financial advisor to assist the Company in connection with the strategic review process. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no defined timeline for this strategic review. There can be no assurance that the review of strategic alternatives will result in the consummation of any transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Company's Board of Directors has determined that further disclosure is appropriate or required.

        In connection with the decision to explore strategic alternatives, the Board of Directors adopted the Arden Group, Inc. Change in Control Protection Plan (CIC Plan) to ensure a smooth transition in the event a qualifying change in control is consummated (Change in Control). Under the CIC Plan, certain employees of Arden and Gelson's are eligible to receive various retention and/or severance benefits upon or after a Change in Control. Employees eligible to participate in the CIC Plan must enter into a letter agreement with the Company that sets forth the terms, conditions and amount of the participant's CIC Plan benefits. Subject to the terms and conditions of the CIC Plan, upon a Change in Control, a participant under the CIC Plan who remains employed through the date of the Change in Control or who is terminated without cause or resigns for good reason prior thereto would be eligible to receive retention payments and, for one year thereafter if terminated without cause, would receive specified severance benefits. The Company's obligation to provide each of the retention and/or severance benefits under the CIC Plan is conditioned upon the participant providing a general release of claims and complying with certain nondisclosure covenants.

Results of Operations

Second Quarter Analysis

        Same store sales from the Company's 16 supermarkets (excluding the Pasadena location which was closed June 15, 2013), were $107,994,000 during the second quarter of 2013 compared to $104,207,000 in the second quarter of 2012. The 3.6% increase in same store sales is due to an increase in the number of transactions in the second quarter of 2013 compared to the same period of the prior year, as well as inflation. Same store sales in the second quarter of 2013 when compared to the same period of 2012 were negatively impacted by the occurrence of Easter and Passover sales in the second quarter of the prior year versus the first quarter of 2013.

        The Company's gross profit as a percent of sales was 38.1% in the second quarter of 2013 compared to 38.0% in the same period of 2012. In calculating gross profit, the Company deducts product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense, excluding the Loss (Gain) from Exit Activities discussed above, as a percent of sales was 30.8% in the second quarter of 2013 compared to 30.3% in the same period of 2012. The increase in SG&A expense as a percent of sales is primarily due to an increase in SARs compensation expense in the second quarter of 2013 compared to the same period of the prior year. The Company recorded SARs compensation expense of approximately $670,000 in the second quarter of 2013 as the result of an increase in SARs fair value since the beginning of the quarter and additional vesting. In comparison, during the second quarter of 2012, the Company reversed approximately $170,000 of SARs compensation expense recognized in prior periods. SG&A expense in the second quarter of 2013 was also negatively impacted by an increase in UFCW health and welfare and pension contribution rates as discussed above. The increase in SG&A expense as a percent of sales was partially offset by an increase in sales without a comparable increase in expense as some costs do not increase at the same rate as sales.

Year-To-Date Analysis

        Same store sales from the Company's 16 supermarkets (excluding the Northridge and Pasadena locations which were closed February 25, 2012 and June 15, 2013, respectively), were $218,050,000 during the first half of 2013. This represents an increase of 5.7% from the same period of the prior year, when sales were $206,294,000. The increase in sales is due to an increase in the number of transactions in the first half of 2013 compared to the same period of the prior year, as well as inflation.

        The Company's gross profit as a percent of sales was 38.2% in the first half of 2013 compared to 38.0% in the same period of 2012. In calculating gross profit, the Company deducts product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense, excluding the Loss (Gain) from Exit Activity discussed above, as a percent of sales was 31.3% in the first half of 2013 compared to 31.0% in the same period of 2012. The increase in SG&A expense as a percent of sales is primarily due to an increase in SARs compensation expense in the first half of 2013 compared to the same period of the prior year. The Company recorded SARs compensation expense of approximately $1,110,000 in the first half of 2013 as the result of an increase in SARs fair value since the beginning of the year and additional vesting. In comparison, during the first half of 2012, the Company reversed approximately $434,000 of SARs compensation expense recognized in prior periods. SG&A expense in the first half of 2013 was also negatively impacted by an increase in UFCW health and welfare and pension contribution rates as discussed above. The increase in SG&A expense as a percent of sales was partially offset by an increase in sales without a comparable increase in expense as some costs do not increase at the same rate as sales.

CAPITAL EXPENDITURES/LIQUIDITY

        The Company's current cash position, including short-term investments and net cash provided by operating activities, is the primary source of funds available to meet the Company's capital expenditure and liquidity requirements. The Company's cash position, including short-term investments, at the end of the second quarter of 2013 was $26,474,000. During the twenty-six weeks ended June 29, 2013, the Company generated $15,329,000 of cash from operating activities compared to $15,118,000 in the same period of 2012.

        Cash not required for the immediate needs of the Company is temporarily invested in U.S. Treasuries, certificates of deposit, money market funds, commercial paper, mutual funds and corporate and government securities. The Company is continually investigating opportunities for the use of these funds including new locations and the expansion and remodel of existing stores. In September 2012, Gelson's entered into a lease for a Gelson's supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. Gelson's is in the process of extensively remodeling the site and anticipates opening a new supermarket at that location in late 2013. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location.

        The Company has an unsecured revolving line of credit facility available for standby letters of credit, funding operations and expansion. The credit agreement provides for borrowings and/or letters of credit up to an aggregate principal amount at any one time of $25,000,000 and expires on June 1, 2014. There were no outstanding borrowings against the revolving line of credit as of June 29, 2013. The Company currently maintains four standby letters of credit aggregating $7,644,000 as of June 29, 2013 in connection with lease and self-insurance requirements.

        The following table sets forth the Company's contractual cash obligations and commercial commitments as of June 29, 2013:

	Contractual Cash Obligations (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
7% Subordinated Income Debentures Due September 2014 Including Interest	$1,357	$86	$1,271	$0	$0
Operating Leases	143,895	11,299	21,911	19,752	90,933

Total Contractual Cash Obligations(1)	$145,252	$11,385	$23,182	$19,752	$90,933

	Other Commercial Commitments (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Standby Letters of Credit(2)	$7,644	$7,644	$0	$0	$0

(1)
Other Contractual Obligations

The Company had the following other contractual cash obligations at June 29, 2013. The Company is unable to include these liabilities in the tabular disclosure of contractual cash obligations as the exact timing and amount of payments are unknown.

  Self-Insurance Reserves

  The Company is primarily self-insured for losses related to general and auto liability claims and for all open years prior to July 1, 2006 for workers' compensation. The Company maintains stop-loss coverage to limit its loss exposure on a per claim basis. Effective July 1, 2006, the Company purchased a fully insured guaranteed cost workers' compensation insurance policy for losses occurring after June 30, 2006. This policy replaced the high deductible program for workers' compensation. Liabilities associated with the risks that are retained by the Company under the high deductible programs are estimated, in part, by considering historical claims experience and regression analysis. Accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. While the ultimate amount of claims incurred is dependent on future developments, in management's opinion recorded reserves are adequate to cover the future payment of claims. The Company's reserve for unpaid and incurred but not reported claims at June 29, 2013 was approximately $1,639,000.

  Property, Plant and Equipment Purchases

  The Company has an ongoing program to remodel existing supermarkets and to add new stores. During the first half of 2013, capital expenditures were $5,115,000. As of June 29, 2013, management had authorized future expenditures on incomplete projects for the purchase and remodel of property, plant and equipment which totaled approximately $10,549,000 which includes remodeling expenditures required under our lease agreement for the new store in Long Beach, California, as discussed above.

(2)
Standby Letters of Credit

The Company's letters of credit renew automatically each year unless the issuer notifies the Company otherwise. The amount of each outstanding letter of credit held pursuant to the Company's workers' compensation and general and auto liability insurance programs is adjusted annually based upon the outstanding claim reserves as of the renewal date. Each letter of credit obligation related to insurance will cease when all claims for the particular policy year are closed or the Company negotiates a release. The amount of another letter of credit related to one of the Company's leases is adjusted periodically in accordance with the lease.

          The Company has a stock repurchase program, authorized by the Board of Directors, to purchase shares of its Class A in the open market or in private transactions from time to time. The timing, volume and price of purchases are at the discretion of the management of the Company. There are currently 132,806 shares of Class A authorized for repurchase. No stock was repurchased under this program during the second quarter of 2013.

          On July 19, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share of Class A totaling approximately $768,000 to stockholders of record as of June 28, 2013.

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The Company currently has no outstanding bank debt or fixture financing. If the Company should borrow in the future, the Company could then be exposed to market risk related to interest fluctuations.

          A change in market prices exposes the Company to market risk related to its investments. As of June 29, 2013, all investments were classified as available-for-sale securities and totaled $15,548,000. A hypothetical 10% drop in the market value of these investments would result in a $1,555,000 unrealized loss and a corresponding decrease in the fair value of these instruments. This hypothetical drop would not affect cash flow and would not have an impact on earnings until the Company sold the investments.

          The Company has employed what it believes to be a conservative investment strategy. The Company chooses what it believes are low risk investments with high credit, quality institutions.

ITEM 4.    CONTROLS AND PROCEDURES

          An evaluation was carried out by the Company's Chief Executive Officer and the Chief Financial Officer of the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of June 29, 2013. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that these disclosure controls and procedures were effective.

          Management, with the participation of the Chief Executive Officer and the Chief Financial Officer of the Company, has evaluated any changes in the Company's internal control over financial reporting that occurred during the most recent fiscal quarter. Based on that evaluation, management, the Chief Executive Officer and the Chief Financial Officer of the Company have concluded that there has been no change in the Company's internal control over financial reporting during the Company's fiscal quarter ended June 29, 2013 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1A.    RISK FACTORS

        There have been no material changes in our risk factors from those disclosed in our 2012 Annual Report on Form 10-K.

ITEM 6.    EXHIBITS

31.1		Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2		Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1		Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2		Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	*	XBRL Instance
101.SCH	*	XBRL Taxonomy Extension Schema
101.CAL	*	XBRL Taxonomy Extension Calculation
101.DEF	*	XBRL Taxonomy Extension Definition
101.LAB	*	XBRL Taxonomy Extension Labels
101.PRE	*	XBRL Taxonomy Extension Presentation

*
XBRL information is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEN GROUP, INC. Registrant
Date: August 8, 2013	/s/ LAURA J. NEUMANN Laura J. Neumann Chief Financial Officer (Authorized Signatory)

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bernard Briskin, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 8, 2013	/s/ BERNARD BRISKIN
	Signature:	Bernard Briskin
	Title:	Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Laura J. Neumann, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 8, 2013	/s/ LAURA J. NEUMANN
	Signature:	Laura J. Neumann
	Title:	Chief Financial Officer

 EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Bernard Briskin, Chief Executive Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended June 29, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ BERNARD BRISKIN
Name:	Bernard Briskin
Title:	Chief Executive Officer
Date:	August 8, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

 EXHIBIT 32.2

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Laura J. Neumann, Chief Financial Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended June 29, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LAURA J. NEUMANN
Name:	Laura J. Neumann
Title:	Chief Financial Officer
Date:	August 8, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

ANNEX H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 28, 2013
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 0-9904

ARDEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3163136 (I.R.S. Employer Identification No.)

2020 South Central Avenue, Compton, California 90220
(Address of principal executive offices including zip code)

Registrant's telephone number, including area code (310) 638-2842

No Change
Former name, former address and former fiscal year, if changed since last report.

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

         The number of shares outstanding of the registrant's class of common stock as of November 1, 2013 was:

3,071,000 shares of Class A Common Stock

PART I. FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Thousands, Except Share and Per Share Data)	September 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$20,206	$16,037
Investments	5,510	1,759
Accounts receivable, net of allowance for doubtful accounts, of $176 and $187 as of September 28, 2013 and December 29, 2012, respectively	4,205	4,882
Income taxes receivable	3,121	0
Inventories, net	16,200	19,689
Deferred income taxes	1,365	1,364
Other current assets	4,413	3,581

Total current assets	55,020	47,312
Property, plant and equipment, net	46,367	38,074
Deferred income taxes	1,761	1,761
Other assets	2,886	2,900

Total assets	$106,034	$90,047

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	$16,627	$16,335
Income taxes payable	0	481
Short-term debt	1,228	0
Other current liabilities	20,276	16,162

Total current liabilities	38,131	32,978
Long-term debt	0	1,228
Deferred rent	5,768	5,527
Other liabilities	5,317	4,120

Total liabilities	49,216	43,853

Commitments and contingent liabilities (Note 6)
Stockholders' equity:
Common Stock, Class A, $0.25 par value; authorized 10,000,000 shares; 3,071,000 shares issued and outstanding as of September 28, 2013 and December 29, 2012, respectively, excluding 1,357,200 treasury shares	1,107	1,107
Capital surplus	5,271	5,271
Unrealized gain (loss) on investments, net of tax	(1)	1
Retained earnings	54,194	43,568

	60,571	49,947
Treasury stock, 1,357,200 shares at cost	(3,753)	(3,753)

Total stockholders' equity	56,818	46,194

Total liabilities and stockholders' equity	$106,034	$90,047

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In Thousands, Except Share and Per Share Data)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Sales	$112,121	$108,150	$336,807	$323,076
Cost of sales	69,497	66,396	208,264	199,614

Gross profit	42,624	41,754	128,543	123,462
Selling, general and administrative expenses	36,370	33,207	106,591	99,876
Loss (gain) from exit activity	(49)	6	121	1,912

Operating income	6,303	8,541	21,831	21,674
Interest and dividend income	12	47	36	138
Interest expense	(22)	(22)	(65)	(65)
Other income (expense), net	0	0	17	0

Income before income taxes	6,293	8,566	21,819	21,747
Income tax provision	2,564	3,491	8,890	8,861

Net income	$3,729	$5,075	$12,929	$12,886

Other comprehensive gain (loss), net of tax:
Net unrealized holding gain (loss) from available-for-sale securities, net of income tax expense (benefit) of $4 and ($1) for 2013 and $7 and $5 for 2012, respectively	4	10	(2)	7
Comprehensive income	$3,733	$5,085	$12,927	$12,893

Basic and diluted net income per common share	$1.21	$1.65	$4.21	$4.20
Basic and diluted weighted average common shares outstanding	3,071,000	3,071,000	3,071,000	3,071,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Thirty-Nine Weeks Ended
(In Thousands)	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Cash received from customers	$337,509	$323,383
Cash paid to suppliers and employees	(302,719)	(295,045)
Interest and dividends received	150	367
Interest paid	(86)	(86)
Income taxes paid	(12,492)	(5,394)
Cash paid for exit activity	(119)	(2,243)

Net cash provided by operating activities	22,243	20,982

Cash flows from investing activities:
Capital expenditures	(12,034)	(3,386)
Purchases of investments	(15,639)	(102,516)
Sales of investments	11,745	78,266
Proceeds from the sale of property, plant and equipment	157	24

Net cash used in investing activities	(15,771)	(27,612)

Cash flows from financing activities:
Cash dividends paid	(2,303)	(2,303)

Net cash used in financing activities	(2,303)	(2,303)

Net increase (decrease) in cash and cash equivalents	4,169	(8,933)
Cash and cash equivalents at beginning of period	16,037	30,675

Cash and cash equivalents at end of period	$20,206	$21,742

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(UNAUDITED)

	Thirty-Nine Weeks Ended
(In Thousands)	September 28, 2013	September 29, 2012
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net income	$12,929	$12,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,530	3,728
Provision for losses on accounts receivable	18	31
Net loss from the disposal of property, plant and equipment	54	149
Realized gain on investments, net	(17)	0
Amortization of premium on investments	169	297
Stock appreciation rights compensation expense (income)	3,049	(234)
Change in assets and liabilities net of effects from noncash investing and financing activities:
(Increase) decrease in assets:
Accounts receivable	659	238
Inventories	3,489	1,927
Other current assets	(832)	(657)
Other assets	2	18
Increase (decrease) in liabilities:
Accounts payable, trade and other current liabilities	2,762	1,145
Income taxes payable	(3,602)	3,467
Deferred rent	241	(605)
Other liabilities	(208)	(1,408)

Net cash provided by operating activities	$22,243	$20,982

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The condensed consolidated financial statements of Arden Group, Inc. (Company or Arden) include the accounts of the Company and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. As of September 28, 2013, the Company operated 16 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson's Markets (Gelson's) which carries both perishable and other grocery products. On November 7, 2013, Gelson's opened a new store located in the marina area of Long Beach, California.

        The accompanying condensed consolidated financial statements for the thirteen and thirty-nine weeks ended September 28, 2013 and September 29, 2012 have been prepared in accordance with the instructions to Form 10-Q, Article 10 of Regulation S-X and generally accepted accounting principles in the United States (GAAP) for interim financial information. These financial statements have not been audited by an independent registered public accounting firm but include all adjustments which, in the opinion of management of the Company, are necessary for a fair statement of the financial position and the results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to Securities and Exchange Commission (SEC) regulations. Accordingly, the accompanying condensed consolidated financial statements should be read in conjunction with the Company's fiscal 2012 Annual Report on Form 10-K. The results of operations for the thirty-nine week period ended September 28, 2013 are not necessarily indicative of the results to be expected for the full year ending December 28, 2013.

  Revenue Recognition

        The Company recognizes revenue at the time of sale. Revenue is recorded net of sales tax. Discounts given to customers are recorded at the point of sale as a reduction of revenue. The Company maintains a bad debt allowance for receivables from vendors and Gelson's charge card users. Allowances are adjusted periodically based on historical recovery rates. The Company records income from licensing arrangements, subleases, leases and finance charges as they are earned. Income from all licensing arrangements, rental income and finance charges represents less than 1% of sales for all periods presented and, therefore, is not disclosed separately on the Condensed Consolidated Statements of Comprehensive Income.

  Cost of Sales

        Cost of sales includes product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Warehouse and transportation costs include receiving costs, internal transfer costs, labor, building rent, utilities, depreciation, repairs and maintenance and fuel for the Company's distribution center. Purchasing costs include both labor and administrative expense associated with the purchase of the Company's products for resale. Advertising costs, net of vendor reimbursements, are expensed as incurred. Occupancy costs consist of rent, common area charges (where applicable), depreciation and utilities related to Gelson's operations. The following table summarizes warehouse, transportation, purchasing, advertising, net of vendor reimbursements, and occupancy costs for the thirteen and thirty-nine weeks ended September 28, 2013 and September 29, 2012:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Warehouse and Transportation	$2,007	$1,849	$5,703	$5,301
Purchasing	720	665	2,177	2,053
Advertising	588	386	1,351	1,372
Occupancy	5,971	5,614	16,962	16,215

	$9,286	$8,514	$26,193	$24,941

  Fair Value Measurements

        The fair value of the Company's financial assets and liabilities which are measured on a recurring basis includes Investments which appear under Assets on the Condensed Consolidated Balance Sheets. As of September 28, 2013 and December 29, 2012, all of the Company's investments were valued using Level 1 inputs as the investment portfolio consists of investment securities that are actively traded in the marketplace. Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments.

  Vendor Allowances

        The Company receives a variety of allowances from its vendors whose products are sold in Gelson's stores. Typically, the vendors are paying the Company to promote their products. The promotion may be a temporary price reduction, a feature in a print advertisement or newsletter, placement of the vendor's product in a preferred location in a store or introduction of a new product. The promotions range from approximately two weeks to six months and are recognized as a reduction of cost of sales as they are earned.

        Occasionally, the Company receives allowances in the form of upfront lump-sum payments from vendors. Under the terms of these long-term agreements (which typically extend for several months or years), the Company earns these allowances as it purchases product from the vendor. The upfront payments are recorded as a liability when they are received and are recorded as a reduction of inventory cost as the product is purchased. In the event the Company does not purchase the minimum amount of product specified in the agreement, the upfront payments must be returned on a pro rata basis to the vendor. If the contract does not specify that the rebate is earned as product is purchased, then the upfront payments are recorded as a liability when received and recognized as a reduction of cost of sales on a pro rata basis as the product is sold.

2. Multi-Employer Pension and Health Care Plans

        The Company contributes to several multi-employer union pension and health care plans, administered by various trustees, in accordance with the provisions of various labor contracts. Pension and health care costs are generally based on the number of straight-time hours worked and the contribution rate per hour as stipulated in the Company's various collective bargaining agreements. Union pension and health care plan expense totaled approximately $5,387,000 and $5,117,000 in the third quarter of 2013 and 2012, respectively. Contributions were approximately $16,063,000 for the first nine months of 2013 compared to $15,383,000 in the same period of the prior year.

        The Arden Group, Inc. 401(k) Plan (Plan) covers all non-union employees of the Company and its subsidiaries who have attained the age of 18 and have completed the applicable service requirement.

The Plan provides that, with certain limitations, an employee with at least one month of service may elect to contribute up to 100% of such employee's annual compensation to the Plan up to a maximum of $17,500 in 2013 on a tax-deferred basis, in addition to catch up contributions up to a maximum of $5,500 for employees over the age of 50. Employees are eligible to participate in the Company's discretionary contributions beginning on January 1 or July 1 following the completion of one year of service. The Company accrued $129,000 and $95,000 during the third quarter of 2013 and 2012, respectively, for anticipated contributions. The Company accrued $403,000 and $281,000 during the first nine months of 2013 and 2012, respectively.

3. Stock Appreciation Rights

        The Company has outstanding stock appreciation rights (SARs) that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A Common Stock (Class A), as determined in accordance with the SARs agreement, on the date of exercise over the grant price. All currently outstanding SARs vest 25% each year beginning at the end of the third year and expire seven years from the date of grant.

        The fair value of each SAR is estimated on the date of grant and, subsequently, at the end of each reporting period using the Black-Scholes option-pricing model which relies on the use of various highly subjective assumptions. The assumptions used in the Black-Scholes option-pricing model for the third quarter ended September 28, 2013 were as follows:

Dividend yield	.69% - .75%
Expected volatility	26.9% - 30.7%
Risk-free interest rate	.2% - 1.3%
Expected average term (years)	5.29 - 5.45

        SARs compensation expense must be recognized each reporting period for changes in fair value and vesting. During the third quarter of 2013, the Company recognized $1,939,000 of SARs compensation expense reflecting an increase in the fair value of SARs during the quarter and additional vesting. During the third quarter of 2012, the Company recognized $200,000 of SARs compensation expense. On a year-to-date basis, the Company recognized SARs compensation expense of $3,049,000 for the first nine months of 2013 compared to the reversal of SARs compensation expense of $234,000 during the first nine months of the prior year. SARs compensation expense is recorded in Selling, General and Administrative (SG&A) Expense on the Condensed Consolidated Statements of Comprehensive Income. During the third quarter of 2013, 250 SARs units were exercised with an intrinsic value of approximately $14,158. Intrinsic value represents the amount by which the fair value of SARs on the date of exercise exceeds the base price. During the third quarter of 2013, 2,625 SARs units were forfeited. No SARs units were granted, nor did any expire, during the third quarter of 2013. As of September 28, 2013, assuming no forfeitures or change in the SARs fair value, there was approximately $1,996,000 of total unrecognized compensation cost related to SARs which is expected to be recognized over a weighted average period of approximately 3.0 years. As of September 28, 2013, there were 133,750 SARs units outstanding.

        Under the Change in Control Protection Plan (CIC Plan) adopted by the Company (see Note 8 below), under certain circumstances the vesting of SARs units held by employees benefiting from the CIC Plan would accelerate. In addition, upon a change in control, all SARs units held by non-employee directors would automatically vest pursuant to an action taken by the Board of Directors in July 2013.

 4. Net Income Per Common Share

        Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is determined by dividing net income by the weighted average number of common and potential common shares outstanding during the period. There were no potential common shares outstanding during the periods presented and, therefore, basic and diluted net income per common share are the same.

5. Store Openings and Closings

        In September 2012, Gelson's entered into a lease for a supermarket location in the marina area of Long Beach, California. Gelson's took possession of the property on March 1, 2013. After extensively remodeling the site, Gelson's opened a new supermarket at that location on November 7, 2013.

        In September 2013, Gelson's entered into a lease for a supermarket location in La Cañada Flintridge, California. Gelson's took possession of the property on November 1, 2013 and anticipates opening a new supermarket at that location in February 2014. The remodel and actual opening of the location is subject to, among other things, necessary governmental approvals.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs of approximately $393,000 during fiscal 2012 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Anticipated exit activity costs were recorded on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss (Gain) from Exit Activity during 2012. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. The store was closed on June 15, 2013, and Gelson's rent and all other obligations under the lease agreement ended July 21, 2013. Gelson's transferred some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. Gelson's has recorded closing costs of approximately $121,000 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or dispose of equipment and to maintain the store until Gelson's was released from its lease obligation. These closing costs are included in the Loss (Gain) from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income.

6. Commitments and Contingent Liabilities

        The Company and its subsidiaries are subject to a myriad of environmental laws, regulations and lease covenants with its landlords regarding air, water and land use, products for sale, and the use, storage and disposal of hazardous materials. The Company believes it substantially complies, and has in the past substantially complied, with applicable federal, state and local environmental laws and regulations and private covenants. The Company cannot, at this time, estimate the expense it ultimately may incur in connection with any current or future violations; however, it believes any such claims will not have a material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        The Company and its subsidiaries are defendants in a number of cases currently in litigation, being vigorously defended, in which the complainants seek monetary damages. As of the date hereof, no estimate of potential liability, if any, is possible. Based upon current information, management, after consultation with legal counsel defending the Company's interests in the cases, believes the ultimate disposition thereof will have no material effect upon either the Company's consolidated financial position, results of operations or cash flows.

        In September 2012, Gelson's entered into a lease for a supermarket location in Long Beach, California. The terms of the lease required Gelson's to extensively remodel the existing store in 2013. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location.

7. Recent Accounting Standards

        In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, the amendment requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP. The pronouncement was effective for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 in the first quarter of 2013 had no impact on the Company's consolidated financial statements.

8. Strategic Alternatives

        On July 15, 2013, the Company announced that its Board of Directors had initiated a process to explore and evaluate strategic alternatives, which may include a possible sale of the Company. The Company has retained Moelis & Company as its exclusive financial adviser to assist the Company in connection with the strategic review process. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no defined timeline for this strategic review. There can be no assurance that the review of strategic alternatives will result in the consummation of any transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Company's Board of Directors has determined that further disclosure is appropriate or required.

        In connection with the decision to explore strategic alternatives, the Board of Directors adopted the Arden Group, Inc. CIC Plan to ensure a smooth transition in the event a qualifying change in control is consummated (Change in Control). Under the CIC Plan, certain employees of Arden and Gelson's are eligible to receive various retention and/or severance benefits upon or after a Change in Control. Under certain circumstances, the vesting of those employees' SARs units would accelerate upon a Change in Control. Employees eligible to participate in the CIC Plan must enter into a letter agreement with the Company that sets forth the terms, conditions and amount of the participant's CIC Plan benefits. Subject to the terms and conditions of the CIC Plan, upon a Change in Control, a participant under the CIC Plan who remains employed through the date of the Change in Control or who is terminated without cause or resigns for good reason prior thereto would be eligible to receive retention payments. Beginning 30 days prior to a Change in Control and for one year thereafter, if a participant is terminated without cause or resigns for good reason, the participant would receive specified severance benefits. The Company's obligation to provide each of the retention and/or severance benefits under the CIC Plan is conditioned upon the participant providing a general release of claims and complying with certain nondisclosure covenants.

 9. Subsequent Events

        On October 18, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share on Class A totaling approximately $768,000 to stockholders of record on September 27, 2013.

        On November 7, 2013, Gelson's opened a new store located in the marina area of Long Beach, California.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, other parts of this report and other Company filings are forward-looking statements. These statements discuss, among other things, future sales, operating results, cash flows and financial condition. Such statements may be identified by such words as "anticipate," "expect," "may," "believe," "could," "estimate," "project," "maybe," "appears," "intend," "plan" and similar words or phrases. Forward-looking statements reflect the Company's current plans and expectations regarding important risk factors and are based on information currently available to us. The Company cautions readers that any forward-looking statements contained in this report or made by the management of the Company involve risks and uncertainties, and are subject to change based on various important factors. In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, "Item 1A. Risk Factors," in the Company's Annual Report on Form 10-K for the year ended December 29, 2012. The risks described in the Company's Annual Report on Form 10-K are not the only risks it faces. Additional risks and uncertainties not currently known to the Company or that it currently deems to be not material could also have an adverse effect on the Company's future sales, operating results, cash flows or financial position. The Company does not undertake any obligation to update forward-looking statements.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Management has established accounting policies that they believe are appropriate in order to reflect the accurate reporting of the Company's operating results, financial position and cash flows. The Company applies these accounting policies in a consistent manner. Management bases their estimates on historical experience, current and expected economic conditions and various other factors that management believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about various aspects of the Company's business, including the carrying values of assets and liabilities that are not readily apparent from other sources. The Company reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Future events and their effects cannot be determined with absolute certainty, and therefore actual results may differ from estimates. As discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012, management considers its policies on accounting for inventories and cost of sales, impairment of long-lived assets, insurance reserves, vendor allowances and share-based compensation to be the most critical in the preparation of the Company's financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Overview

        Arden is a holding company which conducts operations through its first and second tier wholly-owned subsidiaries, Arden-Mayfair, Inc. and Gelson's, respectively, as well as owning and managing its own real estate through Mayfair Realty, Inc. which is wholly-owned by the Company and Arden-Mayfair, Inc. As of December 31, 2011, Gelson's operated 18 full-service supermarkets in Southern California. As described below, on February 25, 2012 and June 15, 2013, the Gelson's stores in Northridge and Pasadena, respectively, were closed, reducing the number of supermarkets operated by

Gelson's to 16. The Company opened a new store in Long Beach, California on November 7, 2013, increasing the number to 17. In addition, the Company plans to open a new store in La Cañada Flintridge in February 2014.

        Gelson's caters to those customers who expect superior quality, service and merchandise selection. In addition to the customary supermarket offerings, Gelson's offers specialty items such as imported foods, unusual delicatessen items, prepared foods and organic and natural food products. Gelson's stores include the typical service departments such as meat, seafood, service deli, floral, sushi, cheese and bakery. In addition, some stores offer further services including fresh pizza, coffee bars, self-service hot and cold food cases, gelato bars and carving carts offering cooked meats.

        The Company's management focuses on a number of performance indicators in evaluating financial condition and results of operations. Same store sales, transaction count, gross profit and labor costs are some of the key factors that management considers. Both sales and gross profit are significantly influenced by competition in our trade area. Gelson's faces competition from regional and national supermarket chains (most of which have greater resources and a larger market share than Gelson's), stores specializing in natural and organic foods, specialty and gourmet markets and grocery departments in mass merchandise and club stores. Weak economic conditions have led to an even more competitive market in the grocery industry in recent years. As discretionary income declined, some consumers have reduced their spending and are making more price conscious decisions which has caused us to compete for fewer customer dollars and offer more promotional discounts as our competitors have also done.

        Labor and other related payroll costs are the second largest expense (after product cost) incurred by Gelson's and thus is a financial measure which is closely monitored by management. As of fiscal 2012 year-end, Gelson's had approximately 1,135 full-time and 953 part-time store, warehouse and office employees. The majority of Gelson's employees are members of the United Food & Commercial Workers International Union (UFCW). Gelson's current contract with the UFCW, which expires on March 2, 2014, provided for bonuses in lieu of wage increases within 30 days following ratification in October 2011 and again in March 2013 for employees at certain experience levels. The contract also provided for wage increases for certain classes of employees in March 2012. The agreement that the three major grocery retailers in our trade area—Vons, Ralphs and Albertsons grocery chains (Majors)—reached with the UFCW provides for hourly wage rates based on job classification and experience that, in some cases, are less than those agreed to by Gelson's.

        The Company contributes to multi-employer health care and pension plan trusts on behalf of its employees who are members of the UFCW. All employers who participate in the UFCW multi-employer plans are required to contribute at the same hourly rate based on straight-time hours worked in order to fund the plans. The Company's health and welfare contribution rate increased effective the beginning of March 2012 and March 2013 in accordance with the UFCW collective bargaining agreement. As a result, average weekly health and welfare expense increased on each of these dates by approximately $15,000. A one-time surcharge of approximately $136,000 was paid in both March 2012 and March 2013 and an additional surcharge of $272,000 is due in February 2014. With respect to the pension plan, a rate increase became effective October 2012 resulting in an increase in expense of approximately $5,000 per week. A similar increase in the pension contribution rate occurred effective October 2013. The increase in health and welfare and pension costs, as well as the labor cost issue discussed above, has negatively impacted the Company's profitability and will continue to unless the Company is able to continue offsetting the increased expense through a combination of sales growth, increased gross margin, reduced labor hours and cost savings in other areas. In addition, the most recently available certified zone status provided by the pension plan trust indicates that the pension plan was in critical status (less than 65 percent funded) as defined by the Pension Protection Act of 2006 for the year ended March 31, 2012. A rehabilitation plan has been implemented by the plan trustee which includes a schedule of benefit cuts and contribution rate increases that allows for projected emergence from critical status at the end of the rehabilitation period on March 31, 2024. However, if the funded status of the plan deteriorates or if the rehabilitation plan is unsuccessful or if any of the participating employers in the plan withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to cover the underfunded liabilities associated with its participants, the Company may be required to negotiate with the union for additional contributions in the future.

        The Company's current and prior quarterly results have frequently reflected fluctuations in operating income as a result of adjustments recorded to reflect the change in the fair value of SARs that have been granted to non-employee directors and certain employees. Each SAR entitles the holder to receive cash upon exercise equal to the excess of the fair market value of a share of the Company's Class A, as determined in accordance with the SARs agreement, on the date of exercise over the grant price. Fluctuations in the market price of the Company's Class A impact the recognition or reversal of SARs compensation expense in the period being reported upon. Since the Company cannot predict future fluctuations in the market price of its stock, it also cannot forecast future SARs compensation expense adjustments and the extent to which operating income will be impacted. Volatility in the stock market makes this difficult to predict. Under the CIC Plan, discussed below, and under the amendments to the Directors' Phantom Stock Unit Agreements, vesting of SARs units may accelerate in the event of a Change in Control.

        Gelson's closed its store located in Northridge, California after the close of business on February 25, 2012. Effective March 6, 2012, Gelson's reached an agreement with the landlord and a third party to assign the lease of the Northridge store to the third party. Gelson's rent and all other obligations under the lease agreement ended May 1, 2012. In accordance with the assignment of the lease, various items of equipment were transferred by Gelson's to the assignee and Gelson's paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012. In addition, Gelson's incurred other closing costs to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or write off equipment and to maintain the store until Gelson's was released from its lease obligation. Other closing costs totaled approximately $393,000 during fiscal 2012. Anticipated exit activity costs were recorded during 2012 on the Condensed Consolidated Statement of Comprehensive Income in the line titled Loss (Gain) from Exit Activity. These costs were net of the reversal in 2012 of a deferred rent liability of $331,000 previously recorded for the Northridge location.

        In September 2012, Gelson's entered into a lease for a supermarket location in the marina area of Long Beach, California. Gelson's took possession of the property on March 1, 2013. After extensively remodeling the site, Gelson's opened a new supermarket at that location on November 7, 2013.

        On March 18, 2013, the Company announced its decision to terminate the lease for its Gelson's location in Pasadena, California in accordance with the lease terms. The store was closed on June 15, 2013 and Gelson's rent and all other obligations under the lease agreement ended July 21, 2013. Gelson's transferred some of the fixtures and equipment from the Pasadena location to the new Long Beach store discussed above. Gelson's has recorded closing costs of approximately $121,000 to transfer excess product and supplies to other Gelson's locations, to write off product which could not be transferred, to shut down and relocate or dispose of equipment and to maintain the store until Gelson's was released from its lease obligation. These closing costs are included in the Loss (Gain) from Exit Activity line on the Condensed Consolidated Statement of Comprehensive Income.

        In September 2013, Gelson's entered into a lease for a supermarket location in La Cañada Flintridge, California. Gelson's took possession of the property on November 1, 2013 and anticipates opening a new supermarket at that location in February 2014. The remodel and actual opening of the location is subject to, among other things, necessary governmental approvals.

        On July 15, 2013, the Company announced that its Board of Directors had initiated a process to explore and evaluate strategic alternatives, which may include a possible sale of the Company. The Company has retained Moelis & Company as its exclusive financial adviser to assist the Company in connection with the strategic review process. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no defined timeline for this strategic review. There can be no assurance that the review of strategic alternatives will result in the consummation of any transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Company's Board of Directors has determined that further disclosure is appropriate or required.

        In connection with the decision to explore strategic alternatives, the Board of Directors adopted the Arden Group, Inc. CIC Plan to ensure a smooth transition in the event a Change in Control is consummated. Under the CIC Plan, certain employees of Arden and Gelson's are eligible to receive various retention and/or severance benefits upon or after a Change in Control. Under certain circumstances, the vesting of those employees' SARs units would accelerate upon a Change in Control. Employees eligible to participate in the CIC Plan must enter into a letter agreement with the Company that sets forth the terms, conditions and amount of the participant's CIC Plan benefits. Subject to the terms and conditions of the CIC Plan, upon a Change in Control, a participant under the CIC Plan who remains employed through the date of the Change in Control or who is terminated without cause or resigns for good reason prior thereto would be eligible to receive retention payments. Beginning 30 days prior to a Change in Control and for one year thereafter, if a participant is terminated without cause or resigns for good reason, the participant would receive specified severance benefits. The Company's obligation to provide each of the retention and/or severance benefits under the CIC Plan is conditioned upon the participant providing a general release of claims and complying with certain nondisclosure covenants.

Results of Operations

Third Quarter Analysis

        Same store sales from the Company's 16 supermarkets were $111,068,000 during the third quarter of 2013 compared to $104,709,000 in the third quarter of 2012. The 6.1% increase in same store sales is due to an increase in the number of transactions in the third quarter of 2013 compared to the same period of the prior year, as well as inflation.

        The Company's gross profit as a percent of sales was 38.0% in the third quarter of 2013 compared to 38.6% in the same period of 2012. In calculating gross profit, the Company deducts product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense, excluding the Loss (Gain) from Exit Activities discussed above, as a percent of sales was 32.4% in the third quarter of 2013 compared to 30.7% in the same period of 2012. The increase in SG&A expense as a percent of sales is primarily due to an increase in SARs compensation expense in the third quarter of 2013 compared to the same period of the prior year principally resulting from the increase in the price of the Company's Class A. The Company recorded SARs compensation expense of approximately $1,939,000 in the third quarter of 2013 as the result of an increase in SARs fair value since the beginning of the quarter and additional vesting. In comparison, the Company recognized approximately $200,000 of SARs compensation expense in the third quarter of 2012. SG&A expense in the third quarter of 2013 was also negatively impacted by an increase in worker's compensation premiums effective July 1, 2013 and an increase in UFCW health and welfare and pension contribution rates as discussed above partially offset by a reduction in labor dollars as a percent of sales. In addition, the increase in SG&A expense as a percent of sales was partially offset by an increase in sales without a comparable increase in expense as some costs do not increase at the same rate as sales.

Year-To-Date Analysis

        Same store sales from the Company's 16 supermarkets (excluding the Northridge and Pasadena locations which were closed February 25, 2012 and June 15, 2013, respectively), were $329,118,000 during the first nine months of 2013. This represents an increase of 5.8% from the same period of the prior year, when same store sales were $311,003,000. The increase in sales is due to an increase in the number of transactions in the first nine months of 2013 compared to the same period of the prior year, as well as inflation.

        The Company's gross profit as a percent of sales was 38.2% in the first nine months of 2013 compared to 38.2% in the same period of 2012. In calculating gross profit, the Company deducts product costs (net of discounts and allowances) and inbound freight charges, as well as warehouse, transportation, purchasing, advertising and occupancy costs. Gross profit as a percent of sales for the Company may not be comparable to those of other companies in the grocery industry since there may be differences in recording certain costs as cost of sales or as SG&A expense.

        SG&A expense, excluding the Loss (Gain) from Exit Activity discussed above, as a percent of sales was 31.6% in the first nine months of 2013 compared to 30.9% in the same period of 2012. The increase in SG&A expense as a percent of sales is primarily due to an increase in SARs compensation expense in the first nine months of 2013 compared to the same period of the prior year principally resulting from the increase in the price of the Company's Class A. The Company recorded SARs compensation expense of approximately $3,049,000 in the first nine months of 2013 as the result of an increase in SARs fair value since the beginning of the year and additional vesting. In comparison, during the first nine months of 2012, the Company reversed approximately $234,000 of SARs compensation expense recognized in prior periods. SG&A expense in the first nine months of 2013 was also negatively impacted by an increase in UFCW health and welfare and pension contribution rates as discussed above partially offset by a reduction in labor dollars as a percent of sales. In addition, the increase in SG&A expense as a percent of sales was partially offset by an increase in sales without a comparable increase in expense as some costs do not increase at the same rate as sales.

CAPITAL EXPENDITURES/LIQUIDITY

        The Company's current cash position, including short-term investments and net cash provided by operating activities, is the primary source of funds available to meet the Company's capital expenditure and liquidity requirements. The Company's cash position, including short-term investments, at the end of the third quarter of 2013 was $25,716,000. During the thirty-nine weeks ended September 28, 2013, the Company generated $22,243,000 of cash from operating activities compared to $20,982,000 in the same period of 2012.

        Cash not required for the immediate needs of the Company is temporarily invested in U.S. Treasuries, certificates of deposit, money market funds, commercial paper, mutual funds and corporate and government securities. The Company is continually investigating opportunities for the use of these funds including new locations and the expansion and remodel of existing stores. In September 2012, Gelson's entered into a lease for a Gelson's supermarket location in Long Beach, California. Gelson's took possession of the property on March 1, 2013. After extensively remodeling the site, Gelson's opened a new supermarket at that location on November 7, 2013. In September 2013, Gelson's entered into a lease for a supermarket location in La Cañada Flintridge, California. Gelson's took possession of the property on November 1, 2013 and, after some remodeling, anticipates opening the store in

February 2014. In addition, Gelson's has committed to remodeling the exterior of its Sherman Oaks location.

        The Company has an unsecured revolving line of credit facility available for standby letters of credit, funding operations and expansion. The credit agreement provides for borrowings and/or letters of credit up to an aggregate principal amount at any one time of $25,000,000 and expires on June 1, 2014. There were no outstanding borrowings against the revolving line of credit as of September 28, 2013. The Company currently maintains four standby letters of credit aggregating $7,394,000 as of September 28, 2013 in connection with lease and self-insurance requirements.

        The following table sets forth the Company's contractual cash obligations and commercial commitments as of September 28, 2013:

	Contractual Cash Obligations (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
7% Subordinated Income Debentures
Due September 2014 Including Interest	$1,314	$1,314	$0	$0	$0
Operating Leases	148,651	11,659	22,852	21,032	93,108

Total Contractual Cash Obligations(1)	$149,965	$12,973	$22,852	$21,032	$93,108

	Other Commercial Commitments (In Thousands)
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Standby Letters of Credit(2)	$7,394	$7,394	$0	$0	$0

(1)
Other Contractual Obligations

The Company had the following other contractual cash obligations at September 28, 2013. The Company is unable to include these liabilities in the tabular disclosure of contractual cash obligations as the exact timing and amount of payments are unknown.

Self-Insurance Reserves

The Company is primarily self-insured for losses related to general and auto liability claims and for all open years prior to July 1, 2006 for worker's compensation. The Company maintains stop-loss coverage to limit its loss exposure on a per claim basis. Effective July 1, 2006, the Company purchased a fully insured guaranteed cost worker's compensation insurance policy for losses occurring after June 30, 2006. This policy replaced the high deductible program for worker's compensation. Liabilities associated with the risks that are retained by the Company under the high deductible programs are estimated, in part, by considering historical claims experience and regression analysis. Accruals are based on undeveloped reported claims and an estimate of claims incurred but not reported. While the ultimate amount of claims incurred is dependent on future developments, in management's opinion recorded reserves are adequate to cover the future payment of claims. The Company's reserve for unpaid and incurred but not reported claims at September 28, 2013 was approximately $1,670,000.

Property, Plant and Equipment Purchases

The Company has an ongoing program to remodel existing supermarkets and to add new stores. During the first nine months of 2013, capital expenditures were $12,034,000. As of September 28, 2013, management had authorized future expenditures on incomplete projects for the purchase and remodel of property, plant and equipment which totaled approximately $9,360,000 which includes a portion of the remodeling expenditures for the new store in Long Beach and anticipated remodeling expenditures for the new store in La Cañada Flintridge, California, as discussed above.

(2)
Standby Letters of Credit

The Company's letters of credit renew automatically each year unless the issuer notifies the Company otherwise. The amount of each outstanding letter of credit held pursuant to the Company's worker's compensation and general and auto liability insurance programs is adjusted annually based upon the outstanding claim reserves as of the renewal date. Each letter of credit obligation related to insurance will cease when all claims for the particular policy year are closed or the Company negotiates a release. The amount of another letter of credit related to one of the Company's leases is adjusted periodically in accordance with the lease.

        The Company has a stock repurchase program, authorized by the Board of Directors, to purchase shares of its Class A in the open market or in private transactions from time to time. The timing, volume and price of purchases are at the discretion of the management of the Company. There are currently 132,806 shares of Class A authorized for repurchase. No stock was repurchased under this program during the third quarter of 2013.

        On October 18, 2013, the Company paid a regular quarterly cash dividend of $0.25 per share of Class A totaling approximately $768,000 to stockholders of record as of September 27, 2013.

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company currently has no outstanding bank debt or fixture financing. If the Company should borrow in the future, the Company could then be exposed to market risk related to interest fluctuations.

        A change in market prices exposes the Company to market risk related to its investments. As of September 28, 2013, all investments were classified as available-for-sale securities and totaled $5,510,000. A hypothetical 10% drop in the market value of these investments would result in a $551,000 unrealized loss and a corresponding decrease in the fair value of these instruments. This hypothetical drop would not affect cash flow and would not have an impact on earnings until the Company sold the investments.

        The Company has employed what it believes to be a conservative investment strategy. The Company chooses what it believes are low risk investments with high credit, quality institutions.

ITEM 4.    CONTROLS AND PROCEDURES

        An evaluation was carried out by the Company's Chief Executive Officer and the Chief Financial Officer of the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of September 28, 2013. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that these disclosure controls and procedures were effective.

        Management, with the participation of the Chief Executive Officer and the Chief Financial Officer of the Company, has evaluated any changes in the Company's internal control over financial reporting that occurred during the most recent fiscal quarter. Based on that evaluation, management, the Chief Executive Officer and the Chief Financial Officer of the Company have concluded that there has been no change in the Company's internal control over financial reporting during the Company's fiscal quarter ended September 28, 2013 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1A.    RISK FACTORS

        There have been no material changes in our risk factors from those disclosed in our 2012 Annual Report on Form 10-K.

ITEM 6.    EXHIBITS

10.1		Arden Group, Inc. Change in Control Protection Plan and Summary Plan Description dated July 12, 2013 which includes Form of Letter Agreement.

10.2		Form of Amendment to Non-Employee Director Phantom Stock Unit Agreement with each of M. Mark Albert, John G. Danhakl, Robert A. Davidow, Kenneth A. Goldman and Steven Romick dated July 12, 2013.

31.1		Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2		Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1		Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2		Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	*	XBRL Instance

101.SCH	*	XBRL Taxonomy Extension Schema

101.CAL	*	XBRL Taxonomy Extension Calculation

101.DEF	*	XBRL Taxonomy Extension Definition

101.LAB	*	XBRL Taxonomy Extension Labels

101.PRE	*	XBRL Taxonomy Extension Presentation

*
XBRL information is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEN GROUP, INC. Registrant
Date: November 7, 2013	/s/ LAURA J. NEUMANN Laura J. Neumann Chief Financial Officer (Authorized Signatory)

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bernard Briskin, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 7, 2013	/s/ BERNARD BRISKIN
	Signature:	Bernard Briskin
	Title:	Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Laura J. Neumann, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Arden Group, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 7, 2013	/s/ LAURA J. NEUMANN
	Signature:	Laura J. Neumann
	Title:	Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        I, Bernard Briskin, Chief Executive Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended September 28, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ BERNARD BRISKIN
Name:	Bernard Briskin
Title:	Chief Executive Officer
Date:	November 7, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Laura J. Neumann, Chief Financial Officer of Arden Group, Inc., a Delaware corporation (Company), hereby certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that to the best of my knowledge (1) the quarterly report on Form 10-Q of the Company for the quarter ended September 28, 2013, as filed with the Securities and Exchange Commission on the date hereof (Report), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LAURA J. NEUMANN
Name:	Laura J. Neumann
Title:	Chief Financial Officer
Date:	November 7, 2013

        A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.